Exhibit 10.1

SIXTH AMENDMENT, dated as of October 16, 2025 (this “Agreement”), to the Credit Agreement dated as of August 15, 2017 (as amended by the First Amendment thereto, dated as of January 24, 2018, by the Second Amendment thereto, dated as of April 3, 2018, by the Third Amendment thereto, dated as of June 17, 2021, by the LIBOR Transition Amendment thereto, dated as of June 26, 2023, by the Fifth Amendment thereto, dated as of June 26, 2024, and as further amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among Certara Holdings, Inc. (formerly EQT Avatar Holdings, Inc.), a Delaware corporation, Certara Holdco, Inc., a Delaware corporation (the “Parent Borrower”), Certara USA, Inc., a Delaware corporation (the “Co-Borrower” and, together with the Parent Borrower, the “Borrowers”), Certara Intermediate, Inc. (formerly EQT Avatar Intermediate, Inc.), a Delaware corporation (“Holdings”), the financial institutions from time to time party thereto as lenders and issuing banks and Bank of America, N.A. (“BofA”), as Administrative Agent (in such capacity, the “Administrative Agent”).

A.           Pursuant to Section 9.02(c)(i) of the Credit Agreement, the Parent Borrower has requested to incur “Replacement Term Loans” (as defined in the Credit Agreement) to replace in full all Term Loans outstanding under the Credit Agreement immediately prior to the effectiveness of this Agreement (the “Existing Term Loans”) with the Replacement Term Loans (as defined below), and which Replacement Term Loans shall have the same terms (other than to the extent expressly provided in this Agreement) under the Loan Documents as the Existing Term Loans.

B.            Each Lender that holds Existing Term Loans that executes and delivers a signature page to this Agreement (an “Existing Term Lender Signature Page”) posted on October 7, 2025 (each, a “Consenting Lender”), will be deemed to have irrevocably agreed and consented to the terms of this Agreement.

C.            The Person set forth on Schedule I hereto (the “New Replacement Term Loan Lender”; the New Replacement Term Loan Lender, together with the Consenting Lenders, are referred to herein collectively as the “Replacement Term Loan Lenders” and, each, as a “Replacement Term Loan Lender”) will be deemed to have irrevocably agreed and consented to the terms of this Agreement and will commit to make the Replacement Term Loans (as defined in the Credit Agreement) (such Replacement Term Loans, the “New Replacement Term Loans”) to the Parent Borrower under the Credit Agreement on the Sixth Amendment Closing Date (as defined in Section 6 hereof) in the amount set forth opposite the New Replacement Term Loan Lender’s name on Schedule I hereto, on the terms set forth herein and in the Credit Agreement and subject to the conditions set forth herein. In addition, each Consenting Lender will be deemed to have irrevocably agreed and consented to the terms of this Agreement and will exchange its Existing Term Loans for Replacement Term Loans (as defined in the Credit Agreement) (such Replacement Term Loans, the “Exchanged Replacement Term Loans” and, together with the New Replacement Term Loans, the “Replacement Term Loans”) in accordance with Section 2(b)(iii) below and on the terms set forth herein and in the Credit Agreement and subject to the conditions set forth herein with the aggregate principal amount of the Replacement Term Loans on the Sixth Amendment Closing Date being $296,250,000.

D.            The proceeds of the New Replacement Term Loans will be used, together with cash on hand of the Parent Borrower and the exchange of Existing Term Loans for Exchanged Replacement Term Loans contemplated by Section 2(b)(iii) below, to replace in full all Existing Term Loans, on the terms and subject to the conditions set forth herein, and to pay fees and expenses in connection with this Agreement.

E.            The Parent Borrower hereby appoints each of JPMorgan Chase Bank, N.A., BofA Securities, Inc., N.A., Mizuho Bank, Ltd. and Morgan Stanley Senior Funding, Inc. as joint bookrunners (and, in the case of JPMorgan Chase Bank, N.A., as the sole lead arranger) with respect to this Agreement and the Replacement Term Loans, with JPMorgan Chase Bank, N.A. having “left” placement in all marketing materials and other documentation used in connection with the Replacement Term Loans and having the authority customarily associated with such placement.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions. Capitalized terms used but not defined in this Agreement have the meanings assigned thereto in the Credit Agreement. The provisions of Section 1.03 of the Credit Agreement are hereby incorporated by reference herein, mutatis mutandis. This Agreement shall be a “Refinancing Amendment” for all purposes of the Credit Agreement, and shall be a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents. The Replacement Term Loan Lenders shall, upon the effectiveness of this Agreement in accordance with Section 6 hereof, be a party to the Credit Agreement, have the rights and obligations of a Lender thereunder, and be a “Lender” for all purposes of the Credit Agreement and the other Loan Documents.

SECTION 2.  Consenting Lenders; Replacement Term Loans; Administrative Agent Authorization.

(a)  Consenting Lenders; New Replacement Term Loan Lender. On the terms set forth herein and in the Credit Agreement and subject to the conditions set forth herein, (i) each Consenting Lender, severally and not jointly, irrevocably agrees to the terms of this Agreement (including, without limitation, the exchange of Existing Term Loans for Replacement Term Loans contemplated by Section 2(b)(iii) below), and (ii) the New Replacement Term Loan Lender (A) irrevocably agrees to the terms of this Agreement and (B) irrevocably commits to make, upon the Sixth Amendment Closing Date, Replacement Term Loans in the amount set forth opposite its name on Schedule I hereto. From and after the Sixth Amendment Closing Date, each Replacement Term Loan Lender shall be a “Lender”, an “Initial Term Lender” and a “Term Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents. The commitments of the New Replacement Term Loan Lender and the undertakings of the Consenting Lenders are several.

(b)  Replacement Term Loans.

(i)    As of the Sixth Amendment Closing Date, the Replacement Term Loans shall be “Loans”, “Initial Term Loans” and “Term Loans” under, and for all purposes of, the Credit Agreement and the other Loan Documents. The Replacement Term Loans shall have the same terms as the Existing Term Loans outstanding immediately prior to the Sixth Amendment Closing Date, other than to the extent expressly provided in this Agreement. Upon the Sixth Amendment Closing Date, the Replacement Term Loans shall be treated as part of the same Class for all purposes of the Credit Agreement and the other Loan Documents. Amounts paid or prepaid in respect of the Replacement Term Loans may not be reborrowed.

(ii)  On the Sixth Amendment Closing Date, the proceeds of the New Replacement Term Loans shall be applied to replace in full the principal of all of the Existing Term Loans (other than that portion of the Existing Term Loans that are exchanged for Exchanged Replacement Term Loans), on the terms and subject to the conditions set forth herein. Notwithstanding anything herein or in the Credit Agreement to the contrary, the aggregate principal amount of the Replacement Term Loans shall not exceed the aggregate principal amount of the Existing Term Loans (plus the amount of accrued but unpaid interest and fees thereon) outstanding immediately prior to the Sixth Amendment Closing Date.

(iii)  Notwithstanding anything herein or in any other Loan Document to the contrary, each Consenting Lender severally agrees, on the Sixth Amendment Closing Date and subject to the terms and conditions set forth herein, to exchange all (or such lesser amount as the Arrangers may allocate to such Consenting Lender) of its Existing Term Loans (the aggregate principal amount of Existing Term Loans of such Consenting Lender so exchanged, its “Exchanged Term Loan Amount”) for Exchanged Replacement Term Loans (which Existing Term Loans so exchanged shall thereafter be deemed repaid and canceled and no longer outstanding) in an aggregate principal amount equal to its Exchanged Term Loan Amount. For the avoidance of doubt, the aggregate principal amount, if any, of the Existing Term Loans of each Consenting Lender in excess of such Consenting Lender’s Exchanged Term Loan Amount shall be prepaid in full in cash on the Sixth Amendment Closing Date.

(iv)  Each Consenting Lender hereby waives any breakage loss, cost or expense due and payable to it by the Borrowers pursuant to Section 2.16 of the Credit Agreement with respect to the repayment of the Existing Term Loans on a date other than the last day of the Interest Period relating to such Existing Term Loans.

(c)  Administrative Agent Authorization. The Borrower, each Consenting Lender and each Replacement Term Loan Lender hereby authorize the Administrative Agent to (i) determine all amounts, percentages and other information with respect to the Loans of each Lender, which amounts, percentages and other information may be determined only upon receipt by the Administrative Agent of the Existing Term Lender Signature Pages of the Consenting Lenders and (ii) enter and complete all such amounts, percentages and other information in the Register. The Administrative Agent’s determination and entry and completion shall be conclusive evidence of the existence, amounts, percentages and other information with respect to the obligations of the Borrowers under the Credit Agreement, in each case, absent manifest error.

SECTION 3. [Reserved].

SECTION 4. Amendments to the Credit Agreement. Subject to the satisfaction or waiver of the conditions set forth in Section 6 hereof, the Credit Agreement is hereby amended to reflect the changes set forth in Exhibit A hereto (with text in bold underline reflecting additions to the Credit Agreement and text in ~~bold strikethrough~~ reflecting deletions to the Credit Agreement). In addition, Schedule 1.01(a) (Commitment Schedule) to the Credit Agreement is hereby amended to read in its entirety as set forth in Schedule II hereto.

SECTION 5. Representations and Warranties. To induce the other parties hereto to enter into this Agreement, Holdings, the Borrowers and the other Reaffirming Loan Parties (as defined in Section 8) hereby jointly and severally represent and warrant to the Administrative Agent and each Replacement Term Loan Lender that, as of the Sixth Amendment Closing Date:

(a)  Holdings, each Borrower and each other Reaffirming Loan Party have the organizational power and authority, and the legal right, to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement, the Credit Agreement and the other Loan Documents;

(b)  Holdings, each Borrower and each other Reaffirming Loan Party have taken all necessary organizational action to authorize the execution, delivery and performance of this Agreement;

(c)  This Agreement has been duly executed and delivered on behalf of Holdings, each Borrower and each other Reaffirming Loan Party and constitutes the legal, valid and binding obligation of Holdings, each Borrower and each other Reaffirming Loan Party, enforceable against Holdings, each Borrower and each other Reaffirming Loan Party in accordance with its terms, except as enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally, by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and by general principles of good faith and fair dealing; and

(d)  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents are true and correct in all material respects on and as of the Sixth Amendment Closing Date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specified date, in which case such representations and warranties are true and correct in all material respects as of such earlier date (it being understood and agreed that the reference in Section 3.12 of the Credit Agreement to “the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date” shall be deemed to refer instead to “the Sixth Amendment Closing Date, immediately after giving effect to the transactions to be consummated on the Sixth Amendment Closing Date”).

(e)  No Default or Event of Default has occurred and is continuing both before and immediately after giving effect to this Agreement and the transactions contemplated hereby.

SECTION 6. Conditions Precedent to Effectiveness of this Agreement. This Agreement shall become effective on the first date (the “Sixth Amendment Closing Date”) on which the following conditions precedent are satisfied or waived:

(a)  (i) the aggregate principal amount of the Replacement Term Loans shall not exceed the aggregate principal amount of the Existing Term Loans (plus accrued but unpaid interest and fees thereon) outstanding on the Sixth Amendment Closing Date and (ii) the Borrowers shall have, concurrently with the making of the Replacement Term Loans, paid all accrued and unpaid interest and other amounts due and payable on the Sixth Amendment Closing Date in respect of the aggregate principal amount of the Existing Term Loans;

(b)  the Administrative Agent (or its counsel) shall have received counterparts of this Agreement that, when taken together, bear the signatures of (i) each Borrower, (ii) Holdings, (iii) each of the other Reaffirming Loan Parties, (iv) the Administrative Agent and (v) the Replacement Term Loan Lenders;

(c)  all fees and expenses in connection with this Agreement or under any other Loan Document or other agreement with any Borrower relating to the transactions contemplated hereby (including reasonable and documented out-of-pocket legal fees and expenses required to be paid by the Parent Borrower pursuant to Section 9.03(a) of the Credit Agreement) payable by the Parent Borrower on or before the Sixth Amendment Closing Date shall have been paid to the extent then due; provided that any such expenses shall be required to be paid, as a condition precedent to the Sixth Amendment Closing Date, only to the extent invoiced at least two (2) Business Days prior to the Sixth Amendment Closing Date;

(d)  the Administrative Agent shall have received a duly executed officer’s certificate of the Parent Borrower certifying, as of the Sixth Amendment Closing Date, that (i) each of the representations and warranties set forth in Section 5 above are true and correct on and as of the Sixth Amendment Closing Date and (ii) no Default or Event of Default has occurred and is continuing both before and immediately after giving effect to this Agreement and the transactions contemplated hereby;

(e)  the Administrative Agent shall have received the following:

(i)    a copy of a short form certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each Loan Party is organized, dated reasonably near the Sixth Amendment Closing Date, certifying that such Loan Party is duly organized and in good standing or full force and effect under the laws of such jurisdiction; and

(ii)   a certificate of the Secretary, Assistant Secretary or other appropriate Responsible Officer of each Loan Party, dated the Sixth Amendment Closing Date and certifying (1) (x) that attached thereto is a true and complete copy of the by-laws, limited liability company agreement or limited partnership agreement, as applicable, of such Loan Party as in effect on the Sixth Amendment Closing Date and at all times since a date prior to the date of the resolutions described in clause (2) below or (y) that the by-laws, limited liability company agreement or limited partnership agreement, as applicable, of such Loan Party provided in the certificate delivered on the Closing Date, the First Amendment Closing Date, the Second Amendment Closing Date, the Third Amendment Closing Date or the Fifth Amendment Closing Date, as the case may be, are still in effect, (2) (x) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors, board of managers, members or other governing body, as applicable, of such Loan Party authorizing the execution, delivery and performance of this Agreement and the borrowings hereunder, in the case of the Borrowers, and any Loan Documents to which each such Loan Party is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect or (y) that the resolutions adopted by the board of directors, board of managers, members or other governing body, as applicable, of such Loan Party in connection with the entry into the Credit Agreement on the Closing Date have not been modified, rescinded or amended and are in full force and effect, and (3) (x) as to the incumbency and specimen signature of each officer executing this Agreement or any other Loan Document or any other document delivered in connection herewith on behalf of such Loan Party or (y) that the incumbency and specimen signature of each officer executing this Agreement provided on the Closing Date, the First Amendment Closing Date, the Second Amendment Closing Date, the Third Amendment Closing Date or the Fifth Amendment Closing Date, as the case may be, have not changed;

(f)  the Administrative Agent shall have received, on behalf of itself and the Replacement Term Loan Lenders, an opinion of Simpson Thacher & Bartlett LLP, in its capacity as New York counsel to the Loan Parties, dated the Sixth Amendment Closing Date and addressed to the Administrative Agent and each Replacement Term Loan Lender and in form and substance consistent with the opinions delivered by such counsel on the Closing Date, taking into account the nature of this Agreement and the transactions contemplated hereby;

(g)  the Administrative Agent shall have received a certificate in substantially the form of Exhibit M to the Credit Agreement from a senior authorized financial executive (or other officer with equivalent duties) of the Parent Borrower dated as of the Sixth Amendment Closing Date and certifying as to the matters set forth therein;

(h)  delivery of (i) a Borrowing Request pursuant to and in accordance with Section 2.03 of the Credit Agreement with respect to the Replacement Term Loans to be made on the Sixth Amendment Closing Date and (ii) a written notice pursuant to and in accordance with Section 2.11(a) of the Credit Agreement with respect to the prepayment in full of the outstanding principal amount of the Existing Term Loans on the Sixth Amendment Closing Date; and

(i)  no later than three Business Days in advance of the Sixth Amendment Closing Date, (i) the Administrative Agent shall have received all documentation and other information reasonably requested with respect to any Loan Party (including any entities that will become Loan Parties in connection with the transactions contemplated by this Agreement) in writing by the Administrative Agent (including on behalf of the Lenders) at least ten Business Days in advance of the Sixth Amendment Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (ii) to the extent that any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to the Parent Borrower at least 10 days prior to the Sixth Amendment Closing Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification.

SECTION 7. Effect of this Agreement. Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Agents under, the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. Nothing herein can or may be construed as a novation of the Credit Agreement or any other Loan Document. This Agreement shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein. After the Sixth Amendment Closing Date, any reference to the Credit Agreement shall mean the Credit Agreement as modified hereby.

SECTION 8. Reaffirmation. Each of Holdings, each Borrower and each Guarantor identified on the signature pages hereto (collectively, Holdings, the Borrowers and such Guarantors, the “Reaffirming Loan Parties”) hereby acknowledges that it expects to receive substantial direct and indirect benefits as a result of this Agreement and the transactions contemplated hereby. Each Reaffirming Loan Party hereby confirms its respective guarantees (including in respect of the Replacement Term Loans), pledges and grants of security interests, as applicable, under each of the Loan Documents to which it is party, and agrees that, notwithstanding the effectiveness of this Agreement and the transactions contemplated hereby, such guarantees, pledges and grants of security interests shall continue to be in full force and effect and shall accrue to the benefit of the Secured Parties (including in respect of the Replacement Term Loan Lenders). Each of the Reaffirming Loan Parties hereby reaffirms its obligations under each provision of each Loan Document to which it is party.

SECTION 9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law.

SECTION 10. Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 11. Governing Law; Jurisdiction, etc. This Agreement shall be construed in accordance with and governed by the laws of the State of New York. The provisions of Sections 9.10 and 9.11 of the Credit Agreement shall apply to this Agreement, mutatis mutandis.

[Remainder of page intentionally left blank]

7

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

certara INTERMEDIATE, inc., as Holdings

By:	/s/ Daniel Corcoran
Name:	Daniel Corcoran
Title:	President

By:	/s/ John E. Gallagher III
Name:	John E. Gallagher III
Title:	Chief Financial Officer and Treasurer

certara holdings, inc., as a Loan Guarantor

By:	/s/ Daniel Corcoran
Name:	Daniel Corcoran
Title:	President

By:	/s/ John E. Gallagher III
Name:	John E. Gallagher III
Title:	Chief Financial Officer and Treasurer

certara holdco, inc., as the Parent Borrower

By:	/s/ John E. Gallagher III
Name:	John E. Gallagher III
Title:	Chief Financial Officer and Treasurer

certara usa, inc., as the Co-Borrower

By:	/s/ John E. Gallagher III
Name:	John E. Gallagher III
Title:	Chief Financial Officer and Treasurer

[Certara – Signature Page to the Sixth Amendment]

SUBSIDIARY GUARANTORS

certara holding, inc.

By:	/s/ John E. Gallagher III
Name:	John E. Gallagher III
Title:	Chief Financial Officer and Treasurer

MBDD US, LLC

By:	/s/ John E. Gallagher III
Name:	John E. Gallagher III
Title:	Chief Financial Officer and Treasurer

TRIPOS INVESTMENTS, L.L.C.

By:	/s/ John E. Gallagher III
Name:	John E. Gallagher III
Title:	Chief Financial Officer and Treasurer

SYNCHROGENIX INFORMATION STRATEGIES, LLC

By:	/s/ John E. Gallagher III
Name:	John E. Gallagher III
Title:	Chief Financial Officer and Treasurer

CERTARA, L.P.

By:	/s/ John E. Gallagher III
Name:	John E. Gallagher III
Title:	Chief Financial Officer and Treasurer

[Certara – Signature Page to the Sixth Amendment]

Bank of america, n.a., as Administrative Agent

By:	/s/ Paley Chen
Name:	Paley Chen
Title:	Vice President

[Certara – Signature Page to the Sixth Amendment]

JPMORGAN CHASE BANK, N.A., as a Replacement Term Loan Lender

By:	/s/ Kiefer Hotek
Name:	Kiefer Hotek
Title:	Authorized Officer

[Certara – Signature Page to the Sixth Amendment]

[Signature pages of Term Loan Lenders that are Consenting Lenders are on file with the Administrative Agent]

SCHEDULE I
to the Sixth Amendment

New Replacement Term Loans

New Replacement Term Loan Lender	New Replacement Term Commitment
JPMorgan Chase Bank, N.A.	$19,767,585.13
Total	$19,767,585.13

SCHEDULE II
to the Sixth Amendment

Schedule 1.01(a)

Commitment Schedule

Initial Term Loan Commitments

Term Lender	Initial Term Loan Commitment
JPMorgan Chase Bank, N.A.	$19,767,585.13
Exchanging Term Loan Lenders[1]	$276,482,414.87
Total	$296,250,000.00

Initial Revolving Credit Commitments

Revolving Lender	Initial Revolving Credit Commitment
Bank of America, N.A.	$37,500,000.00
JPMorgan Chase Bank, N.A.	$35,000,000.00
Mizuho Bank, Ltd.	$20,000,000.00
Morgan Stanley Senior Funding, Inc.	$7,500,000.00
Total	$100,000,000.00

1 Allocation separately communicated to the Exchanging Term Loan Lenders.

EXHIBIT A

Amended Credit Agreement

See attached.

EXHIBIT A

CREDIT AGREEMENT

Dated as of August 15, 2017

among

CERTARA HOLDINGS, INC. (formerly EQT AVATAR HOLDINGS, INC.),

CERTARA HOLDCO, INC. and CERTARA USA, INC.,

as the Borrowers,

CERTARA INTERMEDIATE, INC. (formerly EQT AVATAR INTERMEDIATE, INC.), as Holdings,

THE FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders,

and

BANK OF AMERICA, N.A.,
as Administrative Agent

BANK OF AMERICA, N.A.,
JPMORGAN CHASE BANK, N.A. and MIZUHO BANK, LTD.,
as Joint Lead Arrangers and Joint Bookrunners

JPMORGAN CHASE BANK, N.A. and MIZUHO BANK, LTD.,

as Co-Syndication Agents

MORGAN STANLEY SENIOR FUNDING, INC.,

as Documentation Agent

Page

Article 1	DEFINITIONS	7

Article 2	THE CREDITS	82

i

Page

Section 2.20.	Illegality	112
Section 2.21.	Defaulting Lenders	113
Section 2.22.	Incremental Credit Extensions	115
Section 2.23.	Extensions of Loans and Revolving Commitments	120

Article 3	REPRESENTATIONS AND WARRANTIES	123

Article 4	CONDITIONS	128

Section 4.01.	Closing Date	128
Section 4.02.	Each Credit Extension	131

Article 5	AFFIRMATIVE COVENANTS	131

Article 6	NEGATIVE COVENANTS	142

Article 7	EVENTS OF DEFAULT	172

Section 7.01.	Events of Default	172

Article 8	THE ADMINISTRATIVE AGENT	176

Article 9	MISCELLANEOUS	186

SCHEDULES:

Schedule 1.01(a)	–	Commitment Schedule
Schedule 1.01(b)	–	Dutch Auction
Schedule 1.01(d)	–	Administrative Agent’s Office
Schedule 1.01(e)	–	Existing Letters of Credit
Schedule 2.01	–	LC Commitments
Schedule 3.13	–	Subsidiaries
Schedule 5.10	–	Unrestricted Subsidiaries
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.06	–	Existing Investments
Schedule 6.07	–	Certain Dispositions
Schedule 9.01	–	Borrowers’ Website Address for Electronic Delivery

EXHIBITS:

Exhibit A-1	–	Form of Assignment and Assumption
Exhibit A-2	–	Form of Affiliated Lender Assignment and Assumption
Exhibit B	–	Form of Borrowing Request
Exhibit C	–	Form of Compliance Certificate
Exhibit D	–	Form of Interest Election Request
Exhibit E	–	Form of Perfection Certificate
Exhibit F	–	Form of Perfection Certificate Supplement
Exhibit G	–	Form of Promissory Note
Exhibit H	–	Form of Pledge and Security Agreement
Exhibit I	–	Form of Guaranty Agreement
Exhibit J	–	Form of Intellectual Property Security Agreement
Exhibit K	–	Form of Letter of Credit Request
Exhibit L-1	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-3	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-4	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit M	–	Form of Solvency Certificate
Exhibit N	–	Form of Acceptable Intercreditor Agreement
Exhibit O		Form of Intercompany Note

v

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of August 15, 2017 (this “Agreement”), by and among Certara Intermediate, Inc. (formerly EQT Avatar Intermediate, Inc.), a Delaware corporation (“Holdings”), immediately prior to the Closing Date Assumption (as defined below), Certara Holdings, Inc. (formerly EQT Avatar Holdings, Inc.), a Delaware corporation (the “Initial Borrower” or the “Buyer”) and thereafter, each of (i) Certara Holdco, Inc., a Delaware corporation (the “Parent Borrower” or the “Target”), and the direct wholly-owned subsidiary of the Buyer after giving effect to the Acquisition (as defined below) and (ii) Certara USA, Inc., a Delaware corporation (“Certara USA” or the “Co-Borrower” and, together with the Initial Borrower and the Parent Borrower, each a “Borrower” and collectively the “Borrowers”), and the indirect wholly-owned subsidiary of the Buyer after giving effect to the Acquisition, the Lenders from time to time party hereto, Bank of America, N.A. (“BofA”), as replacement for Jefferies Finance LLC, in its capacities as administrative agent and collateral agent for the Lenders (in its capacities as administrative agent and collateral agent, the “Administrative Agent”) and BofA as Issuing Bank.

RECITALS

A.            On the Closing Date, pursuant to the terms of that certain Securities Purchase Agreement, dated as of July 6, 2017 (the “Acquisition Agreement”), by and among, inter alios, the Buyer, the Target and Arsenal MBDD Holding, LP, the Buyer will acquire (the “Acquisition”) 100% of the issued and outstanding Capital Stock of the Target.

B.            To fund a portion of the Acquisition, the Sponsor (for purposes of this paragraph, as such term is defined in this Agreement as in effect immediately prior to the Fifth Amendment Closing Date) and certain other investors (including the other Investors) will make cash equity contributions (or, in the case of existing shareholders of the Target and the Management Investors, cash or non-cash equity contributions) in the form of common Capital Stock or otherwise in a form reasonably satisfactory to the Arrangers, directly or indirectly, to Holdings and/or the Buyer, which equity, when combined with the equity of the existing shareholders of the Target and the Management Investors that will be retained, rolled over or converted, if any, shall be not less than 35% of the sum of (a) the aggregate principal amount of the Loans borrowed on the Closing Date (excluding any Loans borrowed under the Revolving Facility used to fund any ordinary course working capital needs of the Initial Borrower and its subsidiaries), plus (b) the aggregate gross proceeds of loans borrowed on the Closing Date under the Holdco Facility (as defined in this Agreement as in effect immediately prior to the Fifth Amendment Closing Date), plus (c) the equity capitalization of Holdings and its subsidiaries on the Closing Date after giving effect to the Transactions (such contribution, retention, rollover and/or conversion, collectively, the “Equity Contribution”); it being understood and agreed that the Sponsor will, directly or indirectly, contribute no less than a majority of the Equity Contribution.

C.            The Initial Borrower has requested that the Lenders extend credit in the form of (a) Initial Term Loans in an aggregate initial principal amount of $250,000,000 and (b) a Revolving Facility with an available amount of $20,000,000, in each case, subject to increase as provided herein.

D.            To consummate the Transactions, the direct parent of Holdings will borrow term loans in an aggregate initial principal amount of up to $100,000,000 under the Holdco Loan Agreement (as defined in this Agreement as in effect immediately prior to the Fifth Amendment Closing Date).

E.            Immediately following the Borrowings on the Closing Date and the consummation of the Acquisition, the Parent Borrower and Co-Borrower shall jointly and severally assume (the “Closing Date Assumption”) the right and obligations of the Initial Borrower hereunder as parties hereto pursuant to Section 9.22,

F.            The Lenders are willing to extend credit to the Borrowers on the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

ARTICLE 1      DEFINITIONS

Section 1.01.      Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Intercreditor Agreement” means (a) with respect to any Indebtedness secured by a Lien on the Collateral that ranks junior to the Lien on the Collateral, an intercreditor agreement substantially in the form of Exhibit N (with such changes that are reasonably satisfactory to the Administrative Agent and the Parent Borrower) and (b) otherwise, an “equal priority” intercreditor agreement that is reasonably satisfactory to the Administrative Agent and the Parent Borrower and to which the Administrative Agent is a party.

“ACH” means automated clearing house transfers.

“Acquisition” has the meaning assigned to such term in the Recitals to this Agreement.

“Acquisition Agreement” has the meaning assigned to such term in the Recitals to this Agreement.

“Additional Agreement” has the meaning assigned to such term in Article 8.

“Additional Commitment” means any commitment hereunder added pursuant to Sections 2.22, 2.23 and/or 9.02(c).

“Additional Lender” has the meaning assigned to such term in Section 2.22(b).

“Additional Loans” means any Additional Revolving Loans and any Additional Term Loans.

“Additional Revolving Credit Commitments” means any revolving credit commitment added pursuant to Sections 2.22, 2.23 and/or 9.02(c)(ii).

“Additional Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Additional Revolving Loans of such Lender, plus the aggregate outstanding amount at such time of such Lender’s LC Exposure attributable to its Additional Revolving Credit Commitment.

“Additional Revolving Lender” means any Lender with an Additional Revolving Credit Commitment or any Additional Revolving Credit Exposure.

“Additional Revolving Loans” means any revolving loan added hereunder pursuant to Section 2.22, 2.23 and/or Section 9.02(c)(ii).

“Additional Term Lender” means any Lender with an Additional Term Loan Commitment or an outstanding Additional Term Loan.

“Additional Term Loan Commitment” means any term commitment added pursuant to Sections 2.22, 2.23 and/or 9.02(c)(i).

“Additional Term Loans” means any term loan added pursuant to Sections 2.22, 2.23 and/or 9.02(c)(i).

“Adjusted Term SOFR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Term SOFR.

“Adjustment” has the meaning provided in Section 2.14(b).

“Adjustment Date” means the date of delivery of financial statements and the Compliance Certificate required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable, and Section 5.01(c), respectively.

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 1.01(d), or such other address or account as the Administrative Agent may from time to time notify the Parent Borrower and the Lenders.

“Administrative Questionnaire” has the meaning assigned to such term in Section 2.22(d).

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings, any Borrower or any of their respective Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claim), whether pending or, to the knowledge of Holdings, any Borrower or any of their respective Restricted Subsidiaries, threatened in writing, against or affecting Holdings, any Borrower or any of their respective Restricted Subsidiaries or any property of Holdings, any Borrower or any of their respective Restricted Subsidiaries.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. None of the Administrative Agent, the Arrangers, any Lender (other than any Affiliated Lender) or any of their respective Affiliates shall be considered an Affiliate of Holdings or any subsidiary thereof.

“Affiliated Lender” means any Non-Debt Fund Affiliate, Holdings, any Borrower and/or any subsidiary of Holdings or any Borrower.

“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Affiliated Lender (with the consent of any party whose consent is required by Section 9.05) or an assignee and an Affiliated Lender and accepted by the Administrative Agent in the form of Exhibit A-2 or any other form approved by the Administrative Agent and the Parent Borrower.

“Affiliated Lender Cap” has the meaning assigned to such term in Section 9.05(g)(iv).

“Agreement” has the meaning assigned to such term in the preamble to this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect on such day plus 0.50%, (b) to the extent ascertainable, the Term SOFR (determined in accordance with clause (b) of the definition of “Term SOFR”) plus 1.00%, and (c) the Prime Rate. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR, as the case may be, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR, as the case may be. Notwithstanding the foregoing, the Alternate Base Rate will be deemed to be 1.00% per annum if the Alternate Base Rate calculated pursuant to the foregoing provisions would otherwise be less than 1.00% per annum.

“AML Legislation” has the meaning assigned to such term in Section 9.16.

“Annual Financial Statements” has the meaning assigned to such term in Section 4.01(c).

“Anti-Terrorism Laws” means any Requirement of Law relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means (a) with respect to any Term Lender of any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans and unused Additional Term Loan Commitments of such Term Lender under the applicable Class and the denominator of which is the aggregate outstanding principal amount of the Term Loans and unused Additional Term Loan Commitments of all Term Lenders under the applicable Class and (b) with respect to any Revolving Lender of any Class, the percentage of the aggregate amount of the Revolving Credit Commitments of such Class represented by such Lender’s Revolving Credit Commitment of such Class; provided that for purposes of Section 2.21 and otherwise herein (except with respect to Section 2.11(a)(ii)), when there is a Defaulting Lender, such Defaulting Lender’s Revolving Credit Commitment shall be disregarded for any relevant calculation. In the case of clause (b), in the event that the Revolving Credit Commitments of any Class have expired or been terminated, the Applicable Percentage of any Revolving Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of such Revolving Lender attributable to its Revolving Credit Commitment of such Class, giving effect to any assignment thereof.

“Applicable Rate” means, for any day, (a) with respect to any Initial Term Loan, (i) for Adjusted Term SOFR Loans, ~~3.00~~2.75% and (ii) for ABR Loans, ~~2.00~~1.75%, (b) with respect to any Initial Revolving Loan, the rate per annum set forth below under the caption “ABR Spread” or “Adjusted Term SOFR Spread” of the grid based upon the First Lien Leverage Ratio; provided that, commencing on the Fifth Amendment Closing Date and until the first Adjustment Date following the completion of the first Fiscal Quarter ending after the Fifth Amendment Closing Date, “Applicable Rate” as determined for purposes of this clause (b) shall be the applicable rate per annum set forth below in Category 4 and (c) with respect to any Additional Term Loan and Additional Revolving Loan of any Class, the rate or rates per annum specified in the applicable Refinancing Amendment, Incremental Facility Agreement or Extension Amendment:

First Lien Leverage Ratio	ABR Spread	Adjusted Term SOFR Spread
Category 1
Greater than 4.50 to 1.00	2.50%	3.50%
Category 2
Less than or equal to 4.50 to 1.00 but greater than 3.50 to 1.00	2.25%	3.25%
Category 3
Less than or equal to 3.50 to 1.00 but greater than 2.50 to 1.00	2.00%	3.00%
Category 4
Less than or equal 2.50 to 1.00	1.75%	2.75%

The Applicable Rate with respect to Initial Revolving Loans shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the First Lien Leverage Ratio in accordance with the table above; provided that if financial statements (and the corresponding Compliance Certificate required pursuant to Section 5.01(c)) are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, the “Applicable Rate” for any Initial Revolving Loan shall, at the option of the Administrative Agent (at the direction of the Required Lenders) and upon notice to the Parent Borrower, be the rate per annum set forth above in Category 1 of the table above until such financial statements (and the corresponding Compliance Certificate required pursuant to Section 5.01(c)) are delivered in compliance with Section 5.01(a) or (b), as applicable.

“Applicable Revolving Credit Percentage” means, with respect to any Revolving Lender at any time, the percentage of the Total Revolving Credit Commitment at such time represented by such Revolving Lender’s Revolving Credit Commitments at such time; provided that for purposes of Section 2.21, when there is a Defaulting Lender, any such Defaulting Lender’s Revolving Credit Commitment shall be disregarded in the relevant calculations. In the event that (a) the Revolving Credit Commitments of any Class have expired or been terminated in accordance with the terms hereof (other than pursuant to Article 7), the Applicable Revolving Credit Percentage shall be recalculated without giving effect to the Revolving Credit Commitments of such Class or (b) the Revolving Credit Commitments of all Classes have terminated (or the Revolving Credit Commitments of any Class have terminated pursuant to Article 7), the Applicable Revolving Credit Percentage shall be determined based upon the Revolving Credit Commitments (or the Revolving Credit Commitments of such Class) most recently in effect, giving effect to any assignments thereof.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Arrangers” means Bank of America, N.A., JPMorgan Chase Bank, N.A. and Mizuho Bank, Ltd., in their capacities as joint lead arrangers and joint bookrunners with respect to the Facilities made available hereunder on the Fifth Amendment Closing Date.

“Assignment and Assumption” means (a) an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent in the form of Exhibit A-1 or any other form approved by the Administrative Agent and the Parent Borrower or (b) if the assignee or assignor party to the relevant assignment and assumption is an Affiliated Lender, an Affiliated Lender Assignment and Assumption.

“Available Amount” means, at any time, an amount equal to, without duplication:

(a)            the sum of:

(i)             the greater of $36,000,000 and 30.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period; plus

(ii)            if greater than zero, the CNI Growth Amount; plus

(iii)           the amount of any capital contribution or the proceeds of any issuance of Qualified Capital Stock after the Closing Date (other than any amount (A) constituting a Cure Amount or an Available Excluded Contribution Amount, (B) received from any Borrower or any of its Restricted Subsidiaries or (C) consisting of the proceeds of any loan or advance made pursuant to Section 6.06(h)(i) received as Cash equity by any Borrower or any of its Restricted Subsidiaries), plus the fair market value, as reasonably determined in good faith by the Parent Borrower, of Cash Equivalents, marketable securities or other property received by any Borrower or any of its Restricted Subsidiaries as a capital contribution or in return for any issuance of Qualified Capital Stock (other than any amounts (1) constituting a Cure Amount or an Available Excluded Contribution Amount, (2) used to make a Restricted Payment pursuant to Section 6.04(a)(ii)(B) or (3) received from any Borrower or any of its Restricted Subsidiaries), in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(iv)           the aggregate principal amount of any Indebtedness or Disqualified Capital Stock, in each case, of any Borrower or any of its Restricted Subsidiaries issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to any Borrower or any of its Restricted Subsidiaries), which has been converted into or exchanged for Capital Stock of any Borrower, any of its Restricted Subsidiaries or any Parent Company that does not constitute Disqualified Capital Stock, together with the fair market value of any Cash Equivalents and the fair market value (as reasonably determined in good faith by the Parent Borrower) of any assets received by such Borrower or such Restricted Subsidiary upon such exchange or conversion, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(v)            the net cash proceeds received by any Borrower or any of its Restricted Subsidiaries during the period from and including the day immediately following the Closing Date through and including such time in connection with the Disposition to any Person (other than any Borrower or any of its Restricted Subsidiaries) of any Investment made pursuant to Section 6.06(r)(i); plus

(vi)           to the extent not already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by any Borrower or any of its Restricted Subsidiaries during the period from and including the day immediately following the Closing Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans, in each case received in respect of any Investment made after the Closing Date pursuant to Section 6.06(r)(i) but excluding any return, profit, distribution or similar amount paid by any Unrestricted Subsidiary to any Borrower or any of its Restricted Subsidiaries in respect of the payment of any Tax liability of such Unrestricted Subsidiary; plus

(vii)          an amount equal to the sum of (A) the amount of any Investment by any Borrower or any of its Restricted Subsidiaries pursuant to Section 6.06(r)(i) in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, any Borrower or any of its Restricted Subsidiaries (up to the lesser of (1) the fair market value (as reasonably determined in good faith by the Parent Borrower) of the Investment of the Borrowers and their respective Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger, consolidation or amalgamation and (2) the fair market value (as reasonably determined in good faith by the Parent Borrower) of the original Investment by the Borrowers and their respective Restricted Subsidiaries in such Unrestricted Subsidiary; provided that in the case of original Investments made in Cash the fair market value thereof shall be such cash value), (B) the fair market value (as reasonably determined in good faith by the Parent Borrower) of the assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed to any Borrower or any of its Restricted Subsidiaries and (C) the Net Proceeds of any Disposition of any Unrestricted Subsidiary (including the issuance or sale of the Capital Stock thereof) received by any Borrower or any of its Restricted Subsidiaries, in each case, during the period from and including the day immediately following the Closing Date through and including such time; plus

(viii)         the amount of any Declined Proceeds; plus

(ix)            the amount of any Retained Asset Sale Proceeds; minus

(b)            an amount equal to the sum of (i) Restricted Payments made pursuant to Section 6.04(a)(iii)(A), plus (ii) Restricted Debt Payments made pursuant to Section 6.04(b)(vi)(A), plus (iii) Investments made pursuant to Section 6.06(r)(i), in each case, after the Closing Date and prior to such time or contemporaneously therewith.

“Available Excluded Contribution Amount” means the aggregate amount of Cash or Cash Equivalents or the fair market value of other assets (as reasonably determined in good faith by the Parent Borrower, but excluding any Cure Amount) received by any Borrower or any of its Restricted Subsidiaries after the Closing Date from:

(a)            contributions in respect of Qualified Capital Stock (other than any amounts received from any Borrower or any of its Restricted Subsidiaries), and

(b)            the sale of Qualified Capital Stock of any Borrower or any of its Restricted Subsidiaries (other than (i) to any Borrower or any of its Restricted Subsidiaries, (ii) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or (iii) with the proceeds of any loan or advance made pursuant to Section 6.06(h)(i)), in each case, designated as an Available Excluded Contribution Amount pursuant to a certificate of a Responsible Officer on or promptly after the date on which the relevant capital contribution is made or the relevant proceeds are received, as the case may be, and which have not been applied in reliance on the Available Amount or to make a Restricted Payment pursuant to Section 6.04(a)(ii)(B).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable to the United Kingdom relating to the resolutions of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services: commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts.

“Banking Services Obligations” means any and all obligations of Holdings, any Borrower or any Restricted Subsidiary, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) (a) under any arrangement that is in effect on the Closing Date between Holdings, any Borrower or any Restricted Subsidiary and a counterparty that is (or is an Affiliate of) either (i) the Administrative Agent, any Arranger or any Lender as of the Closing Date or (ii) any other Person identified to the Administrative Agent on or prior to the Closing Date or (b) under any arrangement that is entered into after the Closing Date by Holdings, any Borrower or any Restricted Subsidiary with any counterparty that is (or is an Affiliate of) the Administrative Agent, any Arranger or any Lender at the time such arrangement is entered into, in each case in connection with Banking Services, in each case, that have been designated to the Administrative Agent in writing by the Parent Borrower as being “Banking Services Obligations” for purposes of the Loan Documents; it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 and each applicable Acceptable Intercreditor Agreement as if it were a Lender.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the US.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing. In addition, the term “director” means a director or functional equivalent thereof with respect to the relevant Board of Directors.

“Bona Fide Debt Fund” means any debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any competitor of any Borrower and/or any of its subsidiaries or (b) any Affiliate of such competitor, but with respect to which no personnel involved with any investment in such Person (other than a limited number of senior employees in connection with the relevant Person’s internal legal, compliance, risk management and/or credit practices) (i) directly or indirectly makes, has the right to make or participates with others in making any investment decisions with respect to such debt fund, investment vehicle, regulated bank entity or unregulated lending entity or (ii) has access to any information (other than information that is publicly available) relating to Holdings, any Borrower or any of their respective subsidiaries or any entity that forms a part of any of their respective businesses; it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is separately identified to the Arrangers or the Administrative Agent, as applicable, in accordance with clause (a) of the definition of “Disqualified Institution” or any Affiliate of any such Person that is reasonably identifiable as an Affiliate of such Person on the basis of such Affiliate’s name.

“Borrower” and “Borrowers” have the meaning assigned to such terms in the preamble to this Agreement; provided, however, that on and after the effectiveness of the Closing Date Assumption, the terms “Borrower” and “Borrowers” shall cease to include the Buyer.

“Borrower Materials” has the meaning assigned to such term in Section 9.01.

“Borrowing” means any Loans of the same Type and Class made, converted or continued on the same date and, in the case of Adjusted Term SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit B or such other form that is reasonably acceptable to the Administrative Agent and the Parent Borrower.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York.

“Buyer” has the meaning assigned to such term in the preamble to this Agreement.

“Capital Expenditures” means, with respect to the Parent Borrower and its Restricted Subsidiaries for any period, the aggregate amount, without duplication, of (a) all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) that would, in accordance with GAAP, be included as additions to property, plant and equipment, (b) other capital expenditures of such Person for such period (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) that are reported in the Parent Borrower’s consolidated statement of cash flows for such period and (c) other capital expenditures of such Person for such period (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases, including any capitalized bonus payment).

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of any Borrower that is subject to regulation as an insurance company (and any Restricted Subsidiary thereof).

“Cash” means money, currency or a credit balance in any Deposit Account, in each case determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination,

(a)            Dollars, euro, pounds, Canadian dollars or such other currencies held by it from time to time in the ordinary course of business;

(b)            readily marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the government of the US, Canada, the United Kingdom or any member nation of the European Union rated at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) or (ii) issued by any agency or instrumentality of any of the foregoing, the obligations of which are backed by the full faith and credit of the US, Canada, the United Kingdom or any such member nation of the European Union, as applicable, in each case having average maturities of not more than twelve months from the date of acquisition thereof and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(c)            readily marketable direct obligations issued by any state, commonwealth or territory of the US or any political subdivision, taxing authority or any public instrumentality thereof or by any foreign government, in each case having average maturities of not more than 12 months from the acquisition thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(d)            commercial paper having average maturities of not more than 12 months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(e)            deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within one year after such date and issued or accepted by any Lender or by any bank organized under, or authorized to operate as a bank under, the laws of the US, any state thereof or the District of Columbia or any political subdivision thereof and that has capital and surplus of not less than $100,000,000 and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(f)            securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $100,000,000;

(g)            marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(h)            investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(i)            shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (h) above, (ii) net assets of not less than $250,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such fund, an equivalent rating from another nationally recognized statistical rating agency); and

(j)            solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

The term “Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (a) through (j) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments that are analogous to the Investments described in clauses (a) through (j) and in this paragraph.

“Certara USA” has the meaning assigned to such term in the preamble to this Agreement.

“CFC” means any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or such Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the Closing Date). For purposes of this definition and Section 2.15, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or US regulatory authorities, in each case pursuant to Basel III, shall in each case described in clauses (a), (b) and (c) above, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the earliest to occur of:

(a)            at any time prior to a Qualifying IPO, the Permitted Holders ceasing to beneficially own, either directly or indirectly, Capital Stock representing more than 50% of the total voting power of all of the outstanding voting stock of Holdings unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) directors of Holdings having a majority of the aggregate votes on the Board of Directors of Holdings;

(b)            at any time on or after a Qualifying IPO, the acquisition by any Person or group, including any group acting for the purpose of acquiring, holding or disposing of Securities, other than one or more Permitted Holders, of Capital Stock representing more than the greater of (i) 35% of the total voting power of all of the outstanding voting stock of Holdings and (ii) the percentage of the total voting power of all of the outstanding voting stock of Holdings owned, directly or indirectly, beneficially by the Permitted Holders unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) directors of Holdings having a majority of the aggregate votes on the Board of Directors of Holdings; and

(c)            any Borrower ceasing to be a direct or indirect Wholly-Owned Subsidiary of Holdings.

For purposes of this definition, including other defined terms used herein in connection with this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the date hereof and (ii) the words “Person” and “group” shall be within the meaning of Section 13(d) or 14(d) of the Exchange Act, but shall exclude any employee benefit plan of such Person or group or its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

Notwithstanding anything to the contrary in this definition or any provision of Section 13(d)-3 or 13(d)-5 of the Exchange Act, (A) if any group includes one or more Permitted Holders, the issued and outstanding Capital Stock of Holdings that is directly or indirectly owned by the Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of this definition, (B) a Person or group shall not be deemed to beneficially own Capital Stock to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of Capital Stock in connection with the transactions contemplated by such agreement and (C) a Person or group will not be deemed to beneficially own Capital Stock of another Person as a result of its ownership of Capital Stock or other securities of such other Person’s parent (or related contractual rights) unless it owns 50% or more of the total voting power of the Capital Stock entitled to vote for the election of directors of such Person’s parent; provided that, notwithstanding this clause (C), after a Qualifying IPO of a Parent Company, the determination of beneficial ownership of outstanding voting stock of Holdings resulting from any Person’s or group’s ownership of Capital Stock or other securities of such Parent Company shall be deemed to equal the percentage of voting stock of such Parent Company directly owned by such Person or group multiplied by the percentage ownership of voting stock of Holdings owned directly or indirectly by such Parent Company.

“Charge” means any fee, loss, charge, expense, cost, accrual or reserve of any kind (in each case, if applicable, as defined under GAAP).

“Charged Amounts” has the meaning assigned to such term in Section 9.19.

“Class”, when used with respect to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Additional Term Loans of any series established as a separate “Class” pursuant to Section 2.22, 2.23 and/or 9.02(c)(i), Initial Revolving Loans or Additional Revolving Loans of any series established as a separate “Class” pursuant to Section 2.22, 2.23 and/or 9.02(c)(ii), (b) any Commitment, refers to whether such Commitment is an Initial Term Commitment, an Additional Term Loan Commitment of any series established as a separate “Class” pursuant to Section 2.22, 2.23 and/or 9.02(c)(i), an Initial Revolving Credit Commitment or an Additional Revolving Credit Commitment of any series established as a separate “Class” pursuant to Section 2.22, 2.23 and/or 9.02(c)(ii), (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class and (d) any Revolving Credit Exposure, refers to whether such Revolving Credit Exposure is attributable to a Revolving Credit Commitment of a particular Class.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Closing Date Material Adverse Effect” has the meaning given to the term “Material Adverse Effect” in the Acquisition Agreement.

“CME” means CME Group Benchmark Administration Limited.

“CNI Growth Amount” means, at any date of determination, an amount determined on a cumulative basis equal to 50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the Fiscal Quarter commencing immediately prior to the Closing Date to the end of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable.

“Co-Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” means any and all property subject (or purported to be subject) to a Lien under any Collateral Document and any and all other property, now existing or hereafter acquired by any Loan Party, that is or becomes subject (or purported to be subject) to a Lien pursuant to any Collateral Document to secure the Secured Obligations.

“Collateral and Guarantee Requirement” means, at any time, subject to (a) the applicable limitations set forth in this Agreement and/or any other Loan Document and (b) the time periods (and extensions thereof) set forth in Section 5.12, the requirement that the Administrative Agent shall have received in the case of any Restricted Subsidiary that is required or elects to become a Loan Party after the Closing Date (i) a joinder to the Loan Guaranty in substantially the form attached as an exhibit thereto, (ii) a supplement to the Security Agreement in substantially the form attached as an exhibit thereto, (iii) if the Restricted Subsidiary required to comply with the requirements set forth in this definition pursuant to Section 5.12(a) owns registrations of or applications for Patents, Trademarks, Copyrights and/or exclusive Copyright Licenses that constitute Collateral, an Intellectual Property Security Agreement in substantially the form attached as Exhibit J, (iv) a completed Perfection Certificate and, in accordance with Section 5.01(i), a Perfection Certificate Supplement, (v) UCC financing statements in appropriate form for filing in such jurisdictions as the Administrative Agent may reasonably request, (vi) each item of Collateral that such Restricted Subsidiary is required to deliver under Section 4.02 of the Security Agreement (which, for the avoidance of doubt, shall be delivered within the time periods set forth in Section 5.12(a)) and (vii) an executed joinder to each Acceptable Intercreditor Agreement in substantially the form attached as an exhibit thereto.

“Collateral Documents” means, collectively, (a) the Security Agreement, (b) each Mortgage, (c) each Intellectual Property Security Agreement, (d) any supplement to any of the foregoing delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement” or the requirements of any other Collateral Document, (e) the Perfection Certificate (including any Perfection Certificate delivered to the Administrative Agent pursuant to the definition of “Collateral and Guarantee Requirement”) and each Perfection Certificate Supplement and (f) each other document and/or instrument pursuant to which any Loan Party grants (or purports to grant) a Lien on any Collateral as security for payment of the Secured Obligations.

“Commercial Letter of Credit” means any letter of credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrowers or any of its subsidiaries in the ordinary course of business of such Person.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Commitment” means, with respect to each Lender, such Lender’s Initial Term Loan Commitment, Initial Revolving Credit Commitment and Additional Commitment, as applicable, in effect as of such time.

“Commitment Fee Rate” means, on any date (a) with respect to the Initial Revolving Credit Commitments, the applicable rate per annum set forth below based upon the First Lien Leverage Ratio; provided that, commencing on the Fifth Amendment Closing Date and until the first Adjustment Date following the completion of the first Fiscal Quarter ending after the Fifth Amendment Closing Date, “Commitment Fee Rate” shall be the applicable rate per annum set forth below in Category 4 and (b) with respect to Additional Revolving Credit Commitments of any Class, the rate or rates per annum specified in the applicable Refinancing Amendment, Incremental Facility Agreement or Extension Amendment:

First Lien Leverage Ratio	Commitment Fee Rate
Category 1
Greater than 4.50 to 1.00	0.50%
Category 2
Less than or equal to 4.50 to 1.00 but greater than 3.50 to 1.00	0.50%
Category 3
Less than or equal to 3.50 to 1.00 but greater than 2.50 to 1.00	0.375%
Category 4
Less than or equal to 2.50 to 1.00	0.25%

The Commitment Fee Rate with respect to the Initial Revolving Credit Commitment shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the First Lien Leverage Ratio in accordance with the table set forth above; provided that if financial statements (and the corresponding Compliance Certificate required to be delivered pursuant to Section 5.01(c)) are not delivered when required pursuant to Section 5.01(a) or (b), as applicable, the Commitment Fee Rate shall, at the option of the Administrative Agent (at the direction of the Required Lenders) and upon notice to the Parent Borrower, be the rate per annum set forth above in Category 1 until such financial statements (and the corresponding Compliance Certificate required to be delivered pursuant to Section 5.01(c)) are delivered in compliance with Section 5.01(a) or (b), as applicable.

“Commitment Schedule” means the Schedule attached hereto as Schedule 1.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” has the meaning assigned to such term in Section 9.01.

“Company Competitor” means any competitor of the Target and/or any of its subsidiaries.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Confidential Information” has the meaning assigned to such term in Section 9.13.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Alternate Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, in consultation with the Parent Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Consolidated Adjusted EBITDA” means, with respect to any Person on a consolidated basis for any period, the sum of:

(a)            Consolidated Net Income for such period; plus

(b)            without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted for:

(i)            total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, and bank and letter of credit fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (a) through (l) thereof;

(ii)            Taxes paid and any provision for Taxes, including income, capital, profit, revenue, state, foreign, provincial, franchise, excise and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including (x) penalties and interest related to any such Tax or arising from any Tax examination, (y) pursuant to any Tax sharing arrangement or as a result of any Tax distribution and (z) in respect of repatriated funds) of such Person paid or accrued during such period and (without duplication) any payments to a Parent Company pursuant to Section 6.04(a)(i)(A) or (B) in respect of Taxes;

(iii)            (A) depreciation and (B) amortization (including amortization of goodwill, software, internal labor costs, deferred financing fees or costs and other intangible assets);

(iv)            any non-cash Charge, including the excess of GAAP rent expense over actual cash rent paid during such period due to the use of straight line rent for GAAP purposes (provided that (x) to the extent that any such non-cash Charge represents an accrual or reserve for any potential cash item in any future period, (A) such Person may elect not to add back such non-cash Charge in the current period and (B) to the extent such Person elects to add back such non-cash Charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA (as a deduction in calculating net income or otherwise) to such extent and (y) any non-cash Charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period shall be excluded);

(v)            (A) any Charge incurred as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including any post-employment benefit scheme to which the relevant pension trustee has agreed), any stock subscription or shareholder agreement, any employee benefit trust, any employee benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement), including any payment made to option holders in connection with, or as a result of, any distribution being made to, or share repurchase from, a shareholder, which payments are being made to compensate option holders as though they where shareholders at the time of, and entitled to share in, such distribution or share repurchase and (B) any Charge incurred in connection with the rollover, acceleration or payout of Capital Stock held by management of Holdings (or any other Parent Company), the Parent Borrower and/or any Restricted Subsidiary;

(vi)           Public Company Costs;

(vii)          the amount of any Charge or deduction associated with any Restricted Subsidiary that is attributable to any non-controlling interest and/or minority interest of any third party;

(viii)        the amount of any contingent payments in connection with the licensing of intellectual property or other assets;

(ix)            the amount of management, monitoring, consulting, transaction and advisory fees and related expenses (including any termination fees payable in connection with the early termination of management and monitoring agreements) actually paid by or on behalf of, or accrued by, such Person or any of its subsidiaries (A) to any Investor (and/or any Affiliate thereof and/or related management company) to the extent permitted under this Agreement and/or (B) prior to the Closing Date;

(x)             the amount of fees, expense reimbursements and indemnities paid to directors, including directors of Holdings or any other Parent Company;

(xi)            the amount of any Charge incurred or accrued in connection with sales of receivables and related assets in connection with any Permitted Receivables Financing; and

(xii)           any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature; plus

(c)            to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (f) below for any previous period and not added back; plus

(d)            without duplication, the amount of “run rate” cost savings, operating expense reductions and synergies (collectively, “Expected Cost Savings”) related to the Transactions or any Investment, Disposition, operating improvement, restructuring, cost savings initiative and/or any similar transaction or initiative (any such operating improvement, restructuring, cost savings initiative or similar transaction or initiative, a “Cost Saving Initiative”) projected by the Parent Borrower in good faith to be realized as a result of actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Parent Borrower), including any cost savings, expenses and Charges (including restructuring and integration charges) in connection with, or incurred by or on behalf of, any joint venture of the Parent Borrower or any of its Restricted Subsidiaries (whether accounted for on the financial statements of any such joint venture or the Parent Borrower) (i) with respect to the Transactions, on or prior to the date that is 24 months after the Closing Date (including actions initiated prior to the Closing Date) and (ii) with respect to any other Cost Savings Initiative whether initiated before, on or after the Closing Date, within 24 months after such Cost Savings Initiative (which Expected Cost Savings shall be added to Consolidated EBITDA until fully realized and calculated on a Pro Forma Basis as though such Expected Cost Savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) no Expected Cost Savings shall be added pursuant to this clause (d) to the extent duplicative of any Charges relating to such Expected Cost Savings that increased Consolidated Net Income pursuant to clause (d) of the definition thereof (it being understood and agreed that “run rate” shall mean the full annual recurring benefit that is associated with any action taken) and (C) the share of any such cost savings, expenses and Charges with respect to a joint venture that are to be allocated to the Parent Borrower or any of its Restricted Subsidiaries shall not exceed the total amount thereof for any such joint venture multiplied by the percentage of income of such venture expected to be included in Consolidated EBITDA for the relevant Test Period; plus

(e)             the excess (if any) of (i) the aggregate amount of “run rate” profits pursuant to Recurring Contracts entered into during the relevant Test Period (net of actual profits pursuant to such Recurring Contracts during such Test Period) projected by the Parent Borrower, in good faith, as if such contracted pricing was applicable (at the contracted rate and calculated based on an assumed margin determined by the Parent Borrower to be a reasonable good faith estimate of the actual costs (including increased overhead costs) associated with such Recurring Contracts) during the entire Test Period, and (ii) profits associated with Recurring Contracts that were cancelled or otherwise terminated during such Test Period; minus

(f)             any amount which, in the determination of Consolidated Net Income for such period, has been included for any non-cash income or non-cash gain, all as determined in accordance with GAAP (provided that if any non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, such Person may determine not to deduct the relevant non-cash gain or income in the then-current period); minus

(g)            the amount of any cash payment made during such period in respect of any non-cash accrual, reserve or other non-cash Charge that is accounted for in a prior period and that was added to Consolidated Net Income to determine Consolidated Adjusted EBITDA for such prior period and that does not otherwise reduce Consolidated Net Income for the current period; minus

(h)            the excess of actual cash rent paid over rent expense during such period due to the use of straight-line rent for GAAP purposes; minus

(i)             the amount of any income or gain associated with any Restricted Subsidiary that is attributable to any non-controlling interest and/or minority interest of any third party.

Notwithstanding anything to the contrary herein, it is agreed that for the purpose of calculating Consolidated Adjusted EBITDA for any period that includes the Fiscal Quarters ended June 30, 2017, March 31, 2017, December 31, 2016 and/or September 30, 2016 (i) Consolidated Adjusted EBITDA for the Fiscal Quarter ended June 30, 2017 shall be deemed to be $13,600,000, (ii) Consolidated Adjusted EBITDA for the Fiscal Quarter ended March 31, 2017 shall be deemed to be $12,700,000, (iii) Consolidated Adjusted EBITDA for the Fiscal Quarter ended December 31, 2016 shall be deemed to be $12,200,000 and (iv) Consolidated Adjusted EBITDA for the Fiscal Quarter ended September 30, 2016 shall be deemed to be $12,800,000 in each case, as adjusted on a Pro Forma Basis, as applicable, and as further adjusted pursuant to paragraph (d) or (e) above to the extent such adjustment was not otherwise included in the calculation of the foregoing amounts.

“Consolidated First Lien Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is (a) incurred pursuant to the Loan Documents or (b) secured by a Lien on the Collateral that does not rank junior to the Lien on the Collateral securing the Secured Obligations.

“Consolidated Interest Expense” means, cash interest expense (including that attributable to Capital Leases), net of cash interest income of the Parent Borrower and the Restricted Subsidiaries with respect to all outstanding Indebtedness of the Parent Borrower and the Restricted Subsidiaries, including all commissions, discounts and other cash fees and Charges owed with respect to letters of credit and bankers’ acceptance financing and net costs (less net cash payments in connection therewith) under hedging agreements, but excluding, for the avoidance of doubt, (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest expense and any capitalized interest, whether paid or accrued (including as a result of the effects of purchase accounting or pushdown accounting), (b) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (c) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (d) commissions, discounts, yield and other fees and Charges (including any interest expense) incurred in connection with any Permitted Receivables Financing, (e) all non-recurring interest expense or “additional interest” for failure to timely comply with registration rights obligations, (f) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to the Transactions or any other Investment, all as calculated on a consolidated basis in accordance with GAAP, (g) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including, without limitation, any Indebtedness issued in connection with the Transactions, (h) penalties and interest relating to taxes, (i) accretion or accrual of discounted liabilities not constituting Indebtedness, (j) any interest expense attributable to a Parent Company resulting from push down accounting, (k) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting and (l) expensing of bridge, arrangement, structuring, commitment or other financing fees.

“Consolidated Net Income” means, with respect to any Person (the “Subject Person”) on a consolidated basis, an amount equal to the sum of net income (loss), determined in accordance with GAAP, but excluding:

(a)            (i) the income of any Person (other than a Restricted Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in cash (or to the extent converted into cash) to the Subject Person or any of its Restricted Subsidiaries by such Person during such period or (ii) the loss of any Person (other than a Restricted Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has a joint interest, other than to the extent that the Subject Person or any of its Restricted Subsidiaries has contributed cash or Cash Equivalents to such Person in respect of such loss during such period;

(b)            any gain or loss (less all fees and expenses chargeable thereto) attributable to any asset Disposition (including asset retirement costs) or of returned or surplus assets outside the ordinary course of business;

(c)            any gain or Charge from (A) any extraordinary item and/or (B) any non-recurring or unusual item (including any non-recurring or unusual accruals or reserves in respect of any extraordinary, non-recurring or unusual items) and/or (ii) any Charge associated with and/or payment of any actual or prospective legal settlement, fine, judgment or order;

(d)            any Charge attributable to the development, undertaking and/or implementation of any Cost Savings Initiatives (including, in connection with any integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any facility/location opening and/or pre-opening, any inventory optimization program and/or any curtailment), any business optimization Charge, any restructuring Charge (including any Charge relating to any tax restructuring and/or any acquisitions after the Closing Date and adjustments to existing reserves and whether or not classified as a restructuring expense on the consolidated financial statements), any Charge relating to the closure or consolidation of any facility or location and/or discontinued operations (including but not limited to severance, rent termination costs, moving costs and legal costs), any systems implementation Charge, any severance Charge, any Charge relating to entry into a new market, any Charge relating to any strategic initiative, any signing Charge, any retention or completion bonus, any other recruiting, signing and retention Charges, any expansion and/or relocation Charge, any Charge associated with any curtailments or modification to any pension and post-retirement employee benefit plan (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments thereof), any software development Charge, any Charge associated with new systems design, any implementation Charge, any project startup Charge, any Charge in connection with new operations, any consulting Charge and/or any business development Charge;

(e)            Transaction Costs (including any Charges associated with the rollover, acceleration or payout of Equity Interests held by management of the Target or any of their respective direct or indirect subsidiaries or parents in connection with the Transactions and any other payments contemplated by the Acquisition Agreement as in effect on the Closing Date);

(f)            any Charge (including any transaction or retention bonus or similar payment or any amortization thereof for such period) incurred in connection with the consummation of any transaction (including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed), including any issuance or offering of Capital Stock (including in connection with any Qualifying IPO), any Disposition, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any incurrence, repayment, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction and/or any Investment, including any Permitted Acquisition, and/or “growth” Capital Expenditure, including, in each case any earnout obligation expense, integration expense or non-recurring merger costs incurred during such period as a result of any such transactions (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460);

(g)            the amount of any Charge that is actually reimbursed or reimbursable by one or more third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that the relevant Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four Fiscal Quarters (it being understood that to the extent any reimbursement amount is not actually received within such four Fiscal Quarters, such reimbursement amount shall be deducted in calculating Consolidated Net Income in the next succeeding Fiscal Quarter);

(h)            any net gain or Charge with respect to (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (other than (A) at the option of the Parent Borrower, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof and (B) dispositions of inventory in the ordinary course of business) and/or (ii) any location that has been closed during such period;

(i)             any net income or Charge attributable to the early extinguishment of Indebtedness or any Hedge Agreement;

(j)             any Charge that is established, adjusted and/or incurred, as applicable, that is required to be established, adjusted or incurred, as applicable, as a result of the Transactions in accordance with GAAP;

(k)             (i) the effects of adjustments (including the effects of such adjustments pushed down to the relevant Person and its subsidiaries) in component amounts required or permitted by GAAP (including, without limitation, in the inventory, property and equipment, lease, software, goodwill, intangible asset, in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of acquisition method, purchase and/or recapitalization accounting in relation to the Transactions or any consummated acquisition or similar Investment or recapitalization accounting or the amortization or write-off of any amounts thereof, net of Taxes and/or (ii) the cumulative effect of any change in accounting principles (effected by way of either a cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP) and/or any change resulting from the adoption or modification of accounting principles and/or policies in accordance with GAAP;

(l)             any non-cash compensation Charge and/or any other non-cash Charge arising from the granting of any stock option or similar arrangement (including any profits interest), the granting of any stock appreciation right, management equity plan, employee benefit plan or agreement, stock option plan and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation right, profits interest or similar arrangement);

(m)            amortization of intangible assets;

(n)            any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities);

(o)            solely for purposes of calculating the Available Amount, (i) the income or loss of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary of such Person or is merged into or consolidated with such Person or any Restricted Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Restricted Subsidiary of such Person and (ii) the net income in such period of any Restricted Subsidiary (other than any Loan Party) that, as of the date of determination, is subject to any restriction on its ability to pay dividends or make other distributions, directly or indirectly, by operation of its organizational documents or any agreement, instrument, judgment, decree, order or Requirement of Law applicable thereto (other than (A) any restriction that has been waived or otherwise released and/or (B) any restriction set forth in the Loan Documents or the documents related to any Incremental Equivalent Debt and the documents relating to any Refinancing Indebtedness in respect of any of the foregoing); it being understood and agreed that Consolidated Net Income will be increased by the amount of any payments made in Cash (or converted into Cash) or in Cash Equivalents to the Parent Borrower or any Restricted Subsidiary (other than the Restricted Subsidiary that is subject to the relevant restriction) in respect of any such income;

(p)            (i) any realized or unrealized gain or loss in respect of (A) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (B) any other derivative instrument pursuant to, in the case of this clause (B), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (ii) any realized or unrealized foreign currency exchange gain or loss (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedge Agreements for currency exchange risk associated with the foregoing or any other currency related risk and any gain or loss resulting from intercompany Indebtedness);

(q)            any deferred Tax expense associated with any tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item; and

(r)            any non-cash Charges related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made).

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include the amount of proceeds received or due from business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received during such period so long as such Person in good faith expects to receive the same within the next four Fiscal Quarters; it being understood that to the extent such proceeds are not actually received within the next four Fiscal Quarters, such proceeds shall be deducted in calculating Consolidating Net Income for such Fiscal Quarters).

“Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date.

“Consolidated Total Debt” means, as to any Person at any date of determination, the aggregate principal amount of all third party debt for borrowed money (including LC Disbursements that have not been reimbursed within three Business Days and the outstanding principal balance of all Indebtedness of such Person represented by notes, bonds and similar instruments), Capital Leases and purchase money Indebtedness (but excluding, for the avoidance of doubt, (a) undrawn letters of credit and (b) Hedging Obligations), in each case of such Person and its Restricted Subsidiaries on such date, on a consolidated basis and determined in accordance with GAAP (excluding, in any event, the effects of any discounting of Indebtedness resulting from the application of purchase or pushdown accounting in connection with the Transactions or any Permitted Acquisition or other Investment); provided that “Consolidated Total Debt” shall be calculated (i) net of the Unrestricted Cash Amount and (ii) to exclude any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of the Unrestricted Cash Amount.

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright” means the following: (a) all copyrights, rights and interests in works protectable by copyright whether published or unpublished and whether registered or unregistered, including copyright registrations and copyright applications (including all copyrights embodied in Software); (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing anywhere in the world.

“Copyright License” means any written agreement, now or hereafter in effect, granting to any Person any right to use any Copyright owned by any Loan Party or that any Loan Party otherwise has the right to license, or granting to any Loan Party any right to use any Copyright owned by any other Person or that any other Person otherwise has the right to license, and all rights of any Loan Party under any such agreement.

“Cost Saving Initiative” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Co-Syndication Agents” means JPMorgan Chase Bank, N.A. and Mizuho Bank, Ltd., in their capacities as co-syndication agents with respect to the Facilities made available hereunder on the Fifth Amendment Closing Date.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b) or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 9.24.

“Credit Extension” means each of (i) the making of any Revolving Loan (other than any Letter of Credit Reimbursement Loan) or (ii) the issuance, amendment, modification, renewal or extension of any Letter of Credit (other than any such amendment, modification, renewal or extension that does not increase the Stated Amount of the relevant Letter of Credit).

“Credit Facilities” means the Revolving Facility and the Term Facility.

“Cure Amount” has the meaning assigned to such term in Section 6.12(b).

“Cure Right” has the meaning assigned to such term in Section 6.12(b).

“Current Assets” means, at any date, all assets of the Parent Borrower and its Restricted Subsidiaries which under GAAP would be classified as current assets on the consolidated balance sheet of the Parent Borrower (excluding (a) any Cash or Cash Equivalents (including Cash and Cash Equivalents held on deposit for third parties by the Parent Borrower and/or any Restricted Subsidiary), (b) the current portion of current and deferred Taxes, (c) assets held for sale, (d) permitted loans to third parties, (e) deferred bank fees, (f) pension assets and (g) management fees receivables).

“Current Liabilities” means, means, at any date, all liabilities of the Parent Borrower and its Restricted Subsidiaries which under GAAP would be classified as current liabilities on the consolidated balance sheet of the Parent Borrower, other than (a) the current portion of any Funded Debt, (b) outstanding revolving loans (including any Revolving Loans) and letter of credit or similar exposure (including any LC Obligations), (c) the current portion of interest, (d) the current portion of current and deferred Taxes, (e) liabilities in respect of unpaid earnouts and/or holdbacks, (f) accruals relating to restructuring reserves, (g) liabilities in respect of funds of third parties on deposit with the Parent Borrower or any Restricted Subsidiary, (h) management fee payables, (i) the current portion of any Capital Lease Obligation, (j) deferred revenue arising from cash receipts that are earmarked for specific projects and (k) the current portion of any other long-term liability.

“Customary Bridge Loans” means customary bridge loans with a maturity date of not longer than one year; provided that (a) the Weighted Average Life to Maturity of any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans is not shorter than the Weighted Average Life to Maturity of the then-existing Term Loans and (b) the final maturity date of any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans is no earlier than the Latest Term Loan Maturity Date on the date of the issuance or incurrence thereof.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the US or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(b)(v).

“Default” means any event or condition which upon notice, lapse of time or both would become an Event of Default.

“Defaulting Lender” means any Lender that has (a) defaulted in its obligations under this Agreement, including (i) to make a Loan within two Business Days of the date required to be made by it hereunder or (ii) to fund its participation in a Letter of Credit within two Business Days of the date such obligation arose or such Loan or Letter of Credit was required to be made or funded, (b) notified the Administrative Agent or any Issuing Bank or the Parent Borrower in writing that it does not intend to satisfy any such obligation or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within two Business Days after the request of the Administrative Agent or the Parent Borrower, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, (d) become (or any parent company thereof has become) insolvent or been determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, or the assets or management of which has been taken over by any Governmental Authority, (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment, unless in the case of any Lender subject to this clause (e), the Parent Borrower and the Administrative Agent have each determined that such Lender intends, and has all approvals (in form and substance satisfactory to the Parent Borrower and the Administrative Agent) required to enable it to continue to perform its obligations as a Lender hereunder or (f) become the subject of a Bail-In Action; provided that no Lender shall be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or its parent by any Governmental Authority so long as such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the US or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contract or agreement to which such Lender is a party.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, excluding, for the avoidance of doubt, any investment property (within the meaning of the UCC) or any account evidenced by an instrument (within the meaning of the UCC).

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers or consultants of any Borrower or their subsidiaries shall constitute a Derivative Transaction.

“Designated Non-Cash Consideration” means the fair market value (as reasonably determined by the Parent Borrower in good faith) of non-Cash consideration received by any Borrower or any of its Restricted Subsidiaries in connection with any Disposition pursuant to Section 6.07(h) and/or Section 6.08 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Parent Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Designs” means any and all and any part of the following: (a) all design patents and intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith; (b) all reissues, extensions or renewals thereof; (c) all income, royalties, damages and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing; and (e) all rights corresponding to any of the foregoing.

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock and cash in lieu of fractional shares of such Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock and cash in lieu of fractional shares of such Capital Stock), in whole or in part, on or prior to the date that is 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to the date that is 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to the date that is 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to the date that is 91 days following the Latest Maturity Date at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to the date that is 91 days following the Latest Maturity Date shall constitute Disqualified Capital Stock) or (d) provides for the scheduled payments of dividends in Cash on or prior to the date that is 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or purchase such Capital Stock upon the occurrence of any change of control, Qualifying IPO, any Disposition or any similar event, occurring prior to the date that is 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem or purchase any such Capital Stock pursuant to such provisions prior to the Termination Date.

Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of Holdings, the Borrowers or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of the Borrowers (or any Parent Company or any subsidiary) shall be considered Disqualified Capital Stock solely because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means:

(a)            (i) any Person identified as such by the Parent Borrower or the Sponsor (for purposes of this definition, as such term is defined in this Agreement as in effect immediately prior to the Fifth Amendment Closing Date) in writing to the Arrangers on or prior to the Closing Date (the Persons described in this clause (a)(i), the “Identified Disqualified Lenders”) and (ii) any Affiliate of any Identified Disqualified Lender that is identified in writing to the Administrative Agent as such, and

(b)            (i) any Person that is or becomes a Company Competitor and is (A) identified as such in writing to the Arrangers on or prior to July 7, 2017, (B) identified in writing as such to the Administrative Agent after July 7, 2017 and prior to the Closing Date or (C) identified in writing as such to the Administrative Agent on or after the Closing Date and (ii) any Affiliate of any Person described in clause (b)(i) above (other than a Bona Fide Debt Fund) that is identified in writing to the Administrative Agent as such, and

(c)            any Affiliate of any Person described in clause (a) or (b) above that is reasonably identifiable as an Affiliate of such Person on the basis of such Affiliate’s name, other than as specified by the Parent Borrower or the Sponsor and, in the case of clause (b) above, a Bona Fide Debt Fund;

it being understood and agreed that the identification of any Person as a Disqualified Institution after the Closing Date shall not apply to retroactively disqualify any Person that has previously acquired an assignment or participation interest in any Loan, subject, in the case of assignments and participations made after the date on which any such Person is identified as a Disqualified Institution, to the provisions of Section 9.05(f).

“Disqualified Person” has the meaning assigned to such term in Section 9.05(f).

“Documentation Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as documentation agent with respect to the Initial Revolving Facility made available hereunder on the Fifth Amendment Closing Date.

“Dollars” or “$” refers to lawful money of the US.

“Domain Name” means Internet domain names and associated uniform resource locator addresses.

“Domestic Subsidiary” means any Restricted Subsidiary that is a US Person.

“Domestic Subsidiary Holdco” means any direct or indirect Domestic Subsidiary of any Borrower that has no material assets other than Capital Stock or Indebtedness of one or more direct or indirect Foreign Subsidiaries that are CFCs.

“Dutch Auction” has the meaning assigned to such term on Schedule 1.01(b).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any Person established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or clause (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness, the effective yield applicable thereto calculated by the Administrative Agent in consultation with the Parent Borrower in a manner consistent with generally accepted financial practices, taking into account (a) interest rate margins, (b) interest rate floors (subject to the proviso set forth below), (c) any amendment to the relevant interest rate margins and interest rate floors prior to the applicable date of determination and (d) original issue discount and upfront or similar fees (based on an assumed four-year average life to maturity or lesser remaining average life to maturity and assuming, if applicable, that the Initial Revolving Facility and the applicable Incremental Revolving Facility are fully drawn), but excluding (i) any arrangement, commitment, structuring, underwriting and/or amendment fees (regardless of whether any such fees are paid to or shared in whole or in part with any lender) and (ii) any other fee that is not payable to all relevant lenders generally; provided, however, that (A) to the extent that the Term SOFR (for a period of three months) or Alternate Base Rate (without giving effect to any floor specified in the definition thereof) is less than any floor applicable to the loans in respect of which the Effective Yield is being calculated on the date on which the Effective Yield is determined, the amount of the resulting difference will be deemed added to the interest rate margin applicable to the relevant Indebtedness for purposes of calculating the Effective Yield and (B) to the extent that the Term SOFR (for a period of three months) or Alternate Base Rate (without giving effect to any floor specified in the definition thereof) is greater than any applicable floor on the date on which the Effective Yield is determined, the floor will be disregarded in calculating the Effective Yield.

“Eligible Assignee” means (a) any Lender, (b) any commercial bank, insurance company, or finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), (c) any Affiliate of any Lender, (d) any Approved Fund of any Lender and (e) to the extent permitted under Section 9.05(g), any Affiliated Lender; provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Disqualified Institution or (iii) except as permitted under Section 9.05(g), any Borrower or any of its Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of, or liability under, any Environmental Law, or (b) in connection with any release of any Hazardous Material.

“Environmental Laws” means any and all foreign or domestic, federal, provincial, territorial, municipal or state (or any subdivision of any of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other applicable and legally enforceable requirements of Governmental Authorities and the common law relating to (a) protection of the environment or (b) the generation, use, storage, transportation or Release of or exposure to Hazardous Materials, applicable to any Borrower or any of its Restricted Subsidiaries or any Facility.

“Environmental Liability” means any liability, contingent or otherwise, including any liability for damages, costs of environmental remediation, fines, penalties or indemnities resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” has the meaning assigned to such term in the Recitals to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Borrower or any of its Restricted Subsidiaries and is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or any of its Restricted Subsidiaries or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of any Borrower or any of its Restricted Subsidiaries or any ERISA Affiliate as described in Section 4062(e) of ERISA, in each case, resulting in liability pursuant to Section 4063 of ERISA; (c) a complete or partial withdrawal by any Borrower or any of its Restricted Subsidiaries or any ERISA Affiliate from a Multiemployer Plan resulting in the imposition of Withdrawal Liability on any Borrower or any Restricted Subsidiary, notification of any Borrower or any of its Restricted Subsidiaries or any ERISA Affiliate of the imposition of Withdrawal Liability or notification that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA or the receipt by any Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate, of any notice, or the receipt by any Multiemployer Plan from any Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; (d) the filing of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, the commencement of proceedings by the PBGC to terminate a Pension Plan or the receipt by any Borrower or any of its Restricted Subsidiaries or any ERISA Affiliate of notice of the treatment of a Multiemployer Plan amendment as a termination under Section 4041A of ERISA or of notice of the commencement of proceedings by the PBGC to terminate a Multiemployer Plan; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any of its Restricted Subsidiaries or ERISA Affiliates, with respect to the termination of any Pension Plan; (g) the failure to make a required contribution to any Pension Plan that would result in the imposition of a Lien or other encumbrance under Section 430 of the Code or Section 303 or 4068 of ERISA, or the imposition of a Lien under Section 303(k) of ERISA with respect to any Pension Plan; or (h) the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan; or a determination that any Pension Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; any Borrower, any Restricted Subsidiary or any ERISA Affiliate incurring any liability under Section 436 of the Code, or a violation of Section 436 of the Code with respect to a Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article 7.

“Excess Cash Flow” means, for any Excess Cash Flow Period, any amount (if positive) equal to:

(a)            Consolidated Net Income for such Excess Cash Flow Period; plus

(b)            an amount equal to the amount of all non-cash Charges to the extent deducted in arriving at such Consolidated Net Income (provided, in each case, that if any non-cash charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow for such Excess Cash Flow Period in such future period); plus

(c)            the decreases, if any, in long-term receivables, long-term prepaid assets and/or Consolidated Working Capital from the first day to the last day of such Excess Cash Flow Period, but excluding any such decrease in Consolidated Working Capital arising from (i) the acquisition or Disposition of any Person by the Parent Borrower or any Restricted Subsidiary or any Unrestricted Subsidiary designation, (ii) the reclassification during such period of current assets to long term assets or current liabilities to long term liabilities, (iii) the application of acquisition method, purchase and/or recapitalization accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement; plus

(d)            increases in long-term deferred revenue; plus

(e)            an amount equal to the aggregate net non-cash loss on Dispositions by the Parent Borrower and the Restricted Subsidiaries during such Excess Cash Flow Period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; plus

(f)            extraordinary gains for such Excess Cash Flow Period; minus

(g)            an amount equal to the amount of all non-cash gains for such Excess Cash Flow Period included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income pursuant to the last sentence of the definition of “Consolidated Net Income” to the extent such amounts are due but not received during such period, provided that such amounts are added to Excess Cash Flow in the period received) and cash Charges included in clauses (a) through (r) of the definition of “Consolidated Net Income” to the extent financed with internally generated cash flow of the Parent Borrower or its Restricted Subsidiaries; minus

(h)            without duplication of amounts deducted pursuant to clause (q) below in prior fiscal years, the amount of Capital Expenditures (including acquisitions of intellectual property) made in Cash or accrued during such Excess Cash Flow Period, to the extent that such Capital Expenditures were financed with internally generated cash flow of the Parent Borrower or its Restricted Subsidiaries; minus

(i)            (i) the aggregate amount of all principal payments of Indebtedness during such Excess Cash Flow Period, including (A) the principal component of payments in respect of Capital Leases and (B) the amount of any mandatory prepayment of Loans to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (x) all other prepayments or repurchases of Term Loans and (y) all prepayments of revolving loans (including Revolving Loans) made during such period (other than in respect of any revolving credit facility (excluding Revolving Loans) to the extent there is an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of the Parent Borrower or its Restricted Subsidiaries and (ii) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Parent Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period that are required to be made in connection with any prepayment of Indebtedness; minus

(j)              an amount equal to the aggregate net non-cash gain on Dispositions by the Parent Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income; minus

(k)             increases in long-term receivables, long-term prepaid assets and/or Consolidated Working Capital from the first day to the last day of such Excess Cash Flow Period but excluding any such increase in Consolidated Working Capital arising from (i) the acquisition or Disposition of any Person by the Parent Borrower or any Restricted Subsidiary or any Unrestricted Subsidiary designation, (ii) the reclassification during such period of current assets to long term assets or current liabilities to long term liabilities, (iii) the application of acquisition method, purchase and/or recapitalization accounting and/or (iv) the effect of any fluctuation in the amount of accrued and contingent obligations under any Hedge Agreement; minus

(l)              decreases in long-term deferred revenue during such Excess Cash Flow Period; minus

(m)            cash payments by the Parent Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period in respect of purchase price holdbacks, earn out obligations, or long-term liabilities of the Parent Borrower and its Restricted Subsidiaries other than Indebtedness to the extent such payments are not expensed during such Excess Cash Flow Period or are not deducted in arriving at such Consolidated Net Income to the extent financed with internally generated cash flow of the Parent Borrower or its Restricted Subsidiaries; minus

(n)            without duplication of amounts deducted pursuant to clause (q) below in prior fiscal years, the amount of Investments (other than Investments in Holdings, the Parent Borrower or any Restricted Subsidiary and other than Investments in Cash or Cash Equivalents) and acquisitions not prohibited by this Agreement made during such Excess Cash Flow Period, to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Parent Borrower or its Restricted Subsidiaries; minus

(o)             the amount of Restricted Payments paid in cash during such Excess Cash Flow Period not prohibited by this Agreement (other than Restricted Payments made pursuant to Section 6.04(a)(iii)(A), to the extent that such Restricted Payments were financed with internally generated cash flow of the Parent Borrower or its Restricted Subsidiaries; minus

(p)             the aggregate amount of expenditures actually made by the Parent Borrower and its Restricted Subsidiaries in cash during such Excess Cash Flow Period (including expenditures for the payment of financing fees and cash restructuring charges) to the extent that such expenditures are not expensed during such Excess Cash Flow Period or are not deducted in arriving at such Consolidated Net Income, to the extent that such expenditure was financed with internally generated cash flow of the Parent Borrower or its Restricted Subsidiaries; minus

(q)             without duplication of amounts deducted from Excess Cash Flow in prior periods, (i) the aggregate consideration required to be paid in Cash by the Parent Borrower or any of its Restricted Subsidiaries pursuant to binding contract commitments, letters of intent or purchase orders (the “Contract Consideration”), in each case, entered into prior to or during such Excess Cash Flow Period and (ii) to the extent set forth in a certificate of a Responsible Officer delivered to the Administrative Agent at or before the time the Compliance Certificate for the period ending simultaneously with such Test Period is required to be delivered pursuant to Section 5.01(c), the aggregate amount of cash that is reasonably expected to be paid in respect of planned cash expenditures by the Parent Borrower or any of its Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (i) and (ii), relating to Permitted Acquisitions, other Investments (other than Investments in Cash Equivalents) or Capital Expenditures (including purchases of intellectual property) to be consummated or made within the succeeding 12-month period; provided, that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, Investments or Capital Expenditures during such succeeding 12-month period is less than the Contract Consideration or Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such Test Period; minus

(r)              the amount of taxes (including penalties and interest) paid in cash and/or tax reserves set aside or payable (without duplication) in such Excess Cash Flow Period to the extent they exceed the amount of tax expense deducted in arriving at such Consolidated Net Income for such Excess Cash Flow Period; minus

(s)             extraordinary losses for such Excess Cash Flow Period; minus,

(t)              amounts excluded under clause (g) of the definition of “Consolidated Net Income” for such Excess Cash Flow Period, to the extent the relevant insurance proceeds have not yet been received, minus

(u)             cash expenditures in respect of Hedge Agreements during such Excess Cash Flow Period to the extent not deducted in arriving at such Consolidated Net Income

For purposes of this definition of “Excess Cash Flow”, (i) “deducted in arriving at such Consolidated Net Income” shall mean deducted in calculating the net income (loss) of the Parent Borrower and its Restricted Subsidiaries and not thereafter excluded pursuant to the definition of Consolidated Net Income, (ii) “included in arriving at such Consolidated Net Income” shall mean included in calculating the net income (loss) of the Parent Borrower and its Restricted Subsidiaries and not thereafter excluded pursuant to the definition of Consolidated Net Income and (iii) amounts shall be deducted from, or added to, Consolidated Net Income without duplication.

“Excess Cash Flow Period” means each Fiscal Year of the Parent Borrower, commencing with the Fiscal Year of the Parent Borrower ending on December 31, 2018.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means each of the following:

(a)            any asset the grant of a security interest in which would (i) be prohibited by any enforceable anti-assignment provision set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement, (ii) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement (in the case of clause (i) above and this clause (ii), after giving effect to any applicable anti-assignment provision of the UCC or other applicable Requirements of Law) or (iii) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement pursuant to any “change of control” or similar provision; it being understood that (A) the term “Excluded Asset” shall not include proceeds or receivables arising out of any contract described in this clause (a) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other applicable Requirement of Law notwithstanding the relevant prohibition, violation or termination right, (B) the exclusions referenced in clauses (a)(i), (a)(ii) and (a)(iii) above shall not apply to the extent that the relevant contract prohibits the grant of a security interest in all or substantially all of the assets of any Loan Party and (C) the exclusion set forth in this clause (a) shall only apply if the contractual prohibitions or contractual provisions that would be so violated or that would trigger any such termination under clause (a)(i), (a)(ii) or (a)(iii) above (x) existed on the Closing Date (or in the case of any contract of a Subsidiary that is acquired following the Closing Date, as of the date of such acquisition) and were not entered into in contemplation of the Closing Date (or such acquisition) and (y) cannot be waived unilaterally by Holdings, any Borrower or any of their respective Subsidiaries,

(b)            (i) the Capital Stock of any (A) Captive Insurance Subsidiary, (B) Unrestricted Subsidiary, (C) not-for-profit subsidiary or (D) Receivables Subsidiary and/or (ii) Capital Stock representing in excess of 65% of the voting Capital Stock of any Foreign Subsidiary and/or Domestic Subsidiary Holdco,

(c)            any intent-to-use (or similar) Trademark application prior to the filing and acceptance of a “Statement of Use”, “Declaration of Use”, “Amendment to Allege Use” or similar notice and/or filing with respect thereto, only to the extent, if any, that, and solely during the period if any, in which, the grant of a security interest therein may impair the validity or enforceability of such intent-to-use Trademark application under applicable Requirements of Law,

(d)            any asset, the grant of a security interest in which would (i) require any governmental consent, approval, license or authorization that has not been obtained, (ii) be prohibited by applicable Requirements of Law, except, in each case of clause (i) above and this clause (ii), to the extent such requirement or prohibition would be rendered ineffective under the UCC or any other applicable Requirement of Law notwithstanding such requirement or prohibition; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in clause (d)(i) or clause (d)(ii) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other applicable Requirement of Law notwithstanding the relevant requirement or prohibition or (iii) result in material adverse tax consequences to any Loan Party as reasonably determined by the Parent Borrower in consultation with the Administrative Agent, including as a result of the operation of Section 956 of the Code,

(e)            (i) any leasehold Real Estate Asset and (ii) any owned Real Estate Asset that is not a Material Real Estate Asset,

(f)             any interest in any partnership, joint venture or non-Wholly-Owned Subsidiary which cannot be pledged without (i) the consent of one or more third parties other than Holdings, any Borrower or any of their respective Restricted Subsidiaries (after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Requirement of Law) or (ii) giving rise to a “right of first refusal”, a “right of first offer” or a similar right permitted or otherwise not prohibited by the terms of this Agreement that may be exercised by any third party other than Holdings, any Borrower or any of their respective Restricted Subsidiaries in accordance with the Organizational Documents (and/or shareholders’ or similar agreement) of such partnership, joint venture or non-Wholly-Owned Subsidiary,

(g)            [Reserved],

(h)            any Margin Stock,

(i)              any Cash or Cash Equivalents maintained in or credited to any Deposit Account or securities account that are comprised of (i) funds specifically and exclusively used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of any Loan Party’s employees, (ii) funds specifically and exclusively used or to be used to pay all Taxes required to be collected, remitted or withheld (including withholding Taxes (including the employer’s share thereof)) and (iii) any other funds which any Loan Party is permitted or otherwise not prohibited by the terms of this Agreement to hold as an escrow or fiduciary for the benefit of another Person,

(j)             any lease, license or agreement or any asset subject to a purchase money security interest, Capital Lease or similar arrangement that is, in each case, permitted by this Agreement to the extent that the grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, Capital Lease or similar arrangement or trigger a right of termination in favor of any other party thereto (other than Holdings, any Borrower or any of their respective Restricted Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC or any other applicable Requirement of Law; it being understood that the term “Excluded Asset” shall not include any proceeds or receivables arising out of any asset described in this clause (j) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other applicable Requirement of Law notwithstanding the relevant requirement or prohibition,

(k)             any asset with respect to which the Administrative Agent and the Parent Borrower have reasonably determined that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Loan Party to conduct its operations and business in the ordinary course of business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the relevant Secured Parties afforded thereby, which determination is evidenced in writing,

(l)              all assets of Holdings other than the Capital Stock of the Parent Borrower;

(m)            receivables and related assets (or interests therein) (i) sold to any Receivables Subsidiary or (ii) otherwise pledged, factored, transferred or sold in connection with any Permitted Receivables Financing, and

(n)            any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction, but excluding any prohibition or restriction that is ineffective under the UCC).

“Excluded Subsidiary” means:

(a)            any Restricted Subsidiary that is not a Wholly-Owned Subsidiary of the Parent Borrower,

(b)            any Immaterial Subsidiary,

(c)            any Restricted Subsidiary:

(i)            that is prohibited from providing a Loan Guaranty by (iv) any Requirement of Law or (v) any Contractual Obligation that, in the case of this clause (B), exists on the Closing Date or, if such Restricted Subsidiary is acquired or formed after the Closing Date, at the time such Restricted Subsidiary is acquired and which Contractual Obligation was not entered into in contemplation of such acquisition or formation,

(ii)            that would require a governmental consent, approval, license or authorization to provide a Loan Guaranty (including any regulatory consent, approval, license or authorization) unless such consent, approval, license or authorization has been obtained, or

(iii)            that is a Subsidiary the provision of a Loan Guaranty by which would result in material adverse tax consequences to the Parent Borrower or any of its subsidiaries as reasonably determined by the Parent Borrower in consultation with the Administrative Agent,

(d)            any not-for-profit subsidiary,

(e)            any Captive Insurance Subsidiary,

(f)             any Receivables Subsidiary,

(g)            (i) any Foreign Subsidiary, (ii) any Domestic Subsidiary Holdco and/or (iii) any Domestic Subsidiary that is a direct or indirect subsidiary of any Foreign Subsidiary or any Domestic Subsidiary Holdco,

(h)            any Unrestricted Subsidiary,

(i)             any Restricted Subsidiary acquired by any Borrower or any Restricted Subsidiary after the Closing Date that, at the time of the relevant acquisition, is an obligor in respect of assumed Indebtedness permitted by Section 6.01 to the extent (A) (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such subsidiary from providing a Loan Guaranty and (B) the relevant prohibition was not implemented in contemplation of the applicable acquisition,

(j)             any other Restricted Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Parent Borrower, the burden or cost of providing a Loan Guaranty outweighs the benefits afforded thereby, and

(k)            any broker-dealer Subsidiaries.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Loan Guaranty of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Loan Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.20 of the Loan Guaranty and any other “keepwell”, support or other agreement for the benefit of such Loan Guarantor) at the time the Loan Guaranty of such Loan Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If any Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any Issuing Bank, or any other recipient (a “Recipient”) of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) Taxes imposed on (or measured by) its net or overall gross income or franchise Taxes (i) imposed as a result of such recipient being organized or having its principal office located in, or, in the case of any Lender, having its applicable lending office located in, the taxing jurisdiction or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed under Section 884(a) of the Code or any similar Tax imposed by any jurisdiction described in clause (a), (c) in the case of any Lender, any U.S. federal withholding Tax that is imposed on amounts payable to the relevant Lender pursuant to a Requirement of Law in effect at the time the relevant Lender becomes a party to this Agreement (or designates a new lending office), except (i) in the case of any Lender that became a recipient pursuant to an assignment under Section 2.19 or any Lender that designates a new lending office under Section 2.19 and (ii) to the extent that the relevant Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 2.17, (d) any Tax imposed as a result of a failure by such Recipient to comply with Section 2.17(e) and (e) any U.S. federal withholding Tax under FATCA.

“Existing Term Loans” has the meaning assigned to the term “Existing Term Loans” in the Second Amendment.

“Expected Cost Savings” has the meaning assigned to such term in the definition of “Consolidated Adjusted EBITDA”.

“Extended Revolving Credit Commitment” has the meaning assigned to such term in Section 2.23(a).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.23(a).

“Extended Term Loans” has the meaning assigned to such term in Section 2.23(a).

“Extension” has the meaning assigned to such term in Section 2.23(a).

“Extension Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent and the Parent Borrower executed by each of (a) Holdings, the applicable Borrowers and the Subsidiary Guarantors, (b) the Administrative Agent and (c) each Lender that has accepted the applicable Extension Offer pursuant hereto and in accordance with Section 2.23.

“Extension Offer” has the meaning assigned to such term in Section 2.23(a).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or hereof owned, leased, operated or used by any Borrower or any of its Restricted Subsidiaries or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), any intergovernmental agreements (or related laws or official administrative guidance) implementing any of the foregoing and any laws, fiscal or regulatory legislation, rules, guidance notes and practices adopted by another jurisdiction to effect any such intergovernmental agreement.

“FCPA” has the meaning assigned to such term in Section 3.17(d).

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the Federal Funds Rate for such day shall be the average rate charged to CS on such day on such transactions as determined by the Administrative Agent; provided that to the extent that the Federal Funds Effective Rate is less than 0.00% per annum, the Federal Funds Effective Rate shall be deemed to be 0.00% per annum for purposes hereof.

“Fee Letters” means the collective reference to (i) that certain Arranger Fee Letter, dated as of July 6, 2017, by and between the Buyer and the Administrative Agent and (ii) that certain Administrative Agent Fee Letter, dated as of July 7, 2017, by and between the Buyer and the Administrative Agent.

“Fifth Amendment” means the Fifth Amendment, dated as of June 26, 2024, among the Borrowers, Holdings, the Guarantors party thereto, the Administrative Agent and the Lenders and Issuing Banks party thereto.

“Fifth Amendment Closing Date” has the meaning assigned to such term in the Fifth Amendment.

“Fifth Amendment Existing Term Loans” has the meaning assigned to the term “Existing Term Loans” in the Sixth Amendment.

“Fifth Amendment Replacement Term Loans” means, collectively, the Replacement Term Loans and the Incremental Term Loan, in each case as defined in the Fifth Amendment.

“Financial Covenant Standstill” has the meaning assigned to such term in Section 7.01(c).

“First Amendment” means the First Amendment, dated as of January 24, 2018, among the Borrowers, Holdings, the Guarantors party thereto, the Administrative Agent and the Lenders party thereto.

“First Amendment Closing Date” has the meaning assigned to such term in the First Amendment.

“First Amendment Incremental Term Lender” has the meaning assigned to the term “Incremental Term Loan Lender” in the First Amendment.

“First Amendment Incremental Term Loans” has the meaning assigned to the term “Incremental Term Loans” in the First Amendment.

“First Lien Leverage Ratio” means the ratio, as of any date, of (a) Consolidated First Lien Debt as of the last day of the Test Period then most recently ended to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended, in each case of the Parent Borrower and its Restricted Subsidiaries on a consolidated basis.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is senior in priority to any other Lien to which such Collateral is subject, other than any Permitted Lien (excluding any Permitted Lien that is expressly subordinated to such Lien).

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Parent Borrower ending December 31 of each calendar year.

“Fixed Amounts” has the meaning assigned to such term in Section 1.10(c).

“Flood Hazard Property” means any parcel of any Material Real Estate Asset located in the US that is subject to a Mortgage in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Insurance Laws” means, collectively, (a) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), (b) the Flood Insurance Reform Act of 2004 and (c) the Biggert-Waters Flood Insurance Reform Act of 2012, as amended.

“Foreign Lender” means any Lender or Issuing Bank that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Funded Debt” means all Indebtedness of any Borrower and of its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation, or that matures within one year from such date and that is renewable or extendable, at the option of such Person, to a date that is more than one year from such date, or arises under a revolving credit or similar agreement that obligates the lender or lenders thereunder to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the US, in effect and applicable to the accounting period in respect of which reference to GAAP is made, in each case, subject to the terms of Section 1.04.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, national or other government, governmental department, ministry, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with the US, a foreign government or any political subdivision thereof.

“Governmental Authorization” means any permit, license, authorization, approval, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Granting Lender” has the meaning assigned to such term in Section 9.05(e).

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “Primary Obligor”) in any manner and including any obligation of the Guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other monetary obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation, (e) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (f) secured by any Lien on any assets of such Guarantor securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Guarantor (or any right, contingent or otherwise, of any holder of such Indebtedness or other monetary obligation to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Disposition or other transaction permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means any material, substance or waste, which is classified or otherwise characterized as “hazardous”, or “toxic” or as a “pollutant” or “contaminant” or words of similar import pursuant to Environmental Laws.

“Hedge Agreement” means any agreement with respect to any Derivative Transaction between any Loan Party or any Restricted Subsidiary and any other Person.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement and shall, for the avoidance of doubt, include any Successor Holdings.

“Identified Disqualified Lender” has the meaning assigned to such term in the definition of “Disqualified Lender”.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002, as in effect from time to time (subject to the provisions of Section 1.04), to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of the Parent Borrower (a) the assets of which do not exceed 2.5% of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries and (b) the contribution to Consolidated Adjusted EBITDA of which does not exceed 2.5% of the Consolidated Adjusted EBITDA of the Parent Borrower and its Restricted Subsidiaries, respectively, in each case, as of the last day of or for the most recently ended Test Period; provided that, the Consolidated Total Assets and Consolidated Adjusted EBITDA (as so determined) of all Immaterial Subsidiaries shall not exceed 5.0% of Consolidated Total Assets and 5.0% of Consolidated Adjusted EBITDA, in each case, of the Borrower and its Restricted Subsidiaries as of the last day of or for the most recently ended Test Period; provided further that, at all times prior to the first delivery of financial statements pursuant to Section 5.01(a) or (b), this definition shall be applied based on the pro forma consolidated financial statements of the Borrower delivered pursuant to Section 4.01.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Impacted Loans” has the meaning assigned to such term in Section 2.14(a).

“Incremental Amount” means (a) the greater of (i) $120,000,000 and (ii) 100% of Consolidated Adjusted EBITDA for the most recently ended Test Period minus (b) the aggregate outstanding principal amount of all Incremental Facilities and/or Incremental Equivalent Debt incurred or issued in reliance on the Incremental Amount.

“Incremental Cap” means:

(a)            the Incremental Amount, plus

(b)            (i) the amount of any optional prepayment of any Loan in accordance with Section 2.11(a) and/or the amount of any permanent reduction of any Revolving Credit Commitment, plus (ii) the aggregate principal amount of any Term Loan reduction resulting from any assignment of such Term Loan to (and/or purchase of such Term Loan by) Holdings, any Borrower and/or any Restricted Subsidiary so long as, in the case of any such optional prepayment or assignment, the relevant prepayment or assignment and/or purchase was not funded (A) with the proceeds of any long-term Indebtedness (including pursuant to clause (c) below) or (B) with the proceeds of any Incremental Facility incurred in reliance on the Incremental Amount, plus

(c)            an unlimited amount so long as, in the case of this clause (c), after giving effect to the relevant Incremental Facility, the First Lien Leverage Ratio does not exceed (x) 5.00:1.00 or (y) in the case of any Incremental Facility being incurred to finance a Permitted Acquisition, the First Lien Leverage Ratio in effect immediately prior to giving effect to the incurrence of such Incremental Facility and consummation of such Permitted Acquisition, in each case, calculated on a Pro Forma Basis (but without giving effect to any Revolving Loans or amounts under the Incremental Amount or clause (b) above, in each case, incurred substantially simultaneously or contemporaneously therewith), including the application of the proceeds thereof (without “netting” the cash proceeds of the applicable Incremental Facility on the consolidated balance sheet of the Parent Borrower), and in the case of any Incremental Revolving Facility, assuming a full drawing of such Incremental Revolving Facility.

“Incremental Commitment” means any commitment made by a lender to provide all or any portion of any Incremental Facility or Incremental Loan.

“Incremental Equivalent Debt” means Indebtedness in the form of (i) notes or loans secured on a pari passu basis with the Secured Obligations, (ii) notes or loans secured on a junior basis to the Secured Obligations, (iii) unsecured notes or loans and/or (iv) commitments in respect of any of the foregoing issued, incurred or implemented in lieu of loans under an Incremental Facility; provided, that:

(a)            the aggregate outstanding amount thereof, together with any outstanding Incremental Facilities, does not exceed the Incremental Cap; provided that, for purposes of this definition, in the case of Incremental Equivalent Debt that is secured by a Lien on the Collateral that is junior to the Lien securing the Secured Obligations or that is unsecured, an unlimited amount of Incremental Equivalent Debt may be incurred under clause (c) of the definition of “Incremental Cap” so long as after giving effect to the relevant incurrence of Incremental Equivalent Debt, either (x) the Total Leverage Ratio does not exceed 7.00:1.00 or (y) solely in the case of Incremental Equivalent Debt that is unsecured, the Interest Coverage Ratio is not less than 2.00:1.00, in each case, calculated on a Pro Forma Basis (but without giving effect to any Revolving Loans or amounts under the Incremental Amount or clause (b) of the definition of “Incremental Cap”, in each case, incurred substantially simultaneously or contemporaneously therewith and assuming any unsecured Indebtedness incurred as Incremental Equivalent Debt is secured by a Lien on the Collateral), including the application of the proceeds thereof (without “netting” the cash proceeds of the applicable Incremental Equivalent Debt on the consolidated balance sheet of the Parent Borrower), and in the case of any Incremental Equivalent Debt that is revolving debt, assuming a full drawing of such Incremental Equivalent Debt,

(b)            no Event of Default then exists (except in the case of the incurrence or provision of any Incremental Equivalent Debt in connection with a Permitted Acquisition or other Investment not prohibited by the terms of this Agreement, in which case, no Event of Default under Section 7.01(a), (f) or (g) then exists) immediately prior to or after giving effect to such notes or loans,

(c)            the Weighted Average Life to Maturity applicable to such notes or loans (other than Customary Bridge Loans) is no shorter than the Weighted Average Life to Maturity of any then-existing Class of Term Loans (without giving effect to any prepayment thereof); provided that at the option of the Parent Borrower, Incremental Equivalent Debt in an aggregate principal amount equal to the portion of the Maturity/Weighted Average Life Excluded Amount that the Parent Borrower elects to apply to this proviso may be incurred without regard to this clause (c),

(d)            the final maturity date with respect to such notes or loans (other than Customary Bridge Loans) is no earlier than the Latest Term Loan Maturity Date on the date of the issuance or incurrence, as applicable, thereof,

(e)            [Reserved],

(f)             no such Indebtedness may be (i) guaranteed by any Person which is not a Loan Party or (ii) secured by any assets other than the Collateral,

(g)            except as otherwise permitted in Section 2.22 (including with respect to maturity, amortization, pricing, currency, interest rate margins, rate floors, MFN terms, discounts, premiums, fees, and (subject to clause (h) below) prepayment or redemption terms and provisions, in each case, which shall each be determined by the Parent Borrower and the lenders with respect to such Incremental Equivalent Debt) with respect to an analogous Incremental Facility, (i) the terms of any Incremental Equivalent Debt (excluding other than any terms which are applicable only after the Maturity Date of any then-existing Class of Term Loans) must be not materially more restrictive on the Parent Borrower and its Restricted Subsidiaries (when taken as a whole) than those applicable to any then-existing Term Loans (when taken as a whole) or otherwise reasonably acceptable to the Administrative Agent (it being understood that to the extent that any financial maintenance covenant or other term is added for the benefit of any such Indebtedness, the terms and conditions of such Indebtedness will be deemed not to be more restrictive than the terms and conditions of this Agreement if such financial maintenance covenant or other term is also added for the benefit of all Classes of Loans) or (ii) such Incremental Equivalent Debt (other than any Incremental Equivalent Debt that is in the form of term loans that are pari passu with the Initial Term Loans in right of payment and with respect to security (other than Customary Bridge Loans)) may be provided on then-current market terms (as reasonably determined by the Parent Borrower) for the applicable type of Indebtedness, and

(h)            no such Indebtedness (other than Customary Bridge Loans) shall have any mandatory prepayment or redemption features (other than customary asset sale events, insurance and condemnation proceeds events, change of control offers or events of default and in the case of loans, excess cash flow sweeps) that could result in prepayments or redemptions of such Indebtedness prior to the Maturity Date of any then-existing Class of Loans.

“Incremental Facilities” has the meaning assigned to such term in Section 2.22(a).

“Incremental Facility Agreement” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent and the Parent Borrower executed by each of (a) the applicable Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Incremental Facility being incurred pursuant thereto and in accordance with Section 2.22.

“Incremental Increase Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Loans” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Commitment” means any commitment made by a Lender to provide all or any portion of any Incremental Revolving Facility.

“Incremental Revolving Facilities” has the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Facility Lender” means, with respect to any Incremental Revolving Facility, each Revolving Lender providing any portion of such Incremental Revolving Facility.

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.22(a)

“Incremental Term Facility” has the meaning assigned to such term in Section 2.22(a).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.22(a).

“Incurred Acquisition Debt” has the meaning assigned to such term in Section 6.01(q).

“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.10(c).

“Indebtedness” as applied to any Person means, without duplication:

(a)            all indebtedness for borrowed money;

(b)            that portion of obligations with respect to Capital Leases to the extent recorded as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(c)            all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(d)            any obligation of such Person owed for all or any part of the deferred purchase price of property or services (excluding (i) any earn out obligation or purchase price adjustment until such obligation (A) becomes a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP and (B) has not been paid within 30 days after becoming due and payable, (ii) any such obligations incurred under ERISA, (iii) accrued expenses and trade accounts payable in the ordinary course of business (including on an inter-company basis) and (iv) liabilities associated with customer prepayments and deposits), which purchase price is (A) due more than six months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument;

(e)            all Indebtedness of others that is secured by any Lien on any asset owned or held by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person;

(f)            the face amount of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(g)            the Guarantee by such Person of the Indebtedness of another;

(h)            all obligations of such Person in respect of any Disqualified Capital Stock; and

(i)             all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes;

provided that (i) in no event shall any obligation under any Derivative Transaction be deemed “Indebtedness” for any calculation of the Total Leverage Ratio, the First Lien Leverage Ratio, the Interest Coverage Ratio or any other financial ratio under this Agreement and (ii) the amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as reasonably determined by such Person in good faith.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any third person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venture) to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such Person, (A) except to the extent the terms of such Indebtedness provided that such Person is not liable therefor and (B) only to the extent the relevant Indebtedness is of the type that would be included in the calculation of Consolidated Total Debt; provided that notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (x) the effects of Accounting Standards Codification Topic 815 or International Accounting Standard 39 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness hereunder but for the application of this proviso shall not be deemed an incurrence of Indebtedness hereunder) and (y) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amount that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed to be an incurrence of Indebtedness under this Agreement). The amount of Indebtedness issued at a discount to its initial principal amount shall be calculated based on the initial stated principal amount thereof without giving effect to any such discount. For all purposes hereof, the Indebtedness of any Borrower and any of its Restricted Subsidiaries shall exclude (i) intercompany liabilities arising from their cash management and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iv) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (v) Indebtedness of any Parent Company appearing on the balance sheet of the Parent Borrower solely by reason of push down accounting under GAAP, (vi) accrued expenses and royalties, (vii) asset retirement obligations and other pension related obligations (including pensions and retiree medical care) that are not overdue by more than 60 days and (viii) any payments contemplated by the Acquisition Agreement.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes or Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information Memorandum” means the Confidential Information Memorandum dated July 2017, relating to the Target and its subsidiaries and the Transactions.

“Initial Lenders” means the Arrangers (or their applicable Affiliates) who are party to this Agreement as Lenders on the Closing Date.

“Initial Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Initial Revolving Loans (and acquire participations in Letters of Credit) hereunder as set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender assumed its Initial Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.19, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.05 or (c) increased pursuant to Section 2.22. The aggregate amount of the Initial Revolving Credit Commitments as of the Fifth Amendment Closing Date is $100,000,000.

“Initial Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of all Initial Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure attributable to its Initial Revolving Credit Commitment.

“Initial Revolving Credit Maturity Date” means June 26, 2029.

“Initial Revolving Facility” means the Initial Revolving Credit Commitments and the Initial Revolving Loans and other extensions of credit thereunder.

“Initial Revolving Lender” means any Lender with an Initial Revolving Credit Commitment or any Initial Revolving Credit Exposure.

“Initial Revolving Loan” means any revolving loan made by the Initial Revolving Lenders to applicable Borrower pursuant to Section 2.01(a)(ii).

“Initial Term Lender” means any Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Initial Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name on the Commitment Schedule or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as the same may be (a) reduced from time to time pursuant to Section 2.09 or 2.19, (b) reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to Section 9.05 or (c) increased from time to time pursuant to Section 2.22. The aggregate amount of the Term Lenders’ Initial Term Loan Commitments on the ~~Fifth~~Sixth Amendment Closing Date is $~~300,000,000~~296,250,000.

“Initial Term Loan Applicable Percentage” means, for purposes of Section 2.18(a), with respect to any Initial Term Lender, a percentage equal to a fraction the numerator of which is the aggregate outstanding amount of the Initial Term Loans and Initial Term Loan Commitment of such Initial Term Lender and the denominator of which is the aggregate outstanding principal amount of the Initial Term Loans and Initial Term Loan Commitments of all Initial Term Lenders holding Initial Term Loans or Initial Term Loan Commitments.

“Initial Term Loan Maturity Date” means June 26, 2031.

“Initial Term Loans”: means (i) prior to the First Amendment Closing Date, the term loans made by the Initial Term Lenders to the Initial Borrower pursuant to Section 2.01(a)(i) on the Closing Date, (ii) on and after the First Amendment Closing Date but prior to the Second Amendment Closing Date, the collective reference to (a) the term loans made by the Initial Term Lenders to the Initial Borrower pursuant to Section 2.01(a)(i) on the Closing Date and (b) the First Amendment Incremental Term Loans made on the First Amendment Closing Date, (iii) on and after the Second Amendment Closing Date but prior to the Third Amendment Closing Date, the collective reference to the Second Amendment Replacement Term Loans and Second Amendment Incremental Term Loans made on the Second Amendment Closing Date, (iv) on and after the Third Amendment Closing Date but prior to the Fifth Amendment Closing Date, the Third Amendment Replacement Term Loans ~~and~~, (v) on and after the Fifth Amendment Closing Date, the Fifth Amendment Replacement Term Loans and (vi) on and after the Sixth Amendment Closing Date, the Sixth Amendment Replacement Term Loans.

“Insolvency Disposition” has the meaning assigned to such term in Article 8.

“Intellectual Property Security Agreement” means any agreement executed on or after the Closing Date confirming or effecting the grant of any Lien on IP Rights owned by any Loan Party to the Administrative Agent, for the benefit of the Secured Parties, in accordance with this Agreement and any Security Agreement, including an Intellectual Property Security Agreement substantially in the form of Exhibit J.

“Interest Election Request” means a request by applicable Borrower in the form of Exhibit D or another form reasonably acceptable to the Administrative Agent to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the most recently ended Test Period to (b) Consolidated Interest Expense for such Test Period, in each case of the Parent Borrower and its Restricted Subsidiaries on a consolidated basis.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December (commencing with the last Business Day of December 2017) and the Revolving Credit Maturity Date or the maturity date applicable to such Loan and (b) with respect to any Adjusted Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided, however, that if any Interest Period for an Adjusted Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means, as to each Adjusted Term SOFR Loan, the period commencing on the date such Adjusted Term SOFR Loan is disbursed or converted to or continued as an Adjusted Term SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Parent Borrower in the applicable Borrowing Request or Interest Election Request, or such other period that is twelve months or less requested by the Parent Borrower and consented to by all the affected Lenders and the Administrative Agent (in the case of each requested Interest Period, subject to availability); provided that:

(a)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of an Adjusted Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)            any Interest Period pertaining to an Adjusted Term SOFR Loan that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)            no Interest Period shall extend beyond the applicable Maturity Date.

“Investment” means (a) any purchase or other acquisition by any Borrower or any of its Restricted Subsidiaries of any of the Securities of any other Person (other than any Loan Party), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or substantially all the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person and (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of any Borrower, any Restricted Subsidiary or any Parent Company for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by any Borrower or any of its Restricted Subsidiaries to any other Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor as a repayment of principal or a return of capital, and any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payments to be deducted do not, in the aggregate, exceed the remaining principal amount of such Investment and without duplication of amounts increasing the Available Amount), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by the Parent Borrower, (iii) any Investment in the form of a transfer of Capital Stock or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as reasonably determined in good faith by the Parent Borrower) of such Capital Stock or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing the Available Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Capital Stock, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (A) the cost of all additions thereto and minus (B) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in this clause (B) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing the Available Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.

“Investors” means (a) Arsenal Capital Partners and any Affiliate thereof (excluding any operating portfolio company) and (b) the Management Investors.

“IP Rights” has the meaning assigned to such term in Section 3.05(c).

“IRS” means the US Internal Revenue Service.

“Issuing Bank” means, as the context may require, (a) Bank of America, N.A. and (b) any other Revolving Lender that is appointed as an Issuing Bank in accordance with Section 2.05(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Junior Indebtedness” means any Indebtedness (other than Indebtedness among Holdings, any Borrower and/or its subsidiaries) of any Borrower or any of its Restricted Subsidiaries with an individual outstanding principal amount in excess of the Threshold Amount that is either (a) expressly subordinated in right of payment to the Obligations or (b) secured by a security interest on the Collateral that is expressly junior or subordinated to any First Priority Lien securing any Credit Facility.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Loan or commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan, Term Commitment, Revolving Loan or Revolving Credit Commitment.

“Latest Revolving Credit Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Revolving Loan or Revolving Credit Commitment hereunder at such time.

“Latest Term Loan Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any term loan or term commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan or any Additional Term Loan Commitment.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).

“LC Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.01, or if an Issuing Bank has entered into an Assignment and Assumption or became an Issuing Bank pursuant to an agreement designating it as contemplated by Section 2.05(i), the amount set forth for such Issuing Bank as its LC Commitment in the Register maintained by the Administrative Agent or in such agreement.

“LC Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the Outstanding Amount of all outstanding Letters of Credit at such time plus (b) the Outstanding Amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall equal its Applicable Revolving Credit Percentage of the aggregate LC Exposure at such time.

“LC Obligations” means, at any time, the sum of (a) the Outstanding Amount under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the Outstanding Amount of all unreimbursed LC Disbursements.

“LCA Election” has the meaning provided in Section 1.11.

“LCA Test Date” has the meaning provided in Section 1.11.

“Legal Reservations” means the application of relevant Debtor Relief Laws, general principles of equity and/or principles of good faith and fair dealing.

“Lenders” means the Term Lenders, the Revolving Lenders, any lender with an Additional Commitment or an outstanding Additional Loan and any other Person that becomes a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement; provided that, for the avoidance of doubt, no Issuing Bank shall be required to issue a Commercial Letter of Credit, bank guarantees or a Letter of Credit denominated in any currency other than Dollars.

“Letter of Credit Reimbursement Loan” has the meaning assigned to such term in Section 2.05(e).

“Letter of Credit Request” means any request by the applicable Borrower for a Letter of Credit in accordance with Section 2.05 and substantially in the form attached hereto as Exhibit K or such other form that is reasonably acceptable to the relevant Issuing Bank and the applicable Borrower.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the aggregate amount of the Revolving Credit Commitments, which amount is subject to increase in accordance with Section 2.22.

“LIBOR Transition Amendment” means the LIBOR Transition Amendment dated as of June 26, 2023, among the Borrowers and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means any acquisition or Investment permitted by this Agreement, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” means this Agreement, the First Amendment, the Second Amendment, the Third Amendment, the LIBOR Transition Amendment, the Fifth Amendment, any Promissory Note, each Loan Guaranty, the Collateral Documents, any Acceptable Intercreditor Agreement, each Refinancing Amendment, each Incremental Facility Agreement, each Extension Amendment and any other document or instrument designated by the Parent Borrower and the Administrative Agent as a “Loan Document.” Any reference in this Agreement or any other Loan Document to any Loan Document shall include all appendices, exhibits or schedules thereto.

“Loan Guaranty” means the Guaranty Agreement, substantially in the form of Exhibit I, executed by each Loan Party thereto and the Administrative Agent for the benefit of the Secured Parties, as supplemented in accordance with the terms of Section 5.12.

“Loan Installment Date” has the meaning assigned to such term in Section 2.10(a).

“Loan Parties” means the Borrowers and each Loan Guarantor.

“Loan Guarantor” means (a) Holdings and any Subsidiary Guarantor, (b) upon the effectiveness of the Closing Date Assumption, the Initial Borrower and (c) with respect to any Secured Hedging Obligation and/or Banking Services Obligation of Holdings or any Subsidiary of any Borrower, the Borrowers.

“Loans” means any Initial Term Loan, any Additional Term Loan, any Revolving Loan and/or any Additional Revolving Loan.

“Management Investors” means the officers, directors, managers, employees and members of management of any Borrower, any Parent Company and/or any subsidiary of any Borrower (including, on the Closing Date, those of the Target and its subsidiaries).

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a circumstance or condition that has or would materially and adversely effect (a) the business, results of operations or financial condition, in each case, of any Borrower and of its Restricted Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent and the Lenders under the applicable Loan Documents or (c) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents.

“Material Debt Instrument” means any physical instrument evidencing any Indebtedness for borrowed money with an individual outstanding principal amount in excess of $5,000,000 and which is required to be pledged and delivered to the Administrative Agent (or its bailee) pursuant to any Security Agreement.

“Material Intellectual Property” means any IP Right owned by a Loan Party that is material to the operation of the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole.

“Material Real Estate Asset” means any “fee-owned” Real Estate Asset acquired by any Loan Party after the Closing Date (or owned by any Person at the time such Person becomes a Loan Party), in each case, having a fair market value (as reasonably determined in good faith by the Parent Borrower) in excess of $5,000,000 as of the date of acquisition thereof (or the date of substantial completion of any material improvement thereon or new construction thereof) or if the owning entity becomes a Loan Party after the Closing Date, as of the date such Person becomes a Loan Party.

“Maturity/Weighted Average Life Excluded Amount” means $20,000,000.

“Maturity Date” means (a) with respect to the Initial Revolving Facility, the Initial Revolving Credit Maturity Date, (b) with respect to the Initial Term Loans, the Initial Term Loan Maturity Date, (c) with respect to any Replacement Term Loans or Replacement Revolving Facility, the final maturity date for such Replacement Term Loans or Replacement Revolving Facility, as the case may be, as set forth in the applicable Refinancing Amendment, (d) with respect to any Incremental Facility, the final maturity date set forth in the applicable Incremental Facility Agreement and (e) with respect to any Extended Revolving Credit Commitment or Extended Term Loans, the final maturity date set forth in the applicable Extension Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 9.19.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.23(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust or other agreement or conveyance which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the relevant Secured Parties, on any Material Real Estate Asset constituting Collateral, which shall be in form reasonably satisfactory to the Administrative Agent and contain such terms as may be necessary under applicable local Requirements of Law to perfect a first-priority Lien on the applicable Material Real Estate Asset; provided, however, that in no event shall any Mortgage granted in a jurisdiction which imposes a mortgage tax, intangibles tax or documentary stamps tax or other similar charges secure an amount in excess of the fair market value (as reasonably determined in good faith by the Parent Borrower) of the Material Real Estate Asset subject to such Mortgage.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA that is subject to the provisions of Title IV of ERISA, and in respect of which any Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payment or proceeds (including Cash Equivalents) received by any Borrower or any of its Restricted Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of any Borrower or any of its Restricted Subsidiaries or (ii) as a result of the taking of any assets of any Borrower or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation, expropriation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b) (i) any actual out-of-pocket costs incurred by any Borrower or any of its Restricted Subsidiaries in connection with the adjustment, settlement or collection of any claims of any Borrower or the relevant Restricted Subsidiary in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (other than the Loans and any Indebtedness secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing any Secured Obligation) that is secured by a Lien on the assets in question and that is required to be repaid or otherwise comes due under the terms thereof as a result of such loss, taking or sale, (iii) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and the Parent Borrower’s good faith estimate of income or other Taxes paid or payable (including pursuant to Tax sharing arrangements or any Tax distribution or any withholding taxes estimated to be payable in connection with the repatriation of such Net Insurance/Condemnation Proceeds)) in connection with any sale or taking of such assets as described in clause (a) of this definition, (v) any amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (a) of this definition (provided that to the extent and at the time any such amounts are released from such reserve (other than in connection with a payment in respect of such liability), such amounts shall constitute Net Insurance/Condemnation Proceeds) and (vi) the pro rata portion of such Net Insurance/Condemnation Proceeds (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of any Borrower and the Restricted Subsidiaries as a result thereof.

“Net Proceeds” means (a) with respect to any Disposition (including any Prepayment Asset Sale), the Cash proceeds (including Cash Equivalents and Cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) all fees and out-of-pocket expenses paid by (or on behalf of) any Borrower and the Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees and the amount of all transfer and similar Taxes and the Parent Borrower’s good faith estimate of income or other Taxes paid or payable (including pursuant to Tax sharing arrangements or any Tax distributions and including any withholding taxes estimated to be payable in connection with the repatriation of such Net Proceeds) in connection with such Disposition), (ii) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve (other than in connection with a payment in respect of such liability), such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than the Loans and any other Indebtedness secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing any Secured Obligation) which is secured by the asset sold in such Disposition and which is required to be repaid or otherwise comes due and is repaid (other than any such Indebtedness that is assumed by the purchaser of such asset), (iv) Cash escrows (until released from escrow to any Borrower or any of its Restricted Subsidiaries) from the sale price for such Disposition, (v) the pro rata portion of such Net Proceeds (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of any Borrower and the Restricted Subsidiaries as a result thereof and (vi) the amount of any liabilities directly associated with such asset and retained by any Borrower or any Restricted Subsidiary; and (b) with respect to any issuance or incurrence of Indebtedness or Capital Stock, the Cash proceeds thereof, net of all Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred in connection therewith.

“New Incremental Term Facility” means any Incremental Term Facility which provides for a new tranche or Class of Term Loans hereunder in accordance with Section 2.22.

“New Incremental Revolving Facility” has the meaning assigned to such term in Section 2.22(a).

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(b).

“Non-Debt Fund Affiliate” means any Affiliate of any Borrower other than (a) a natural person and/or (b) Holdings, the Borrowers and their respective subsidiaries.

“Non-Loan Party Cap” means the greater of $54,000,000 and 45.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period.

“Notice of Intent to Cure” has the meaning assigned to such term in Section 6.12(b).

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, all LC Exposure, all accrued and unpaid fees (including fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations of any Loan Party to the Lenders or to any Lender, the Administrative Agent, any Issuing Bank or any indemnified party arising under the Loan Documents or otherwise in respect of any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute, contingent, due or to become due, now existing or hereafter arising.

“Obligations Derivative Instrument” has the meaning assigned to such term in Section 9.05(d)(ii).

“OFAC” has the meaning assigned to such term in Section 3.17(a).

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement, and (e) with respect to any other form of entity, such other organizational documents required by local Requirements of Law or customary under such jurisdiction to document the formation and governance principles of such type of entity. In the event that any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.11(b)(ii).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary Taxes or any intangible, recording, filing or other excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, but excluding, for the avoidance of doubt, any Excluded Taxes.

“Outstanding Amount” means (a) with respect to any Term Loan, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowing and/or prepayment or repayment of such Term Loan occurring on such date, (b) with respect to any Revolving Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowing and/or prepayment or repayment of such Revolving Loan occurring on such date, (c) with respect to any Letter of Credit, the aggregate amount available to be drawn under such Letter of Credit after giving effect to any change in the aggregate amount available to be drawn under such Letter of Credit or the issuance or expiry of such Letter of Credit, including as a result of any LC Disbursement and (d) with respect to any LC Disbursement on any date, the aggregate outstanding amount of such LC Disbursement on such date after giving effect to any disbursement with respect to any Letter of Credit occurring on such date and any other change in the aggregate amount of such LC Disbursement as of such date, including as a result of any reimbursement by the applicable Borrower of such LC Disbursement.

“Parent Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Parent Company” means (a) Holdings, (b) any other Person of which Holdings is or becomes a subsidiary or after the Closing Date, (c) any holding company established by any Permitted Holder for purposes of holding its investment in any other Parent Company and (d) any Wholly-Owned Subsidiary of Holdings of which the Initial Borrower and, on and after the consummation of the Closing Date Assumption, each other Borrower is a Wholly–Owned Subsidiary (provided that any such intermediate holding company shall be subject to the terms and conditions of this Agreement applicable to Holdings, including, for the avoidance of doubt, the requirement to execute and deliver a joinder to the Loan Guaranty and a supplement to the Security Agreement, in substantially the forms attached thereto and comply with the covenant set forth in Section 6.11 and the other covenants and representations applicable to Holdings and shall be considered a Loan Guarantor on the same terms as Holdings).

“Participant” has the meaning assigned to such term in Section 9.05(c).

“Participant Register” has the meaning assigned to such term in Section 9.05(c).

“Patent” means the following: (a) any and all patents and patent applications; (b) all inventions described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing anywhere in the world.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which any Borrower or any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates, maintains or contributes to or has an obligation to contribute to, or otherwise has any liability, contingent or otherwise.

“Perfection Certificate” means a certificate substantially in the form of Exhibit E.

“Perfection Certificate Supplement” means a supplement to the Perfection Certificate substantially in the form of Exhibit F.

“Perfection Requirements” means (a) the filing of appropriate financing statements with the office of the Secretary of State or other appropriate office in the state of organization of such Loan Party, (b) the filing of appropriate assignments or notices with the US Patent and Trademark Office and/or the US Copyright Office, as applicable, with respect to registered (and applied for) Patents, Trademarks, Copyrights and exclusive Copyright Licenses (except to the extent any of the foregoing are included in the definition of Excluded Assets), (c) the proper recording or filing, as applicable, of Mortgages and fixture filings with respect to any Material Real Estate Asset (except to the extent expressly not required to be Collateral pursuant to the terms thereof), in each case in favor of the Administrative Agent for the benefit of the Secured Parties and (d) the delivery to the Administrative Agent of any stock certificate or promissory note required to be delivered pursuant to the applicable Loan Documents, together with instruments of transfer executed in blank.

“Permitted Acquisition” means any acquisition made by any Borrower or any of its Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or the Capital Stock of any Person who is engaged in a Similar Business and becomes a Restricted Subsidiary (and, in any event, including any Investment in (a) any Restricted Subsidiary the effect of which is to increase any Borrower’s or any Restricted Subsidiary’s equity ownership in such Restricted Subsidiary or (b) any joint venture for the purpose of increasing any Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture); provided that no Event of Default under Section 7.01(a) or Sections 7.01(f) and/or (g) has occurred and is continuing; provided further that all actions required to be taken with respect to any such newly acquired Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in the term “Collateral and Guarantee Requirement”, the Collateral Documents, Section 5.12(b) and Section 5.13 to the extent applicable shall have been taken (or arrangements for the taking of such actions after the consummation of the Permitted Acquisition shall have been made that are reasonably satisfactory to the Administrative Agent) (unless such newly created or acquired Subsidiary is designated as an Unrestricted Subsidiary or is otherwise an Excluded Subsidiary).

“Permitted Holders” means (a) the Investors (and, with respect to any Investor that is a natural person, his or her Immediate Family Members) and (b) any group of which the Investors are members and any other member of such group; provided that the Investors, without giving effect to the existence of such group or any other group, collectively own, directly or indirectly, Capital Stock representing a majority of the aggregate votes entitled to vote for the election of directors of Holdings owned by such group.

“Permitted Liens” means Liens permitted pursuant to Section 6.02.

“Permitted Receivables Financing” means, collectively, any receivables securitizations or other receivables financing (including any factoring program) in an aggregate outstanding amount not to exceed the greater of $18,000,000 and 15.0% of Consolidated Adjusted EBITDA for the last Test Period (provided that with respect to Permitted Receivables Financings incurred in the form of a factoring program, the outstanding amount of such Permitted Receivables Financing for the purposes of this definition shall be deemed to be equal to the Permitted Receivables Net Investment for the last Test Period) so long as such financings are non-recourse to Holdings, any Borrower and any of its Restricted Subsidiaries (except for (a) recourse to any Foreign Subsidiaries, (b) any customary limited recourse obligations, (c) any performance undertaking or Guarantee that is no more extensive in any material respect than customary performance undertakings or (d) an unsecured parent Guarantee by a Restricted Subsidiary that is a parent company of the Foreign Subsidiary referred to in the foregoing clause (a) of obligations of Foreign Subsidiaries, and in each case, reasonable extensions thereof).

“Permitted Receivables Net Investment” means the aggregate cash amount paid by the purchasers under any Permitted Receivables Financing in the form of a factoring program in connection with their purchase of accounts receivable and customary related assets or interests therein, as the same may be reduced from time to time by collections with respect to such accounts receivable and related assets or otherwise in accordance with the terms of such Permitted Receivables Financing (but excluding any such collections used to make payments of commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing in the form of a factoring program which are payable to any Person other than any Borrower or its Restricted Subsidiaries).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) maintained by any Borrower and/or any Restricted Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of its ERISA Affiliates, other than any Multiemployer Plan.

“Platform” has the meaning assigned to such term in Section 9.01.

“Prepayment Asset Sale” means any Disposition by any Borrower or its Restricted Subsidiaries made pursuant to Section 6.07(g)(z) and Section 6.07(h).

“Primary Obligor” has the meaning assigned to such term in the definition of “Guarantee”.

“Prime Rate” means (a) the rate of interest determined, from time to time, by the Administrative Agent at its principal office in New York City as its “prime rate” and notified to the Parent Borrower with the understanding that the “prime rate” is one of the Administrative Agent’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as the Administrative Agent may designate or (b) if the Administrative Agent has no “prime rate,” the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the US or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Private Lender Information” has the meaning assigned to such term in Section 9.01.

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Total Leverage Ratio, the First Lien Leverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets (including component definitions thereof), that each Subject Transaction required to be calculated on a Pro Forma Basis in accordance with Section 1.10 shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period) with respect to any test or covenant for which such calculation is being made and that:

(a)            (i) in the case of (A) any Disposition of all or substantially all of the Capital Stock of any Restricted Subsidiary or any division, facility, business line and/or product line of any Borrower or any Restricted Subsidiary and (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative and including any Expected Cost Savings related thereto) attributable to the property or Person subject to such Subject Transaction shall be excluded as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made and (ii) in the case of any Permitted Acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary described in the definition of the term “Subject Transaction”, income statement items (whether positive or negative and including any Expected Cost Savings related thereto) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; it being understood that any pro forma adjustment described in the definition of “Consolidated Adjusted EBITDA” may be applied to any such test or covenant solely to the extent that such adjustment is consistent with the definition of “Consolidated Adjusted EBITDA”,

(b)            any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made,

(c)            any Indebtedness incurred by any Borrower or any of its Restricted Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which the relevant determination is being made; provided that, (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (ii) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Parent Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, an interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Parent Borrower,

(d)            the acquisition of any asset included in calculating Consolidated Total Assets, whether pursuant to any Subject Transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into any Borrower or any of its subsidiaries, or the Disposition of any asset included in calculating Consolidated Total Assets described in the definition of “Subject Transaction” shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test or covenant for which such calculation is being made, and

(e)            Unrestricted Cash shall be calculated as of the date of the consummation of such Specified Transaction after giving pro forma effect thereto (other than, for the avoidance of doubt, the cash proceeds of any Indebtedness that is the Subject Transaction for which such a calculation in being made or is incurred to finance such Subject Transaction).

It is hereby agreed that for purposes of determining pro forma compliance with Section 6.12(a) prior to the last day of the first Fiscal Quarter after the Closing Date, the applicable level shall be the level cited in Section 6.12(a).  Notwithstanding anything to the contrary set forth in the immediately preceding paragraph, for the avoidance of doubt, when calculating the First Lien Leverage Ratio for purposes of the definitions of “Applicable Rate” and “Commitment Fee Rate” and for purposes of Section 6.12(a) (other than for the purpose of determining pro forma compliance with Section 6.12(a) as a condition to taking any action under this Agreement), the events described in the immediately preceding paragraph that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

“Projections” means the financial projections and pro forma financial statements of the Parent Borrower and its subsidiaries included in the Information Memorandum (or a supplement thereto).

“Promissory Note” means a promissory note of the Borrowers payable to any Lender or its registered assigns, in substantially the form of Exhibit G, evidencing the aggregate outstanding principal amount of Loans of the Borrowers to such Lender resulting from the Loans made by such Lender.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and any similar Requirement of Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchanges applicable to companies with listed equity or debt securities, directors’, managers’ and/or employees’ compensation or other costs to the extent attributable to being a public company, officer and director fee and expense reimbursement to the extent attributable to being a public company, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders associated with being a public company, directors’ and officers’ insurance and other legal and other professional fees, listing fees and other costs and/or expenses associated with being a public company.

“Public Lender” has the meaning assigned to such term in Section 9.01.

“Public Lender Information” has the meaning assigned to such term in Section 9.01.

“QFC” has the meaning assigned to such term in Section 9.24.

“QFC Credit Support” has the meaning assigned to such term in Section 9.24.

“Qualified Capital Stock” of any Person means any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualifying IPO” means the issuance and sale by the Initial Borrower, Parent Borrower or any Parent Company of which the Initial Borrower is a direct or indirect Subsidiary of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act or any analogous filing under the securities laws of any jurisdiction other than the US (whether alone or in connection with a secondary public offering).

“Quarterly Financial Statements” has the meaning assigned to such term in Section 4.01(c).

“Ratio Debt” has the meaning assigned to such term in Section 6.01(w).

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of any Loan Party in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Receivables Subsidiary” means any special purpose entity established in connection with a Permitted Receivables Financing.

“Recipient” has the meaning assigned to such term in the definition of “Excluded Taxes”.

“Recurring Contracts” means, as of any date of determination, any commercial contract of the Parent Borrower or any Restricted Subsidiary for any services that are continuous and not project based.

“Refinancing” has the meaning assigned to such term in Section 4.01(g).

“Refinancing Amendment” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent and the Parent Borrower executed by (a)  the applicable Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the Replacement Term Loans or the Replacement Revolving Facility, as applicable, being incurred pursuant thereto and in accordance with Section 9.02(c).

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(p).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Register” has the meaning assigned to such term in Section 9.05(b)(iv).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation H” means Regulation H of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Funds” means with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective officers, directors, employees, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the Environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Replaced Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).

“Replaced Term Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Replacement Revolving Facility” has the meaning assigned to such term in Section 9.02(c)(ii).

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(c)(i).

“Reportable Event” means, with respect to any Pension Plan or Multiemployer Plan, any of the events described in Section 4043(c) of ERISA, other than those events as to which the 30-day notice period is waived under PBGC Reg. Section 4043.

“Representative” has the meaning assigned to such term in Section 9.13.

“Repricing Transaction” means each of (a) the prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Initial Term Loans with the incurrence by any Loan Party of any senior secured term loans (including any Replacement Term Loans) having an Effective Yield that is less than the Effective Yield applicable to the Initial Term Loans so prepaid, repaid, refinanced, substituted or replaced and (b) any amendment, waiver or other modification to this Agreement that would reduce the Effective Yield applicable to the Initial Term Loans; provided that the primary purpose of such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification was to reduce the Effective Yield applicable to the Initial Term Loans; provided, further, that in no event shall any such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver or other modification in connection with a Change of Control, Qualifying IPO or Transformative Acquisition constitute a Repricing Transaction. Any determination by the Administrative Agent in consultation with the Parent Borrower of the Effective Yield for purposes of this definition shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination absent bad faith, gross negligence or willful misconduct.

“Required Asset Sale Percentage” means, as of the date on which any Borrower or any Restricted Subsidiary receives (a) Net Proceeds in respect of any Prepayment Asset Sale or (b) Net Insurance/Condemnation Proceeds, (i) if the First Lien Leverage Ratio is greater than 4.50:1.00, 100%, (ii) if the First Lien Leverage Ratio is less than or equal to 4.50:1.00 but greater than 4.00:1.00, 50% and (iii) if the First Lien Leverage Ratio is less than or equal to 4.00:1.00, 0%.

“Required Excess Cash Flow Percentage” means, as of any date of determination, (a) if the First Lien Leverage Ratio is greater than 4.50:1.00, 50%, (b) if the First Lien Leverage Ratio is less than or equal to 4.50:1.00 and greater than 4.00:1.00, 25% and (c) if the First Lien Leverage Ratio is less than or equal to 4.00:1.00 (the First Lien Leverage Ratio levels set forth in clauses (a), (b) and (c), the “Stepdown Levels”), 0% (the percentages set forth in clauses (a), (b) and (c), the “Stepdown Percentages”); it being understood and agreed that, for purposes of this definition as it applies to the determination of the amount of Excess Cash Flow that is required to be applied to prepay the Term Loans under Section 2.11(b)(i) for any Excess Cash Flow Period, the Required Excess Cash Flow Percentage shall be determined on (and as of) the scheduled date of prepayment by first, determining the applicable Stepdown Level by calculating the First Lien Leverage Ratio on a pro forma basis without giving effect to any Excess Cash Flow payment required to be made on such date (the “Base Level”, and the Stepdown Level one level below the Base Level, the “Lower Level”) and second, calculating the First Lien Leverage Ratio on a pro forma basis after giving effect to such Excess Cash Flow payment based on the Lower Level on such date (the “Assumed Payment”). If after calculating the First Lien Leverage Ratio on a pro forma basis giving effect to the Assumed Payment at the Lower Level the Parent Borrower would be entitled to a stepdown to the Lower Level from the Base Level, then the Required Excess Cash Flow Percentage applicable to such Excess Cash Flow payment required to be made shall be the Stepdown Percentage for the Lower Level; otherwise, the Stepdown Percentage for the Base Level shall apply.

“Required Lenders” means, at any time, Lenders having Loans or unused Commitments representing more than 50% of the sum of the total Loans and such unused commitments at such time.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Loans, Additional Revolving Loans, unused Revolving Credit Commitments and/or unused Additional Revolving Credit Commitments representing more than 50% of the sum of the total Revolving Loan and Additional Revolving Loans and such unused Revolving Credit Commitments and/or Additional Revolving Credit Commitments at such time.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, territorial, municipal, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Rescindable Amount” has the meaning set forth in Section 8.13.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority

“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer, the treasurer, manager of treasury activities, any assistant treasurer, any executive vice president, any senior vice president, any senior vice president (finance), any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of any Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Parent Borrower.

“Responsible Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Responsible Officer of the Parent Borrower that such financial statements fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of the Parent Borrower as at the dates indicated and its consolidated income and cash flows for the periods indicated, subject (in the case of unaudited interim financial statements) to changes resulting from audit and normal year-end adjustments.

“Restricted Amount” has the meaning set forth in Section 2.11(b)(iv).

“Restricted Cash Award” means the cash award received upon exchange of Restricted Stock Units in the Restricted Stock Unit Exchange Offer that will pay an amount equal to the per share merger consideration set forth in the Acquisition Agreement upon vesting.

“Restricted Debt Payment” has the meaning set forth in Section 6.04(b).

“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Initial Borrower, except a dividend payable solely in shares of Qualified Capital Stock to the holders of such class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Initial Borrower; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Initial Borrower now or hereafter outstanding.

“Restricted Stock Unit” means any restricted stock unit or performance based unit of the Target awarded pursuant to a stock plan that is outstanding immediately prior to the consummation of the Acquisition.

“Restricted Stock Unit Exchange Offer” means the exchange offer by the Target pursuant to Schedule TO under the Exchange Act to exchange for Restricted Stock Units granted and outstanding under stock plans for (a) Restricted Cash Awards that will pay an amount equal to the per share merger consideration set forth in the Acquisition Agreement upon vesting and (b) options to purchase common stock of Holdings.

“Restricted Subsidiary” means, as to any Person, any subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” shall mean any Restricted Subsidiary of Holdings other than any Borrower.

“Retained Asset Sale Proceeds” means that portion of Net Proceeds of a Prepayment Asset Sale not required to be applied to prepay the Loans pursuant to Section 2.11(b)(ii) due to the Required Asset Sale Percentage being less than 100%.

“Revolving Commitment Increase” has the meaning set forth in Section 2.22(a).

“Revolving Credit Commitment” means any Initial Revolving Credit Commitment and any Additional Revolving Credit Commitment.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate Outstanding Amount at such time of such Lender’s Initial Revolving Credit Exposure and Additional Revolving Credit Exposure.

“Revolving Facility” means the Initial Revolving Facility, any Incremental Revolving Facility, any Extended Revolving Facility and any Replacement Revolving Facility.

“Revolving Facility Test Condition” means, as of any date of determination, without duplication, that the Outstanding Amount of the sum of (a) all Revolving Loans (other than, for any such determination made during the first four full Fiscal Quarters ending after the Closing Date, Revolving Loans made on the Closing Date applied to fund the Acquisition in an aggregate principal amount not to exceed $10,000,000), (b) LC Disbursements that have not been reimbursed within three Business Days and (c) undrawn Letters of Credit (other than (i) undrawn Letters of Credit that have been cash collateralized or backstopped (in the case of any such non-cash collateral backstop, in a manner reasonably satisfactory to the applicable Issuing Bank) in an amount equal to 100% of the then-available face amount thereof and (ii) undrawn Letters of Credit that have not been cash collateralized or backstopped in an aggregate amount of up to $5,000,000 at any time outstanding) exceeds an amount equal to 35% of the Total Revolving Credit Commitment).

“Revolving Lender” means any Initial Revolving Lender and any Additional Revolving Lender.

“Revolving Loans” means any Initial Revolving Loans and any Additional Revolving Loans.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of the McGraw-Hill Companies, Inc.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.08.

“Same Day Funds” means disbursements and payments in immediately available funds.

“Scheduled Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow”.

“Scheduled Unavailability Date” has the meaning provided in Section 2.14(b).

“Screen Rate” means the rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) that appears on the Reuters Screen LIBOR01 Page (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Second Amendment” means the Second Amendment, dated as of April 3, 2018, among the Borrowers, Holdings, the Guarantors party thereto, the Administrative Agent and the Lenders party thereto.

“Second Amendment Closing Date” has the meaning assigned to such term in the Second Amendment.

“Second Amendment Existing Term Loans” has the meaning assigned to the term “Existing Term Loans” in the Third Amendment.

“Second Amendment Incremental Term Loans” has the meaning assigned to the term “Incremental Term Loans” in the Second Amendment.

“Second Amendment Replacement Term Loans” has the meaning assigned to the term “Replacement Term Loans” in the Second Amendment.

“Secured Hedging Obligations” means all Hedging Obligations (other than any Excluded Swap Obligation) under each Hedge Agreement that (a) is in effect on the Closing Date between Holdings, any Borrower or any Restricted Subsidiary and a counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger as of the Closing Date or (b) is entered into after the Closing Date between Holdings, any Borrower or any Restricted Subsidiary and any counterparty that is (or is an Affiliate of) the Administrative Agent, any Lender or any Arranger at the time such Hedge Agreement is entered into, for which such Person agrees to provide security and in each case that has been designated to the Administrative Agent in writing by the Parent Borrower as being a “Secured Hedging Obligation” for purposes of the Loan Documents; it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article 8, Section 9.03 and Section 9.10 and each Acceptable Intercreditor Agreement as if it were a Lender.

“Secured Obligations” means all Obligations, together with (a) all Banking Services Obligations and (b) all Secured Hedging Obligations; provided that Banking Services Obligations and Secured Hedging Obligations shall cease to constitute Secured Obligations on and after the Termination Date.

“Secured Parties” means (a) the Lenders and the Issuing Banks, (b) the Administrative Agent, (c) each counterparty to a Hedge Agreement the obligations under which constitute Secured Hedging Obligations, (d) each provider of Banking Services the obligations under which constitute Banking Services Obligations, (e) the Arrangers and (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document.

“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that the term “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Pledge and Security Agreement, substantially in the form of Exhibit H, among the Loan Parties and the Administrative Agent for the benefit of the Secured Parties.

“Significant Subsidiary” means any Restricted Subsidiary that, or any group of Restricted Subsidiaries taken together that, as of the last day of the fiscal quarter of the Parent Borrower most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 10% of the consolidated revenues or total assets, as applicable, of the Parent Borrower for such quarter; provided that solely for purposes of Section 7.01(f) and Section 7.01(g), each Restricted Subsidiary forming part of such group is subject to an Event of Default under one or more of such Sections.

“Similar Business” means any Person the majority of the revenues of which are derived from a business that would be permitted by Section 5.18 if the references to “Restricted Subsidiaries” in Section 5.18 were read to refer to such Person.

“Sixth Amendment” means the Sixth Amendment, dated as of October 16, 2025, among the Borrowers, Holdings, the Guarantors party thereto, the Administrative Agent and the Lenders party thereto.

“Sixth Amendment Closing Date” has the meaning assigned to such term in the Sixth Amendment.

“Sixth Amendment Replacement Term Loans” means, collectively, the Replacement Term Loans, as defined in the Sixth Amendment.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“Software” means computer programs, object code, source code and supporting documentation, including, without limitation, “software” as such term is defined in the UCC as in effect on the date hereof in the State of New York and computer programs that may be construed as included in the definition of “goods” in the UCC as in effect on the date hereof in the State of New York.

“Solvent” shall mean, at the time of determination:

(a)            each of the Fair Value and the Present Fair Saleable Value of the assets of a Person and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; and

(b)            such Person and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and

(c)            such Person and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

Defined terms used in the foregoing definition shall have the meanings set forth in the Solvency Certificate delivered on the Closing Date pursuant to Section 4.01(i).

“SPC” has the meaning assigned to such term in Section 9.05(e).

“Specified Acquisition Agreement Representations” means the representations and warranties made by, or with respect to, the Target and its subsidiaries in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that the Initial Borrower (or its applicable affiliate) has the right (taking into account applicable cure provisions) to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of any such representations and warranties.

“Specified Representations” means the representations and warranties of the Loan Parties set forth in Section 3.01(a)(i) (solely as it relates to the Loan Parties), Section 3.01(b), Section 3.02 (with respect to the entering into, borrowing under, guaranteeing under, performance of, and granting of Liens in the Collateral pursuant to the Loan Documents), Section 3.03(b)(i) (with respect to the entering into, borrowing under, guaranteeing under, performance of, and granting of Liens in the Collateral pursuant to the Loan Documents), Section 3.08, Section 3.12, Section 3.14 (subject to the last sentence of Section 4.01, as it relates to the creation, validity and perfection of the security interests in the Collateral), Section 3.16, Section 3.17(e) (with respect to the use of the proceeds of the Initial Term Loans on the Closing Date) and Section 3.18.

“Stated Amount” means, with respect to any Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (a) as if any future automatic increases in the maximum available amount provided for in any such Letter of Credit had in fact occurred at such time and (b) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Stepdown Level” has the meaning assigned to such term in the definition of “Required Excess Cash Flow Percentage”.

“Stepdown Percentage” has the meaning assigned to such term in the definition of “Required Excess Cash Flow Percentage”.

“Subject Loans” means, as of any date of determination, the Initial Term Loans and any Additional Term Loans subject to ratable prepayment requirements in accordance with Section 2.11(b)(vi) on such date of determination.

“Subject Person” has the meaning assigned to such term in the definition of “Consolidated Net Income”.

“Subject Proceeds” has the meaning assigned to such term in Section 2.11(b)(ii).

“Subject Transaction” means, with respect to any Test Period, (a) the Transactions, (b) any Permitted Acquisition or any other acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or the Capital Stock of any Person (and, in any event, including any Investment in (i) any Restricted Subsidiary the effect of which is to increase the Initial Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (ii) any joint venture for the purpose of increasing the Initial Borrower’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture), in each case that is permitted by this Agreement, (c) any Disposition of all or substantially all of the assets or Capital Stock of any subsidiary (or any facility, business unit, line of business, product line or division of any Borrower or a Restricted Subsidiary) not prohibited by this Agreement, (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.10 hereof, (e) any incurrence or repayment of Indebtedness, (f) the implementation of any Cost Savings Initiative, and/or (g) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of such Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interests in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Initial Borrower.

“Subsidiary Guarantor” means (a) on the Closing Date, each subsidiary of the Parent Borrower (other than any such subsidiary that is an Excluded Subsidiary on the Closing Date) and (b) thereafter each subsidiary of the Parent Borrower that becomes a guarantor of the Secured Obligations pursuant to the terms of this Agreement or otherwise, in each case, until such time as the relevant subsidiary is released from its obligations under the Loan Guaranty in accordance with the terms and provisions hereof.

“Successor Borrower” has the meaning assigned to such term in Section 6.07(a).

“Successor Holdings” has the meaning assigned to such term in Section 6.11(c).

“Successor Initial Borrower” has the meaning assigned to such term in Section 6.11(c).

“Successor Rate” has the meaning assigned to such term in Section 2.14(b).

“Supported QFC” has the meaning assigned to such term in Section 9.24.

“Swap Obligations” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Target” has the meaning assigned to such term in the preamble to this Agreement.

“Target Credit Agreement” means that certain Credit Agreement, dated as of December 19, 2013 (as amended, supplemented or otherwise modified from time to time prior to the date hereof), by and among Arsenal MBDD Holding, Inc., the Co-Borrower and Certara L.P. as co-borrowers thereunder, the lenders from time to time party thereto, Golub Capital LLC, as administrative agent and collateral agent and each other party thereto.

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” has the meaning assigned to such term in the lead-in to Article 5.

“Term Commitment” means any Initial Term Commitment and any Additional Term Loan Commitment.

“Term Facility” means the Term Loans provided to or for the benefit of the Borrowers pursuant to the terms of this Agreement.

“Term Lender” means any Initial Term Lender and any Additional Term Lender.

“Term Loan” means the Initial Term Loans and, if applicable, any Additional Term Loans.

“Term SOFR” means:

(a)            for any Interest Period with respect to an Adjusted Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date, then “Term SOFR” means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case; and

(b)            for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date, then “Term SOFR” means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;

provided that if Term SOFR determined in accordance with either of the foregoing clause (a) or clause (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Test Period” means, as of any date, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements under Section 5.01(a) or (b), as applicable, have been delivered (or are required to have been delivered); it being understood and agreed that prior to the first delivery (or required delivery) of financial statements of Section 5.01(a), “Test Period” means the period of four consecutive Fiscal Quarters most recently ended for which consolidated financial statements of the Target have been delivered pursuant to Section 4.01(c).

“Third Amendment” means the Third Amendment, dated as of June 17, 2021, among the Borrowers, Holdings, the Guarantors party thereto, the Administrative Agent and the Lenders and Issuing Banks party thereto.

“Third Amendment Closing Date” has the meaning assigned to such term in the Third Amendment.

“Third Amendment Existing Term Loans” has the meaning assigned to the term “Existing Term Loans” in the Fifth Amendment.

“Third Amendment Replacement Term Loans” has the meaning assigned to the term “Replacement Term Loans” in the Third Amendment.

“Threshold Amount” means (a) solely for the purposes of Section 7.01, $20,000,000 and (b) otherwise, $25,000,000.

“Total Leverage Ratio” means the ratio, as of any date, of (a) Consolidated Total Debt outstanding as of the last day of the Test Period then most recently ended to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended, in each case of the Parent Borrower and its Restricted Subsidiaries on a consolidated basis.

“Total Revolving Credit Commitment” means, at any time, the aggregate amount of the Revolving Credit Commitments, in effect at such time.

“Trade Secrets” means any trade secrets or other proprietary and confidential information, including unpatented inventions, invention disclosures, engineering or other technical data, financial data, procedures, know-how, designs, personal information, supplier lists, customer lists, business, production or marketing plans, formulae, methods (whether or not patentable), processes, compositions, schematics, ideas, algorithms, techniques, analyses, proposals, Software (to the extent not a Copyright) and data collections.

“Trademark” means the following: (a) all trademarks (including service marks), common law marks, trade names, trade dress, and logos, slogans and other indicia of origin under the Requirements of Law of any jurisdiction in the world, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing anywhere in the world.

“Transaction Costs” means fees, premiums, expenses, closing payments and other similar transaction costs (including original issue discount or upfront fees) payable or otherwise borne by Holdings and/or its subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the Borrowing of Loans hereunder on the Closing Date, (b) the Acquisition and the other transactions contemplated by the Acquisition Agreement, (c) the Equity Contribution, (d) the Refinancing, (e) the execution, delivery and performance of the Holdco Loan Agreement (as defined in this Agreement as in effect immediately prior to the Fifth Amendment Closing Date) and the incurrence of Indebtedness under the Holdco Facility (as defined in this Agreement as in effect immediately prior to the Fifth Amendment Closing Date) on the Closing Date, (f) the Closing Date Assumption and (g) the payment of the Transaction Costs.

“Transformative Acquisition” means any acquisition, restructuring, merger or other similar transaction consummated by any Borrower or any Restricted Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such transaction or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such transaction, would not provide the applicable Borrower and its relevant subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following the consummation thereof, as determined by the Parent Borrower acting in good faith.

“Treasury Capital Stock” has the meaning assigned to such term in Section 6.04(a)(viii).

“Treasury Regulations” means the US federal income tax regulations promulgated under the Code.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any, (i) (A) made available to the applicable Borrower on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Borrowing as contemplated by Section 2.07(b) and (B) made available to the Lenders on the assumption that the applicable Borrower has made any payment as contemplated by Section 2.18(d) and (ii) with respect to which a corresponding amount has not in fact been returned or paid to the Administrative Agent by the applicable Borrower or made available to the Administrative Agent by any such Lender and (b) with respect to any Issuing Bank, the aggregate amount, if any, of LC Disbursements in respect of which a Revolving Lender shall have failed to make Revolving Loans or Participations to reimburse such Issuing Bank pursuant to Section 2.05(e).

“Unfunded Pension Liability” of any Pension Plan means the excess of a Pension Plan’s benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over the current value of such Pension Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unrestricted Cash Amount” means, as to any Person on any date of determination, the amount of Cash and Cash Equivalents of such Person the use thereof for the application to the payment of Indebtedness is not prohibited by any Requirement of Law or any contract binding on any Borrower or any of its Restricted Subsidiaries.

“Unrestricted Subsidiary” means any subsidiary of the Parent Borrower that is listed on Schedule 5.10 hereto or designated by the Parent Borrower as an Unrestricted Subsidiary after the Closing Date pursuant to Section 5.10.

“US” means the United States of America.

“US Person” means any Person that is incorporated or organized under the laws of the US, any state thereof or the District of Columbia.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Special Resolution Regime” has the meaning assigned to such term in Section 9.24.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100% of the Capital Stock of which (other than directors’ qualifying shares or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to any Multiemployer Plan as the result of a “complete” or “partial” withdrawal by any Borrower or any Restricted Subsidiary (or any ERISA Affiliate of any Borrower) from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Administrative Agent or the Parent Borrower.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., an “Adjusted Term SOFR Loan”) or by Class and Type (e.g., an “Adjusted Term SOFR Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., an “Adjusted Term SOFR Borrowing”) or by Class and Type (e.g., an “Adjusted Term SOFR Term Borrowing”).

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein or in any Loan Document (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (b) any reference to any Requirement of Law in any Loan Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, superseding or interpreting such Requirement of Law, (c) any reference herein or in any Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision hereof, (e) all references herein or in any Loan Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Loan Document, (f) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (g) the words “asset” and “property”, when used in any Loan Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights. For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 and 6.09, in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01 (other than Sections 6.01(a), (x) and (z)), 6.02 (other than Sections 6.02(a) and (t)), 6.04, 6.05, 6.06, 6.07 and 6.09, the Parent Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category. It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction under Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 or 6.09, respectively, but may instead be permitted in part under any combination thereof.

Section 1.04. Accounting Terms.

(a)            (i) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Total Leverage Ratio, the First Lien Leverage Ratio, the Interest Coverage Ratio, Consolidated Adjusted EBITDA or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP as in effect from time to time; provided that (i) if any change to GAAP or in the application thereof is implemented after the date of delivery of the financial statements described in Section 3.04(a) and/or there is any change in the functional currency reflected in the financial statements or (ii) if the Parent Borrower elects or is required to report under IFRS, the Parent Borrower or the Required Lenders may request to amend the relevant affected provisions hereof (whether or not the request for such amendment is delivered before or after the relevant change or election) to eliminate the effect of such change or election, as the case may be, on the operation of such provisions and (x) the Parent Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (it being understood that no amendment or similar fee shall be payable to the Administrative Agent or any Lender in connection therewith) to preserve the original intent thereof in light of the applicable change or election, as the case may be, (y) the relevant affected provisions shall be interpreted on the basis of GAAP as in effect and applied immediately prior to the applicable change or election, as the case may be, until the request for amendment has been withdrawn by the Parent Borrower or the Required Lenders, as applicable, or this Agreement has been amended as contemplated hereby and (z) after giving effect to any such amendment, the term “GAAP” as used herein shall be deemed to be a reference to IFRS (as in effect in the US); it being understood and agreed that the Parent Borrower may not convert to GAAP after exercising its right or complying with any requirement to report under IFRS in accordance with clause (B) above.

(ii)            All terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (A) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Borrower or any subsidiary at “fair value,” as defined therein and (B) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b)            Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Capital Lease,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Capital Leases in conformity with GAAP on the date hereof shall be considered Capital Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

Section 1.05. Effectuation of Transactions. Each of the representations and warranties contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.06. Timing of Payment of Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

Section 1.07. Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08. Currency Equivalents Generally; Exchange Rate.

(a)            For purposes of any determination under Article 5, Article 6 (other than Section 6.12(a) and the calculation of compliance with any financial ratio for purposes of taking any action hereunder) or Article 7 with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition, Sale and Lease-Back Transaction, Affiliate transaction or other transaction, event or circumstance, or any determination under any other provision of this Agreement (any of the foregoing, a “specified transaction”) in a currency other than Dollars, (i) the equivalent amount in Dollars of a specified transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Parent Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such specified transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01 and (i) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of Section 6.12(a) and the calculation of compliance with any financial ratio for purposes of taking any action hereunder (including for purposes of calculating compliance with the Incremental Cap), on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 5.01(a) or (b) (or, prior to the first such delivery, the financial statements referred to in Section 3.04), as applicable, for the relevant Test Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness.

(b)            Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Parent Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

Section 1.09. Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Replacement Term Loans, Loans in connection with any Replacement Revolving Facility, Extended Term Loans, Extended Revolving Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender pursuant to settlement mechanisms approved by the Parent Borrower, the Administrative Agent and such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.10. Certain Calculations and Tests.

(a)            Notwithstanding anything to the contrary herein, but subject to Sections 1.10(b) and (c) and Section 1.11, all financial ratios and tests (including the Total Leverage Ratio, the First Lien Leverage Ratio, the Interest Coverage Ratio and the amount of Consolidated Total Assets and Consolidated Adjusted EBITDA) contained in this Agreement that are calculated with respect to any Test Period during which the Transaction or any Subject Transaction occurs shall be calculated with respect to such Test Period and the Transaction and each such Subject Transaction on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (i) any Subject Transaction has occurred or (ii) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into any Borrower or any of its Restricted Subsidiaries or any joint venture since the beginning of such Test Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period (it being understood, for the avoidance of doubt, that solely for purposes of (x) calculating compliance with Section 6.12(a) and (y) calculating the First Lien Leverage Ratio for purposes of the definitions of “Applicable Rate” and “Commitment Fee Rate”, in each case, no Subject Transaction occurring after the end of the relevant Test Period shall be taken into account).

(b)            For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, Section 6.12(a), any First Lien Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test, the amount of Consolidated Adjusted EBITDA and/or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken (subject to Section 1.11), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(c)            Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement (including, without limitation, Section 6.01(x)) that does not require compliance with a financial ratio or test (including, without limitation, Section 6.12(a), any First Lien Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including, without limitation, Section 6.12(a), any First Lien Leverage Ratio test, any Total Leverage Ratio test and/or any Interest Coverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts.

Section 1.11. Limited Condition Transactions.

In connection with any action being taken solely in connection with a Limited Condition Transaction (including any contemplated incurrence or assumption of Indebtedness in connection therewith), for purposes of:

(a)            determining compliance with any provision of this Agreement (other than Section 6.12(a)) that requires the calculation of the Interest Coverage Ratio, Total Leverage Ratio or the First Lien Leverage Ratio;

(b)            determining the accuracy of representations and warranties and/or whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default); or

(c)            testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Adjusted EBITDA or by reference to the Available Amount or the Available Excluded Contribution Amount);

in each case, at the option of the Parent Borrower (the Parent Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”), with such option to be exercised on or prior to the date of execution of the definitive agreements with respect to such Limited Condition Transaction, the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements with respect to such Limited Condition Transaction are entered into (the “LCA Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCA Test Date, the Parent Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.

For the avoidance of doubt, if the Parent Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated Adjusted EBITDA of the Parent Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations; provided however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized. If the Parent Borrower has made an LCA Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the ratios or baskets on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated.

Section 1.12. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division of or with respect to any Person under Delaware law (or any comparable event under the applicable law of any other jurisdiction), if, pursuant thereto, (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been Disposed by the original Person to the subsequent Person, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

Section 1.13. Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Term SOFR” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any Successor Rate) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Parent Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Parent Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE 2          THE CREDITS

Section 2.01. Commitments.

(a)            Subject to the terms and conditions set forth herein, (i) each Initial Term Lender severally, and not jointly, agrees to make Initial Term Loans to the Initial Borrower (or, for any Initial Term Loans made after the Closing Date, to the Parent Borrower and the Co-Borrower) on the Closing Date or, in the case of the First Amendment Incremental Term Loans, on the First Amendment Closing Date, or, in the case of the Second Amendment Replacement Term Loans and Second Amendment Incremental Term Loans, on the Second Amendment Closing Date or, in the case of the Third Amendment Replacement Term Loans, on the Third Amendment Closing Date, or, in the case of the Fifth Amendment Replacement Term Loans, on the Fifth Amendment Closing Date, or, in the case of the Sixth Amendment Replacement Term Loans, on the Sixth Amendment Closing Date, in Dollars in a principal amount not to exceed its Initial Term Loan Commitment and (ii) each Revolving Lender severally, and not jointly, agrees to make Revolving Loans to any Borrower in Dollars at any time and from time to time on and after the Closing Date, and until the earlier of the Initial Revolving Credit Maturity Date and the termination of the Initial Revolving Credit Commitment of such Initial Revolving Lender in accordance with the terms hereof; provided that, after giving effect to any Borrowing of Initial Revolving Loans, the Outstanding Amount of such Initial Revolving Lender’s Initial Revolving Credit Exposure shall not exceed such Initial Revolving Lender’s Initial Revolving Credit Commitment. Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of the Initial Term Loans may not be reborrowed.

(b)           Subject to the terms and conditions of this Agreement and any applicable Refinancing Amendment, Extension Amendment or Incremental Facility Agreement, each Lender with an Additional Commitment of a given Class, severally and not jointly, agrees to make Additional Loans of such Class to the Borrowers, which Loans shall not exceed for any such Lender at the time of any incurrence thereof the Additional Commitment of such Class of such Lender as set forth in the applicable Refinancing Amendment, Extension Amendment or Incremental Facility Agreement.

Section 2.02. Loans and Borrowings.

(a)            Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Applicable Percentages of the applicable Class.

(b)           Subject to Section 2.01 and Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Adjusted Term SOFR Loans. Each Lender at its option may make any Adjusted Term SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement, (ii) such Adjusted Term SOFR Loan shall be deemed to have been made and held by such Lender, and the obligation of the Borrowers to repay such Adjusted Term SOFR Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the Borrowers resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply); provided, further, that no such domestic or foreign branch or Affiliate of such Lender shall be entitled to any greater indemnification under Section 2.17 in respect of any withholding tax with respect to such Adjusted Term SOFR Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with any indemnification entitlement arising as a result of any Change in Law after the date on which such Loan was made).

(c)           At the commencement of each Interest Period for any Adjusted Term SOFR Borrowing, such Adjusted Term SOFR Borrowing shall comprise an aggregate principal amount that is an integral multiple of $100,000 and not less than $1,000,000. Each ABR Borrowing when made shall be in a minimum principal amount of $100,000; provided that an ABR Revolving Borrowing may be made in a lesser aggregate principal amount that is (i) equal to the entire aggregate unused Revolving Credit Commitments or (ii) required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) different Interest Periods in effect for Adjusted Term SOFR Borrowings at any time outstanding (or such greater number of different Interest Periods as the Administrative Agent may agree from time to time).

(d)           Notwithstanding any other provision of this Agreement, the Borrowers shall not, nor shall any Borrower be entitled to, request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to the relevant Loans.

(e)           Notwithstanding any other provision of this Agreement, any Lender may exchange, continue or roll over all or any portion of its Loans of any Class in connection with any refinancing, replacement, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Parent Borrower, the Administrative Agent and such Lender (including, for the avoidance of doubt, in connection with the replacement of (i) the Third Amendment Existing Term Loans with the Fifth Amendment Replacement Term Loans pursuant to and in accordance with the Fifth Amendment and (ii) the Fifth Amendment Existing Term Loans pursuant to and in accordance with the Sixth Amendment).

Section 2.03. Requests for Borrowings. (a)  Each Term Borrowing, each Revolving Borrowing, each conversion of Term Loans or Revolving Loans from one Type to the other and each continuation of Adjusted Term SOFR Loans shall be made upon notice by the applicable Borrower to the Administrative Agent. Each such notice is irrevocable and must be in the form of a written Borrowing Request or Interest Election Request, as the case may be, appropriately completed and signed by a Responsible Officer of the Parent Borrower or by telephone (and promptly confirmed by delivery of a written Borrowing Request or Interest Election Request, appropriately completed and signed by a Responsible Officer of the Parent Borrower) and must be received by the Administrative Agent (by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”)) not later than (i) 11:00 a.m. two Business Days prior to the requested day of any Borrowing or continuation of Adjusted Term SOFR Loans (or one Business Day in the case of any Adjusted Term SOFR Borrowing to be made on the Closing Date) or any conversion of ABR Loans to Adjusted Term SOFR Loans and (ii) 12:00 p.m. on the requested date of any Borrowing of or conversion to ABR Loans (or, in each case, such later time as is acceptable to the Administrative Agent); provided, however, that if the applicable Borrower wishes to request Adjusted Term SOFR Loans having an Interest Period of other than one, three or six months in duration as provided in the definition of “Interest Period,” (A) the applicable notice from the Parent Borrower must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of the relevant Borrowing, conversion or continuation (or such later time as is acceptable to the Administrative Agent), whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is available to them and (B) not later than 11:00 a.m. three Business Days before the requested date of the relevant Borrowing, conversion or continuation, the Administrative Agent shall notify the Parent Borrower whether or not the requested Interest Period is available to the appropriate Lenders.

(b)            If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Adjusted Term SOFR Borrowing then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise each Lender of the details and amount of any Loan to be made as part of the requested Borrowing (i) in the case of any ABR Borrowing, on the same Business Day of receipt of a Borrowing Request in accordance with this Section or (ii) in the case of any Adjusted Term SOFR Borrowing, no later than one Business Day following receipt of a Borrowing Request in accordance with this Section.

Section 2.04. [Reserved].

Section 2.05. Letters of Credit.

(a)            General. Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in each case in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, (A) from time to time on any Business Day during the period from the Closing Date to the earlier of (x) the third Business Day prior to the Latest Revolving Credit Maturity Date and (y) the termination of 100% of the Revolving Credit Commitments in accordance with this Agreement, upon the request of the applicable Borrower, to issue Letters of Credit denominated in Dollars issued on sight basis only for the account of the applicable Borrower and/or any Restricted Subsidiary (provided that a Borrower will be the applicant) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.05(b), and (B) to honor drafts under the Letters of Credit, and (ii) the Revolving Lenders severally agree to participate in the Letters of Credit issued under this Section 2.05(a) in accordance with the terms of Section 2.05(d).

(b)            Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of any Letter of Credit, the applicable Borrower shall deliver to the applicable Issuing Bank and the Administrative Agent, at least three Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank or, in the case of any issuance to be made on the Closing Date, one Business Day prior to the Closing Date), a Letter of Credit Request. To request an amendment, extension or renewal of an outstanding Letter of Credit (other than any automatic extension of a Letter of Credit permitted under Section 2.05(c)), the applicable Borrower shall submit a Letter of Credit Request to the applicable Issuing Bank (with a copy to the Administrative Agent) at least three Business Days in advance of the requested date of amendment, extension or renewal (or such shorter period as is acceptable to the applicable Issuing Bank). If requested by the applicable Issuing Bank in connection with any request for any Letter of Credit, the applicable Borrower shall also submit a letter of credit application on such Issuing Bank’s standard form. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. No Letter of Credit, letter of credit application or other document entered into by the applicable Borrower with any Issuing Bank relating to any Letter of Credit shall contain any representation or warranty, covenant or event of default that is in direct conflict with this Agreement, and all representations and warranties, covenants and events of default set forth therein shall contain standards, qualifications, thresholds and exceptions for materiality or otherwise consistent with those set forth in this Agreement. No Letter of Credit may be issued, amended, extended or renewed unless (and on the issuance, amendment, extension or renewal of each Letter of Credit, the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, or renewal, (i) the LC Exposure does not exceed the Letter of Credit Sublimit, (ii) the portion of the L/C Exposure attributable to Letters of Credit issued by any Issuing Bank does not exceed the L/C Commitment of such Issuing Bank (unless otherwise agreed by such Issuing Bank) and (iii) (A) the Revolving Credit Exposure of any Lender does not exceed such Lender’s Revolving Credit Commitment, (B) the aggregate amount of the Revolving Credit Exposure does not exceed the aggregate amount of the Revolving Credit Commitments then in effect and (C) if such Letter of Credit has a term that extends beyond the Maturity Date applicable to the Revolving Credit Commitments of any Class, the aggregate amount of the LC Exposure attributable to Letters of Credit expiring after such Maturity Date does not exceed the aggregate amount of the Revolving Credit Commitments then in effect that are scheduled to remain in effect after such Maturity Date.

(c)            Expiration Date. No Letter of Credit shall expire later than the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit and (ii) the date that is three Business Days prior to the Latest Revolving Credit Maturity Date; provided that, any Letter of Credit may provide for the automatic extension thereof for any number of additional periods of up to one year in duration (which additional periods shall not extend beyond the date referred to in the preceding clause (ii) unless 100% of the then-available face amount thereof is Cash collateralized or backstopped on or before the date on which such Letter of Credit is extended beyond the date referred to in clause (ii) above pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank).

(d)            Participations. By the issuance of any Letter of Credit (or an amendment to any Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Revolving Credit Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Revolving Credit Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment that is required to be refunded to the applicable Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of any Default or Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)            Reimbursement.

(i)            If the applicable Issuing Bank makes any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to such Issuing Bank an amount equal to the amount of such LC Disbursement not later than 1:00 p.m. two Business Days immediately following the date on which the applicable Borrower receives notice of such LC Disbursement under paragraph (g) of this Section 2.05; provided, that the applicable Borrower may, without satisfying the conditions to Borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Loan (a “Letter of Credit Reimbursement Loan”) in an equivalent amount and, to the extent so financed, the obligation of the applicable Borrower to make such payment shall be discharged and replaced by the resulting Revolving Loan. The relevant Issuing Bank shall immediately notify the Administrative Agent of any payment made by the applicable Borrower in accordance with the terms of the preceding sentence (without giving effect to the proviso therein). If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Revolving Lender’s Applicable Revolving Credit Percentage thereof. No later than the date set forth in such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Revolving Credit Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. In the event that the Revolving Lenders have made payments to the Administrative Agent pursuant to this paragraph to reimburse any Issuing Bank for the amount of any LC Disbursement, if the Administrative Agent receives any payment in respect of any LC Disbursement (or interest thereon) (whether directly from the applicable Borrower or otherwise (including proceeds of cash collateral applied thereto) the Administrative Agent shall promptly distribute such payment to the Revolving Lenders as their interests may appear.

(ii)           If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.05(e) by the time specified therein, such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the applicable Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(f)            Obligations Absolute. The obligation of the applicable Borrower to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute and unconditional and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision herein or therein, (ii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the applicable Borrower hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance, amendment or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the applicable Borrower to the extent of any direct damages suffered by the applicable Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of any Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)            Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by electronic means) upon any LC Disbursement thereunder; provided that no delay in giving such notice shall relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement within the time period prescribed in Section 2.05(e).

(h)            Interim Interest. If any Issuing Bank makes any LC Disbursement, unless the applicable Borrower reimburses such LC Disbursement in full on the date such LC Disbursement has been made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement (or the date on which such LC Disbursement is reimbursed with the proceeds of Loans, as applicable), at the rate per annum then applicable to Initial Revolving Loans that are ABR Loans (or, to the extent of the participation in such LC Disbursement by any Revolving Lender of another Class, the rate per annum then applicable to the Revolving Loans that are ABR Loans of such other Class); provided that if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.05, Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment and shall be payable on the date on which the applicable Borrower is required to reimburse the applicable LC Disbursement in full (and, thereafter, on demand).

(i)            Replacement or Resignation of an Issuing Bank or Designation of New Issuing Banks.

(i)            Any Issuing Bank may be replaced with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) and the applicable Borrower at any time by written agreement among the applicable Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement becomes effective, the applicable Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b)(ii). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of any Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii)           The Parent Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and the relevant Revolving Lender, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement. Any Revolving Lender designated as an issuing bank pursuant to this paragraph (ii) who agrees in writing to such designation shall be deemed to be an “Issuing Bank” (in addition to being a Revolving Lender) in respect of Letters of Credit issued or to be issued by such Revolving Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Revolving Lender.

(iii)          Notwithstanding anything to the contrary contained herein, any Issuing Bank may, upon 15 days’ prior written notice to the Parent Borrower, each other Issuing Bank and the Lenders, resign as Issuing Bank, which resignation shall be effective as of the date referenced in such notice (but in no event less than 15 days after the delivery of such written notice); it being understood that in the event of any such resignation, any Letter of Credit then outstanding shall remain outstanding (irrespective of whether any amount has been drawn at such time). In the event of any such resignation as an Issuing Bank, the Parent Borrower shall be entitled to appoint any Revolving Lender that accepts such appointment in writing as successor Issuing Bank. Upon the acceptance of any appointment as Issuing Bank hereunder, the successor Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank, and the retiring Issuing Bank shall be discharged from its duties and obligations in such capacity hereunder. After the resignation of any Issuing Bank hereunder, the resigning Issuing Bank shall remain a party hereto and shall continue to have all rights (including all rights to payments pursuant to Section 2.12(b)) and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

(j)            Cash Collateralization.

(i)            If any Event of Default exists and the Loans have been declared due and payable in accordance with Article 7, then on the Business Day on which the Parent Borrower receives notice from the Administrative Agent at the direction of the Required Revolving Lenders demanding the deposit of Cash collateral pursuant to this paragraph (j), the applicable Borrower shall deposit, in an interest-bearing account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in Cash equal to 100% of the LC Exposure as of such date (minus the amount then on deposit in the LC Collateral Account); provided that the obligation to deposit such Cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the applicable Borrower described in Section 7.01(f) or (g).

(ii)           Any such deposit under clause (i) above shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this paragraph (j). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account, and the Parent Borrower hereby grants the Administrative Agent, for the benefit of the Secured Parties, a First Priority security interest in the LC Collateral Account. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposure at such time or, subject to the consent of the Required Revolving Lenders, applied to satisfy other Secured Obligations. The amount of any Cash Collateral posted in accordance with the terms of this Section 2.05(j) (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned to the applicable Borrower promptly but in no event later than three Business Days after the Event of Default giving rise to the obligation to do so has been cured or waived (so long as no other Event of Default has occurred and is continuing).

Section 2.06. [Reserved].

Section 2.07. Funding of Borrowings.

(a)            Each Lender shall make each Loan to be made by it hereunder not later than (i) 1:00 p.m., in the case of Adjusted Term SOFR Loans and (ii) 2:00 p.m., in the case of ABR Loans, in each case on the Business Day specified in the applicable Borrowing Request by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the account designated in the relevant Borrowing Request or as otherwise directed by the applicable Borrower; provided that Revolving Loans made to finance the reimbursement of any LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)            Unless the Administrative Agent has received notice from any Lender that such Lender will not make available to the Administrative Agent such Lender’s share of any Borrowing prior to the proposed date of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make a corresponding amount available to the applicable Borrower. In such event, if any Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent (without duplication) such corresponding amount with interest thereon forthwith on demand for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the applicable Borrower, the interest rate applicable to the Loans comprising such Borrowing at such time. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing, and the obligation of the applicable Borrower to repay the Administrative Agent the corresponding amount pursuant to this Section 2.07(b) shall cease. If the applicable Borrower pays such amount to the Administrative Agent, the amount so paid shall constitute a repayment of such Borrowing by such amount. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the applicable Borrower or any other Loan Party may have against any Lender as a result of any default by such Lender hereunder.

Section 2.08. Type; Interest Elections.

(a)            Each Borrowing shall initially be of the Type specified in the applicable Borrowing Request and, in the case of any Adjusted Term SOFR Borrowing, shall have the initial Interest Period specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert any Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of an Adjusted Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders based upon their respective Applicable Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)            To make an election pursuant to this Section 2.08, the applicable Borrower shall deliver an Interest Election Request, in accordance with the terms of Section 2.03(a).

(c)            Promptly following receipt of each Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(d)            If the applicable Borrower fails to deliver a timely Interest Election Request with respect to any Adjusted Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, such Borrowing shall be continued at the end of such Interest Period to an Adjusted Term SOFR Borrowing with an Interest Period of one month. Notwithstanding anything to the contrary herein, if an Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the applicable Borrower, then, so long as such Event of Default exists (i) no outstanding Borrowing may be converted to or continued as an Adjusted Term SOFR Borrowing and (ii) unless repaid, each Adjusted Term SOFR Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

Section 2.09. Termination and Reduction of Commitments.

(a)            Unless previously terminated, (i) the Initial Term Commitments on the Closing Date shall automatically terminate upon the making of the Initial Term Loans on the Closing Date, or, in the case of the First Amendment Incremental Term Loans, on the First Amendment Closing Date, or, in the case of the Second Amendment Replacement Term Loans and Second Amendment Incremental Term Loans, on the Second Amendment Closing Date or, in the case of the Third Amendment Replacement Term Loans, on the Third Amendment Closing Date, or, in the case of the Fifth Amendment Replacement Term Loans, on the Fifth Amendment Closing Date, or, in the case of the Sixth Amendment Replacement Term Loans, on the Sixth Amendment Closing Date, (ii) the Initial Revolving Credit Commitments shall automatically terminate on the Initial Revolving Credit Maturity Date, (iii) the Additional Term Loan Commitments of any Class shall automatically terminate upon the making of the Additional Term Loans of such Class and, if any such Additional Term Loan Commitment is not drawn on the date that such Additional Term Loan Commitment is required to be drawn pursuant to the applicable Incremental Facility Agreement, Extension Amendment or Refinancing Amendment, as applicable, the undrawn amount thereof shall automatically terminate, and (iv) the Additional Revolving Credit Commitments of any Class shall automatically terminate on the Maturity Date specified therefor in the applicable Incremental Facility Agreement, Extension Amendment or Refinancing Amendment, as applicable.

(b)            Upon delivery of the notice required by Section 2.09(c), the applicable Borrower may at any time terminate or from time to time reduce the Revolving Credit Commitments of any Class; provided that (i) each reduction of the Revolving Credit Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the applicable Borrower shall not terminate or reduce the Revolving Credit Commitments of any Class if, after giving effect to any concurrent prepayment of Revolving Loans, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of such Class would exceed the aggregate amount Revolving Credit Commitments of such Class; provided that, after the establishment of any Additional Revolving Credit Commitment, any such termination or reduction of the Revolving Credit Commitments of any Class shall be subject to the provisions set forth in Section 2.22, 2.23 and/or 9.02(c), as applicable.

(c)            The applicable Borrower shall notify the Administrative Agent of any election to terminate or reduce any Revolving Credit Commitment under paragraph (b) of this Section 2.09 in writing on or prior to the effective date of such termination or reduction (or such later date to which the Administrative Agent may agree), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of each applicable Class of the contents thereof. Each notice delivered by the Parent Borrower pursuant to this Section shall be irrevocable; provided that any such notice may state that it is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Parent Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of any Revolving Credit Commitment pursuant to this Section 2.09 shall be permanent. Upon any reduction of any Revolving Credit Commitment, the Revolving Credit Commitment of each Revolving Lender of the relevant Class shall be reduced by such Revolving Lender’s Applicable Percentage of the amount of such reduction.

Section 2.10. Repayment of Loans; Evidence of Debt.

(a) (i) The Parent Borrower hereby unconditionally promises to repay the outstanding principal amount of the Term Loans to the Administrative Agent for the account of each Term Lender (A) commencing ~~S~~De~~pt~~cember ~~30~~31, ~~2024~~2025, on the last Business Day of each December, March, June and September prior to the Initial Term Loan Maturity Date (each such date being referred to as a “Loan Installment Date”), in each case in the amounts set forth in the table below (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and purchases or assignments in accordance with Section 9.05(g) or increased as a result of any increase in the amount of such Term Loans pursuant to Section 2.22(a)), and (B) on the Initial Term Loan Maturity Date, in an amount equal to the remainder of the principal amount of the Initial Term Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

Installment	Principal Amount

~~September 30, 2024~~	~~$750,000.00~~
~~December 31, 2024~~	~~$750,000.00~~
~~March~~December 31, 2025	$~~750,000.00~~740,625.00
~~June 30, 2025~~	~~$750,000.00~~
~~September 30, 2025~~	~~$750,000.00~~
~~December 31, 2025~~	~~$750,000.00~~
March 31, 2026	$~~750,000.00~~740,625.00
June 30, 2026	$~~750,000.00~~740,625.00
September 30, 2026	$~~750,000.00~~740,625.00
December 31, 2026	$~~750,000.00~~740,625.00
March 31, 2027	$~~750,000.00~~740,625.00
June 30, 2027	$~~750,000.00~~740,625.00
September 30, 2027	$~~750,000.00~~740,625.00
December 31, 2027	$~~750,000.00~~740,625.00
March 31, 2028	$~~750,000.00~~740,625.00
June 30, 2028	$~~750,000.00~~740,625.00
~~October 31~~September 29, 2028	$~~750,000.00~~740,625.00
December ~~31~~29, 2028	$~~750,000.00~~740,625.00
March ~~31~~30, 2029	$~~750,000.00~~740,625.00
June ~~30~~29, 2029	$~~750,000.00~~740,625.00
September ~~30~~28, 2029	$~~750,000.00~~740,625.00
December 31, 2029	$~~750,000.00~~740,625.00
March ~~31~~29, 2030	$~~750,000.00~~740,625.00
June ~~30~~28, 2030	$~~750,000.00~~740,625.00
September 30, 2030	$~~750,000.00~~740,625.00
December 31, 2030	$~~750,000.00~~740,625.00
March 31, 2031	$~~750,000.00~~740,625.00

(ii)  The Parent Borrower shall repay the Additional Term Loans of any Class in such scheduled amortization installments and on such date or dates as shall be specified therefor in the applicable Incremental Facility Agreement, Extension Amendment or Refinancing Amendment (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 or purchases or assignments in accordance with Section 9.05(g)).

(a)            (i)            The Borrowers hereby promise to pay in Dollars (A) to the Administrative Agent for the account of each Initial Revolving Lender, the then-unpaid principal amount of the Initial Revolving Loans of such Lender on the Initial Revolving Credit Maturity Date owing by the applicable Borrower and (B) to the Administrative Agent for the account of each Additional Revolving Lender, the then-unpaid principal amount of each Additional Revolving Loan of such Additional Revolving Lender on the Maturity Date applicable thereto.

(ii)           On the Maturity Date applicable to the Revolving Credit Commitments of any Class, the applicable Borrowers shall (A) cancel and return outstanding Letters of Credit (or alternatively, with respect to each outstanding Letter of Credit, furnish to the Administrative Agent a Cash deposit (or otherwise provide a “backstop” letter of credit or such other credit support or other arrangements as are reasonably satisfactory to the relevant Issuing Bank(s) pursuant to which such Letters of Credit are no longer subject to this Agreement) equal to 100% of the LC Exposure (minus any amount then on deposit in any Cash collateral account established for the benefit of the relevant Issuing Bank in respect of its LC Exposure) as of such date, in each case to the extent necessary so that, after giving effect thereto, the aggregate amount of the Revolving Credit Exposure attributable to the Revolving Credit Commitments of any other Class shall not exceed the Revolving Credit Commitments of such other Class then in effect and (B) make payment in full in Cash of all accrued and unpaid fees and all reimbursable expenses and other Obligations with respect to the Revolving Facility of the applicable Class then due, together with accrued and unpaid interest (if any) thereon.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the accounts of the Lenders or the Issuing Banks and each Lender’s or Issuing Bank’s share thereof.

(d)            The entries made in the accounts maintained pursuant to paragraphs (c) and (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any manifest error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (d) of this Section and any Lender’s records, the accounts of the Administrative Agent shall govern.

(e)            Any Lender may request (through the Administrative Agent) that any Loan made by it be evidenced by a Promissory Note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a Promissory Note that is payable to such Lender and its registered assigns; it being understood and agreed that such Lender (and/or its applicable assign) shall be required to return such Promissory Note to the applicable Borrower in accordance with Section 9.05(b)(iii) and upon the occurrence of the Termination Date (or as promptly thereafter as practicable). If any Lender (and/or its applicable assign) loses the original copy of its Promissory Note, it shall execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Parent Borrower. The obligation of each Lender to execute an affidavit of loss containing an indemnification provision that is reasonably satisfactory to the Parent Borrower shall survive the Termination Date.

Section 2.11. Prepayment of Loans.

(a)            Optional Prepayments.

(i)            Upon prior notice in accordance with paragraph (a)(iii) of this Section 2.11, the Borrowers shall have the right at any time and from time to time to prepay any Borrowing of the Term Loans of any Class in whole or in part without premium or penalty (but subject (A) in the case of Borrowings of Initial Term Loans only, to Section 2.12(e) and (B) if applicable, to Section 2.16). Each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(ii)           Upon prior notice in accordance with paragraph (a)(iii) of this Section 2.11, the Borrowers shall have the right at any time and from time to time to prepay any Borrowing of Revolving Loans of any Class in whole or in part without premium or penalty (but subject to Section 2.16); provided that after the establishment of any Additional Revolving Credit Commitment, any such prepayment of any Borrowing of Revolving Loans of any Class shall be subject to the provisions set forth in Section 2.22, 2.23 and/or 9.02(c), as applicable. Each such prepayment shall be paid to the Revolving Lenders in accordance with their respective Applicable Percentages of the relevant Class.

(iii)          The Parent Borrower shall notify the Administrative Agent in writing of any prepayment under this Section 2.11(a) in the case of any prepayment of (i) an Adjusted Term SOFR Borrowing, not later than 11:00 a.m. two Business Days before the date of prepayment or (ii) an ABR Borrowing, not later than 11:00 a.m. on the date of prepayment (or, in the case of clauses (i) and (ii), such later time as to which the Administrative Agent may agree). Each such notice shall be irrevocable (except as set forth in the proviso to this sentence) and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that any notice of prepayment delivered by the Parent Borrower may be conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Parent Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to any Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount at least equal to the amount that would be permitted in the case of a Borrowing of the same Type and Class as provided in Section 2.02(c), or such lesser amount that is then outstanding with respect to such Borrowing being repaid (and in increments of $100,000 in excess thereof or such lesser incremental amount that is then outstanding with respect to such Borrowing being repaid). Each prepayment of Term Loans shall be applied to the Class of Term Loans specified in the applicable prepayment notice, and each prepayment of Term Loans of such Class made pursuant to this Section 2.11(a) shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans of such Class in the manner specified by the Parent Borrower or, in the absence of any such specification on or prior to the date of the relevant optional prepayment, in direct order of maturity.

(b)            Mandatory Prepayments.

(i)            No later than the tenth Business Day after the date on which the financial statements with respect to each Fiscal Year of the Parent Borrower are required to be delivered pursuant to Section 5.01(b), commencing with the Fiscal Year ending December 31, 2018, the Parent Borrower shall prepay the outstanding principal amount of Subject Loans in an aggregate principal amount equal to (A) the Required Excess Cash Flow Percentage of Excess Cash Flow of the Parent Borrower and its Restricted Subsidiaries for the Excess Cash Flow Period then ended, minus (B) at the option of the Parent Borrower, the sum of (x) the aggregate principal amount of any Term Loans and/or Revolving Loans prepaid pursuant to Section 2.11(a) prior to such date (in the case of any prepayment of Revolving Loans, to the extent accompanied by a permanent reduction in the relevant commitment), (y) [reserved] and (z) the amount of any reduction in the outstanding amount of any Term Loans resulting from any assignment to or purchase by Holdings, any Borrower or any Restricted Subsidiary in accordance with Section 9.05(g) of this Agreement in connection with any Dutch Auction and based upon the actual amount of cash paid in connection with the relevant assignment or purchase, in each case (I) excluding any such optional prepayment made during such Fiscal Year that reduced the amount required to be prepaid pursuant to this Section 2.11(b)(i) in the prior Fiscal Year and (II) to the extent that the relevant prepayments were not financed with the proceeds of other Indebtedness (other than revolving Indebtedness) of the Parent Borrower or its Restricted Subsidiaries); provided that no prepayment under this Section 2.11(b)(i) shall be required unless and to the extent the amount thereof would exceed $10,000,000 after giving effect to the calculations and adjustments described in clauses (A) and (B) above.

(ii)           No later than the tenth Business Day following the receipt of Net Proceeds in respect of any Prepayment Asset Sale or Net Insurance/Condemnation Proceeds, the Parent Borrower shall apply an amount equal to the Required Asset Sale Percentage of the Net Proceeds or Net Insurance/Condemnation Proceeds received with respect thereto in excess of such threshold (collectively, the “Subject Proceeds”) to prepay the outstanding principal amount of Subject Loans; provided that (A) if prior to the date any such prepayment is required to be made, the Parent Borrower notifies the Administrative Agent of its intention to reinvest the Subject Proceeds in the business of the Parent Borrower or any of its subsidiaries (including any acquisition or other Investment permitted hereunder but not in Cash or Cash Equivalents), then the Parent Borrower shall not be required to make a mandatory prepayment under this clause (ii) in respect of the Subject Proceeds to the extent (x) the Subject Proceeds are so reinvested within 450 days following receipt thereof, or (y) the Parent Borrower or any of its subsidiaries has committed to so reinvest the Subject Proceeds during such 450-day period and the Subject Proceeds are so reinvested within 180 days after the expiration of such 450-day period; it being understood that if the Subject Proceeds have not been so reinvested prior to the expiration of the applicable period, the Parent Borrower shall promptly prepay the Subject Loans with the amount of Subject Proceeds not so reinvested as set forth above (without regard to the immediately preceding proviso) and (B)  the obligation to make a prepayment under this Section 2.11(b)(ii) shall only apply if and to the extent the aggregate amount of (I) Net Proceeds resulting from Prepayment Asset Sales and (II) Net Insurance/Condemnation Proceeds, in each case received by the Parent Borrower and/or any Restricted Subsidiaries in any Fiscal Year exceeds $10,000,000 (with only the amount of Net Proceeds exceeding such amount in such Fiscal Year to be applied to make a prepayment under this Section 2.11(b)(ii)).

(iii)          In the event that the Parent Borrower or any of its Restricted Subsidiaries receives Net Proceeds from the issuance or incurrence of Indebtedness by the Parent Borrower or any of its Restricted Subsidiaries (other than Indebtedness that is permitted to be incurred under Section 6.01, except to the extent the relevant Indebtedness constitutes (A) Refinancing Indebtedness incurred to refinance all or a portion of the Term Loans pursuant to Section 6.01(p), (B) Incremental Loans incurred to refinance all or a portion of the Term Loans pursuant to Section 2.22, (C) Replacement Term Loans incurred to refinance all or any portion of the Term Loans in accordance with the requirements of Section 9.02(c) and/or (D) Incremental Equivalent Debt incurred to refinance all or a portion of the Loans in accordance with the requirements of Section 6.01(z)), the Parent Borrower or the relevant Restricted Subsidiary shall, substantially simultaneously with the receipt of such Net Proceeds by the relevant Person (and in any event not later than the next succeeding Business Day), apply an amount equal to 100% of such Net Proceeds to prepay the outstanding principal amount of the relevant Term Loans in accordance with clause (vi) below.

(iv)          Notwithstanding anything in this Section 2.11(b) to the contrary:

(A)            the Parent Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i) or (ii) above to the extent that the relevant affected Excess Cash Flow is generated by any Foreign Subsidiary or the relevant Subject Proceeds are received by any Foreign Subsidiary, as the case may be, for so long as the repatriation to the Parent Borrower of any such amount would be prohibited, delayed or restricted under any Requirement of Law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary (the Parent Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions available under applicable Requirements of Law to permit such repatriation or to remove such prohibition); it being understood and agreed that if the repatriation of the relevant affected Excess Cash Flow or Subject Proceeds, as the case may be, is permitted under the applicable Requirement of Law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, in either case, within 450 days following the end of the applicable Excess Cash Flow Period or the event giving rise to the relevant Subject Proceeds, the relevant Foreign Subsidiary will promptly repatriate the relevant Excess Cash Flow or Subject Proceeds, as the case may be, and the repatriated Excess Cash Flow or Subject Proceeds, as the case may be, will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (iv)),

(B)            the Parent Borrower shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Sections 2.11(b)(i) or (ii) to the extent that the relevant Excess Cash Flow is generated by any joint venture or the relevant Subject Proceeds are received by any joint venture, in each case, for so long as the distribution to the Parent Borrower of such Excess Cash Flow or Subject Proceeds would be prohibited, delayed or restricted under the Organizational Documents governing such joint venture; it being understood and agreed that if the relevant prohibition ceases to exist within the 450-day period following the end of the applicable Excess Cash Flow Period or the event giving rise to the relevant Subject Proceeds, the relevant joint venture will promptly distribute the relevant Excess Cash Flow or the relevant Subject Proceeds, as the case may be, and the distributed Excess Cash Flow or Subject Proceeds, as the case may be, will be promptly (and in any event not later than two Business Days after such distribution) applied to the repayment of the Term Loans pursuant to this Section 2.11(b) to the extent required herein (without regard to this clause (iv)), and

(C)            if the Parent Borrower determines in good faith that the repatriation to the Parent Borrower as a distribution or dividend of any amounts required to mandatorily prepay the Term Loans pursuant to Sections 2.11(b)(i) or (ii) above that are attributable to any Foreign Subsidiary would result in a material and adverse Tax liability (including any withholding Tax) (such amount, a “Restricted Amount”), the amount that the Parent Borrower shall be required to mandatorily prepay pursuant to Sections 2.11(b)(i) or (ii) above, as applicable, shall be reduced by the Restricted Amount; provided that to the extent that the repatriation of the relevant Subject Proceeds or Excess Cash Flow from the relevant Foreign Subsidiary would no longer have a material and adverse tax consequence within the 450-day period following the event giving rise to the relevant Subject Proceeds or the end of the applicable Excess Cash Flow Period, as the case may be, an amount equal to the Subject Proceeds or Excess Cash Flow, as applicable and to the extent available, not previously applied pursuant to this clause (C), shall be promptly applied to the repayment of the Term Loans pursuant to Section 2.11(b) as otherwise required above.

(v)           Any Term Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Term Loans required to be made by the Parent Borrower pursuant to this Section 2.11(b), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”) in which case such Declined Proceeds may be retained by the Parent Borrower; provided that for the avoidance of doubt, no Lender may reject any prepayment made under Section 2.11(b)(iii) above to the extent that such prepayment is made with the Net Proceeds of (w) Refinancing Indebtedness incurred to refinance all or a portion of the Term Loans pursuant to Section 6.01(p), (x) Incremental Loans incurred to refinance all or a portion of the Term Loans pursuant to Section 2.22, (y) Replacement Term Loans incurred to refinance all or any portion of the Term Loans in accordance with the requirements of Section 9.02(c) and/or (z) Incremental Equivalent Debt incurred to finance all or a portion of the Loans in accordance with the requirements of Section 6.01(z). If any Lender fails to deliver a notice to the Administrative Agent of its election to decline receipt of its Applicable Percentage of any mandatory prepayment within the time frame specified by the Administrative Agent, such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of Term Loans.

(vi)          Except as otherwise provided in any Refinancing Amendment, any Incremental Facility Agreement or any Extension Amendment, and subject to the last sentence of this Section 2.11(b)(vi), each prepayment of Term Loans pursuant to this Section 2.11(b) shall be applied ratably to each Class of Term Loans then outstanding irrespective of whether such Term Loan is an ABR Loan or an Adjusted Term SOFR Loan (provided that any prepayment of Term Loans with the Net Proceeds of any Refinancing Indebtedness and/or any Incremental Term Facility or Replacement Term Loans incurred for the purpose of refinancing or replacing such Term Loans shall be applied to the applicable Class of Term Loans being refinanced or replaced) other than with respect to Lenders holding a Class of Term Loans that have agreed to receive less than a pro rata share of such prepayments. With respect to each Class of Term Loans, all prepayments accepted under this Section 2.11(b) shall be applied against the remaining scheduled installments of principal due in respect of such Class of Term Loans as directed by the Parent Borrower (or, in the absence of direction from the Parent Borrower, to the remaining scheduled amortization payments in respect of such Class of Term Loans in direct order of maturity), and each such prepayment shall be paid to the Term Lenders of such Class in accordance with their respective Applicable Percentages of the applicable Class. If no Lender exercises its right to decline its Applicable Percentage of a given mandatory prepayment made pursuant to Section 2.11(b)(v), then with respect to such prepayment, the amount of such prepayment shall be applied first to the then outstanding Term Loans that are ABR Loans to the full extent thereof before application to the outstanding Term Loans that are Adjusted Term SOFR Loans in a manner that minimizes the amount of any payments required to be made by the Parent Borrower pursuant to Section 2.16.

(vii)         Prepayments made under this Section 2.11(b) shall be (A) accompanied by accrued interest as required by Section 2.13, (B) subject to Section 2.16 and (C) in the case of prepayments of Initial Term Loans under clause (iii) above as part of a Repricing Transaction, subject to Section 2.12(e), but shall otherwise be without premium or penalty.

(viii)        Notwithstanding anything herein to the contrary, if, at the time that any prepayment would be required under Section 2.11(b)(i) or (ii), the Parent Borrower or any of its Restricted Subsidiaries is required to repay or repurchase any other Indebtedness (or offer to repay or repurchase such Indebtedness) that is secured on a pari passu basis with any Secured Obligation pursuant to the terms of the documentation governing such Indebtedness with the Subject Proceeds (such Indebtedness required to be so repaid or repurchased (or offered to be repaid or repurchased), the “Other Applicable Indebtedness”), then the relevant Person may apply the Subject Proceeds on a pro rata basis to the prepayment of the Subject Loans and to the repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Subject Loans and the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); it being understood that (1) the portion of the Subject Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of the Subject Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof (and the remaining amount, if any, of the Subject Proceeds shall be allocated to the Subject Loans in accordance with the terms hereof), and the amount of the prepayment of the Subject Loans that would have otherwise been required pursuant to Section 2.11(b)(i) or (ii) shall be reduced accordingly and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied to prepay the Subject Loans in accordance with the terms hereof (without giving effect to this Section 2.11(b)(viii).

Section 2.12. Fees and Premium.

(a)           The Parent Borrower agrees to pay to the Administrative Agent for the account of each Initial Revolving Lender (other than any Defaulting Lender) a commitment fee, which shall accrue at a rate equal to the Commitment Fee Rate per annum applicable to the Initial Revolving Credit Commitments on the average daily amount of the unused Initial Revolving Credit Commitment of such Revolving Lender during the period from and including the Closing Date to the date on which such Initial Revolving Lender’s Initial Revolving Credit Commitment terminates. Accrued commitment fees shall be payable in arrears on the last Business Day of each March, June, September and December (commencing with December 2017 for the quarterly period then ended (or, in the case of the payment to be made in December 2017, for the period from the Closing Date to December 31, 2017), and on the date on which the Initial Revolving Credit Commitment terminates. For purposes of calculating the commitment fee only, the Initial Revolving Credit Commitment of any Initial Revolving Lender shall be deemed to be used to the extent of Initial Revolving Loans of such Class of such Initial Revolving Lender and the LC Exposure of such Initial Revolving Lender attributable to its Initial Revolving Credit Commitment of such Class.

(b)           The Parent Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender of any Class a participation fee with respect to its participations in Letters of Credit issued at the request of the Parent Borrower, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Revolving Loans of such Class that are Adjusted Term SOFR Loans on the daily face amount of such Lender’s LC Exposure that is attributable to its Revolving Credit Commitment of such Class (excluding any portion thereof that is attributable to unreimbursed LC Disbursements), during the period from and including the Closing Date to the earlier of (A) the later of the date on which such Revolving Lender’s Revolving Credit Commitment of such Class terminates and the date on which such Revolving Lender ceases to have any LC Exposure that is attributable to its Revolving Credit Commitment of such Class and (B) the Termination Date, and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit to the earliest of (A) the expiration date of such Letter of Credit, (B) the date on which such Letter of Credit terminates and (C) the Termination Date, computed at a rate equal to the rate agreed by such Issuing Bank and the Parent Borrower (but in any event not to exceed 0.125% per annum) of the daily face amount of such Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall accrue to but excluding the last Business Day of each March, June, September and December and be payable in arrears for the quarterly period then ended on the last Business Day of each March, June, September and December (commencing, if applicable, December 2017 (it being understood that such payment shall be with respect to the period from the Closing Date to December 31, 2017)); provided that all such fees shall be payable on the date on which the Revolving Credit Commitments of the applicable Class terminate. Any fee other than the participation fee and the fronting fee described above that is payable to any Issuing Bank pursuant to this paragraph shall be payable within 30 days after receipt of a written demand (accompanied by reasonable back-up documentation) therefor.

(c)           The Parent Borrower agrees to pay to the Administrative Agent, for its own account, the annual administration fee described in the fee letter described in clause (ii) of the definition of “Fee Letters”.

(d)           All fees payable hereunder shall be paid on the dates due and in immediately available funds to the Administrative Agent (or to the applicable Issuing Bank, in the case of any fee payable to any Issuing Bank). Fees paid shall not be refundable under any circumstances except as otherwise provided in the Fee Letters. Fees payable hereunder shall accrue through and including the last day of the month immediately preceding the applicable fee payment date.

(e)           In the event that, on or prior to the date that is six months after the ~~Fifth~~Sixth Amendment Closing Date, any Borrower (i) prepays, repays, refinances, substitutes or replaces any Initial Term Loans in connection with a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.11(b)(iii) that constitutes a Repricing Transaction) or (ii) effects any amendment, modification or waiver of, or consent under, this Agreement resulting in a Repricing Transaction, the applicable Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Initial Term Lender, (I) in the case of clause (A), a premium of 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid, repaid, refinanced, substituted or replaced and (II) in the case of clause (B), a fee equal to 1.00% of the aggregate principal amount of the Initial Term Loans that are the subject of such Repricing Transaction outstanding immediately prior to such amendment. If, on or prior to the date that is six months after the ~~Fifth~~Sixth Amendment Closing Date, all or any portion of the Initial Term Loans held by any Term Lender are prepaid, repaid, refinanced, substituted or replaced pursuant to Section 2.19(b)(iv) as a result of, or in connection with, such Term Lender not agreeing or otherwise consenting to any waiver, consent, modification or amendment in connection with a Repricing Transaction, such prepayment, repayment, refinancing, substitution or replacement will be made at 101% of the principal amount so prepaid, repaid, refinanced, substituted or replaced. All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction in Dollars and in immediately available funds.

(f)            Unless otherwise indicated herein, all computations of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). The determination by the Administrative Agent of the amount of any fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.13. Interest.

(a)           The Term Loans and Revolving Loans that comprise each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)           The Term Loans and Revolving Loans that comprise each Adjusted Term SOFR Borrowing shall bear interest at the Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)           Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 7.01(a), for so long as any principal of or interest on any Term Loan, Revolving Loan or any LC Disbursement or any fee payable by the applicable Borrower hereunder is not, in each case, paid or reimbursed, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest, to the fullest extent permitted by applicable Requirements of Law, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Term Loan, Revolving Loan or unreimbursed LC Disbursement, 2.00% plus the rate otherwise applicable to such Term Loan, Revolving Loan or LC Disbursement as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount (including overdue interest), 2.00% plus the rate applicable to Revolving Loans that are ABR Loans as provided in paragraph (a) of this Section 2.13; provided that no amount shall accrue pursuant to this Section 2.13(c) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount that is payable to any Defaulting Lender so long as such Lender is a Defaulting Lender.

(d)           Accrued interest on each Term Loan or Revolving Loan borrowed by any Borrower shall be payable by the applicable Borrower in arrears on each Interest Payment Date for such Term Loan or Revolving Loan and (i) on the Maturity Date applicable to such Loan and (ii) in the case of a Revolving Loan of any Class, upon termination of the Revolving Credit Commitments of such Class; provided that (A) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Term Loan or Revolving Loan (other than an ABR Revolving Loan of any Class prior to the termination of the Revolving Credit Commitments of such Class), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Adjusted Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)            All interest hereunder shall be computed on the basis of a year of 360 days (except that interest computed by reference to the Alternate Base Rate when based on the Prime Rate shall be on the basis of a year of 365 or 366 days, as applicable) and actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate and Adjusted Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

Section 2.14.         Alternate Rate of Interest. (a)  If in connection with any request for an Adjusted Term SOFR Loan or a conversion to or continuation thereof:

(i)            the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (x) adequate and reasonable means do not exist for ascertaining the Term SOFR Rate for any requested Interest Period with respect to such Adjusted Term SOFR Loan (or in connection with an existing or proposed ABR Loan) and (y) the circumstances described in Section 2.14(b)(ii) do not apply (the Loans impacted by this clause (i), “Impacted Loans”); or

(ii)           the Administrative Agent or the Required Lenders determine that for any reason the Term SOFR for any requested Interest Period with respect to such Adjusted Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Adjusted Term SOFR Loan;

then the Administrative Agent will promptly so notify the Parent Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Adjusted Term SOFR Loans shall be suspended (to the extent of the affected Adjusted Term SOFR Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Alternate Base Rate, the utilization of the Term SOFR component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.14(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Adjusted Term SOFR Loans (to the extent of the affected Adjusted Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein.

Notwithstanding the foregoing and subject to Section 2.14(b), if the Administrative Agent has made the determination described in clause (i) of the first paragraph of this Section 2.14(a), the Administrative Agent, with the consent of the Parent Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (A) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of the first paragraph of this Section 2.14(a), (B) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Parent Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (C) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Parent Borrower written notice thereof.

(b)  Notwithstanding anything to the contrary herein or in any other Loan Document, if the Parent Borrower and Administrative Agent determine in good faith, or the Parent Borrower and Required Lenders notify the Administrative Agent that the Parent Borrower and Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining Term SOFR for any Interest Period hereunder or any other tenors of the Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary; or

(ii) the administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator has made a public statement identifying a specific date after which Term SOFR shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in Dollars, or shall or will otherwise cease; provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide Term SOFR on a representative basis (the date on which Term SOFR is no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

or if the events or circumstances of the type described in Section 2.14(b)(i) or Section 2.14(b)(ii) have occurred with respect to the Successor Rate then in effect, then, reasonably promptly after such determination by the Parent Borrower and the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Parent Borrower may amend this Agreement solely for the purpose of replacing the Term SOFR or any then current Successor Rate for Dollars in accordance with this Section 2.14(b) with another alternate benchmark rate established by the Parent Borrower and the Administrative Agent, giving due consideration to any evolving or then existing convention for similarly situated borrowers under Dollar-denominated syndicated credit facilities as the Credit Facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Dollars for such benchmarks (any such proposed rate, including, for the avoidance fo doubt, any adjustments thereto, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Parent Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment. Such Successor Rate shall be applied in a manner consistent with market practice as reasonably determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Parent Borrower.

If no Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Parent Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Adjusted Term SOFR Loans shall be suspended (to the extent of the affected Adjusted Term SOFR Loans or Interest Periods), and (y) the Term SOFR component shall no longer be utilized in determining the Alternate Base Rate. Upon receipt of such notice, the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Adjusted Term SOFR Loans (to the extent of the affected Adjusted Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition with respect to a Successor Rate shall provide that in no event shall such Successor Rate be less than zero for all purposes of this Agreement.

In connection with the implementation of a Successor Rate, the Administrative Agent, in consultation with the Parent Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other Lender party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Lenders (with a copy to the Parent Borrower) reasonably promptly after such amendment becomes effective.

Section 2.15. Increased Costs

(a)           If any Change in Law:

(i)            imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank;

(ii)           subjects any Lender or Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Other Taxes and (C) Excluded Taxes) on or with respect to its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          imposes on any Lender or Issuing Bank or the London interbank market any other condition (other than Taxes) affecting this Agreement or Adjusted Term SOFR Loans made by any Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to the relevant Lender of making or maintaining any Adjusted Term SOFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise) in respect of any Adjusted Term SOFR Loan or Letter of Credit in an amount deemed by such Lender or Issuing Bank to be material, then, within 30 days after the Parent Borrower’s receipt of the certificate contemplated by paragraph (c) of this Section 2.15, the Parent Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered; provided that the Parent Borrower shall not be liable for such compensation if (x) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto, (y) such Lender invokes Section 2.20 or (z) in the case of any request for reimbursement under clause (iii) above resulting from a market disruption, (A) the relevant circumstances do not generally affect the banking market or (B) the applicable request has not been made by Lenders constituting Required Lenders.

(b)           If any Lender or Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Taxes (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then within 30 days of receipt by the Parent Borrower of the certificate contemplated by paragraph (c) of this Section 2.15 the Parent Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)           Any Lender or Issuing Bank requesting compensation under this Section 2.15 shall be required to deliver a certificate to the Parent Borrower that (i) sets forth the amount or amounts necessary to compensate such Lender or Issuing Bank or the holding company thereof, as applicable, as specified in paragraph (a) or (b) of this Section 2.15, (ii) sets forth, in reasonable detail, the manner in which such amount or amounts were determined (provided that such Lender or Issuing Bank shall not be required to provide to the Parent Borrower any confidential or proprietary information concerning the calculation of such Lender’s or Issuing Bank’s cost of funds) and (iii) certifies that such Lender or Issuing Bank is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error.

(d)           Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, however that the Parent Borrower shall not be required to compensate any Lender or any Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Parent Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16. Break Funding Payments. In the event of (a) the conversion or prepayment of any principal of any Adjusted Term SOFR Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), (b) the failure to borrow, convert, continue or prepay any Adjusted Term SOFR Loan on the date or in the amount specified in any notice delivered pursuant hereto or (c) the assignment of any Adjusted Term SOFR Loan of any Lender other than on the last day of the Interest Period applicable thereto as a result of a request by the Parent Borrower pursuant to Section 2.19, then, in any such event, the Parent Borrower shall compensate each Lender for the loss, cost and expense incurred by such Lender that is attributable to such event (other than loss of profit).  Any Lender requesting compensation under this Section 2.16 shall be required to deliver a certificate to the Parent Borrower that (A) sets forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, the basis therefor and, in reasonable detail, the manner in which such amount or amounts were determined and (B) certifies that such Lender is generally charging the relevant amounts to similarly situated borrowers, which certificate shall be conclusive absent manifest error. The Parent Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.17. Taxes.

(a)           All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirement of Law (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) if such Tax is an Indemnified Tax and/or Other Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) each Lender (or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law. In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)           The Parent Borrower shall indemnify the Administrative Agent and each Lender within 30 days after receipt of the certificate described in the succeeding sentence, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent or such Lender, as applicable (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), other than any penalties determined by a final and non-appealable judgment of a court of competent jurisdiction (or documented in any settlement agreement) to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent or such Lender, and, in each case, any reasonable expenses arising therefrom or with respect thereto (whether or not correctly or legally imposed or asserted); provided that if the Parent Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as applicable, will use reasonable efforts to cooperate with the Parent Borrower to obtain a refund of such Taxes (which shall be repaid to the Parent Borrower in accordance with Section 2.17(f)) so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender, result in any additional out-of-pocket costs or expenses not reimbursed by the Parent Borrower or be otherwise materially disadvantageous to the Administrative Agent or such Lender, as applicable. In connection with any request for reimbursement under this Section 2.17(b), the relevant Lender or the Administrative Agent, as applicable, shall deliver a certificate to the Parent Borrower setting forth, in reasonable detail, the basis and calculation of the amount of the relevant payment or liability, which shall be conclusive absent manifest error. Notwithstanding anything to the contrary contained in this Section 2.17(b), the Parent Borrower shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 2.17(b) for any amount to the extent the Administrative Agent or such Lender fails to notify the Parent Borrower of the relevant possible indemnification claim within 180 days after the Administrative Agent or such Lender receives written notice from the applicable taxing authority of the specific tax assessment giving rise to such indemnification claim.

(c)           Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes imposed on or with respect to any payment under any Loan Document that is attributable to such Lender (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05(c) relating to the maintenance of a Participant Register and (iii) any Taxes not described in clauses (i) or (ii) that are attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender under any Loan Document or otherwise payable by the Administrative Agent to any Lender from any other source against any amount due to the Administrative Agent under this clause (c).

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the Parent Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment that is reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to any payment made under any Loan Document shall deliver to the Parent Borrower and the Administrative Agent, at the time or times reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation as the Parent Borrower or the Administrative Agent may reasonably request to permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)           Without limiting the generality of the foregoing,

(A)          each Lender that is not a Foreign Lender shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), two executed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           each Foreign Lender shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, two executed original copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing any available exemption from, or reduction of, U.S. federal withholding Tax;

(2)            two executed original copies of IRS Form W-8ECI;

(3)            in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) two executed original copies of a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Parent Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments payable to such Lender are effectively connected with the conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two executed original copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)            to the extent any Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a partnership or participating Lender), two executed original copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2, Exhibit L-3 or Exhibit L-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct or indirect partner;

(C)           each Foreign Lender shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), two executed original copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Parent Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation as is prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Parent Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Notwithstanding anything to the contrary in this Section 2.17(e), no Lender shall be required to provide any documentation that such Lender is not legally eligible to deliver.

(f)            If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Parent Borrower or with respect to which the Parent Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Parent Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Parent Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Parent Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Parent Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Parent Borrower pursuant to this paragraph (f) to the extent that the payment thereof would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the position that the Administrative Agent or such Lender would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Parent Borrower or any other Person.

(g)           Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h)           Definition of “Lender” for Purposes of Section 2.17. For the avoidance of doubt, the term “Lender” shall, for all purposes of this Section 2.17, include any Issuing Bank.

Section 2.18.         Payments Generally; Allocation of Proceeds; Sharing of Payments.

(a)           Unless otherwise specified in this Agreement, the Parent Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, reimbursements of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m. on the date when due, in immediately available funds, without set-off or counterclaim. Any amount received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated by the Administrative Agent to the Parent Borrower, except that payments pursuant to Sections 2.05(e)(i), 2.12(b)(ii), 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Person or Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as provided in Sections 2.19(b), 2.20 and 9.05(g), (i) each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans of a given Class and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type (and of the same Class) shall be allocated pro rata among the Lenders in accordance with their respective Applicable Percentages of the applicable Class and (ii) each payment or prepayment of Initial Term Loans shall be allocated pro rata among the Initial Term Lenders in accordance with their respective Initial Term Loan Applicable Percentages of the Initial Term Loans. All payments (including accrued interest) hereunder shall be made in Dollars. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)           All proceeds of Collateral received by the Administrative Agent while an Event of Default exists and all or any portion of the Loans have been accelerated hereunder pursuant to Section 7.01 shall be applied first, to the payment of all costs and expenses then due that have been incurred by the Administrative Agent in connection with any collection, sale or realization on Collateral or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document, second, to payment in full of any Unfunded Advance/Participation (the amounts so applied to be distributed between or among, as applicable, the Administrative Agent and the Issuing Banks on a pro rata basis in accordance with the amount of such Unfunded Advance/Participation owed to them on the date of the relevant distribution), third, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent (other than those covered in clause first above) or to any Issuing Bank from the Parent Borrower that constitute Secured Obligations, fourth, on a pro rata basis in accordance with the amounts of the Secured Obligations (other than contingent indemnification obligations for which no claim has yet been made) owed to the Secured Parties on the date of any such distribution, to the payment in full of the Secured Obligations (including, with respect to LC Exposure, an amount to be paid to the Administrative Agent equal to 100% of the LC Exposure (minus the amount then on deposit in the LC Collateral Account) on such date, to be held in the LC Collateral Account as Cash collateral for such Obligations); provided that if any Letter of Credit expires undrawn, then any Cash collateral held to secure the related LC Exposure shall be applied in accordance with this Section 2.18(b), beginning with clause first above, and fifth, to, or at the direction of, the Parent Borrower or as a court of competent jurisdiction may otherwise direct.

(c)           If any Lender obtains payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in respect of any principal of or interest on any of its Loans of any Class or participations in LC Disbursements held by it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender with Loans of such Class and participations in LC Disbursements, then the Lender receiving such greater proportion shall purchase (for Cash at face value) participations in the Loans of such Class and sub-participations in LC Disbursements of other Lenders of such Class at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not apply to (A) any payment made by the Parent Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant, including any payment made or deemed made in connection with Sections 2.22, 2.23, 9.02(c) and/or Section 9.05. The Parent Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise rights of set-off and counterclaim against the Parent Borrower with respect to such participation as fully as if such Lender were a direct creditor of the Parent Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18(c) and will, in each case, notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.18(c) shall, from and after the date of such purchase, have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(d)           Unless the Administrative Agent has received notice from the Parent Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender or any Issuing Bank hereunder that the Parent Borrower will not make such payment, the Administrative Agent may assume that the Parent Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender or Issuing Bank the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders or any Issuing Bank hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Parent Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Parent Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender, any Issuing Bank or the Parent Borrower with respect to any amount owing under this paragraph (d) shall be conclusive, absent manifest error

(e)           If any Lender fails to make any payment required to be made by it pursuant to Section 2.07(b) or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19.         Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.15 or determines that it can no longer make or maintain Adjusted Term SOFR Loans pursuant to Section 2.20, or any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future or mitigate the impact of Section 2.20, as the case may be, and (ii) would not subject such Lender to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Parent Borrower in respect of the relevant obligations hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If (i) any Lender requests compensation under Section 2.15 or determines that it can no longer make or maintain Adjusted Term SOFR Loans pursuant to Section 2.20, (ii) any Loan Party is required to pay any additional amount to or indemnify any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender or (iv) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender”, “each Revolving Lender” or “each Lender directly affected thereby” (or any other Class or group of Lenders other than the Required Lenders and including, for the avoidance of doubt, in connection with any Extension Offer with respect to which a majority of the applicable Class of Lenders have agreed to extend the applicable Class of Loans) with respect to which Required Lender or Required Revolving Lender consent (or the consent of Lenders holding loans or commitments of such Class or lesser group representing more than 50% of the sum of the total loans and unused commitments of such Class or lesser group at such time) has been obtained, as applicable, any Lender is a non-consenting Lender (each such Lender described in this clause (iv), a “Non-Consenting Lender”), then the Parent Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender and repay all Obligations of the Parent Borrower owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date (provided that, if, after giving effect such termination and repayment, the aggregate amount of the Revolving Credit Exposure of any Class exceeds the aggregate amount of the Revolving Credit Commitments of such Class then in effect, then the Parent Borrower shall, not later than the next Business Day, prepay one or more Revolving Borrowings of the applicable Class (and, if no Revolving Borrowings of such Class are outstanding, deposit Cash collateral in the LC Collateral Account) in an amount necessary to eliminate such excess) or (y) replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that assumes such obligations (which Eligible Assignee may be another Lender, if any Lender accepts such assignment); provided that (A) such Lender has received payment of an amount equal to the outstanding principal amount of its Loans and, if applicable, participations in LC Disbursements, in each case of such Class of Loans and/or Commitments, accrued interest thereon, accrued fees and all other amounts payable to it under any Loan Document with respect to such Class of Loans and/or Commitments, (B) in the case of any assignment resulting from a claim for compensation under Section 2.15 or payment required to be made pursuant to Section 2.17, such assignment would result in a reduction in such compensation or payment and (C) such assignment does not conflict with applicable Requirements of Law. No Lender (other than a Defaulting Lender) shall be required to make any such assignment and delegation, and the Parent Borrower may not repay the Obligations of such Lender or terminate its Commitments, in each case if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent Borrower to require such assignment and delegation cease to apply. Each Lender agrees that if it is replaced pursuant to this Section 2.19, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Promissory Note (if the assigning Lender’s Loans are evidenced by one or more Promissory Notes) subject to such Assignment and Assumption (provided that the failure of any Lender replaced pursuant to this Section 2.19 to execute an Assignment and Assumption or deliver any such Promissory Note shall not render such sale and purchase (or the corresponding assignment) invalid), such assignment shall be recorded in the Register and any such Promissory Note shall be deemed cancelled. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such Assignment and Assumption or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (b). To the extent that any Lender is replaced pursuant to Section 2.19(b)(iv) in connection with a Repricing Transaction requiring payment of a fee pursuant to Section 2.12(e), the Parent Borrower shall pay the fee set forth in Section 2.12(e) to each Lender being replaced as a result of such Repricing Transaction.

Section 2.20. Illegality. (a)  If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the Term SOFR or to determine or charge interest rates based upon the Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars, then, upon notice thereof by such Lender to the Parent Borrower through the Administrative Agent:

(i)            any obligation of such Lender to make or continue Adjusted Term SOFR Loans in the affected currency or currencies or to convert ABR Loans to Adjusted Term SOFR Loans shall be suspended,

(ii)            if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR component of the Alternate Base Rate, the interest rate on such Lender’s ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate in each case until such Lender notifies the Administrative Agent and the Parent Borrower that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly),

(iii)          the Parent Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all of such Lender’s Adjusted Term SOFR Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Adjusted Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Adjusted Term SOFR Loans (in which case the Parent Borrower shall not be required to make payments pursuant to Section 2.16 in connection with such payment), and

(iv)          if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR component thereof, as applicable, until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR.

(b)           Upon any such prepayment or conversion, the Parent Borrower shall also pay accrued interest on the amount so prepaid or converted.

(c)           Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be materially disadvantageous to such Lender.

Section 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           Fees shall cease to accrue on the unfunded portion of any Commitment of such Defaulting Lender pursuant to Section 2.12(a) and, subject to clause (d)(iv) below, on the participation of such Defaulting Lender in Letters of Credit pursuant to Section 2.12(b) and pursuant to any other provisions of this Agreement or other Loan Document.

(b)           The Commitments and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, each affected Lender, the Required Lenders, the Required Revolving Lenders or such other number of Lenders as may be required hereby or under any other Loan Document have taken or may take any action hereunder (including any consent to any waiver, amendment or modification pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately and adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c)           Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11, Section 2.15, Section 2.16, Section 2.17, Section 2.18, Article 7, Section 9.05 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 9.09), shall be applied at such time or times as may be determined by the Administrative Agent and, where relevant, the Parent Borrower as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any applicable Issuing Bank hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable Issuing Bank, to be held as Cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, so long as no Default or Event of Default exists, as the Parent Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, as the Administrative Agent or the Parent Borrower may elect, to be held in a deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the non-Defaulting Lenders or Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any non-Defaulting Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Parent Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Parent Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan or LC Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loan or LC Exposure was made or created, as applicable, at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Exposure owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Exposure owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by any Defaulting Lender or to post Cash collateral pursuant to this Section 2.21(c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d)           If any LC Exposure exists at the time any Lender becomes a Defaulting Lender then:

(i)            the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Applicable Revolving Credit Percentages but only to the extent that (A) the sum of the Revolving Credit Exposures of all non-Defaulting Lenders attributable to the Revolving Credit Commitments of any Class does not exceed the total of the Revolving Credit Commitments of all non-Defaulting Revolving Lenders of such Class and (B) the Revolving Credit Exposure of any non-Defaulting Lender that is attributable to its Revolving Credit Commitment of such Class does not exceed such non-Defaulting Lender’s Revolving Credit Commitment of such Class;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Parent Borrower shall, without prejudice to any other right or remedy available to it hereunder or under applicable Requirements of Law, within two Business Days following notice by the Administrative Agent, Cash collateralize 100% of such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to paragraph (i) above and any Cash collateral provided by such Defaulting Lender or pursuant to Section 2.21(c) above) or make other arrangements reasonably satisfactory to the Administrative Agent and to the applicable Issuing Bank with respect to such LC Exposure and obligations to fund participations. Cash collateral (or the appropriate portion thereof) provided to reduce LC Exposure or other obligations shall be released promptly following (A) the elimination of the applicable LC Exposure or other obligations giving rise thereto (including by the termination of the Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.19)) or (B) the Administrative Agent’s good faith determination that there exists excess Cash collateral (including as a result of any subsequent reallocation of LC Exposure among non-Defaulting Lenders described in clause (i) above);

(iii)          (A) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.21(d), then the fees payable to the Revolving Lenders pursuant to Sections 2.12(a) and (b), as the case may be, shall be adjusted to give effect to such reallocation and (B) if the LC Exposure of any Defaulting Lender is Cash collateralized pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank, any Revolving Lender or the Parent Borrower hereunder, no letter of credit fees shall be payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure; and

(iv)          if any Defaulting Lender’s LC Exposure is not Cash collateralized, prepaid or reallocated pursuant to this Section 2.21(d), then, without prejudice to any rights or remedies of the applicable Issuing Bank, any Revolving Lender or the Parent Borrower hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such Defaulting Lender’s LC Exposure is Cash collateralized or reallocated.

(e)           So long as any Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, create, incur, amend or increase any Letter of Credit unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders, Cash collateral provided pursuant to Section 2.21(c) and/or Cash collateral provided in accordance with Section 2.21(d), and participating interests in any such or newly issued, extended or created Letter of Credit shall be allocated among non-Defaulting Revolving Lenders in a manner consistent with Section 2.21(d)(i) (it being understood that Defaulting Lenders shall not participate therein).

(f)            In the event that the Administrative Agent and the Parent Borrower agree that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Applicable Revolving Credit Percentage of LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment, and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the applicable Class of the other Revolving Lenders or participations in Revolving Loans of the applicable Class as the Administrative Agent determine as necessary in order for such Revolving Lender to hold such Revolving Loans or participations in accordance with its Applicable Percentage of the applicable Class or its Applicable Revolving Credit Percentage, as applicable. Notwithstanding the fact that any Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, (x) no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Parent Borrower while such Lender was a Defaulting Lender and (y) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from “Defaulting Lender” to “Lender” will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.22. Incremental Credit Extensions.

(a)           The Parent Borrower may, at any time after the Closing Date, on one or more occasions pursuant to an Incremental Facility Agreement, (i) add one or more new tranches of term facilities (each new tranche, a “New Incremental Term Facility”) and/or increase the principal amount of the Term Loans of any existing Class by requesting new commitments to provide such Term Loans (each increase, an “Incremental Increase Facility”; together with any New Incremental Term Facility, “Incremental Term Facilities” and any loans made pursuant to an Incremental Term Facilities, “Incremental Term Loans”) and/or (ii) add one or more new tranches of Incremental Revolving Commitments (each new tranche, a “New Incremental Revolving Facility”) and/or increase the aggregate amount of the Revolving Credit Commitments of any existing Class (each increase, a “Revolving Commitment Increase”; together with any New Incremental Revolving Facility, “Incremental Revolving Facilities” and, together with any Incremental Term Facility, “Incremental Facilities”; and the loans thereunder, “Incremental Revolving Loans” and any Incremental Revolving Loans, together with any Incremental Term Loans, “Incremental Loans”) in an aggregate outstanding principal amount not to exceed the Incremental Cap; provided that:

(i)            unless the Administrative Agent otherwise agrees, no Incremental Facility may be less than $1,000,000,

(ii)           except as the Parent Borrower and any Lender may separately agree, no Lender shall be obligated to provide any Incremental Commitment, and the determination to provide such commitments shall be within the sole and absolute discretion of such Lender,

(iii)          no Incremental Facility or Incremental Loan (nor the creation, provision or implementation thereof) shall require the approval of any existing Lender other than in its capacity, if any, as a lender providing all or part of any Incremental Commitment or Incremental Loan,

(iv)          except as otherwise permitted herein (including as provided in clause (xii) below), (A) the terms of any Incremental Term Facility (other than any terms which are applicable only after the Latest Term Loan Maturity Date) must be substantially consistent with those applicable to any then-existing Class of Term Loans or otherwise reasonably acceptable to the Administrative Agent and (B) the terms of any Incremental Revolving Facility (other than any terms which are applicable only after the then-existing Latest Revolving Credit Maturity Date) must be substantially consistent with those applicable to any then-existing Revolving Facility or otherwise reasonably acceptable to the Administrative Agent (it being understood that to the extent that any financial maintenance covenant or other term is added for the benefit of (A) any Incremental Term Facility, no consent shall be required from the Administrative Agent to the extent that such financial maintenance covenant or other term is also added for the benefit of all Classes of Loans or (B) any Incremental Revolving Facility, no consent shall be required from the Administrative Agent or any Lender to the extent that such financial maintenance covenant or other term is also added for the benefit of each then-existing Revolving Facility),

(v)           the Effective Yield (and the components thereof, including interest rate margins, rate floors, fees, premiums and funding discounts) and any “MFN” terms or prepayment premiums applicable to any Incremental Facility may be determined by the Parent Borrower and the lender or lenders providing such Incremental Facility; provided that (A) in the case of any Incremental Term Facility (other than, at the option of the Parent Borrower in connection with one or more Incremental Term Facilities (w) in an aggregate principal amount of up to $50,000,000 of Incremental Term Facilities (x) that have a maturity date after the date that is two years following the Latest Term Loan Maturity Date, (y) that are incurred pursuant to clause (c) of the definition of “Incremental Cap” or (z) that are incurred after the date that is 12 months following the Closing Date), the Effective Yield applicable thereto may not be more than 0.75% higher than the Effective Yield applicable to the Initial Term Loans unless the Applicable Rate with respect to the Initial Term Loans is adjusted to the extent necessary to be equal to the Effective Yield with respect to such Incremental Facility, minus 0.75%, and (B) the Applicable Rate for any Incremental Increase Facility shall be (x) the Applicable Rate for the Class being increased in connection therewith or (y) higher than the Applicable Rate for the Class being increased as long as the Applicable Rate for the Class being increased is automatically increased as and to the extent necessary to eliminate the deficiency,

(vi)          the maturity date of any Incremental Facility may be determined by the Parent Borrower and the lender or lenders providing such Incremental Facility; provided that (A) the final maturity date with respect to any Incremental Term Loans shall be no earlier than the Latest Term Loan Maturity Date and (B) no Incremental Revolving Facility may have a final maturity date earlier than (or require scheduled amortization or mandatory commitment reductions prior to) the Latest Revolving Credit Maturity Date; provided that at the option of the Parent Borrower, Incremental Facilities in an aggregate principal amount equal to the portion of the Maturity/Weighted Average Life Excluded Amount that the Parent Borrower elects to apply to this proviso may be incurred without regard to this clause (vi) (with any such application reducing the Maturity/Weighted Average Life Excluded Amount on a dollar-for-dollar basis),

(vii)         the amortization schedule for any Incremental Term Facility may be determined by the Parent Borrower and the lender or lenders providing such Incremental Facility; provided that the Weighted Average Life to Maturity of any Incremental Term Facility shall be no shorter than the remaining Weighted Average Life to Maturity of the then-existing Classes of Term Loans (without giving effect to any prepayments thereof); provided that at the option of the Parent Borrower, Incremental Term Facilities in an aggregate principal amount equal to the portion of the Maturity/Weighted Average Life Excluded Amount that the Parent Borrower elects to apply to this proviso may be incurred without regard to this clause (vii) (with any such application reducing the Maturity/Weighted Average Life Excluded Amount on a dollar-for-dollar basis),

(viii)        (A) any Incremental Term Facility or Incremental Revolving Facility shall be secured by a Lien on the Collateral that is pari passu with the Lien securing the Secured Obligations and (B) no Incremental Facility shall be (x) guaranteed by any Person other than a Loan Guarantor or (y) secured by any assets other than the Collateral,

(ix)          any mandatory prepayment (other than any scheduled amortization payment) of Incremental Term Loans shall be made on a pro rata basis with all then-existing Term Loans, except that the Parent Borrower and the lenders providing the relevant Incremental Term Loans shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any such mandatory prepayment on a less than pro rata basis (but not on a greater than pro rata basis),

(x)            no Event of Default then exists (except in the case of the incurrence or provision of any Incremental Facility in connection with a Permitted Acquisition or similar Investment not prohibited by the terms of this Agreement, in which case, no Event of Default under Section 7.01(a), (f) or (g) then exists or would exist after giving effect thereto),

(xi)          the proceeds of any Incremental Revolving Facility and/or any Incremental Term Facility may be used by the Parent Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of Permitted Acquisitions and other Investments and any other use not prohibited by this Agreement,

(xii)         (A) any Incremental Increase Facility shall be on the same terms (including maturity date and interest rates) and pursuant to the same documentation (other than the relevant Incremental Facility Agreement) applicable to such Class of Term Loans, and (B) any Revolving Commitment Increase (x) shall be on the same terms (including maturity date and interest rates (except (i) if required to consummate such Revolving Commitment Increase, any increase in interest rates, rate floors and undrawn fees that is provided to all Lenders for such Class of Revolving Credit Commitments), but excluding upfront fees) and pursuant to the same documentation (other than the relevant Incremental Facility Agreement) applicable to such Class of Revolving Credit Commitments and (y) shall not require any scheduled amortization or mandatory commitment reduction prior to the Maturity Date with respect to such Class of Revolving Credit Commitments, and

(xiii)        on the date of the Borrowing of any Incremental Term Loans that will be of the same Class as any then-existing Class of Term Loans, and notwithstanding anything to the contrary set forth in Section 2.08 or 2.13, such Incremental Term Loans shall be added to (and constitute a part of, be of the same Type as and, at the election of the Parent Borrower, have the same Interest Period as) each Borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Term Lender providing such Incremental Term Loans will participate proportionately in each then-outstanding Borrowing of Term Loans of such Class; it being acknowledged that the application of this clause (a)(xiii) may result in new Incremental Term Loans having Interest Periods (the duration of which may be less than one month) that begin during an Interest Period then applicable to outstanding Adjusted Term SOFR Loans of the relevant Class and that end on the last day of such Interest Period.

(b)           Incremental Commitments may be provided by any existing Lender, or by any other Eligible Assignee (any such other lender being called an “Additional Lender”); provided that the Administrative Agent (and, in the case of any Incremental Revolving Facility, any Issuing Bank) shall have a right to consent (such consent not to be unreasonably withheld) to the relevant Additional Lender’s provision of Incremental Commitments if such consent would be required under Section 9.05(b) for an assignment of Loans to such Additional Lender; provided, further, that any Additional Lender that is an Affiliated Lender shall be subject to the provisions of Section 9.05(g), mutatis mutandis, to the same extent as if the relevant Incremental Commitments and related Obligations had been acquired by such Lender by way of assignment.

(c)           Each Lender or Additional Lender providing a portion of any Incremental Commitment shall execute and deliver to the Administrative Agent and the Parent Borrower all such documentation (including the relevant Incremental Facility Agreement) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Commitment. On the effective date of such Incremental Commitment, each Additional Lender shall become a Lender for all purposes in connection with this Agreement.

(d)           As conditions precedent to the effectiveness of any Incremental Facility or the making of any Incremental Loans, (i) upon its request, the Administrative Agent shall be entitled to receive customary written opinions of counsel, as well as such solvency certificates, reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent shall be entitled to receive, from each Additional Lender, (1) an administrative questionnaire, in the form provided to such Additional Lender by the Administrative Agent (the “Administrative Questionnaire”), and (2) such other documents as it shall reasonably require from such Additional Lender, (iii) the Administrative Agent and the relevant Additional Lenders shall be entitled to receive all fees required to be paid in respect of such Incremental Facility or Incremental Loans, (iv) subject to Section 2.22(a)(x), the Administrative Agent shall have received a Borrowing Request as if the relevant Incremental Loans were subject to Section 2.03 or another written request the form of which is reasonably acceptable to the Administrative Agent (it being understood and agreed that the requirement to deliver a Borrowing Request shall not, unless agreed by the Parent Borrower, result in the imposition of any additional condition precedent to the availability of the relevant Incremental Loans) and (v) the Administrative Agent shall be entitled to receive a certificate of the Parent Borrower signed by a Responsible Officer thereof:

(A)          certifying and attaching a copy of the resolutions adopted by the governing body of the Parent Borrower approving or consenting to such Incremental Facility or Incremental Loans, and

(B)           to the extent applicable, certifying that the condition set forth in clause (a)(x) above has been satisfied.

(e)           Upon the implementation of any Incremental Revolving Facility pursuant to this Section 2.22:

(i)            if such Incremental Revolving Facility establishes Revolving Credit Commitments of the same Class as any then-existing Class of Revolving Credit Commitments, (A) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Incremental Revolving Facility Lender, and each relevant Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Incremental Revolving Facility Lender’s) participations hereunder in Letters of Credit shall be held ratably on the basis of their respective Revolving Credit Commitments (after giving effect to any increase in the Revolving Credit Commitment pursuant to Section 2.22) and (B) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Revolving Lenders providing the relevant Incremental Revolving Facility), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Credit Commitments of such Class (after giving effect to any increase in the Revolving Credit Commitment pursuant to this Section 2.22); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (i); and

(ii)           if such Incremental Revolving Facility establishes a New Incremental Revolving Facility, then (i) the borrowing and repayment (except (x) payments of interest and fees at different rates on the Revolving Facilities (and related outstandings), (y) repayments required on the Maturity Date of any Revolving Facility and (z) as provided in clause (C) below) of Revolving Loans with respect to any Revolving Facility after the effective date of such Incremental Revolving Facility shall be made on a pro rata basis with all other Revolving Facilities, (ii) all Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders and (iii) unless the relevant Additional Lenders elect payments and/or Commitment reductions on a less-than-pro rata basis, any permanent repayment of Revolving Loans with respect to, and reduction and termination of Revolving Credit Commitments under, any Revolving Facility after the effective date of such Incremental Revolving Facility shall be made on a pro rata basis with all other Revolving Facilities.

(f)            On the date of effectiveness of any Incremental Revolving Facility, the maximum amount of LC Exposure permitted hereunder shall increase by an amount, if any, agreed upon by Administrative Agent, the relevant Issuing Bank and the Parent Borrower.

(g)           The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Incremental Facility Agreement and/or any amendment to any other Loan Document as may be necessary in order to establish new Classes or sub-Classes in respect of Loans or commitments pursuant to this Section 2.22 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Parent Borrower in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.22.

(h)           This Section 2.22 shall supersede any provision in Section 2.18 or 9.02 to the contrary.

Section 2.23. Extensions of Loans and Revolving Commitments.

(a)           Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Parent Borrower to all Lenders holding Loans of the Parent Borrower of any Class or Commitments with respect to any Class, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans or Commitments of such Class) and on the same terms to each such Lender, the Parent Borrower is hereby permitted to consummate transactions with any individual Lender who accepts the terms contained in the relevant Extension Offer to extend the Maturity Date of such Lender’s Loans and/or Commitments of such Class and/or otherwise modify the terms of such Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable (or adding other pricing terms, including premiums, discounts, MFN terms or rate floors) in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule, if any, in respect of such Loans) (each, an “Extension”), so long as the following terms are satisfied:

(i)            except as to (A) interest rates, fees and other pricing terms (including rate floors, premiums, discounts and any MFN terms) and final maturity (which shall, subject to immediately succeeding clause (iii), be determined by the Parent Borrower and any Lender who agrees to an Extension of its Revolving Credit Commitments and set forth in the relevant Extension Offer) and (B) covenants or other provisions applicable only to periods after the Latest Maturity Date (in each case, as of the date of such Extension), the Revolving Credit Commitment of any Lender who agrees to an extension with respect to such Commitment (an “Extended Revolving Credit Commitment”; and the Loans thereunder, “Extended Revolving Loans”), and the related outstandings, shall constitute a revolving commitment (or related outstandings, as the case may be) with the same terms (or terms not more favorable to extending Lenders) as the Class of Revolving Credit Commitments subject to the relevant Extension Offer (and related outstandings) provided hereunder; provided that to the extent more than one Revolving Facility exists after giving effect to any such Extension, (x) the borrowing and repayment (except for (1) payments of interest and fees at different rates on the Revolving Facilities (and related outstandings), (2) repayments required upon the Maturity Date of any Revolving Facility and (3) as provided in clause (z) below) of Revolving Loans with respect to any Revolving Facility after the effective date of such Extended Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Facilities, (y) all Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders and (z) unless the relevant Lenders elect payments and/or Commitment reductions on a less-than-pro rata basis, any permanent repayment of Revolving Loans with respect to, and reduction and termination of Revolving Credit Commitments under, any Revolving Facility after the effective date of such Extended Revolving Credit Commitment shall be made on a pro rata basis with all other Revolving Facilities; provided, further, that any representations and warranties, affirmative and negative covenants (including financial covenants) and events of default applicable to such Class of Extended Revolving Credit Commitments Loans that also expressly apply to (and for the benefit of) the Class of Revolving Credit Commitments subject to the Extension Offer and each other Class of Revolving Credit Commitments hereunder may be more favorable to the lenders of the applicable Class of Extended Revolving Credit Commitments than those originally applicable to the Class of Revolving Credit Commitments subject to the Extension Offer;

(ii)           except as to (A) interest rates, fees, other pricing terms (including rate, discounts, floors and MFN terms), amortization, final maturity date, premiums, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Parent Borrower and any Lender who agrees to an Extension of its Term Loans and set forth in the relevant Extension Offer) and (B) covenants or other provisions applicable only to periods after the Latest Maturity Date (in each case, as of the date of such Extension), the Term Loans of any Lender extended pursuant to any Extension (any such extended Term Loans, the “Extended Term Loans”) shall have the same terms (or terms not more favorable to extending Lenders) as the Class of Term Loans subject to the relevant Extension Offer; provided, however, that any representations and warranties, affirmative and negative covenants (including financial covenants) and events of default applicable to such Class of Extended Term Loans that also expressly apply to (and for the benefit of) the Class of Term Loans subject to the Extension Offer and each other Class of Term Loans hereunder may be more favorable to the lenders of the applicable Class of Extended Term Loans than those originally applicable to the Class of Term Loans subject to the Extension Offer;

(iii)          (x) the final Maturity Date of any Class of Extended Term Loans may be no earlier than the Maturity Date of the Class of Term Loans subject to such Extension at the time of Extension and (y) no Class of Extended Revolving Credit Commitments or Extended Revolving Loans may have a final Maturity Date earlier than (or require commitment reductions prior to) the Latest Maturity Date applicable to any then-existing Revolving Facility;

(iv)          the Weighted Average Life to Maturity of any Class of Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans subject to such Extension;

(v)           any Class of Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory prepayment (but, for purposes of clarity, not scheduled amortization payments) in respect of the Term Loans, in each case as specified in the relevant Extension Offer;

(vi)          if the aggregate principal amount of Loans or Commitments, as the case may be, in respect of which Lenders have accepted the relevant Extension Offer exceeds the maximum aggregate principal amount of Loans or Commitments, as the case may be, offered to be extended by the Parent Borrower pursuant to such Extension Offer, then the Loans or Commitments, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed the applicable Lender’s actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(vii)         unless the Administrative Agent otherwise agrees, each Extension shall be in a minimum amount of $1,000,000;

(viii)        any applicable Minimum Extension Condition must be satisfied or waived by the Parent Borrower;

(ix)          any documentation in respect of any Extension shall be consistent with the foregoing; and

(x)            no Extension of any Revolving Facility shall be effective as to the obligations of any Issuing Bank with respect to Letters of Credit without the consent of such Issuing Bank (such consent not to be unreasonably withheld or delayed) (and, in the absence of such consent, all references herein to Latest Revolving Credit Maturity Date shall be determined, when used in reference to such Issuing Bank, as applicable, without giving effect to such Extension).

(b)           (i) No Extension consummated in reliance on this Section 2.23 shall constitute a voluntary or mandatory prepayment for purposes of Section 2.11, (ii) the scheduled amortization payments (insofar as such schedule affects payments due to Lenders participating in the relevant Class) set forth in Section 2.10 shall be adjusted to give effect to any Extension of any Class of Loans and/or Commitments and (iii) except as set forth in clause (a)(vii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Parent Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to the consummation of any Extension that a minimum amount (to be specified in the relevant Extension Offer in the Parent Borrower’s sole discretion) of Loans or Commitments (as applicable) of any or all applicable tranches be extended; it being understood that the Parent Borrower may, in its sole discretion, waive any such Minimum Extension Condition. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, the payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.10, 2.11 and/or 2.18) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c)           Subject to any consent required in Section 2.23(a)(x), no consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Loans and/or Commitments of any Class (or a portion thereof). All Extended Term Loans and Extended Revolving Credit Commitments and all obligations in respect thereof shall constitute Secured Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Extension Amendment and any amendment to any of the other Loan Documents with the Loan Parties as may be necessary in order to establish new Classes or sub-Classes in respect of Loans or Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.23.

(d)           In connection with any Extension, the Parent Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension (including mechanics to permit conversions, cashless rollovers and exchanges by Lenders and other repayments and reborrowings of Loans of Lenders agreeing to such Extension or non-accepting Lenders replaced or repaid in accordance with this Section 2.23)), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

(e)           Any Extended Term Loan and/or Extended Revolving Credit Commitment shall be established pursuant to an Extension Amendment, which shall be consistent with the provisions set forth in this Section 2.23. As conditions precedent to the effectiveness of any Extension Amendment, (i) upon its request, the Administrative Agent shall be entitled to receive customary written opinions of counsel, as well as such reaffirmation agreements, supplements and/or amendments as it shall reasonably require, (ii) the Administrative Agent and the relevant Lenders shall be entitled to receive all fees required to be paid in respect of such Extension Amendment and (iii) the Administrative Agent shall be entitled to receive a certificate of the Parent Borrower signed by a Responsible Officer thereof certifying and attaching a copy of the resolutions adopted by the governing body of the Parent Borrower approving or consenting to such Extension Amendment (and the Extended Term Loans and/or Extended Revolving Credit Commitments borrowed or implemented thereunder).

(f)            This Section 2.23 shall supersede any provision in Section 2.11, 2.18 or 9.02 to the contrary.

ARTICLE 3         REPRESENTATIONS AND WARRANTIES

Holdings and the Buyer (in each case, solely with respect to Sections 3.01, 3.02, 3.03, 3.07, 3.08, 3.09, 3.13, 3.14, 3.16 and 3.17) and the Borrowers hereby represent and warrant to the Lenders that:

Section 3.01.         Organization; Powers. Holdings, the Buyer, each Borrower and each of its Restricted Subsidiaries (a) is (i) duly organized and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the Requirements of Law of its jurisdiction of organization, (b) has all requisite organizational power and authority to own its assets and to carry on its business as now conducted and (c) is qualified to do business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in every jurisdiction where the ownership, lease or operation of its properties or conduct of its business requires such qualification, except, in each case referred to in this Section 3.01 (other than (i) clause (a)(i) and (ii) clause (b), in each case with respect to the Borrowers) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02.         Authorization; Enforceability. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party are within such Loan Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Loan Party. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to the Legal Reservations.

Section 3.03.         Governmental Approvals; No Conflicts. The execution and delivery of each Loan Document by each Loan Party thereto and the performance by such Loan Party thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) in connection with the Perfection Requirements and (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which could not be reasonably expected to have a Material Adverse Effect, (b) will not violate any (i) of such Loan Party’s Organizational Documents or (ii)  subject to the Legal Reservations, Requirement of Law applicable to such Loan Party which violation, in the case of this clause (b)(ii), could reasonably be expected to have a Material Adverse Effect and (c) will not violate or result in a default under (i) [reserved] or (ii) any other material Contractual Obligation to which such Loan Party is a party which violation, in the case of this clause (c), could reasonably be expected to result in a Material Adverse Effect.

Section 3.04. Financial Condition; No Material Adverse Effect.

(a)           The Annual Financial Statements and the Quarterly Financial Statements heretofore provided to the Administrative Agent present fairly, in all material respects, the financial condition, income and cash flows of the Initial Borrower and/or Arsenal MBDD Holding, LP, as applicable, on a consolidated basis as of such dates and for such periods in accordance with GAAP, subject, in the case of the Quarterly Financial Statements, to the absence of footnotes and normal year-end adjustments.

(b)           After the Closing Date, the financial statements most recently provided pursuant to Section 5.01(a) or (b), as applicable, present fairly, in all material respects, the financial condition, income and cash flows of the Parent Borrower (or its applicable Parent Company) on a consolidated basis as of such dates and for such periods in accordance with GAAP, subject, in the case of the financial statements provided pursuant to Section 5.01(a), to the absence of footnotes and normal year-end adjustments.

(c)           Since the Closing Date, there have been no events, developments or circumstances that have had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05. Properties.

(a)           As of the Closing Date, no Real Estate Asset is owned in fee simple by any Loan Party.

(b)           Each Borrower and each of its Restricted Subsidiaries have good and marketable fee simple title (or similar concept in any applicable jurisdiction) to, or valid leasehold interests in, or easements or other limited property interests in, all of their respective Real Estate Assets and have good title to their respective personal property and assets, in each case, except (i) for defects in title that do not materially interfere with their ability to conduct their respective businesses as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where the failure to have such title would not reasonably be expected to have a Material Adverse Effect.

(c)           Each Borrower and each of its Restricted Subsidiaries own or otherwise have a license or right to use all rights in Designs, Patents, Trademarks, Domain Names, Copyrights, Software, Trade Secrets and all other intellectual property rights (“IP Rights”) reasonably necessary to conduct their respective businesses as presently conducted without, to the knowledge of any Borrower, any infringement or misappropriation of the IP Rights of third parties, except to the extent the failure to own or license or have rights to use would not, or where such infringement or misappropriation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06. Litigation and Environmental Matters.

(a)           There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened in writing against or affecting any Borrower or any of its Restricted Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)           Except for any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) no Borrower nor any of its Restricted Subsidiaries is subject to or has received written notice of any Environmental Claim or Environmental Liability or knows of any fact or circumstance that would give rise to any Environmental Liability and (ii) no Borrower nor any of its Restricted Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any Governmental Authorization required under any Environmental Law for the operation of their respective businesses.

(c)            No Borrower nor any of its Restricted Subsidiaries has treated, stored, transported or Released any Hazardous Materials on, at, under or from any currently or formerly owned, leased or operated real estate or Facility in a manner that would reasonably be expected to have a Material Adverse Effect.

Section 3.07. Compliance with Laws. Each of Holdings, the Buyer, each Borrower and each of its Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; it being understood and agreed that this Section 3.07 shall not apply to any Requirement of Law specifically referenced in Section 3.17.

Section 3.08. Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

Section 3.09. Taxes. Each of Holdings, the Buyer, each Borrower and each of its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it that are due and payable (including in its capacity as a withholding agent), except (a) Taxes (or any requirement to file Tax returns with respect thereto) that are being contested in good faith by appropriate proceedings and for which the applicable Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.10. ERISA.

(a)           Each Plan is in compliance in form and operation with its terms and with ERISA and the Code and all other applicable Requirements of Law, except where any failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(b)           No ERISA Event has occurred and is continuing that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect.

(c)           There exists no Unfunded Pension Liability with respect to any Plan, except as would not have a Material Adverse Effect.

Section 3.11. Disclosure.

(a)           As of the Closing Date, and with respect to information relating to the Target and its subsidiaries, to the knowledge of any Borrower, all written information (other than the Projections, other forward-looking information and information of a general economic or industry-specific nature) concerning Holdings, the Buyer, any Borrower and their respective subsidiaries that was included in the Information Memorandum or otherwise prepared by or on behalf of Holdings, any Borrower or their respective subsidiaries or their respective representatives and made available to any Initial Lender or the Administrative Agent in connection with the Transactions on or before the Closing Date, when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time prior to the Closing Date).

(b)           The Projections have been prepared in good faith based upon assumptions believed by the Parent Borrower to be reasonable at the time furnished (it being recognized that such Projections are as to future events, are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Parent Borrower’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

Section 3.12. Solvency. As of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date and the incurrence of Indebtedness and obligations on the Closing Date in connection with this Agreement and the Transactions, the Parent Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 3.13. Capitalization and Subsidiaries. Schedule 3.13 sets forth, in each case as of the Closing Date, (a) a correct and complete list of the name of each subsidiary of Holdings and the ownership interest therein held by Holdings or its applicable subsidiary and (b) the type of entity of Holdings and each of its subsidiaries.

Section 3.14. Security Interest in Collateral. Subject to the terms of the last paragraph of Section 4.01 and the Legal Reservations, the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of itself and the other Secured Parties, and upon the satisfaction of the applicable Perfection Requirements, such Liens constitute perfected first-priority Liens (subject to Permitted Liens) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents and limited to the actions described in the Perfection Requirements) securing the Secured Obligations, in each case as and to the extent set forth therein.

Section 3.15. Labor Disputes. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against the any Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of any Borrower or any of its Restricted Subsidiaries, threatened and (b) the hours worked by and payments made to employees of any Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirements of Law dealing with such matters.

Section 3.16. Federal Reserve Regulations. No part of the proceeds of any Loan or any Letter of Credit have been used, whether directly or indirectly, for any purpose that results in a violation of the provisions of Regulation U or Regulation X.

Section 3.17. Economic Sanctions, Anti-Terrorism and Anti-Corruption Laws.

(a)           None of Holdings, the Initial Borrower, any Borrower nor any of its Restricted Subsidiaries is subject to any US sanctions administered by the Office of Foreign Assets Control of the US Treasury Department (“OFAC”).

(b)           Except to the extent that any such sanction could not reasonably be expected to have a Material Adverse Effect, to the knowledge of any Borrower, no director, officer, agent or employee of Holdings, the Buyer, any Borrower or any of its Restricted Subsidiaries is subject to any US sanctions administered OFAC.

(c)           Except to the extent that the relevant violation could not reasonably be expected to have a Material Adverse Effect, to the extent applicable, each Loan Party is in compliance with (i) the USA PATRIOT Act and (ii) each Anti-Terrorism Law.

(d)           Except to the extent that the relevant violation could not reasonably be expected to have a Material Adverse Effect, none of Holdings, the Buyer, any Borrower or any of its Restricted Subsidiaries nor, to the knowledge of any Borrower, any director, officer, agent or employee of any of the foregoing, has taken any action, directly or indirectly, that would result in a violation by any such Person of the US Foreign Corrupt Practices Act of 1977 (the “FCPA”), including making any offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in each case in contravention of the FCPA.

(e)           None of Holdings, the Buyer, any Borrower or any of its Restricted Subsidiaries will, directly, or to its knowledge, indirectly, (i) use or make available the proceeds of any Loan or Letter of Credit for the purpose of financing the activities of any Person that is subject to sanctions administered by OFAC or any Anti-Terrorism Law, except to the extent the same is licensed or otherwise approved, as applicable, by OFAC and/or any other applicable agency of the U.S. government having similar authority or (ii) use the proceeds of any Loan or Letter of Credit for the purpose of violating the FCPA or the PATRIOT Act.

Section 3.18. Senior Indebtedness. The Obligations constitute “Senior Indebtedness” (or any comparable term) under and as defined in the documentation governing any Junior Indebtedness that is subordinated to the Obligations.

Section 3.19. Use of Proceeds. The Borrowers shall use the proceeds of (a) the Initial Term Loans incurred on the Closing Date to finance the Transactions (including to pay Transaction Costs), (b) the Revolving Loans incurred on the Closing Date to pay a portion of the Transaction Costs and on and after the Closing Date for working capital and general corporate purposes (including any purpose not prohibited by this Agreement), (c) the First Amendment Incremental Term Loans incurred on the First Amendment Closing Date, together with cash on hand of the Borrowers, (i) for general corporate purposes, including the funding of one or more acquisitions and (ii) to pay related fees and expenses incurred in connection therewith and with the First Amendment, (d) the Second Amendment Replacement Term Loans incurred on the Second Amendment Closing Date to replace in full all Existing Term Loans, on the terms and subject to the conditions set forth in the Second Amendment, (e) the Second Amendment Incremental Term Loans incurred on the Second Amendment Closing Date, together with cash on hand of the Borrowers, (i) for general corporate purposes, including the funding of one or more acquisitions and (ii) to pay related fees and expenses incurred in connection therewith and with the Second Amendment, (f) the Third Amendment Replacement Term Loans incurred on the Third Amendment Closing Date to replace in full all Second Amendment Existing Term Loans, on the terms and subject to the conditions set forth in the Third Amendment, (g) the Fifth Amendment Replacement Term Loans incurred on the Fifth Amendment Closing Date to replace in full all Third Amendment Existing Term Loans, on the terms and subject to the conditions set forth in the Fifth Amendment (and, to the extent of any remaining proceeds, for working capital and other general corporate purposes, including the financing of Permitted Acquisitions, other Investments and any other use not prohibited by this Agreement), ~~and~~ (h) the Sixth Amendment Replacement Term Loans incurred on the Sixth Amendment Closing Date to replace in full all Fifth Amendment Existing Term Loans, on the terms and subject to the conditions set forth in the Sixth Amendment (and, to the extent of any remaining proceeds, for working capital and other general corporate purposes, including the financing of Permitted Acquisitions, other Investments and any other use not prohibited by this Agreement) and (i) any Incremental Facility for working capital and other general corporate purposes, including the financing of Permitted Acquisitions, other Investments and any other use not prohibited by this Agreement.

ARTICLE 4         CONDITIONS

Section 4.01. Closing Date. The obligations of (i) each Lender to make Loans and (ii) each Issuing Bank to issue Letters of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received from each Loan Party thereto (i) a counterpart signed by such Loan Party (or written evidence satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of (A) this Agreement, (B) the Security Agreement, (C) any Intellectual Property Security Agreement, (D) the Loan Guaranty, and (E) any Promissory Note requested by a Lender at least three Business Days prior to the Closing Date and (ii) a Borrowing Request as required by Section 2.03.

(b)           Legal Opinion. The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank, a customary written opinion of Simpson Thacher & Bartlett LLP, in its capacity as New York counsel to the Loan Parties on the Closing Date dated the Closing Date and addressed to the Administrative Agent and each Lender and Issuing Bank as of the Closing Date.

(c)           Financial Statements. The Administrative Agent shall have received (i) an audited consolidated balance sheet and audited consolidated statements of operations, comprehensive loss, partners’ equity and cash flows of the Target (or the direct parent company thereof) as of and for the Fiscal Years ended December 31, 2016, December 31, 2015 and December 31, 2014 (collectively, the “Annual Financial Statements”) and (ii) an unaudited consolidated balance sheet and unaudited consolidated statements of income, operations, comprehensive loss, partners’ equity and cash flows of the Target (or the direct parent company thereof) as of and for the Fiscal Quarter ended March 31, 2017 (the “Quarterly Financial Statements”).

(d)           Secretary’s Certificate and Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by a secretary, assistant secretary or other Responsible Officer thereof, which shall (A) certify that attached thereto are (x) a true and complete copy of the certificate or articles of incorporation, formation or organization of such Loan Party certified by the relevant authority of its jurisdiction of organization, which certificate or articles of incorporation, formation or organization have not been amended (except as attached thereto) since the date reflected thereon, (y) a true and correct copy of the by-laws or operating, management, partnership or similar agreement of such Loan Party, together with all amendments thereto as of the Closing Date, which by-laws or operating, management, partnership or similar agreement are in full force and effect, and (z) a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member or other applicable governing body authorizing the execution and delivery of the Loan Documents, which resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect, and (B) identify by name and title and bear the signatures of the officers, managers, directors or other authorized signatories of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party on the Closing Date and (ii) a good standing (or equivalent) certificate for such Loan Party from the relevant authority of its jurisdiction of organization, dated as of a recent date.

(e)           Representations and Warranties. The (i) Specified Acquisition Agreement Representations shall be true and correct to the extent required by the definition thereof and (ii) the Specified Representations shall be true and correct in all material respects on and as of the Closing Date; provided that (A) in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (B) if any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, such Specified Representation shall be true and correct in all respects.

(f)            Fees. Prior to or substantially concurrently with the funding of the Initial Term Loans hereunder, the Administrative Agent shall have received (i) all fees required to be paid by the Initial Borrower on the Closing Date pursuant to the Fee Letters and (ii) all expenses required to be paid by the Initial Borrower (including the reasonable fees and expenses of legal counsel that are payable under the “commitment letter” relating to the Credit Facilities) for which invoices have been presented at least three Business Days prior to the Closing Date or such later date to which the Initial Borrower may agree, in each case on or before the Closing Date, which amounts may be offset against the proceeds of the Loans.

(g)           Refinancing. Prior to or substantially concurrently with the initial funding of the Loans hereunder, all principal, accrued and unpaid interest, fees, premium, if any, and other amounts outstanding under and with respect to the Target Credit Agreement (other than (i) contingent obligations not then due and payable and that by their terms survive the termination of the Target Credit Agreement and (ii) certain existing letters of credit outstanding under the Target Credit Agreement that on the Closing Date will be grandfathered into, or backstopped by Letters of Credit under, the Initial Revolving Facility or cash collateralized in a manner reasonably satisfactory to the issuing banks with respect thereto) will be repaid in full and all commitments to extend credit under the Target Credit Agreement will be terminated and any security interests and guarantees in connection therewith shall be terminated and/or released (the transactions described in this clause (g), together, collectively, the “Refinancing”).

(h)           Equity Contribution. Prior to or substantially concurrently with the funding of the Initial Term Loans hereunder, (i) Holdings shall have received the Equity Contribution (to the extent not otherwise applied to finance the Transactions) and (ii) the proceeds of the Holdco Facility (for purposes of this paragraph, as defined in this Agreement as in effect immediately prior to the Fifth Amendment Closing Date) in an amount not less than $100,000,000 shall have been funded in all material respects in accordance with the terms of the Holdco Facility (after giving effect to any modifications, amendments, supplements, consents, waivers or requests related thereto, other than those modifications, amendments, supplements, consents, waivers or requests (including the effects of any such requests) that are materially adverse to the interests of the Lenders); provided that to the extent any or all of the proceeds of the Holdco Facility are not funded in the amounts described above, this clause (h) will be satisfied if the amount of such deficiency is funded on a dollar-for-dollar basis through additional Equity Contributions.

(i)            Solvency. The Administrative Agent shall have received a certificate in substantially the form of Exhibit M from a senior authorized financial executive (or other officer with equivalent duties) of Certara Holdco, Inc. dated as of the Closing Date and certifying as to the matters set forth therein.

(j)            Perfection Certificate. The Administrative Agent shall have received a completed Perfection Certificate dated as of the Closing Date and signed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby.

(k)           Pledged Stock and Pledged Notes. Subject to the final paragraph of this Section 4.01, the Administrative Agent shall have received (i) the certificates representing any Capital Stock listed on Schedule 3 to the Perfection Certificate dated as of the Closing Date, together with an undated stock power or similar instrument of transfer for each such certificate endorsed in blank by a duly authorized officer of the pledgor thereof, and (ii) any Material Debt Instrument required to be pledged pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an transfer form endorsed in blank) by the pledgor thereof.

(l)            Filings, Registrations and Recordings. Subject to the last paragraph of this Section 4.01, each document (including any UCC financing statement) required by any Collateral Document or under any applicable Requirement of Law (but limited to actions described in the Perfection Requirements) to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected, first-priority (subject to Permitted Liens) Lien on the Collateral required to be delivered on the Closing Date pursuant to such Collateral Document, shall be in proper form for filing, registration or recordation and provided to the Administrative Agent for filing.

(m)          Acquisition. Substantially concurrently with the initial funding of the Loans hereunder, the Acquisition shall be consummated in all material respects in accordance with the terms of the Acquisition Agreement, but without giving effect to any amendment, waiver or consent by the Initial Borrower that is materially adverse to the interests of the Arrangers or the Initial Lenders in their respective capacities as such without the consent of the Arrangers, such consent not to be unreasonably withheld, delayed or conditioned.

(n)           Closing Date Material Adverse Effect. Except as provided in the Disclosure Schedules (as defined in the Acquisition Agreement), since May 31, 2017 no Closing Date Material Adverse Effect has occurred (it being understood that the Disclosure Schedules are arranged in sections corresponding to the sections contained in the Acquisition Agreement merely for convenience, and the disclosure of an item in one section of the Disclosure Schedules as an exception to a particular covenant, agreement, representation or warranty will be deemed adequately disclosed as an exception with respect to all other covenants, agreements, representations and warranties to the extent that the relevance of such item to such other covenants, representations, agreements or warranties is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate cross reference thereto).

(o)           USA PATRIOT Act. No later than three Business Days in advance of the Closing Date, the Administrative Agent shall have received all documentation and other information reasonably requested with respect to any Loan Party in writing by the Administrative Agent (including on behalf of the Initial Lenders) or the Arrangers at least ten Business Days in advance of the Closing Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Loans hereunder, the Administrative Agent and each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Notwithstanding the foregoing, to the extent that the Lien on any Collateral is not or cannot be created or perfected on the Closing Date (other than (a) by the execution and delivery of the Security Agreement by each Loan Party, (b) a Lien on Collateral that is of the type that may be perfected by the filing of a financing statement under the UCC and (c) a Lien on the Capital Stock of the Initial Borrower and each Restricted Subsidiary required to be pledged pursuant to the Collateral and Guarantee Requirement (other than the Initial Borrower or any subsidiary thereof the certificate evidencing the Capital Stock of which has not been delivered to the Initial Borrower prior to the Closing Date, to the extent the Initial Borrower has used commercially reasonable efforts to procure delivery thereof) that may be perfected on the Closing Date by the delivery of a stock or equivalent certificate (together with a stock power or similar instrument endorsed in blank for the relevant certificate)), in each case after the Initial Borrower’s use of commercially reasonably efforts to do so without undue burden or expense, then the creation and/or perfection of such Lien shall not constitute a condition precedent to the availability or initial funding of the Credit Facilities on the Closing Date.

Section 4.02. Each Credit Extension. After the Closing Date, the obligation of each Revolving Lender or Issuing Bank to make any Credit Extension is subject to the satisfaction of the following conditions:

(a)           (i) In the case of any Borrowing, the Administrative Agent shall have received a Borrowing Request as required by Section 2.03 or (ii) in the case of the issuance of any Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a Letter of Credit Request as required by Section 2.05(b).

(b)           The representations and warranties of the Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of any such Credit Extension with the same effect as though such representations and warranties had been made on and as of the date of such Credit Extension; provided that to the extent that any representation and warranty specifically refers to a given date or period, it shall be true and correct in all material respects as of such date or for such period.

(c)           At the time of and immediately after giving effect to the applicable Credit Extension, no Event of Default or Default has occurred and is continuing.

Each Credit Extension after the Closing Date shall be deemed to constitute a representation and warranty by the Parent Borrower on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section 4.02; provided, however, that the conditions set forth in this Section 4.02 shall not apply to (A) any Incremental Loan and/or (B) any Credit Extension under any Refinancing Amendment and/or Extension Amendment unless in each case the lenders in respect thereof have required satisfaction of the same in the applicable Incremental Facility Agreement, Refinancing Amendment or Extension Amendment, as applicable; it being understood and agreed no that Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) shall be continuing at the time of the borrowing of any Incremental Loan.

ARTICLE 5         AFFIRMATIVE COVENANTS

From the Closing Date until the date on which all Revolving Credit Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in Cash and all Letters of Credit have expired or have been terminated (or have been collateralized or back-stopped by a letter of credit or are otherwise no longer subject to this Agreement in a manner reasonably satisfactory to the relevant Issuing Bank) and all LC Disbursements have been reimbursed (such date, the “Termination Date”), each of Holdings and the Buyer (in each case, solely with respect to Sections 5.02, 5.03, 5.12 and 5.14) and the Borrowers hereby covenant and agree with the Lenders that:

Section 5.01. Financial Statements and Other Reports. The Parent Borrower will deliver to the Administrative Agent for delivery by the Administrative Agent to each Lender:

(a)           Quarterly Financial Statements. As soon as available, and in any event within 45 days (or, in the case of (x) the Fiscal Quarter ending September 30, 2017 and (y) the first two full Fiscal Quarters ending after the Closing Date, 75 days) after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending September 30, 2017, the unaudited consolidated balance sheet of the Parent Borrower as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income, operations, comprehensive loss, partners’ equity and cash flows of the Parent Borrower for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and setting forth, in reasonable detail, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Responsible Officer Certification (which may be included in the applicable Compliance Certificate) with respect thereto; provided, however, that such financial statements shall not be required to reflect any purchase accounting adjustments relating to the Acquisition or any other acquisition consummated after the Closing Date until after the delivery of financial statements pursuant to Section 5.01(b) which include such adjustments.

(b)           Annual Financial Statements. As soon as available, and in any event within 120 days (or, in the case of the Fiscal Year ending December 31, 2017, 150 days) after the end of each Fiscal Year ending after the Closing Date, (i) the audited consolidated balance sheet of the Parent Borrower as at the end of such Fiscal Year and the related consolidated statements of operations, comprehensive loss, partners’ equity and cash flows of the Parent Borrower for such Fiscal Year and setting forth, in reasonable detail, in comparative form the corresponding figures for the previous Fiscal Year and (ii) with respect to such consolidated financial statements, a report thereon of an independent certified public accountant of recognized national standing (which report shall be unqualified as to “going concern” and scope of audit (except for any such qualification pertaining to the maturity of any Indebtedness occurring within 12 months of the relevant audit or any potential inability to satisfy any financial covenant on a future date or in a future period), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Parent Borrower as at the dates indicated and its income and cash flows for the periods indicated in conformity with GAAP).

(c)           Compliance Certificate. Together with each delivery of financial statements of the Parent Borrower pursuant to Section 5.01(a) or (b), (i) a duly executed and completed Compliance Certificate and (ii) a summary of the pro forma adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements;

(d)           [Reserved].

(e)           Notice of Default. Promptly upon any Responsible Officer of the Parent Borrower obtaining knowledge of any Default or Event of Default, a reasonably-detailed notice specifying the nature and period of existence of such Default or Event of Default and what action the Parent Borrower has taken, is taking and proposes to take with respect thereto;

(f)            Notice of Litigation. Promptly upon any Responsible Officer of the Parent Borrower obtaining knowledge of (i) the institution of, or written threat of, any Adverse Proceeding not previously disclosed in writing by the Parent Borrower to the Administrative Agent, (ii) any material development in any Adverse Proceeding or (iii) the occurrence of an ERISA Event that, in the case of clauses (i) through (iii), could reasonably be expected to have a Material Adverse Effect, written notice thereof from the Parent Borrower together with such other non-privileged information as may be reasonably available to the Loan Parties to enable the Lenders to evaluate such matters;

(g)           Financial Plan. As soon as available and in any event no later than 120 days (or, in the case of the  Fiscal Year ending December 31, 2017, 150 days) after the beginning of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2017, an annual operating budget (on a quarterly basis) prepared by management of the Parent Borrower for such Fiscal Year; provided that the requirement described in this clause (g) shall no longer apply following the consummation of a Qualifying IPO;

(h)           Information Regarding Collateral. Prompt (and, in any event, within 60 days of the relevant change) written notice of any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s type of organization or (iii) in any Loan Party’s jurisdiction of organization, in each case to the extent such information is necessary to enable the Administrative Agent to perfect or maintain the perfection and priority of its security interest in the Collateral of the relevant Loan Party, together with a certified copy of the applicable Organizational Document reflecting the relevant change;

(i)            Perfection Certificate Supplement. Together with the delivery of each Compliance Certificate provided with the financial statements required to be delivered pursuant to Section 5.01(b), a Perfection Certificate Supplement;

(j)            Certain Reports. Promptly upon their becoming available and without duplication of any obligations with respect to any such information that is otherwise required to be delivered under the provisions of any Loan Document, copies of (i) following a Qualifying IPO, all financial statements, reports, notices and proxy statements sent or made available generally by Holdings or its applicable Parent Company to its security holders acting in such capacity and (ii) all regular and periodic reports and all registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and prospectuses, if any, filed by Holdings or its applicable Parent Company with any securities exchange or with the SEC or any analogous Governmental Authority or private regulatory authority with jurisdiction over matters relating to securities; and

(k)           Other Information. Such other certificates, reports and information (financial or otherwise) as the Administrative Agent may reasonably request from time to time regarding the financial condition or business of the Parent Borrower and its Restricted Subsidiaries; provided, however, that none of the Parent Borrower nor any Restricted Subsidiary shall be required to disclose or provide any information (a) that constitutes non-financial Trade Secrets or non-financial proprietary information of the Parent Borrower or any of its subsidiaries or any of their respective customers and/or suppliers, (b) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any applicable Requirement of Law, (c) that is subject to attorney-client or similar privilege or constitutes attorney work product or (d) in respect of which the Parent Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.01(j)).

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower (or a representative thereof) posts such documents (or provides a link thereto) at the website address listed on Schedule 9.01; provided that the Parent Borrower shall promptly notify (which notice may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents at the website address listed on Schedule 9.01 and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents, (ii) on which such documents are delivered by the Parent Borrower to the Administrative Agent for posting on behalf of the Parent Borrower on IntraLinks, SyndTrak or another relevant secure website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), (iii) on which such documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent) or (iv) with respect to any item required to be delivered pursuant to Section 5.01(j) in respect of information filed by Holdings or its applicable Parent Company with any securities exchange or with the SEC or any analogous Governmental Authority or private regulatory authority with jurisdiction over matters relating to securities (other than Form 10-Q Reports and Form 10-K reports), on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority or securities exchange.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to any financial statements of the Parent Borrower by furnishing (i) the applicable financial statements of Holdings (or any other Parent Company) or (ii) Holdings’ (or any other Parent Company’s), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC, in each case, within the time periods specified in such paragraphs; provided that, with respect to each of clauses (A) and (B), (i) to the extent such financial statements relate to any Parent Company, such financial statements shall be accompanied by unaudited consolidating information that summarizes in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to the Parent Borrower on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Parent Borrower as having been fairly presented in all material respects and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(b), such financial statements of Holdings (or the other relevant Parent Company) shall be accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing (which report shall be unqualified as to “going concern” and scope of audit (except for any such qualification pertaining to the maturity of any Indebtedness occurring within the four fiscal quarter period following the relevant audit opinion or any potential inability to satisfy any financial covenant on a future date or in a future period), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of such Parent Company as at the dates indicated and its income and cash flows for the periods indicated in conformity with GAAP).

Section 5.02. Existence. Except as otherwise permitted under Section 6.07 or Section 6.11 hereof, as applicable, Holdings, the Buyer and each Borrower will, and each Borrower will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights, franchises, licenses and permits material to its business except, other than with respect to the preservation of the existence of each Borrower, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that none of Holdings, the Buyer or any Borrower nor any of each Borrower’s Restricted Subsidiaries shall be required to preserve any such existence (other than with respect to the preservation of existence of each Borrower), right, franchise, license or permit if a Responsible Officer of such Person or such Person’s board of directors (or similar governing body) determines that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.

Section 5.03. Payment of Taxes. Holdings, the Buyer and each Borrower will, and each Borrower will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income or businesses or franchises before any penalty or fine accrues thereon; provided, however, that no such Tax need be paid if (a) it is being contested in good faith by appropriate proceedings, so long as (i) adequate reserves or other appropriate provisions, as are required in conformity with GAAP, have been made therefor and (ii) in the case of a Tax which has resulted or may result in the creation of a Lien on any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or (b) failure to pay or discharge the same could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04. Maintenance of Properties. Each Borrower will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all property reasonably necessary to the normal conduct of business of each Borrower and its Restricted Subsidiaries and from time to time will make or cause to be made all needed and appropriate repairs, renewals and replacements thereof except as expressly permitted by this Agreement or where the failure to maintain such properties or make such repairs, renewals or replacements could not reasonably be expected to have a Material Adverse Effect.

Section 5.05. Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, each Borrower will maintain or cause to be maintained, with financially sound and reputable insurers or, other than with respect to flood insurance, with a Captive Insurance Subsidiary, such insurance coverage with respect to liabilities, losses or damage in respect of the assets, properties and businesses of each Borrower and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (other that with respect to flood insurance, giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, including flood insurance with respect to each Flood Hazard Property, in each case to the extent required under and in compliance with all applicable Flood Insurance Laws. Each such policy of insurance shall (a) name the Administrative Agent on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (b) to the extent available from the relevant insurance carrier, in the case of each casualty insurance policy (excluding any business interruption insurance policy), contain a lender’s loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties as the lender’s loss payee thereunder and, to the extent available from the relevant insurance carrier after submission of a request by the applicable Loan Party to obtain the same, provide for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (other than with respect to flood insurance covering a Flood Hazard Property which requires 45 days’ prior written notice to the extent available from the relevant insurance carrier after submission of a request by the applicable Loan Party to obtain the same); provided that, to the extent that such requirements are not satisfied on the Closing Date after the Parent Borrower’s commercially reasonable efforts to obtain the same, the Parent Borrower may satisfy such requirements within ninety (90) days of the Closing Date (as extended by the Administrative Agent in its reasonable discretion).

Section 5.06. Inspections. Each Borrower will, and will cause each of its Restricted Subsidiaries to, permit any authorized representative designated by the Administrative Agent to visit and inspect any of the properties of each Borrower and any of its Restricted Subsidiaries at which the principal financial records and executive officers of the applicable Person are located, to inspect, copy and take extracts from its and their respective financial and accounting records, and to discuss its and their respective affairs, finances and accounts with its and their Responsible Officers and independent public accountants (provided that the Parent Borrower (or any of its subsidiaries) may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at reasonable times during normal business hours; provided that (a) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.06, (b) except as expressly set forth in clause (c) below during the continuance of an Event of Default, (i) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (ii) only one such time per calendar year shall be at the expense of the Parent Borrower and its Restricted Subsidiaries, (c) when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Parent Borrower at any time during normal business hours and upon reasonable advance notice and (d) notwithstanding anything to the contrary herein, no Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information of any Borrower and its subsidiaries and/or any of its customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Requirements of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which each Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into in contemplation of the requirements of this Section 5.06).

Section 5.07. Maintenance of Book and Records. Each Borrower will, and will cause its Restricted Subsidiaries to, maintain proper books of record and account containing entries of all material financial transactions and matters involving the assets and business of each Borrower and its Restricted Subsidiaries that are full, true and correct in all material respects and permit the preparation of consolidated financial statements in accordance with GAAP.

Section 5.08. Compliance with Laws. Each Borrower will comply, and will cause each of its Restricted Subsidiaries to comply, with the requirements of all applicable Requirements of Law (including applicable ERISA and all Environmental Laws, sanctions laws and regulations administered by OFAC, the USA PATRIOT Act, the FCPA and/or any Anti-Terrorism Law), except to the extent that the failure of each Borrower or the relevant Restricted Subsidiary to comply therewith could not reasonably be expected to result in a Material Adverse Effect; provided that the covenant in this Section 5.08, insofar as it applies to compliance by any Person (other than any US Person) with OFAC, the USA PATRIOT Act and the FCPA, shall be subject to and limited by any Requirement of Law applicable to the relevant Person in its jurisdiction of organization.

Section 5.09. Environmental. Each Borrower shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of any Environmental Law by each Borrower or its Restricted Subsidiaries, and address with appropriate corrective or remedial action any Release or threatened Release of Hazardous Material, as required of any Borrower or its Restricted Subsidiaries by any Environmental Law, in each case, that could reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against any Borrower or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder, in each case, where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10. Designation of Subsidiaries. The Parent Borrower may at any time after the Closing Date designate (or redesignate) any subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Event of Default exists (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary), (b) no subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for purposes of any third party Indebtedness with an aggregate outstanding principal amount in excess of the Threshold Amount, (c) as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Capital Stock in any Restricted Subsidiary of any Borrower or hold any Indebtedness of or any Lien on any property of any Borrower or any Restricted Subsidiary and (d) notwithstanding anything set forth in this Agreement to the contrary, the designation of any Restricted Subsidiary as an Unrestricted Subsidiary will require that no such Restricted Subsidiary may own or be an exclusive licensee of any Material Intellectual Property at the time of such designation. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent Borrower (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Restricted Subsidiary attributable to the Parent Borrower’s (or its applicable Restricted Subsidiary’s) equity interest therein as reasonably determined by the Parent Borrower in good faith (and such designation shall only be permitted to the extent such Investment is permitted under Section 6.06). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the making, incurrence or granting, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable and (ii) a return on any Investment by the Parent Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Parent Borrower’s or its Restricted Subsidiary’s Investment in such Subsidiary.

Section 5.11. Use of Proceeds.

(a)           The Borrowers shall use the proceeds of the Revolving Loans (i) on the Closing Date, in an aggregate principal amount of up to $10,000,000 to finance working capital needs and the payment of Transaction Costs (not including any portion thereof described in clause (A) above) and (ii) after the Closing Date, to finance the working capital needs and other general corporate purposes of the Borrowers and their respective subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses (in each case, including in connection with the Acquisition), other Investments, Restricted Payments and any other purpose not prohibited by the terms of the Loan Documents).

(b)           The Initial Borrower shall use the proceeds of the Initial Term Loans solely to finance a portion of the Transactions (including the payment of Transaction Costs).

(c)           It is understood and agreed that Letters of Credit may be issued (i) on the Closing Date in the ordinary course of business and to replace or provide credit support for any letter of credit, bank guarantee and/or any surety, customs, performance or similar bond of any Borrower and its subsidiaries or any of their Affiliates and/or to replace cash collateral posted by any of such Person and (ii) after the Closing Date, for general corporate purposes of any Borrower and its subsidiaries and any other purpose not prohibited by the terms of the Loan Documents.

(d)           The proceeds of any Incremental Facility shall be used for working capital and other general corporate purposes of any Borrower and its subsidiaries, including the financing of Permitted Acquisitions (as defined below), other Investments and any other use not prohibited by this Agreement.

(e)           The Borrowers shall use the proceeds of the First Amendment Incremental Term Loans incurred on the First Amendment Closing Date, together with cash on hand of the Borrowers, (i) for general corporate purposes, including the funding of one or more acquisitions and (ii) to pay related fees and expenses incurred in connection therewith and with the First Amendment.

(f)            The Borrowers shall use the proceeds of (i) the Second Amendment Replacement Term Loans incurred on the Second Amendment Closing Date to replace in full all Existing Term Loans, on the terms and subject to the conditions set forth in the Second Amendment and (ii) the Second Amendment Incremental Term Loans incurred on the Second Amendment Closing Date, together with cash on hand of the Borrowers, (A) for general corporate purposes, including the funding of one or more acquisitions and (B) to pay related fees and expenses incurred in connection therewith and with the Second Amendment.

(g)           The Borrowers shall use the proceeds of the Third Amendment Replacement Term Loans incurred on the Third Amendment Closing Date to replace in full all Second Amendment Existing Term Loans, on the terms and subject to the conditions set forth in the Third Amendment.

(h)           The Borrowers shall use the proceeds of the Fifth Amendment Replacement Term Loans incurred on the Fifth Amendment Closing Date to replace in full all Third Amendment Existing Term Loans, on the terms and subject to the conditions set forth in the Fifth Amendment (and, to the extent of any remaining proceeds, for working capital and other general corporate purposes, including the financing of Permitted Acquisitions, other Investments and any other use not prohibited by this Agreement).

(i)            The Borrowers shall use the proceeds of the Sixth Amendment Replacement Term Loans incurred on the Sixth Amendment Closing Date to replace in full all Fifth Amendment Existing Term Loans, on the terms and subject to the conditions set forth in the Sixth Amendment (and, to the extent of any remaining proceeds, for working capital and other general corporate purposes, including the financing of Permitted Acquisitions, other Investments and any other use not prohibited by this Agreement).

Section 5.12.         Covenant to Guarantee Obligations and Provide Security.

(a)           Upon (i) the formation or acquisition after the Closing Date of any Restricted Subsidiary, (ii) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary or (iii) any Restricted Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary, (x) if the event giving rise to the obligation under this Section 5.12(a) occurs during the first three Fiscal Quarters of any Fiscal Year, on or before the date on which financial statements are required to be delivered pursuant to Section 5.01(a) for the Fiscal Quarter in which the relevant formation, acquisition, designation or cessation occurred or (y) if the event giving rise to the obligation under this Section 5.12(a) occurs during the fourth Fiscal Quarter of any Fiscal Year, on or before the date that is 60 days after the end of such Fiscal Quarter (or, in the cases of clauses (x) and (y), such longer period as the Administrative Agent may reasonably agree), the Parent Borrower shall (A) cause such Restricted Subsidiary to comply with the relevant requirements set forth in the definition of “Collateral and Guarantee Requirement” and (B) upon the reasonable request of the Administrative Agent, cause the relevant Restricted Subsidiary to deliver to the Administrative Agent a signed copy of a customary opinion of counsel for such Restricted Subsidiary, addressed to the Administrative Agent, the Lenders and each Issuing Bank at such time; provided, however, that notwithstanding the foregoing, no subsidiary that is an Excluded Subsidiary shall be required to take any action described in this Section 5.12(a).

(b)            Within 90 days after the acquisition by any Loan Party of any Material Real Estate Asset (other than any Excluded Asset) (or such longer period as the Administrative Agent may reasonably agree), the Parent Borrower shall notify the Administrative Agent, and, if requested by the Administrative Agent, will cause such Loan Party to take such actions as are necessary or reasonably requested by the Administrative Agent to execute, deliver and record a Mortgage with respect thereto and, in connection therewith, take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, and other documents and such other actions or deliveries, as applicable, including the provision of title insurance policies (insuring an amount not to exceed the fair market value (as reasonably determined in good faith by the Parent Borrower) of the Material Real Estate Asset subject to the Mortgage), customary legal opinions of local counsel, surveys and appraisals (if required under the Financial Institutions Reform Recovery Act of 1989) and “Life of Loan” flood certifications and any required borrower notices under Regulation H (together with evidence of federal flood insurance for any Flood Hazard Property located in a flood hazard area (it being understood that the Administrative Agent may, in its reasonable discretion, accept any existing survey or appraisal so long as the same satisfies applicable local Requirements of Law)), in each case in form and substance reasonably acceptable to the Administrative Agent) to create a valid and subsisting first priority Lien on such Material Real Estate Asset, subject only to Liens permitted under Section 6.02; it being understood and agreed that with respect to any Material Real Estate Asset owned by any Restricted Subsidiary at the time such Restricted Subsidiary is required to become a Loan Party under Section 5.12(a) above, such Material Real Estate Asset shall be deemed to have been acquired by such Restricted Subsidiary on the first day of the time period within which such Restricted Subsidiary is required to become a Loan Party under Section 5.12(a).

(c)            Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:

(i)            the Administrative Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Loan Guaranty by any Restricted Subsidiary (in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Closing Date), and each Lender hereby consents to any such extension of time,

(ii)           any Lien required to be granted from time to time pursuant to the definition of “Collateral and Guarantee Requirement” shall be subject to the exceptions and limitations set forth in the applicable Collateral Documents,

(iii)          (A) perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including deposit accounts, securities accounts and commodities accounts (other than control or possession of pledged Capital Stock (to the extent certificated) and/or Material Debt Instruments that constitute Collateral) and (B) no blocked account agreement, deposit account control agreement or similar agreement shall be required for any Deposit Account,

(iv)          no Loan Party shall be required to seek any landlord lien waiver, bailee letter, estoppel, warehouseman waiver or other collateral access or similar letter or agreement,

(v)           no action outside of the US shall be required in order to create or perfect any security interest in any asset of any Loan Party that is located outside of the US, and no non-US security or pledge agreement or foreign intellectual property filing, search or schedule shall be required with respect to any asset of any Loan Party,

(vi)          in no event will the Collateral include any Excluded Asset (so long as such asset constitutes an Excluded Asset),

(vii)         no action shall be required to perfect any Lien with respect to (A) any vehicle or other asset subject to a certificate of title, (B) letter-of-credit rights not constituting supporting obligations of other Collateral, (C) the Capital Stock of any Immaterial Subsidiary (other than any Immaterial Subsidiary that is a Loan Party), (D) the Capital Stock of any Person that is not a subsidiary, which Person, if a subsidiary, would constitute an Immaterial Subsidiary or (E) Commercial Tort Claims with a value (as reasonably estimated by the Parent Borrower) of less than $5,000,000, in each case except to the extent that a security interest therein can be perfected by filing a UCC-1 financing statement or any analogous filing in any other jurisdiction,

(viii)        notifications of receivables security to debtors of security over goods held by third parties or of security over intellectual property (other than the filing of Intellectual Property Security Agreements with the US Patent and Trademark Office and/or the US Copyright Office) will only be provided if an Event of Default is continuing and the Obligations have been accelerated in accordance with Article 7,

(ix)           subject to the provisions of the Loan Documents, each Loan Party shall be free to deal with any asset in which it grants a Lien (and the proceeds thereof) in the ordinary course of its business,

(x)            no grant by any Loan Party of a Lien in any intellectual property will or will be deemed to constitute a present assignment of such intellectual property,

(xi)           the Collateral Documents will only operate to create Liens and will not impose new commercial obligations; it being understood and agreed that no Collateral Document will contain any additional representation, undertaking or other term unless the same are strictly required for the creation, perfection or enforcement of a security interest in the asset or assets subject thereto, and

(xii)          no (A) Foreign Subsidiary, (B) Domestic Subsidiary Holdco and/or (C) Domestic Subsidiary that is a direct or indirect subsidiary of any CFC shall be required to provide a Loan Guaranty.

Section 5.13.          Maintenance of Ratings. The Initial Borrower shall use commercially reasonable efforts to maintain public corporate credit and public corporate family ratings and public ratings with respect to the Initial Term Loans from each of S&P and Moody’s; provided that in no event shall the Borrowers be required to maintain any specific rating with any such agency.

Section 5.14.          Further Assurances. Promptly upon request of the Administrative Agent and subject to the limitations described in Section 5.12:

(a)           each Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recordation of financing statements, fixture filings, Mortgages and/or amendments thereto and other documents but limited to the Perfection Requirements and related actions), that may be required under any applicable Requirements of Law and which the Administrative Agent may reasonably request to ensure the creation, perfection and priority (or continuance thereof) of the Liens created or intended to be created under the Collateral Documents, all at the expense of the relevant Loan Parties, and

(b)           each Borrower will, and will cause each other Loan Party to, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents, the “Collateral and Guarantee Requirement” and Section 5.12(b).

Section 5.15.         [Reserved].

Section 5.16.          Annual Lender Calls. Following delivery (or, if later, required delivery) of the annual financial statements pursuant to Section 5.01(b), at the request of the Administrative Agent, the Parent Borrower will promptly host a conference call with the Lenders to review the financial information presented therein at a time selected by the Parent Borrower and reasonably acceptable to the Administrative Agent.

Section 5.17.          Changes in Fiscal Periods. The Parent Borrower shall maintain a Fiscal Year-end date of December 31; provided that the Parent Borrower may, upon written notice to the Administrative Agent, change the Fiscal Year-end of the Parent Borrower to another date, in which case the Parent Borrower and the Administrative Agent will, and are hereby authorized to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

Section 5.18.          Conduct of Business. The material lines of business engaged in by the Parent Borrower and its Restricted Subsidiaries shall be reasonably similar to the businesses engaged in by the Parent Borrower or any Restricted Subsidiary on the Closing Date and similar, incidental, complementary, ancillary or reasonably related businesses or reasonable extensions, developments or expansions of, the businesses conducted or proposed to be conducted by the Parent Borrower and its Restricted Subsidiaries on the Closing Date.

ARTICLE 6      NEGATIVE COVENANTS

From the Closing Date and until the Termination Date, Holdings and the Buyer (in each case, solely with respect to Section 6.11) and each Borrower covenant and agree with the Lenders that:

Section 6.01.         Indebtedness. Each Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise become or remain liable with respect to any Indebtedness, except:

(a)           the Secured Obligations (including any Additional Term Loans and any Additional Revolving Loans);

(b)           Indebtedness of any Borrower to Holdings and/or any Restricted Subsidiary and/or of any Restricted Subsidiary to Holdings, any Borrower and/or any other Restricted Subsidiary to the extent permitted as an Investment under Section 6.06; provided that any Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party must be unsecured and expressly subordinated to the Obligations of such Loan Party (but only to the extent any such Indebtedness is outstanding at any time after the date that is 30 days after the Closing Date or such later date as the Administrative Agent may reasonably agree and thereafter only to the extent permitted by applicable law and not giving rise to material adverse Tax consequences) on terms (i) at least as favorable to the Lenders as those set forth in the form of intercompany note attached as Exhibit O or (ii) otherwise reasonably acceptable to the Administrative Agent;

(c)           Indebtedness in respect of Permitted Receivables Financings;

(d)           Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with the Transactions, any Disposition permitted hereunder, any acquisition or Investment permitted hereunder or consummated prior to the Closing Date or any other purchase of assets or Capital Stock, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of any Borrower or any such Restricted Subsidiary pursuant to any such agreement;

(e)           Indebtedness of any Borrower and/or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business (including relating to any litigation being contested in good faith and not constituting an Event of Default under Section 7.01(h)) and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(f)            Indebtedness of any Borrower and/or any Restricted Subsidiary in respect of Banking Services (including Indebtedness owed on a short term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of any Borrower and any of its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of any Borrower and any of its Restricted Subsidiaries) and incentive, supplier finance or similar programs;

(g)           (i) Guarantees by any Borrower and/or any Restricted Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of any Borrower and/or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(h)           Guarantees by any Borrower and/or any Restricted Subsidiary of Indebtedness or other obligations of any Borrower, any Restricted Subsidiary and/or any joint venture with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 or other obligations not prohibited by this Agreement; provided that (i) in the case of any Guarantee by any Loan Party of the obligations of any non-Loan Party, the related Investment is permitted under Section 6.06 and (ii) any Guarantee by any non-Loan Party in respect of any Incurred Acquisition Debt and/or any Ratio Debt shall be subject to the Non-Loan Party Cap (without duplication of any portion of the Non-Loan Party Cap utilized by the primary obligor in respect of such Indebtedness);

(i)            Indebtedness of any Borrower and/or any Restricted Subsidiary existing, or pursuant to commitments existing, on the Closing Date and described on Schedule 6.01;

(j)            Indebtedness of Restricted Subsidiaries that are not Loan Parties; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed the greater of $36,000,000 and 30.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(k)           Indebtedness of any Borrower and/or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements entered into in the ordinary course of business;

(l)            Indebtedness of any Borrower and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business, and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business;

(m)          Indebtedness of any Borrower and/or any Restricted Subsidiary with respect to Capital Leases and purchase money Indebtedness (including Indebtedness financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets (whether through the direct purchase of property or any Person owning such property)); provided that the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (m) shall not exceed the greater of $36,000,000 and 30.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(n)           Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into any Borrower or a Restricted Subsidiary) or Indebtedness assumed in connection with an acquisition of assets permitted hereunder after the Closing Date; provided that (i) such Indebtedness (A) existed at the time such Person became a Restricted Subsidiary or the assets subject to such Indebtedness were acquired, (B) was not created or incurred in anticipation thereof and (C) is only the obligation of such Person and/or such Person’s Subsidiaries, (ii) no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists or would result from the consummation of such acquisition and (iii) after giving effect to such acquisition on a Pro Forma Basis, the Parent Borrower is in compliance with Section 6.12(a) (regardless of whether the Revolving Facility Test Condition is then satisfied); provided further that this clause (iii) shall not apply in respect of, at the Parent Borrower’s election, any such Indebtedness in an aggregate principal amount not to exceed the greater of $36,000,000 and 30.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(o)           Indebtedness issued by any Borrower or any Restricted Subsidiary to any stockholder of any Parent Company or any current or former director, officer, employee, member of management, manager or consultant of any Parent Company, any Borrower or any subsidiary (or their respective Immediate Family Members) to finance the purchase or redemption of Capital Stock of any Parent Company permitted by Section 6.04(a);

(p)           any Borrower and any of its Restricted Subsidiaries may become and remain liable for any Indebtedness refinancing, refunding or replacing any Indebtedness incurred under clause (a), (i), (j), (m), (n), (q), (r), (u), (w), (y), (z) or (bb) of this Section 6.01 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that:

(i)            the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except by (i) an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts and other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement, (ii) an amount equal to any existing commitments unutilized thereunder and (iii) additional amounts permitted to be incurred pursuant to this Section 6.01 (provided that (1) any additional Indebtedness referenced in this clause (C) satisfies the other applicable requirements of this Section 6.01(p) (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Refinancing Indebtedness is permitted pursuant to Section 6.02),

(ii)           other than in the case of Refinancing Indebtedness with respect to Indebtedness incurred under clause (i), (j), (m), (n), (u), (y) or (bb), or with respect to Indebtedness incurred under clause (q) or (w), but solely (in the case of Indebtedness incurred under clause (q) or (w)) to the extent relating to Indebtedness having an outstanding principal amount equal to or in excess of the Threshold Amount, (A) such Refinancing Indebtedness has a final maturity that is equal to or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the final maturity of the Indebtedness being refinanced, refunded or replaced, (B) other than with respect to revolving Indebtedness, such Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, refunded or replaced; provided that at the option of the Parent Borrower, Refinancing Indebtedness in an aggregate principal amount equal to the portion of the Maturity/Weighted Average Life Excluded Amount that the Parent Borrower elects to apply to this proviso may be incurred without regard to this clause (B) (with any such application reducing the Maturity/Weighted Average Life Excluded Amount on a dollar-for-dollar basis) and (C) any such Refinancing Indebtedness (i) with respect to Indebtedness incurred under clause (a) of this Section 6.01 and (ii) in the form of notes shall not have mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers or events of default) that could result in redemption of such Refinancing Indebtedness prior to the maturity date of the applicable Indebtedness that is being refinanced (without giving effect to any amortization or prepayments in respect of such Indebtedness that is being refinanced),

(iii)          the terms of any Refinancing Indebtedness with respect to Indebtedness incurred under clause (a), (i), (q), (w) or (z) of this Section 6.01 with an original principal amount in excess of the Threshold Amount (excluding pricing, fees, discounts, premiums, rate floors, optional prepayment or redemption terms (and, if applicable, subordination terms) and, with respect to Refinancing Indebtedness incurred in respect of Indebtedness incurred under clause (a) above, security), are not, taken as a whole (as reasonably determined by the Parent Borrower), materially more restrictive on the Loan Parties than those applicable to the Indebtedness being refinanced, refunded or replaced (taken as a whole) (or, in the case of Refinancing Indebtedness with respect to clause (q) or (w), the then existing Term Loans) (other than any covenants or any other terms that are applicable only to periods after the Latest Maturity Date as of such date or any covenants or terms that are then-current market terms for the applicable type of Indebtedness) (it being understood that to the extent that any financial maintenance covenant or other term is added for the benefit of the Lenders providing the Refinancing Indebtedness, the terms and conditions of such Refinancing Indebtedness will be deemed not to be more restrictive than the terms and conditions of the Indebtedness being refinanced, refunded or replaced (or the then existing Term Loans) if such financial maintenance covenant or other term is also added for the benefit of all Classes of Loans remaining outstanding),

(iv)          in the case of Refinancing Indebtedness with respect to Indebtedness incurred under clause (j), (m), (q) (solely as it relates to the Non-Loan Party Cap), (u), (w) (solely as it relates to the Non-Loan Party Cap), (y), (z) (solely as it relates to the Incremental Amount) or (bb) of this Section 6.01, the incurrence thereof shall be without duplication of any amounts outstanding in reliance on the relevant clause,

(v)           except in the case of Refinancing Indebtedness incurred in respect of Indebtedness incurred under clause (a) of this Section 6.01, (A) such Indebtedness, if secured, is secured only by Permitted Liens at the time of such refinancing, refunding or replacement (it being understood that secured Indebtedness may be refinanced with unsecured Indebtedness), (B) such Refinancing Indebtedness is incurred only by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced, except to the extent otherwise permitted pursuant to Section 6.01 (provided that Holdings may not be the primary obligor in respect of the applicable Refinancing Indebtedness if Holdings was not the primary obligor in respect of the relevant refinanced Indebtedness) and (C) if the Indebtedness being refinanced, refunded or replaced was originally contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness were originally contractually subordinated to the Liens on the Collateral securing the Initial Term Loans), such Refinancing Indebtedness is contractually subordinated to the Obligations in right of payment (or the Liens securing such Refinancing Indebtedness are subordinated to the Liens on the Collateral securing the Initial Term Loans) on terms not materially less favorable (as reasonably determined by the Parent Borrower), taken as a whole, to the Lenders than those applicable to the Indebtedness (or Liens, as applicable) being refinanced, refunded or replaced, taken as a whole, and

(vi)          in the case of Refinancing Indebtedness incurred in respect of Indebtedness incurred under clause (a) of this Section 6.01, (A) such Refinancing Indebtedness is pari passu or junior in right of payment and secured by the Collateral on a pari passu or junior basis with respect to the remaining Obligations hereunder or is unsecured; provided that any such Refinancing Indebtedness that is pari passu or junior with respect to the Collateral shall be subject to an Acceptable Intercreditor Agreement, (B) if the Indebtedness being refinanced, refunded or replaced is secured, it is not secured by any assets other than the Collateral, (C) if the Indebtedness being refinanced, refunded or replaced is Guaranteed, it shall not be Guaranteed by any Person other than one or more Loan Parties that Guaranteed the Indebtedness being refinanced, (D) such Refinancing Indebtedness is incurred under (and pursuant to) documentation other than this Agreement and (E) if the Indebtedness being refinanced, refunded or replaced was originally contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness were originally contractually subordinated to the Liens on the Collateral securing the Initial Term Loans), such Refinancing Indebtedness is contractually subordinated to the Obligations in right of payment (or the Liens securing such Refinancing Indebtedness are subordinated to the Liens on the Collateral securing the Initial Term Loans) on terms not materially less favorable (as reasonably determined by the Parent Borrower), taken as a whole, to the Lenders than those applicable to the Indebtedness (or Liens, as applicable) being refinanced, refunded or replaced, taken as a whole; it being understood and agreed that any such Refinancing Indebtedness that is pari passu with the Initial Term Loans hereunder in right of payment and secured by the Collateral on a pari passu basis with respect to the Secured Obligations hereunder that are secured on a first lien basis may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory prepayment in respect of the Initial Term Loans (and any Additional Term Loans then subject to ratable repayment requirements), in each case as the Parent Borrower and the relevant lender may agree;

(q)           Indebtedness incurred to finance any acquisition permitted hereunder after the Closing Date (such Indebtedness incurred pursuant to this clause (q), “Incurred Acquisition Debt”); provided that:

(i)            before and after giving effect to such acquisition on a Pro Forma Basis, no Event of Default under Sections 7.01(a), 7.01(f) or 7.01(g) exists,

(ii)           after giving effect to such acquisition on a Pro Forma Basis, either (I) with respect to unsecured Indebtedness only, the Interest Coverage Ratio is not less than the lesser of (x) 1.75:1.00 and (y) the Interest Coverage Ratio as of the last day of the most recently ended Test Period or (II) the Total Leverage Ratio does not exceed the greater of (x) 7.00:1.00 and (y) the Total Leverage Ratio as of the last day of the most recently ended Test Period,

(iii)          any such Indebtedness that is subordinated to the Obligations in right of payment shall be subject to an Acceptable Intercreditor Agreement,

(iv)          the aggregate outstanding principal amount of Indebtedness that is incurred in reliance on this Section 6.01(q) or Section 6.01(w) by Restricted Subsidiaries that are not Loan Parties shall not, at any time, exceed the Non-Loan Party Cap,

(v)           in the case of any such Indebtedness in an aggregate initial principal amount in excess of the Threshold Amount (other than Customary Bridge Loans), (A) the final maturity date with respect to any such Indebtedness shall be no earlier than the Latest Term Loan Maturity Date and (B) the Weighted Average Life to Maturity of any such Indebtedness shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing Class of Term Loans (without giving effect to any prepayment thereof),

(vi)          in the case of any such Indebtedness in an aggregate initial principal amount in excess of the Threshold Amount (other than Customary Bridge Loans), no such Indebtedness shall have any mandatory prepayment or redemption features (other than customary asset sale events, insurance and condemnation proceeds events, change of control offers or events of default and in the case of loans, excess cash flow sweeps) that could result in prepayments or redemptions of such Indebtedness prior to the Maturity Date of any then-existing Class of Loans, and

(vii)         in the case of any such Indebtedness in an aggregate initial principal amount in excess of the Threshold Amount (other than Customary Bridge Loans), the terms and conditions of such Indebtedness (excluding pricing, interest rate margins, rate floors, MFN terms, discounts, premiums, fees and (subject to clause (q)(vi) above) prepayment or redemption terms and provisions, which, in each case, shall be determined by the Parent Borrower and the lenders with respect to such Indebtedness) are not materially more restrictive on the Borrowers and its Restricted Subsidiaries (when taken as a whole) than those applicable to the then-existing Term Loans or are (when taken as a whole) otherwise reasonably acceptable to the Administrative Agent (except for covenants and other provisions applicable only to periods after the Latest Term Loan Maturity Date or Latest Revolving Credit Maturity Date, as applicable) (it being understood that to the extent that any financial maintenance covenant or other term is added for the benefit of any such Indebtedness, the terms and conditions of such Indebtedness will be deemed not to be materially more restrictive than the terms and conditions of this Agreement if such financial maintenance covenant or other term is also added for the benefit of all Classes of Loans);

(r)            unsecured Indebtedness of any Borrower and/or any of its Restricted Subsidiaries in an aggregate outstanding principal amount not to exceed 100% of the amount of Net Proceeds received by any Borrower from (i) the issuance or sale of common Capital Stock or (ii) any cash contribution to its common equity with the Net Proceeds from the issuance and sale by any Parent Company of its Qualified Capital Stock or a contribution to the common equity of any Parent Company, in each case, (A) other than any Net Proceeds received from the sale of Capital Stock to, or contributions from, any Borrower or any of its Restricted Subsidiaries, (B) to the extent the relevant Net Proceeds have not otherwise been applied to make Investments, Restricted Payments or Restricted Debt Payments hereunder and (C) other than Cure Amounts;

(s)           Indebtedness of any Borrower and/or any Restricted Subsidiary under any Derivative Transaction not entered into for speculative purposes;

(t)            Indebtedness of any Borrower and/or any Restricted Subsidiary representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers and consultants of any Parent Company, any Borrower and/or any Restricted Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Acquisition or any other Investment permitted hereby;

(u)           Indebtedness of any Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed the greater of $54,000,000 and 45.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(v)           to the extent constituting Indebtedness, obligations arising under the Acquisition Agreement;

(w)          additional Indebtedness of any Borrower and/or any Restricted Subsidiary so long as (such Indebtedness incurred pursuant to this clause (w), “Ratio Debt”):

(i)            before and after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, no Event of Default under Section 7.01(a), 7.01(f) or 7.01(g) exists,

(ii)           after giving Pro Forma Effect thereto, including the application of the proceeds thereof, either (I) the Interest Coverage Ratio is not less than 2.00:1.00 or (II) the Total Leverage Ratio does not exceed 7.00:1.00,

(iii)          any such Indebtedness that is subordinated to the Obligations in right of payment shall be subject to an Acceptable Intercreditor Agreement,

(iv)          the aggregate outstanding principal amount of Indebtedness that is incurred in reliance on Section 6.01(q) or this Section 6.01(w) by Restricted Subsidiaries that are not Loan Parties shall not, at any time, exceed the Non-Loan Party Cap,

(v)           in the case of any such Indebtedness in an aggregate initial principal amount in excess of the Threshold Amount (other than Customary Bridge Loans), (A) the final maturity date with respect to any such Indebtedness shall be no earlier than the Latest Term Loan Maturity Date and (B) the Weighted Average Life to Maturity of any such Indebtedness shall be no shorter than the remaining Weighted Average Life to Maturity of any then-existing Class of Term Loans (without giving effect to any prepayment thereof),

(vi)          in the case of any such Indebtedness in an aggregate initial principal amount in excess of the Threshold Amount (other than Customary Bridge Loans), the terms and conditions of such Indebtedness (excluding pricing, interest rate margins, rate floors, MFN terms, discounts, premiums, fees and (subject to clause (w)(vii) below) prepayment or redemption terms and provisions, which, in each case, shall be determined by the Parent Borrower and the lenders with respect to such indebtedness) are not materially more restrictive on the Borrowers and its Restricted Subsidiaries (when taken as a whole) than those applicable to the then-existing Term Loans or are (when taken as a whole) otherwise reasonably acceptable to the Administrative Agent (except for covenants and other provisions applicable only to periods after the Latest Term Loan Maturity Date or Latest Revolving Credit Maturity Date, as applicable) (it being understood that to the extent that any financial maintenance covenant or other term is added for the benefit of any such Indebtedness, the terms and conditions of such Indebtedness will be deemed not to be materially more restrictive than the terms and conditions of this Agreement if such financial maintenance covenant or other term is also added for the benefit of all Classes of Loans), and

(vii)         in the case of any such Indebtedness in an aggregate initial principal amount in excess of the Threshold Amount (other than Customary Bridge Loans), no such Indebtedness shall have any mandatory prepayment or redemption features (other than customary asset sale events, insurance and condemnation proceeds events, change of control offers or events of default and in the case of loans, excess cash flow sweeps) that could result in prepayments or redemptions of such Indebtedness prior to the Maturity Date of any then-existing Class of Loans;

(x)           [reserved];

(y)           Indebtedness (including in the form of Capital Leases) of any Borrower and/or any of its Restricted Subsidiaries incurred in connection with Sale and Lease-Back Transactions permitted pursuant to Section 6.08;

(z)           Incremental Equivalent Debt;

(aa)         Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by any Borrower and/or any Restricted Subsidiary in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance compensation claims;

(bb)         Indebtedness of any Restricted Subsidiary that is not a Loan Party pursuant to a working capital or other similar line of credit facility in an aggregate outstanding principal amount not to exceed the greater of $10,000,000 and 8.50% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(cc)         Indebtedness of any Borrower and/or any Restricted Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank to support any Defaulting Lender’s participation in Letters of Credit issued hereunder;

(dd)         Indebtedness of any Borrower or any Restricted Subsidiary supported by any Letter of Credit or any other letter of credit, bank guaranty or similar instrument otherwise permitted by this Section 6.01;

(ee)         unfunded pension fund and other employee benefit plan obligations and liabilities incurred by any Borrower and/or any Restricted Subsidiary in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default under Section 7.01(i);

(ff)           customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business; and

(gg)         without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of any Borrower and/or any Restricted Subsidiary otherwise permitted hereunder.

For the avoidance of doubt and notwithstanding anything herein to the contrary, the accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Section 6.02.          Liens. Each Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit or suffer to exist any Lien on or with respect to any property of any kind owned by it, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a)           Liens created pursuant to the Loan Documents securing the Secured Obligations;

(b)           Liens for Taxes which are (i) not then due, (ii) if due, not at such time required to be paid pursuant to Section 5.03 or (iii) being contested in accordance with Section 5.03;

(c)           statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 30 days, (ii) for amounts that are overdue by more than 30 days and that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d)           Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (including those to secure health, safety and environmental obligations but exclusive of obligations for the payment of borrowed money), (iii) securing or in connection with (x) any liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to Holdings, any Borrower and its subsidiaries or (y) leases or licenses of property otherwise permitted by this Agreement and use and occupancy agreements, utility services and similar transactions entered into in the ordinary course of business and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e)           Liens consisting of easements, rights-of-way, restrictions, encroachments, and other similar encumbrances or minor defects or irregularities in title, in each case which do not, in the aggregate, materially interfere with the ordinary conduct of the business of any Borrower and/or its Restricted Subsidiaries, taken as a whole;

(f)            Liens consisting of any (i) interest or title of a lessor or sub-lessor under any lease of real estate permitted hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g)           Liens solely on any Cash earnest money or escrow deposits made by any Borrower and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment or Disposition permitted hereunder;

(h)           Liens or purported Liens evidenced by the filing of UCC financing statements relating solely to (i) operating leases or consignment or bailee arrangements entered into in the ordinary course of business and/or (ii) the sale of accounts receivable in the ordinary course of business (to the extent otherwise permitted herein) for which a UCC financing statement is required;

(i)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)            Liens in connection with any zoning, building or similar Requirement of Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any or dimensions of real property or the structure thereon that does not materially interfere with the ordinary conduct of the business of any Borrower and any of its Restricted Subsidiaries, taken as a whole, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order;

(k)           Liens securing Indebtedness permitted pursuant to Section 6.01(p) (solely with respect to the permitted refinancing of (x) Indebtedness permitted pursuant to Section 6.01(a), (i), (j), (m), (n), (q), (u), (w), (y), (z) or (bb) or (y) Indebtedness that is secured in reliance on Section 6.02(u) (without duplication of any amount outstanding thereunder)); provided that (i) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is being refinanced (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates) and (ii) if the Lien securing the Indebtedness being refinanced was subject to intercreditor arrangements, then (A) the Lien securing any refinancing Indebtedness in respect thereof shall be subject to intercreditor arrangements that are not materially less favorable to the Secured Parties, taken as a whole, than the intercreditor arrangements governing the Lien securing the Indebtedness that is refinanced or (B) the intercreditor arrangements governing the Lien securing the relevant refinancing Indebtedness shall be set forth in an Acceptable Intercreditor Agreement;

(l)            Liens existing on the Closing Date and any modification, replacement, refinancing, renewal or extension thereof; provided that any Lien securing Indebtedness or other obligations in excess of $5,000,000 individually shall only be permitted if set forth on Schedule 6.02; provided that (i) no such Lien extends to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01 and (B) proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if the same constitute Indebtedness, is permitted by Section 6.01;

(m)          Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.08;

(n)           Liens securing Indebtedness permitted pursuant to Section 6.01(m); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 6.01(m) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates);

(o)           Liens securing Indebtedness permitted pursuant to Section 6.01(n) on the relevant acquired assets or on the Capital Stock and assets of the relevant newly acquired Restricted Subsidiary or Liens otherwise existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (including by the designation of an Unrestricted Subsidiary as a Restricted Subsidiary); provided that no such Lien (A) extends to or covers any other assets (other than (w) the proceeds or products thereof, accessions or additions thereto and improvements thereon, (x) with respect to such Person, any replacements of such property or assets and additions and accessions thereto, or proceeds and products thereof, (y) after-acquired property to the extent such Indebtedness requires or includes, pursuant to its terms at the time assumed, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof and (z) in the case of multiple financings of equipment provided by any lender or its affiliates, other equipment financed by such lender or its affiliates, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) or (B) was created in contemplation of the applicable acquisition of assets or Capital Stock;

(p)           (i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of any Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Borrower or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of any Borrower or any Restricted Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts, (iv) Liens on the proceeds of any Indebtedness in favor of the holders of such Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction and (v) Liens consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.07, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(q)           Liens on assets and Capital Stock of Restricted Subsidiaries that are not Loan Parties (including Capital Stock owned by such Persons) securing Indebtedness of Restricted Subsidiaries that are not Loan Parties; provided that any Lien on the Collateral that is granted in reliance on this clause (q) and is pari passu with or junior to the Lien securing the Secured Obligations shall be subject to an Acceptable Intercreditor Agreement;

(r)            (i) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of any Borrower and/or its Restricted Subsidiaries and (ii) Liens not securing Indebtedness for borrowed money that are granted in the ordinary course of business and customary in the operation of the business of any Borrower and any of its Restricted Subsidiaries;

(s)           [Reserved];

(t)            other than any Indebtedness incurred under any Interest Coverage Ratio test, Liens securing Indebtedness incurred pursuant to Section 6.01(x) or (z), subject to an Acceptable Intercreditor Agreement;

(u)           other Liens on assets securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of $54,000,000 and 45.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(v)           (i) Liens on assets securing judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation being contested in good faith not constituting an Event of Default under Section 7.01(h) and (ii) any pledge and/or deposit securing any settlement of litigation;

(w)          (i) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business (and other agreements pursuant to which any Borrower or any Restricted Subsidiary has granted rights to end users to access and use any Borrower’s or any Restricted Subsidiary’s products, technologies or services) which do not secure any Indebtedness, and which do not materially interfere with the ordinary conduct of business of any Borrower and any of its Restricted Subsidiaries, taken as a whole and (ii) ground leases in respect of real property on which facilities owned or leased by any Borrower or any of its Restricted Subsidiaries are located;

(x)            Liens on Securities that are the subject of repurchase agreements constituting Investments permitted under Section 6.06 arising out of such repurchase transaction and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(y)           Liens securing obligations in respect letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under Section 6.01(d), (e), (g), (aa) or (cc);

(z)            Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any asset in the ordinary course of business and permitted by this Agreement or (ii) by operation of law under Article 2 of the UCC (or any similar Requirement of Law under any jurisdiction);

(aa)         Liens (i) in favor of any Loan Party and/or (ii) granted by any non-Loan Party in favor of any Restricted Subsidiary that is not a Loan Party, in each case, securing intercompany Indebtedness permitted under Section 6.01;

(bb)         Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc)         (i) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods and (ii) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(dd)         Liens securing (i) obligations of the type described in Section 6.01(f) and/or (ii) obligations of the type described in Section 6.01(s), subject, if applicable, to an Acceptable Intercreditor Agreement;

(ee)         (i) Liens on Capital Stock of joint ventures or Unrestricted Subsidiaries securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(ff)           Liens on Cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(gg)         Liens consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(hh)         Liens disclosed in any mortgage policy delivered pursuant to Section 5.12(b) with respect to any Material Real Estate Asset and any replacement, extension or renewal thereof; provided that no such replacement, extension or renewal Lien shall cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal (and additions thereto, improvements thereon and the proceeds thereof);

(ii)           Liens on receivables and related assets incurred in connection with Permitted Receivables Financings; and

(jj)           Liens of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on the items in the course of collection.

Section 6.03.          Reserved.

Section 6.04.          Restricted Payments; Restricted Debt Payments.

(a)            Each Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, pay or make, directly or indirectly, any Restricted Payment, except that:

(i)            the Borrowers may make Restricted Payments to the extent necessary to permit any Parent Company:

(A)            to pay general administrative costs and expenses (including corporate overhead, legal or similar expenses and customary salary, bonus and other benefits payable to any director, officer, employee, member of management, manager and/or consultant of any Parent Company) and franchise Taxes and similar fees and expenses required to maintain the organizational existence of such Parent Company, in each case, to the extent attributable to any Borrower and any of its Restricted Subsidiaries (and Unrestricted Subsidiaries, to the extent (x) of Cash received from the applicable Unrestricted Subsidiary for payment thereof by any Borrower or any Restricted Subsidiary or (y) the applicable payment is treated by any Borrower or its applicable Restricted Subsidiary as an Investment in such Unrestricted Subsidiary and is permitted under Section 6.06) and which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claim made by any director, officer, member of management, manager, employee and/or consultant of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company and/or its subsidiaries (but excluding, for the avoidance of doubt, the portion of any such amount, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than any Borrower and/or its subsidiaries);

(B)            to discharge the consolidated, combined, unitary or similar Tax liabilities of such Parent Company and its subsidiaries when and as due, to the extent such liabilities are attributable to the income of any Borrower and any of its Restricted Subsidiaries (and Unrestricted Subsidiaries, to the extent (x) of Cash received from the applicable Unrestricted Subsidiary for payment thereof by any Borrower or any Restricted Subsidiary or (y) the applicable payment is treated by any Borrower or its applicable Restricted Subsidiary as an Investment in such Unrestricted Subsidiary and is permitted under Section 6.06); provided that the amount of any such payment in respect of any taxable year does not exceed the amount of such Taxes that any Borrower and/or its applicable subsidiary would have paid had such Taxes been paid as standalone companies or as a standalone group;

(C)            to pay audit and other accounting and reporting expenses of such Parent Company to the extent such expenses are attributable to any Parent Company and/or its subsidiaries, but excluding, for the avoidance of doubt, the portion of any such expenses, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than any Borrower and/or its subsidiaries;

(D)            to pay any insurance premium that is payable by, or attributable to, any Parent Company and/or its subsidiaries, but excluding, for the avoidance of doubt, the portion of any such premium, if any, that is attributable to the ownership or operations of any subsidiary of any Parent Company other than any Borrower and/or its subsidiaries;

(E)             to pay (x) fees and expenses related to any debt and/or equity offering, investment and/or acquisition (whether or not consummated) to the extent such fees and expenses are attributable to any Borrower and any of its Restricted Subsidiaries (and Unrestricted Subsidiaries, to the extent (I) of Cash received from the applicable Unrestricted Subsidiary for payment thereof by any Borrower or any Restricted Subsidiary or (II) the applicable payment is treated by any Borrower or its applicable Restricted Subsidiary as an Investment in such Unrestricted Subsidiary and is permitted under Section 6.06) and (y) after the consummation of a Qualifying IPO or the issuance of public debt Securities, Public Company Costs;

(F)             to finance any Investment permitted under Section 6.06 (provided that (x) any Restricted Payment under this clause (a)(i)(F) shall be made substantially concurrently with the closing of such Investment and (y) the relevant Parent Company shall, promptly following the closing thereof, cause (I) all property acquired to be contributed to any Borrower or one or more of its Restricted Subsidiaries, or (II) the merger, consolidation or amalgamation of the Person formed or acquired into any Borrower or one or more of its Restricted Subsidiaries, in order to consummate such Investment in compliance with the applicable requirements of Section 6.06 as if undertaken as a direct Investment by any Borrower or the relevant Restricted Subsidiary); and

(G)            to pay customary salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, managers, employees or consultants of any Parent Company (or any Immediate Family Member of any of the foregoing) to the extent such salary, bonuses and other benefits are attributable and reasonably allocated to the operations of any Borrower and/or its subsidiaries, in each case, so long as such Parent Company applies the amount of any such Restricted Payment for such purpose;

(ii)           any Borrower may pay (or make Restricted Payments to allow any Parent Company to pay) to repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock of any Parent Company or any subsidiary thereof held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of any Parent Company, any Borrower or any subsidiary of any of the foregoing (or any options, warrants, restricted stock units or stock appreciation rights or other equity-linked interests issued with respect to any of such Capital Stock):

(A)            with Cash and Cash Equivalents (and including, to the extent constituting a Restricted Payment, amounts paid in respect of Indebtedness issued to evidence any obligation to repurchase, redeem, retire or otherwise acquire or retire for value the Capital Stock of any Parent Company or any subsidiary thereof held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of any Parent Company, any Borrower or any subsidiary of any of the foregoing) in an amount not to exceed the greater of $12,000,000 and 10.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period in any Fiscal Year, which, if not used in such Fiscal Year, may be carried forward to the next two succeeding Fiscal Years;

(B)            with the proceeds of any sale or issuance of the Capital Stock of any Borrower or any Parent Company (to the extent such proceeds are contributed in respect of Qualified Capital Stock to any Borrower or any Restricted Subsidiary and are not used to build the Available Amount, are not an Available Excluded Contribution Amount and are not a Cure Amount); or

(C)            with the net proceeds of any key-man life insurance policy;

(iii)          any Borrower may make additional Restricted Payments in an amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Parent Borrower elects to apply to this clause (iii)(A); provided that the portions of the Available Amount that are attributable to clause (a)(i) or (ii) of the definition of “Available Amount” shall not be available for any Restricted Payment pursuant to this clause (iii)(A) unless no Event of Default then exists and/or (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Parent Borrower elects to apply to this clause (iii)(B);

(iv)          any Borrower may make Restricted Payments (A) to any Parent Company to enable such Parent Company to make Cash payments in lieu of the issuance of fractional shares in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) or the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of such Parent Company and (B) consisting of (1) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officer, director, employee, member of management, manager and/or consultant of any Borrower, any Restricted Subsidiary or any Parent Company or any of their respective Immediate Family Members and/or (2) repurchases of Capital Stock in consideration of the payments described in sub-clause (1) above, including demand repurchases in connection with the exercise of stock options (or similar instruments);

(v)           any Borrower may repurchase (or make Restricted Payments to any Parent Company to enable it to repurchase) Capital Stock upon the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Capital Stock as part of a “cashless” exercise or required withholding or similar Taxes;

(vi)          any Borrower may make Restricted Payments the proceeds of which are applied (i) on the Closing Date, solely to effect the consummation of the Transactions and (ii) on and after the Closing Date, to satisfy any payment obligations owing under (or otherwise contemplated by) the Acquisition Agreement as in effect on the Closing Date (including in each case, without limitation, (A) cash payments to holders of Capital Stock as provided by the Acquisition Agreement, (B) cash payments to holders of Restricted Cash Awards upon vesting, (C) Restricted Payments (x) to direct and indirect parent companies of any Borrower to finance a portion of the consideration for the Acquisition and (y) to holders of Capital Stock of the Target (immediately prior to giving effect to the Acquisition) in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case, with respect to the Transactions and (D) other payments with respect to working capital adjustments or otherwise, to the extent contemplated by the Acquisition Agreement);

(vii)         so long as no Event of Default exists on the date of declaration thereof, following the consummation of the first Qualifying IPO, any Borrower may (or may make Restricted Payments to any Parent Company to enable it to) make Restricted Payments in an amount in any Fiscal Year not to exceed an amount equal to the sum of (A) 6.00% of the net Cash proceeds received by or contributed to any Borrower from any Qualifying IPO plus (B) 7.00% of the market capitalization of Holdings at the time of such Qualifying IPO;

(viii)        any Borrower may make Restricted Payments to (i) redeem, repurchase, retire or otherwise acquire any (i) Capital Stock (“Treasury Capital Stock”) of any Borrower and/or any Restricted Subsidiary or (ii) Capital Stock of any Parent Company, in the case of each of subclauses (A) and (B), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to any Borrower and/or any Restricted Subsidiary) of, Qualified Capital Stock of any Borrower or any Parent Company to the extent any such proceeds are contributed to the capital of any Borrower and/or any Restricted Subsidiary in respect of Qualified Capital Stock (“Refunding Capital Stock”) and (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to any Borrower or a Restricted Subsidiary) of any Refunding Capital Stock;

(ix)           to the extent constituting a Restricted Payment, any Borrower may consummate any transaction permitted by Section 6.06 (other than Sections 6.06(j) and (t)), Section 6.07 (other than Section 6.07(g)) and Section 6.09 (other than Section 6.09(d));

(x)           so long as no Event of Default is continuing at the time of the declaration thereof, any Borrower may make additional Restricted Payments in an aggregate amount not to exceed the greater of $24,000,000 and 20.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period minus the amount of Restricted Debt Payments made in reliance on Section 6.04(b)(iv)(B);

(xi)          any Borrower may make additional Restricted Payments so long as (A) the Total Leverage Ratio, calculated on a Pro Forma Basis at the time of the declaration thereof, would not exceed 6.00:1.00 and (B) no Event of Default is continuing at the time of the declaration thereof;

(xii)         the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to any Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Cash and cash equivalents); and

(xiii)         payments or distributions to satisfy dissenters’ or appraisal rights, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 6.07.

(b)           Each Borrower shall not, nor shall it permit any Restricted Subsidiary to, make any payment in Cash on or in respect of principal of or interest on any Junior Indebtedness, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Indebtedness more than one year prior to the scheduled maturity date thereof (collectively, “Restricted Debt Payments”), except:

(i)            with respect to any purchase, defeasance, redemption, repurchase, repayment or other acquisition or retirement thereof made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted by Section 6.01 and/or refinancing Indebtedness permitted by Section 6.01(x);

(ii)           as part of an applicable high yield discount obligation catch-up payment;

(iii)          payments of regularly scheduled interest and payments of fees, expenses and indemnification obligations as and when due;

(iv)          so long as, at the time of delivery of an irrevocable notice with respect thereto, no Event of Default exists or would result therefrom, additional Restricted Debt Payments in an aggregate amount not to exceed:

(A) the greater of $36,000,000 and 30.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period minus the amount of Investments made in reliance on Section 6.06(q)(iii); plus

(B) the greater of $24,000,000 and 20.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period minus the amount of Restricted Payments made in reliance on Section 6.04(a)(x);

(v)           (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of any Borrower and/or any Restricted Subsidiary and/or any capital contribution in respect of Qualified Capital Stock of any Borrower or any Restricted Subsidiary (in each case, other than to any Borrower or any of its Restricted Subsidiaries), (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Junior Indebtedness into Qualified Capital Stock of any Borrower and/or any Restricted Subsidiary and (C) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Junior Indebtedness that is permitted under Section 6.01;

(vi)          Restricted Debt Payments in an aggregate amount not to exceed (A) the portion, if any, of the Available Amount on such date that the Parent Borrower elects to apply to this clause (vi)(A); provided that the portions of the Available Amount that are attributable to clause (a)(i) or (ii) of the definition of “Available Amount” shall not be available for any Restricted Debt Payment pursuant to this clause (vi)(A) unless no Event of Default then exists and/or (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Parent Borrower elects to apply to this clause (vi)(B); and

(vii)         additional Restricted Debt Payments; provided that at the time of delivery of an irrevocable notice with respect thereto, (A) the Total Leverage Ratio, calculated on a Pro Forma Basis would not exceed 6.00:1.00 and (B) no Event of Default exists or would result therefrom.

Section 6.05.          Burdensome Agreements. Except as provided herein or in any other Loan Document, any document with respect to any “Incremental Equivalent Debt” (as defined herein) and/or in any agreement with respect to any refinancing, renewal or replacement of such Indebtedness that is permitted by Section 6.01, each Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into or cause to exist any agreement restricting the ability of (x) any Restricted Subsidiary of any Borrower to pay dividends or other distributions to any Borrower or any other Loan Party, (y) any Restricted Subsidiary to make cash loans or advances to any Borrower or any other Loan Party or (z) any Loan Party to create, permit or grant a Lien on any of its properties or assets to secure the Secured Obligations, except restrictions:

(a)           set forth in any agreement evidencing or governing (i) Indebtedness of a Restricted Subsidiary that is not a Loan Party permitted by Section 6.01, (ii) Indebtedness permitted by Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Person obligated under such Indebtedness and its Restricted Subsidiaries or the assets intended to secure such Indebtedness, (iii) Indebtedness permitted pursuant to clauses (m), (p) (as it relates to Indebtedness in respect of clauses (a), (m), (q), (r), (u), (w), (y) and/or (bb) of Section 6.01), (q), (r), (u), (w), (y) and/or (bb) of Section 6.01 and (iv) any Permitted Receivables Financing solely with respect to the assets subject to such Permitted Receivables Financing;

(b)           arising under customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements and other agreements entered into in the ordinary course of business;

(c)           that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any assets or Capital Stock not otherwise prohibited under this Agreement;

(d)           that are assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e)           set forth in any agreement for any Disposition of any Restricted Subsidiary (or all or substantially all of the assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Restricted Subsidiary pending such Disposition;

(f)            set forth in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(g)           imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements;

(h)           on Cash, other deposits or net worth or similar restrictions imposed by any Person under any contract entered into in the ordinary course of business or for whose benefit such Cash, other deposits or net worth or similar restrictions exist;

(i)            set forth in documents which exist on the Closing Date and were not created in contemplation thereof;

(j)            arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred after the Closing Date if the relevant restrictions, taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, taken as a whole (as determined in good faith by the Parent Borrower);

(k)           arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit;

(l)            arising in any Hedge Agreement and/or any agreement relating to Banking Services;

(m)          relating to any asset (or all of the assets) of and/or the Capital Stock of any Borrower and/or any Restricted Subsidiary which is imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted or not restricted by this Agreement;

(n)           set forth in any agreement relating to any Permitted Lien that limits the right of any Borrower or any Restricted Subsidiary to Dispose of or encumber the assets subject thereto; and/or

(o)           imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (n) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Parent Borrower, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.06.          Investments. Each Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make or own any Investment in any other Person except:

(a)           Cash or Investments that were Cash Equivalents at the time made;

(b)           (i) Investments existing on the Closing Date in any Borrower or in any Restricted Subsidiary or (ii) Investments made after the Closing Date among any Borrower and/or one or more Restricted Subsidiaries;

(c)           Investments (i) constituting deposits, prepayments, trade credit and/or other credits to suppliers, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, licensors and licensees, in each case, in the ordinary course of business or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to any Borrower or any Restricted Subsidiary;

(d)           Investments in joint ventures and Unrestricted Subsidiaries in an aggregate outstanding amount not to exceed the greater of $42,000,000 and 35.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(e)            Permitted Acquisitions;

(f)            Investments (i) existing on, or contractually committed to or contemplated as of, the Closing Date and described on Schedule 6.06 and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, renewal or extension increases the amount of such Investment except by the terms thereof in effect on the Closing Date or as otherwise permitted by this Section 6.06;

(g)           Investments received in lieu of Cash in connection with any Disposition permitted by Section 6.07;

(h)           loans or advances to present or former employees, directors, members of management, officers, managers or consultants or independent contractors (or their respective Immediate Family Members) of any Parent Company, any Borrower, its subsidiaries and/or any joint venture (i) to the extent permitted by applicable Requirements of Law, in connection with such Person’s purchase of Capital Stock of any Parent Company, so long as any cash proceeds of such loan or advance are substantially contemporaneously contributed to any Borrower for the purchase of such Capital Stock, (ii) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and (iii) for purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount of loans or advances made in reliance on this clause (iii) at any one time outstanding shall not exceed the greater of $3,600,000 and 3.0% of Consolidated Adjusted EBITDA as of the last day of the most recently ended Test Period;

(i)            Investments (i) made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business or (ii) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(j)            Investments consisting of (or resulting from) Indebtedness permitted under Section 6.01 (other than Indebtedness permitted under Section 6.01(b) or (h)), Permitted Liens, Restricted Payments permitted under Section 6.04 (other than Section 6.04(a)(ix)), Restricted Debt Payments permitted by Section 6.04 and mergers, consolidations, amalgamations, liquidations, windings up, dissolutions or Dispositions permitted by Section 6.07 (other than Section 6.07(a) (if made in reliance on subclauses (i) or (ii) of the proviso thereto), Section 6.07(b) (if made in reliance on clause (ii) therein), Section 6.07(c)(ii) (if made in reliance on clause (B) therein) and Section 6.07(g));

(k)           Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(l)            Investments (including debt obligations and Capital Stock) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m)           loans and advances of payroll payments or other compensation (including deferred compensation) to present or former employees, directors, members of management, officers, managers or consultants of any Parent Company (to the extent such payments or other compensation relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any subsidiary of any Parent Company other than any Borrower and/or its subsidiaries)), any Borrower and/or any subsidiary in the ordinary course of business;

(n)           Investments to the extent that payment therefor is made solely with Capital Stock of any Parent Company or Qualified Capital Stock of any Borrower or any Restricted Subsidiary, in each case, to the extent not resulting in a Change of Control;

(o)           (i) Investments of any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, any Borrower or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.06 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.06(o) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.06;

(p)           Investments made in connection with the Transactions;

(q)           Investments made after the Closing Date by any Borrower and/or any of its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed:

(i)            the greater of $48,000,000 and 40.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period, plus

(ii)           the greater of $36,000,000 and 30.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period minus the amount of Restricted Debt Payments made in reliance on Section 6.04(b)(iv)(A), plus

(iii)          in the event that (A) any Borrower or any of its Restricted Subsidiaries makes any Investment after the Closing Date in any Person that is not a Restricted Subsidiary and (B) such Person subsequently becomes a Restricted Subsidiary, at the election of the Parent Borrower, an amount equal to 100.0% of the fair market value (as reasonably determined in good faith by the Parent Borrower) of such Investment as of the date on which such Person becomes a Restricted Subsidiary; provided that if the Parent Borrower elects to apply the fair market value of any such Investment (other than any Investment made pursuant to clause (q)(i) or (ii)) in the manner described above in order to increase availability under this clause (q), then such fair market value, and such Person becoming a Restricted Subsidiary, shall not increase the Available Amount or reduce the amount of outstanding Investments under the provision pursuant to which such Investment was initially made;

(r)            Investments made after the Closing Date by any Borrower and/or any of its Restricted Subsidiaries in an aggregate outstanding amount not to exceed (i) the portion, if any, of the Available Amount on such date that the Parent Borrower elects to apply to this clause (r)(i) and/or (ii) the portion, if any, of the Available Excluded Contribution Amount on such date that the Parent Borrower elects to apply to this clause (r)(ii);

(s)            to the extent constituting Investments, (i) Guarantees of leases (other than Capital Leases) or of other obligations not constituting Indebtedness of any Borrower and/or its Restricted Subsidiaries and (ii) Guarantees of the lease obligations of suppliers, customers, franchisees and licensees of any Borrower and/or its Restricted Subsidiaries, in each case, in the ordinary course of business;

(t)            Investments in any Parent Company in amounts and for purposes for which Restricted Payments to such Parent Company are permitted under Section 6.04(a); provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 6.04(a);

(u)           [Reserved];

(v)           Investments in subsidiaries in connection with internal reorganizations and/or restructurings and activities related to tax planning; provided that, after giving effect to any such reorganization, restructuring or activity, neither the Loan Guaranty, taken as a whole, nor the security interest of the Administrative Agent in the Collateral, taken as a whole, is materially impaired;

(w)           Investments arising under or in connection with any Derivative Transaction of the type permitted under Section 6.01(s);

(x)            Investments consisting of the licensing of Trademarks or other works of authorship for the purpose of joint marketing arrangements with other Persons;

(y)           Investments made in joint ventures as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements entered into in the ordinary course of business;

(z)           (i) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under applicable Requirements of Law and (ii) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by any Borrower and the Restricted Subsidiaries in connection with such plans;

(aa)         Investments in Holdings, any Borrower, any subsidiary and/or any joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(bb)         so long as no Event of Default then exists, additional Investments so long as, after giving effect thereto on a Pro Forma Basis, the Total Leverage Ratio does not exceed 6.25:1.00;

(cc)         any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary;

(dd)         Investments in Similar Businesses in an aggregate outstanding amount not to exceed the greater of $18,000,000 and 15.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period;

(ee)          Investments in Subsidiaries in the form of receivables and related assets required in connection with a Permitted Receivables Financing;

(ff)          contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of any Borrower; and

(gg)         to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, intellectual property, or other rights or the contribution of IP Rights pursuant to joint marketing arrangements, in each case in the ordinary course of business.

Nowithstanding anything to the contrary set forth herein, in no event shall any Loan Party contribute or otherwise make any Investment in the form of Material Intellectual Property to or in any subsidiary that is not a Loan Party.

Section 6.07.         Fundamental Changes; Disposition of Assets. The Borrowers shall not, nor shall they permit any of their respective Restricted Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution), or make any Disposition of any assets having a fair market value (as reasonably determined in good faith by the Parent Borrower) in excess of $3,500,000 in a single transaction or in a series of related transactions, except:

(a)           any Restricted Subsidiary may be merged, consolidated or amalgamated with or into any other Restricted Subsidiary;

(i)            any Borrower may be merged, consolidated or amalgamated with or into any other Person (including any Restricted Subsidiary); provided that (i) such Borrower shall be the continuing or surviving Person or (ii) if the Person formed by or surviving any such merger, consolidation or amalgamation is not such Borrower (any such Person, the “Successor Borrower”), (w) the Successor Borrower shall be an entity organized or existing under the laws of the US, any state thereof or the District of Columbia, (x) the Successor Borrower shall expressly assume the Obligations of such Borrower in a manner reasonably satisfactory to the Administrative Agent, (y) the Administrative Agent shall have a security interest in the Collateral for the benefit of the Secured Parties pursuant to the Collateral Documents that is perfected to at least the same extent as in effect immediately prior to such merger, consolidation or amalgamation and all actions reasonably requested by the Administrative Agent to maintain such perfected status have been or will promptly be taken (subject to the terms of the applicable Loan Documents), and (z) except as the Administrative Agent may otherwise agree, each Guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have executed and delivered a reaffirmation agreement with respect to its obligations under the Loan Guaranty and the other Loan Documents; it being understood and agreed that if the foregoing conditions under clauses (w) through (z) are satisfied, the Successor Borrower will succeed to, and be substituted for, such Borrower under this Agreement and the other Loan Documents;

(b)           Dispositions (including of Capital Stock) among any Borrower and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise);

(c)           (i) the liquidation or dissolution of any Restricted Subsidiary if the Parent Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers or such Restricted Subsidiary, is not materially disadvantageous to the Lenders, and the Borrowers or any Restricted Subsidiary receives any assets of the relevant dissolved or liquidated Restricted Subsidiary, (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (i) any Disposition otherwise permitted under this Section 6.07 (other than Section 6.07(a) or (b) or this Section 6.07(c)) or (ii) any Investment permitted under Section 6.06; and (3) the conversion of any Borrower or any Restricted Subsidiary into another form of entity, so long as such conversion does not adversely affect the value of the Loan Guaranty or the Collateral, taken as a whole;

(d)           (i) Dispositions of inventory or other assets in the ordinary course of business (including on an intercompany basis) and (ii) the leasing or subleasing of real property in the ordinary course of business;

(e)           Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of the Parent Borrower, is (i) no longer useful in its business (or in the business of any Restricted Subsidiary of any Borrower) or (ii) otherwise economically impracticable to maintain;

(f)            Dispositions of Cash and/or Cash Equivalents and/or other assets that were Cash Equivalents when the relevant original Investment was made;

(g)           Dispositions, mergers, amalgamations, consolidations or conveyances that constitute (w) Investments permitted pursuant to Section 6.06 (other than Section 6.06(j)), (x) Permitted Liens, (y) Restricted Payments permitted by Section 6.04(a) (other than Section 6.04(a)(ix)) or (z) Sale-Leaseback Transactions permitted by Section 6.08;

(h)           Dispositions for fair market value; provided that with respect to any such Disposition with a purchase price in excess of the greater of $8,500,000 and 7.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period, at least 75% of the consideration for such Disposition shall consist of Cash or Cash Equivalents (provided that for purposes of the 75% Cash consideration requirement, (w) the greater of the principal amount and carrying value of any liabilities (as reflected on the most recent balance sheet of the Parent Borrower (or a Parent Company) provided hereunder or in the footnotes thereto), or if incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the balance sheet of the Parent Borrower (or Parent Company) or in the footnotes thereto if such incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined in good faith by the Parent Borrower) of any Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Obligations, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Disposition) pursuant to a written agreement which releases such Borrower or such Restricted Subsidiary from such liabilities, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any Securities received by any Borrower or any Restricted Subsidiary from the transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value (as reasonably determined in good faith by the Parent Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) and Section 6.08(b)(z) that is at that time outstanding, not in excess of the greater of $24,000,000 and 20.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case, shall be deemed to be Cash); provided, further, that (x) immediately prior to and after giving effect to such Disposition, as determined on the date on which the agreement governing such Disposition is executed, no Event of Default exists and (y) the Net Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.11(b)(ii);

(i)            to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j)            Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(k)           Dispositions of (i) accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof and sales to factors or similar third parties) or in connection with the collection or compromise thereof and (ii) receivables and related assets pursuant to any Permitted Receivables Financing;

(l)            Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of any Borrower and any of its Restricted Subsidiaries or (ii) which relate to closed facilities or the discontinuation of any product or business line;

(m)          (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(n)           Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(o)           Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed (or otherwise in connection with the closing or sale of any facility);

(p)           to the extent otherwise restricted by this Section 6.07, the consummation of the Transactions (including the Target Merger);

(q)           Dispositions of non-core assets and sales of Real Estate Assets acquired in any acquisition permitted hereunder which the Parent Borrower determines in good faith will not be used or useful for the continued operation of any Borrower or any of its Restricted Subsidiaries or any of their respective businesses;

(r)            exchanges or swaps, including, without limitation, transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of assets so long as any such exchange or swap is made for fair value (as reasonably determined by the Parent Borrower) for like assets; provided that upon the consummation of any such exchange or swap by any Loan Party, to the extent the assets received do not constitute Excluded Assets, the Administrative Agent has a perfected Lien with the same priority as the Lien held on the Real Estate Assets so exchanged or swapped;

(s)            Dispositions of assets that do not constitute Collateral for fair market value;

(t)            (i) licensing and cross-licensing arrangements involving any technology, intellectual property or other IP Rights of any Borrower or any Restricted Subsidiary in the ordinary course of business and (ii) Dispositions, abandonments, cancellations or lapses of IP Rights, or issuance or registration, or applications for issuance or registration, of IP Rights, which, in the reasonable good faith determination of the Parent Borrower, are not material to the conduct of the business of any Borrower and any of its Restricted Subsidiaries, or are no longer economical to maintain in light of its use;

(u)           terminations or unwinds of Derivative Transactions;

(v)           Dispositions of Capital Stock of, or sales of Indebtedness or other Securities of, Unrestricted Subsidiaries;

(w)          Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants of any Parent Company, any Borrower and/or any Restricted Subsidiary;

(x)            Dispositions made to comply with any order of any Governmental Authority or any applicable Requirement of Law (including, without limitation, the Dispositions of any assets (including Capital Stock) made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition);

(y)            any merger, consolidation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize (i) any Domestic Subsidiary in another jurisdiction in the US and/or (ii) any Foreign Subsidiary in the US or any other jurisdiction;

(z)            any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(aa)          other Dispositions involving assets having a fair market value (as reasonably determined in good faith by the Parent Borrower at the time of the relevant Disposition) of not more than the greater of $18,000,000 and 15.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period; and

(bb)          Dispositions contemplated on the Closing Date and described on Schedule 6.07 hereto.

To the extent that any Collateral is Disposed of as expressly permitted by this Section 6.07 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, which Liens shall be automatically released upon the consummation of such Disposition; it being understood and agreed that the Administrative Agent shall be authorized to take, and shall take, any actions reasonably requested by the Parent Borrower (including, without limitation, any full or partial release or subordination of any Lien granted pursuant to the terms of this Agreement) in order to effect the foregoing in accordance with Article 8 hereof. Nowithstanding anything to the contrary set forth herein, in no event shall any Loan Party Dispose of any Material Intellectual Property to any subsidiary that is not a Loan Party.

Section 6.08.          Sale and Lease-Back Transactions. The Borrowers shall not, nor shall they permit any of their respective Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which any Borrower or the relevant Restricted Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than any Borrower or any of its Restricted Subsidiaries) and (b) intends to use for substantially the same purpose as the property which has been or is to be sold or transferred by any Borrower or such Restricted Subsidiary to such other Person in connection with such lease (such a transaction, a “Sale and Lease-Back Transaction”); provided that any Sale and Lease-Back Transaction shall be permitted so long as the Net Proceeds of such Disposition are applied and/or reinvested as (and to the extent) required by Section 2.11(b)(ii) and the relevant Sale and Leaseback Transaction is consummated in exchange for consideration constituting Cash or Cash Equivalents (provided that for purposes of the foregoing Cash consideration requirement, (w) the greater of the principal amount and carrying value of any liabilities (as reflected on the most recent balance sheet of the Parent Borrower (or a Parent Company) provided hereunder or in the footnotes thereto), or if incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the balance sheet of the Parent Borrower (or Parent Company) or in the footnotes thereto if such incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined in good faith by the Parent Borrower) of such Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Obligations, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Disposition) pursuant to a written agreement which releases such Borrower or such Restricted Subsidiary from such liabilities, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any Securities received by any Borrower or any Restricted Subsidiary from the transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of the relevant Sale and Leaseback Transaction having an aggregate fair market value (as reasonably determined in good faith by the Parent Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) and Section 6.07(h)(z) that is at that time outstanding, not in excess of the greater of $24,000,000 and 20.0% of Consolidated Adjusted EBITDA for the most recently ended Test Period, in each case, shall be deemed to be Cash), and (2) any Borrower or its applicable Restricted Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease.

Section 6.09.          Transactions with Affiliates. The Borrowers shall not, nor shall they permit any of their respective Restricted Subsidiaries to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) in excess of $10,000,000 with any of their respective Affiliates on terms (taken as a whole) that are less favorable to any Borrower or such Restricted Subsidiary in any material respect, as the case may be (as reasonably determined by the Parent Borrower), than those that might be obtained at the time in a comparable arm’s-length transaction from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to:

(a)            any transaction between or among Holdings, any Borrower, one or more Restricted Subsidiaries and/or one or more joint ventures with respect to which any Borrower or any of its Restricted Subsidiaries holds Capital Stock (or any entity that becomes a Restricted Subsidiary or a joint venture, as applicable, as a result of such transaction) to the extent permitted or not restricted by this Agreement;

(b)            any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Company or of any Borrower or any Restricted Subsidiary;

(c)            (i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement entered into by any Borrower or any of its Restricted Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of any Parent Company, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;

(d)            (i) transactions permitted by Section 6.01(d), (o) or (ee), 6.04 or 6.06(h), (m), (o), (t), (v), (y), (z), (aa) or (ff) and (ii) issuances of Capital Stock and issuances and incurrences of Indebtedness not restricted by this Agreement;

(e)            transactions in existence on the Closing Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the Lenders or (ii) more disadvantageous, in any material respect, to the Lenders than the relevant transaction in existence on the Closing Date;

(f)            (i) so long as no Event of Default under Sections 7.01(a), 7.01(f) or 7.01(g) then exists or would result therefrom, the payment of management, monitoring, consulting, advisory and similar fees to Investors in an aggregate amount not to exceed the greater of $1,000,000 and 2.00% of Consolidated Adjusted EBITDA per Fiscal Year (it being understood that such fees may accrue during such Event of Default and may be paid when such Event of Default has been cured or waived) and (ii) the payment of all indemnification obligations and expenses owed to any Investor and any of their respective directors, officers, members of management, managers, employees and consultants in connection with such management, monitoring, consulting, advisory or similar services provided by them, in each case of clauses (i) and (ii) whether currently due or paid in respect of accruals from prior periods;

(g)            the Transactions, including the payment of Transaction Costs and payments required under the Acquisition Agreement;

(h)            customary compensation to Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors (or similar governing body) of the Parent Borrower in good faith;

(i)            Guarantees permitted by Section 6.01 or Section 6.06;

(j)            transactions among Holdings, any Borrower and any of its Restricted Subsidiaries that are otherwise permitted (or not restricted) under this Article 6;

(k)            the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of any Borrower and/or any of its Restricted Subsidiaries in the ordinary course of business and, in the case of payments to such Person in such capacity on behalf of any Parent Company, to the extent attributable to the operations of any Borrower or its subsidiaries;

(l)            transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to any Borrower and/or its applicable Restricted Subsidiary in the good faith determination of the board of directors (or similar governing body) of any Borrower or the senior management thereof or (ii) on terms at least as favorable to any Borrower and/or its applicable Restricted Subsidiary as might reasonably be obtained from a Person other than an Affiliate;

(m)           the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement;

(n)           (i) any purchase by Holdings of the Capital Stock of (or contribution to the equity capital of) any Borrower and (ii) any intercompany loan made by Holdings to any Borrower or any Restricted Subsidiary;

(o)           any transaction in respect of which any Borrower delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of such Borrower from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to such Borrower or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate; and

(p)           transactions in connection with any Permitted Receivables Financing.

Section 6.10.          Amendments of or Waivers with Respect to Restricted Debt. The Borrowers shall not, nor shall they permit any of their respective Restricted Subsidiaries to, amend or otherwise modify the terms of any Junior Indebtedness (or the documentation governing any Junior Indebtedness) (a) if the effect of such amendment or modification, together with all other amendments or modifications made thereto, is materially adverse to the interests of the Lenders (in their capacities as such), (b) in violation of any intercreditor agreement related to such debt entered into with the Administrative Agent or the subordination terms set forth in the definitive documentation governing any Junior Indebtedness or (c) to add any financial maintenance covenant unless the Parent Borrower has provided written notice thereof to the Administrative Agent and has offered to make (and, at the request of the Administrative Agent, has made) a corresponding addition for the benefit of all Classes of Loans remaining outstanding (subject to customary “cushions” in favor of the Loans); provided that, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any Junior Indebtedness, in each case, that is permitted under the Loan Documents in respect thereof.

Section 6.11.          Permitted Activities of Holdings and the Initial Borrower.

(a)            Neither Holdings nor, following the Closing Date Assumption, the Initial Borrower shall incur any third party Indebtedness for borrowed money other than (i) the Indebtedness permitted to be incurred by Holdings and the Initial Borrower under the Loan Documents (including any intercompany Indebtedness permitted pursuant to Section 6.01) and (ii) Guarantees of Indebtedness or other obligations of any Borrower and/or any Restricted Subsidiary, which Indebtedness or other obligations are otherwise permitted or not prohibited hereunder;

(b)            Neither Holdings nor, following the Closing Date Assumption, the Initial Borrower, shall create or suffer to exist any Lien on any asset now owned or hereafter acquired by it other than (i) the Liens created under the Collateral Documents, (ii) any other Lien created in connection with the Transactions, (iii) Permitted Liens on the Collateral that are secured on a pari passu or junior basis with the Secured Obligations, so long as such Permitted Liens secure Guarantees permitted under clause (a)(ii) above and the underlying Indebtedness subject to such Guarantee is permitted to be secured on the same basis pursuant to Section 6.02 and (iv) Liens of the type permitted under Section 6.02 (other than in respect of debt for borrowed money); or

(c)            Each of Holdings and the Initial Borrower shall not consolidate or amalgamate with, or merge with or into, or convey, sell or otherwise transfer all or substantially all of its assets to, any Person; provided that, so long as no Default or Event of Default exists or would result therefrom and subject to Sections 6.11(a) and (b), (i) Holdings or the Initial Borrower may consolidate or amalgamate with, or merge with or into, any other Person (other than any Borrower and any of its subsidiaries) so long as (i) Holdings or the Initial Borrower, as applicable, is the continuing or surviving Person or (ii) if the Person formed by or surviving any such consolidation, amalgamation or merger is not Holdings or the Initial Borrower, as applicable, (w) the successor Person (such successor Person, “Successor Holdings” or the “Successor Initial Borrower”, as applicable) expressly assumes all obligations of Holdings or the Initial Borrower, as applicable, under this Agreement and the other Loan Documents to which Holdings or the Initial Borrower, as applicable, is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent, (x) Successor Holdings or Successor Initial Borrower, as applicable, shall be an entity organized or existing under the laws of the US, any state thereof or the District of Columbia, (y) the Administrative Agent shall have a security interest in the Collateral for the benefit of the Secured Parties pursuant to the Collateral Documents that is perfected to at least the same extent as in effect immediately prior to such merger, consolidation or amalgamation and all actions reasonably requested by the Administrative Agent to maintain such perfected status have been or will promptly be taken (subject to the terms of the applicable Loan Documents), and (z) the Parent Borrower delivers a certificate of a Responsible Officer with respect to the satisfaction of the conditions set forth in clause (w) of this clause (A)(ii) and (i) Holdings or the Initial Borrower, as applicable, may otherwise convey, sell or otherwise transfer all or substantially all of its assets to any other Person (other than any Borrower and any of its subsidiaries) so long as (x) no Change of Control results therefrom, (y) the Person acquiring such assets expressly assumes all of the obligations of Holdings or the Initial Borrower, as applicable, under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto and/or thereto in a form reasonably satisfactory to the Administrative Agent and (z) the Parent Borrower delivers a certificate of a Responsible Officer with respect to the satisfaction of the conditions under clause (y) set forth in this clause (B); provided, further, that (1) if the conditions set forth in the preceding proviso are satisfied, Successor Holdings or the Successor Initial Borrower, as applicable, will succeed to, and be substituted for, Holdings or the Initial Borrower, as applicable, under this Agreement and (2) it is understood and agreed that Holdings or the Initial Borrower, as applicable, may convert into another form of entity so long as such conversion does not adversely affect the value of the Loan Guaranty or the Collateral.

Section 6.12.          Financial Covenant.

(a)            First Lien Leverage Ratio. On the last day of any Test Period on which the Revolving Facility Test Condition is then satisfied (it being understood and agreed that this Section 6.12(a) shall not apply until the last day of the first full Fiscal Quarter ending after the Closing Date), the Borrowers shall not permit the First Lien Leverage Ratio to be greater than 7.50:1.00.

(b)            Financial Cure. Notwithstanding anything to the contrary in this Agreement (including Article 7), upon (or in anticipation of) any Borrower’s failure to comply with Section 6.12(a) for any Fiscal Quarter, Holdings shall have the right (the “Cure Right”) (at any time during such Fiscal Quarter or thereafter until the date that is 10 Business Days after the date on which financial statements for such Fiscal Quarter are required to be delivered pursuant to Section 5.01(a) or (b), as applicable) to issue common Capital Stock or other equity (such other equity to be on terms reasonably acceptable to the Administrative Agent) for Cash or otherwise receive Cash contributions in respect of common Capital Stock which Cash shall subsequently be contributed to any Borrower (the “Cure Amount”), and thereupon the Borrowers’ compliance with Section 6.12(a) shall be recalculated giving effect to a pro forma increase in the amount of Consolidated Adjusted EBITDA by an amount equal to the Cure Amount (notwithstanding the absence of a related addback in the definition of “Consolidated Adjusted EBITDA”) solely for the purpose of determining compliance with Section 6.12(a) as of the end of such Fiscal Quarter and for applicable subsequent periods that include such Fiscal Quarter. If, after giving effect to the foregoing recalculation, the requirements of Section 6.12(a) would be satisfied, then the requirements of Section 6.12(a) shall be deemed satisfied as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of Section 6.12(a) that had occurred (or would have occurred) shall be deemed cured for all purposes under this Agreement. Notwithstanding anything herein to the contrary, (i) in each four consecutive Fiscal Quarter period there shall be at least two Fiscal Quarters (which may be, but are not required to be, consecutive) in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (iii) the Cure Amount shall be no greater than the amount required for the purpose of causing compliance with Section 6.12(a), (iv) upon the Administrative Agent’s receipt of a written notice from the Parent Borrower that the Parent Borrower intends to exercise the Cure Right (a “Notice of Intent to Cure”), until the 10th Business Day following the date on which financial statements for the Fiscal Quarter to which such Notice of Intent to Cure relates are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, neither the Administrative Agent (nor any sub-agent therefor) nor any Lender shall exercise any right to accelerate the Loans or terminate the Revolving Credit Commitments, and none of the Administrative Agent (nor any sub-agent therefor) nor any Lender or Secured Party shall exercise any right to foreclose on or take possession of the Collateral or any other right or remedy under the Loan Documents solely on the basis of the relevant failure to comply with Section 6.12(a), (v) there shall be no pro forma or other reduction of the amount of Indebtedness by the amount of any Cure Amount for purposes of determining compliance with Section 6.12(a) for the Fiscal Quarter in respect of which the Cure Right was exercised (other than to the extent of any portion of such Cure Amount that is actually applied to repay Indebtedness), (vi) during any Test Period in which any Cure Amount is included in the calculation of Consolidated Adjusted EBITDA as a result of any exercise of the Cure Right, the pro forma adjustment to Consolidated Adjusted EBITDA arising therefrom shall be disregarded for purposes of determining (x) whether any financial ratio-based condition to the availability of any carve-out set forth in Article 6 of this Agreement has been satisfied or (y) the Required Excess Cash Flow Percentage, Applicable Rate or the Commitment Fee Rate, (vii) no Revolving Lender or Issuing Bank shall be required to make any Revolving Loan or issue any Letter of Credit from and after such time as the Administrative Agent has received the Notice of Intent to Cure unless and until the Cure Amount is actually received and (viii) the proceeds of any Cure Amount made during the Fiscal Quarter in respect of which the Cure Right was exercised shall not have previously been applied in reliance on the Available Amount or as an Excluded Contribution.

ARTICLE 7          EVENTS OF DEFAULT

Section 7.01.          Events of Default. If any of the following events (each, an “Event of Default”) occurs:

(a)            Failure To Make Payments When Due. Failure by the Borrowers to pay (i) any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after the date due; or

(b)            Default in Other Agreements. (i) Failure by any Borrower or any of its Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in clause (a) above) with an aggregate outstanding principal amount exceeding the Threshold Amount, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Borrower or any of its Restricted Subsidiaries with respect to any other term of (A) one or more items of Indebtedness with an aggregate outstanding principal amount exceeding the Threshold Amount or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness (other than, for the avoidance of doubt, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by any Loan Party or any Restricted Subsidiary), in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that clause (ii) of this paragraph (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder; provided, further, that any failure described under clauses (i) or (ii) above is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article 7; or

(c)            Breach of Certain Covenants. Failure of any Loan Party, as required by the relevant provision, to perform or comply with any term or condition contained in Section 5.01(e), Section 5.02 (as it applies to the preservation of the existence of any Borrower) or Article 6; provided that, notwithstanding this clause (c), no breach or failure to comply with the terms of Section 6.12(a) will constitute an Event of Default with respect to any Term Loan unless and until the Required Revolving Lenders have accelerated the Revolving Loans, terminated the commitments under the Revolving Facility and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations under the Revolving Facility (the “Financial Covenant Standstill”); it being understood and agreed that (i) any breach or failure to comply with the terms of Section 6.12(a) is subject to cure as provided therein, and (ii) until the 10th Business Day after the day on which financial statements are required to be delivered under Section 5.01(a) or (b), as applicable, for any Fiscal Quarter in which any Borrower fails to comply with the terms of Section 6.12(a), if a Cure Right is then available, no Event of Default may arise under Section 6.12(a) until the 10th Business Day after the day on which financial statements are required to be delivered for the relevant Fiscal Quarter under Section 5.01(a) or (b), as applicable, and then only to the extent the Cure Amount has not been received on or prior to such date; provided, that no Revolving Lender or Issuing Bank shall be required to make any Revolving Loan or issue any Letter of Credit during such 10-Business Day period unless and until a Cure Amount in respect of the relevant breach is actually received; or

(d)            Breach of Representations, Etc. Any representation, warranty or certification made or deemed made by any Loan Party in any Loan Document (including, for the avoidance of doubt, any Perfection Certificate or any Perfection Certificate Supplement) or in any certificate required to be delivered in connection herewith or therewith being untrue in any material respect as of the date made or deemed made and such incorrect representation or warranty if curable (including by a restatement of any relevant financial statements) shall remain incorrect for a period of 30 days after notice thereof from the Administrative Agent to the Parent Borrower; or

(e)            Other Defaults Under Loan Documents. Default by any Loan Party in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Article 7, which default has not been remedied or waived within 30 days after receipt by the Parent Borrower of written notice thereof from the Administrative Agent; or

(f)            Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry by a court of competent jurisdiction of a decree or order for relief in respect of Holdings, the Buyer, any Borrower or any Significant Subsidiary in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, provincial, territorial, state or local Requirement of Law; or (ii) the commencement of an involuntary case against Holdings, the Buyer, any Borrower or any Significant Subsidiary under any Debtor Relief Law; the entry by a court having jurisdiction in the premises of a decree or order for the appointment of a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian, monitor or other officer having similar powers over Holdings, the Buyer, any Borrower or any Significant Subsidiary, or over all or a substantial part of its property; or the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, the Buyer, any Borrower or any Significant Subsidiary for all or a substantial part of its property, which remains undismissed, unvacated, unbounded or unstayed pending appeal for 60 consecutive days; or

(g)            Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The entry against Holdings, the Buyer, any Borrower or any Significant Subsidiary of an order for relief, the commencement by Holdings, the Buyer, any Borrower or any Significant Subsidiary of a voluntary case under any Debtor Relief Law, or the consent by Holdings, the Buyer, any Borrower or any Significant Subsidiary to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under any Debtor Relief Law, or the consent by Holdings, the Buyer, any Borrower or any Significant Subsidiary to the appointment of or taking possession by a receiver, receiver and manager, (preliminary) insolvency receiver, liquidator, sequestrator, trustee, administrator, custodian, monitor or other like official for or in respect of itself or all or a substantial part of its property; (ii) the making by Holdings, the Buyer, any Borrower or any Significant Subsidiary of a general assignment for the benefit of creditors; or (iii) the admission by Holdings, the Buyer, any Borrower or any Significant Subsidiary in writing of their inability to pay their respective debts as such debts become due; or

(h)            Judgments and Attachments. The entry or filing of one or more final money judgments, writs or warrants of attachment or similar process enforceable against Holdings, the Buyer, any Borrower or any of its Restricted Subsidiaries or any of their respective assets involving in the aggregate at any time an amount in excess of the Threshold Amount (in either case to the extent not (i) adequately covered by self-insurance (if applicable) or by insurance as to which the relevant third party insurance company has been notified and not denied coverage or (ii) otherwise indemnified by a creditworthy indemnitor), which judgment, writ, warrant or similar process remains unpaid, undischarged, unvacated, unbonded or unstayed pending appeal for a period of 60 days; or

(i)             Employee Benefit Plans. The occurrence of one or more ERISA Events or there is or arises an Unfunded Pension Liability (taking into account only Pension Plans with positive Unfunded Pension Liability), which individually or in the aggregate result in liability of Holdings, the Buyer, any Borrower or any of its Restricted Subsidiaries in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or

(j)            Change of Control. The occurrence of a Change of Control; or

(k)            Guaranties, Collateral Documents and Other Loan Documents. At any time after the execution and delivery thereof, (i) any material Loan Guaranty for any reason, other than the occurrence of the Termination Date, shall cease to be in full force and effect (other than in accordance with its terms) or is declared to be null and void or any Loan Guarantor shall repudiate in writing its obligations thereunder (other than as a result of the discharge of such Loan Guarantor in accordance with the terms thereof), (ii) this Agreement or any material Collateral Document ceases to be in full force and effect or shall be declared null and void or any Lien on Collateral created under any Collateral Document ceases to be perfected with respect to a material portion of the Collateral (other than solely by reason of (x) the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent to file UCC (or equivalent) continuation statements, (y) a release of Collateral in accordance with the terms hereof or thereof or (z) the occurrence of the Termination Date or any other termination of such Collateral Document in accordance with the terms thereof) or (iii) any Loan Party contests in writing the validity or enforceability of any material provision of any Loan Document (or any Lien purported to be created by the Collateral Documents or any Loan Guaranty) or denies in writing that it has any further liability (other than by reason of the occurrence of the Termination Date), including with respect to future advances by the Lenders, under any Loan Document to which it is a party; it being understood and agreed that the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or file any UCC (or equivalent) continuation statement shall not result in an Event of Default under this clause (k) or any other provision of any Loan Document; or

(l)             Subordination. The Obligations ceasing (or the assertion in writing by any Loan Party that the Obligations cease) to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any applicable Junior Indebtedness in excess of the Threshold Amount or any such subordination provision being invalidated or otherwise ceasing, for any reason, to be valid, binding and enforceable obligations of the parties thereto;

then, and in every such event (other than (x) an event with respect to any Borrower described in clause (f) or (g) of this Article 7 or (y) any Event of Default arising under Section 6.12(a)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Parent Borrower, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon such Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of any Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Parent Borrower and (iii) require that the Parent Borrower deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 100% of the relevant LC Obligations) to Cash collateralize the then outstanding LC Exposure with respect to any Borrower (minus the amount then on deposit in the LC Collateral Account); provided that (A) upon the occurrence of an event with respect to any Borrower described in clause (f) or (g) of this Article 7, any such Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of any Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Parent Borrower, and the obligation of any Borrower to Cash collateralize the outstanding LC Obligations as aforesaid shall automatically become effective, in each case without further action of the Administrative Agent or any Lender and (B) during the continuance of any Event of Default arising under Section 6.12(a), (X) upon the request of the Required Revolving Lenders (but not the Required Lenders or any other Lender or group of Lenders), the Administrative Agent shall, by notice to the Parent Borrower, (1) terminate the Revolving Credit Commitments, and thereupon such Revolving Credit Commitments shall terminate immediately, (2) declare the Revolving Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of any Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Parent Borrower and (3) require that any Borrower deposit in the LC Collateral Account an additional amount in Cash as reasonably requested by the Issuing Banks (not to exceed 100% of the relevant LC Obligations) to Cash collateralize the then outstanding LC Exposure with respect to any Borrower (minus the amount then on deposit in the LC Collateral Account) and (Y) subject to the Financial Covenant Standstill, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Parent Borrower, declare the Loans of the Borrowers then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Parent Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC or equivalent Requirement of Law, as applicable.

ARTICLE 8      THE ADMINISTRATIVE AGENT

Section 8.01.          Appointment and Authority.

(a)            Each of the Lenders and the Issuing Banks hereby irrevocably appoints BofA to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 8 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and none of the Borrowers shall have rights (except with respect to such Borrowers’ rights as set forth in Section 8.06) as a third party beneficiary of any such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)            The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Secured Party described under clause (c) or clause (d) of the definition of “Secured Party”) and the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 8 and Article 9 as if set forth in full herein with respect thereto.

Section 8.02.          Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03.          Exculpatory Provisions. None of the Administrative Agent, the Arrangers, the Co-Syndication Agents or the Documentation Agent, as applicable, shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, none of the Administrative Agent, the Arrangers, the Co-Syndication Agents or the Documentation Agent, as applicable:

(a)            shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders or Required Revolving Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)            shall have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any Issuing Bank, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, any Arranger, any Co-Syndication Agent, the Documentation Agent or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d)            shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided herein) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower, a Lender or an Issuing Bank;

(e)            shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vi) compliance by Affiliated Lenders with the terms hereof relating to Affiliated Lenders; and

(f)            shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions or Affiliated Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Institution or Affiliated Lender or (y) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information, to any Disqualified Institution or Affiliated Lender.

Section 8.04.          Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05.          Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 8 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.06.          Resignation of Administrative Agent.

(a)            The Administrative Agent may at any time give five (5) Business Days’ written notice of its resignation to the Lenders, the Issuing Banks and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrowers (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed as provided above and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (e) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 8.06). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article 8 and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d)            Any resignation by BofA as Administrative Agent pursuant to this Section 8.06 shall also constitute its resignation as an Issuing Bank. If BofA resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all LC Obligations with respect thereto, including the right to require the Lenders to make ABR Loans or fund risk participations in LC Disbursements pursuant to Section 2.05(e). Upon the appointment by the Borrowers of a successor Issuing Bank hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to BofA to effectively assume the obligations of BofA with respect to such Letters of Credit.

Section 8.07.          Non-Reliance on the Administrative Agent, the Arrangers and the Other Lenders. Each Lender and each Issuing Bank expressly acknowledges that none of the Administrative Agent or the Arrangers has made any representation or warranty to it, and that no act by the Administrative Agent or the Arrangers hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arrangers to any Lender or any Issuing Bank as to any matter, including whether the Administrative Agent or the Arrangers have disclosed material information in their (or their Related Parties’) possession. Each Lender and each Issuing Bank represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

Section 8.08.          No Other Duties, Etc.. Anything herein to the contrary notwithstanding, none of the Arrangers, the Co-Syndication Agents or the Documentation Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

Section 8.09.          Administrative Agent May File Proofs of Claim; Credit Bidding.

(a)            In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03.

(b)            Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any such proceeding.

(c)            The Lenders and the Issuing Banks hereby irrevocably authorize (and by entering into a Hedge Agreement with respect to any Secured Hedging Obligations and/or by entering into documentation in connection with respect to any Banking Services Obligations, each of the other Secured Parties hereby authorizes and shall be deemed to authorize) the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (i) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which a Loan Party is subject, and (ii) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law.  In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (A) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in of Section 9.02 of this Agreement), (C) the Administrative Agent shall be authorized to assign the relevant Secured Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Capital Stock and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Secured Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (D) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 8.10.          Collateral and Guaranty Matters. Without limiting the provisions of Section 8.09, the Lenders and the Issuing Banks hereby irrevocably authorize (and by entering into a Hedge Agreement with respect to any Secured Hedging Obligations and/or by entering into documentation in connection with respect to any Banking Services Obligations, each of the other Secured Parties hereby authorizes and shall be deemed to authorize) the Administrative Agent, and the Administrative Agent shall:

(a)            subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(d), 6.02(e), 6.02(g), 6.02(l), 6.02(m), 6.02(n), 6.02(o) (other than any Lien on the Capital Stock of any Subsidiary Guarantor), 6.02(r), 6.02(u) (to the extent the relevant Lien is of the type to which the Lien of the Administrative Agent is otherwise required or, if requested by the Parent Borrower, permitted to be subordinated under this clause (a) pursuant to any of the other exceptions to Section 6.02 that are expressly included in this clause (a)), 6.02(x), 6.02(y), 6.02(z)(i), 6.02(bb), 6.02(cc), 6.02(dd) (in the case of clause (ii), to the extent the relevant Lien covers cash collateral posted to secure the relevant obligation), 6.02(ee), 6.02(ff), 6.02(gg) and/or 6.02(hh) (and any Refinancing Indebtedness in respect of any thereof to the extent such Refinancing Indebtedness is permitted to be secured under Section 6.02(k)); provided, that the subordination of any Lien on any property granted to or held by the Administrative Agent shall only be required with respect to any Lien on such property that is permitted by Sections 6.02(l), 6.02(o), 6.02(r), 6.02(u), 6.02(bb) and/or 6.02(hh) to the extent that the Lien of the Administrative Agent with respect to such property is required to be subordinated to the relevant Permitted Lien in accordance with the documentation governing the Indebtedness that is secured by such Permitted Lien; and

(b)            enter into subordination, intercreditor and/or similar agreements with respect to Indebtedness (including any Acceptable Intercreditor Agreement and/or any amendment thereof)) that is (i) required or, if requested by the Parent Borrower, permitted to be subordinated hereunder, (ii) secured by Liens, and with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination, collateral trust agreement or similar agreement and/or (iii) contemplates the entry into collateral allocation and/or loss sharing arrangements; and

(c)            release any Lien on any property granted to or held by the Administrative Agent under any Loan Document if approved, authorized or ratified by the Required Lenders in accordance with Section 9.02.

Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release, share or subordinate its interest in particular types or items of property, or to release (or provide evidence of release of) any Loan Party from its obligations under the Loan Guaranty or its Lien on any Collateral pursuant to this Article 8 and Section 9.18. In each case specified in this Article 8 and Section 9.18, the Administrative Agent will (and each Lender, and each Issuing Bank hereby authorizes the Administrative Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, to subordinate and/or share its interest therein, or to release such Loan Party from its obligations under the Loan Guaranty, in each case in accordance with the terms of the Loan Documents and this Article 8 and Section 9.18; provided, that upon the request of the Administrative Agent, the Parent Borrower shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement.

The Administrative Agent is authorized to enter into any Acceptable Intercreditor Agreement and any other intercreditor, subordination, collateral trust, collateral allocation, loss sharing or similar agreement contemplated hereby with respect to any (a) Indebtedness (i) that is (A) required or permitted to be subordinated hereunder and/or (B) secured by Liens and (ii) with respect to which Indebtedness and/or Liens, this Agreement contemplates an intercreditor, subordination or collateral trust or similar agreement and/or (b) Secured Hedging Obligations and/or Banking Services Obligations, whether or not constituting Indebtedness (any such other intercreditor, subordination or collateral trust or similar agreement, an “Additional Agreement”), and the Secured Parties party hereto acknowledge that each Acceptable Intercreditor Agreement and each other Additional Agreement is binding upon them. Each Secured Party party hereto hereby (a) agrees that they will be bound by, and will not take any action contrary to, the provisions of any Acceptable Intercreditor Agreement or any Additional Agreement and (b) authorizes and instructs the Administrative Agent to enter into any Acceptable Intercreditor Agreement and/or any Additional Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrowers, and the Secured Parties are intended third-party beneficiaries of such provisions and the provisions of any Acceptable Intercreditor Agreement and/or any Additional Agreement.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Borrower or any of its Restricted Subsidiaries in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 8.11.          Banking Services Obligations and Secured Hedging Obligations. No holder of any Secured Hedging Obligation or Banking Services Obligation in its respective capacity as such shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 8 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Hedge Agreement or in respect of Banking Services unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable holder of such Secured Hedging Obligation or Banking Services Obligations, as the case may be.

Section 8.12.          Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 8.13.          Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or any Issuing Bank (any such Person, a “Credit Party”), whether or not in respect of an Obligation due and owing by either Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE 9          MISCELLANEOUS

Section 9.01.          Notices.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(i)            if to any Loan Party, to such Loan Party in the care of the Parent Borrower at:

Certara Holdco, Inc.
4 Radnor Corporate Center, Suite 350

Radnor, PA 19087

Attention: John E. Gallagher III, Chief Financial Officer
Email: john.gallagher@certara.com

Telephone: (415) 237-8772

(ii)            if to the Administrative Agent:

Bank of America, N.A.
Building C

2380 Performance Drive

Richardson, TX 75082

Attention: Katlyn Tran

Email: katlyn.tran@bofa.com

Telephone: (469) 201-4056

(iii)	if to Bank of America, N.A., as Issuing Bank:

Bank of America, N.A.

1 Fleet Way

Scranton, PA 18507

Attention: Scranton Standby LC Department

Email: scranton_standby_lc@bofa.com

Telephone: (800) 370-7519

Facsimile: (800) 755-8743

(iv)            if to any Lender, to it at its address or facsimile number or email address set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01 or (B) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, such notices or other communications shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b)            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or Intranet websites) pursuant to procedures set forth herein or otherwise approved by the Administrative Agent. The Administrative Agent or the Parent Borrower (on behalf of any Loan Party) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth herein or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that any such notice or communication not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient and (ii) posted to an Internet or Intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)            Any party hereto may change its address or facsimile number or other notice information hereunder by notice to the other parties hereto; it being understood and agreed that the Parent Borrower may provide any such notice to the Administrative Agent as recipient on behalf of itself, each Issuing Bank and each Lender.

Each of Holdings and the Parent Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and each Issuing Bank materials and/or information provided by, or on behalf of, Holdings or any Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that only wish to receive information and documentation that (x) is of a type that would be publicly available if Holdings and its Subsidiaries were public reporting companies, (y) is not material with respect to Holdings and its securities or (z) is publicly available (collectively, “Public Lender Information”) (each, a “Public Lender”). Each of Holdings and the Parent Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” Holdings and the Parent Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any Private Lender Information (as defined below) (provided that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 9.13), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC,” unless the Parent Borrower notifies the Administrative Agent promptly that any such document contains Private Lender Information (provided that the Parent Borrower has been notified of the proposed distribution within a reasonable time period prior thereto): (1) the Loan Documents, (2) any notification of changes in the terms of the Credit Facilities and (3) all information delivered pursuant to Section 5.01 (other than information delivered pursuant to Section 5.01(g) or (k)). “Private Lender Information” means any information that is not Public Lender Information.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to information, documents and other materials that Holdings or the Parent Borrower is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article 5, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (all such communications being referred to herein collectively as “Communications”) that are not made available through the “Public Side Information” portion of the Platform and that may contain Private Lender Information.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.02.          Waivers; Amendments.

(a)            No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any party hereto therefrom shall in any event be effective unless the same is permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by applicable Requirements of Law, neither the making of any Loan nor the issuance of any Letter of Credit shall be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)            Subject to clauses (A), (B), (C), (D) and (E) of this Section 9.02(b) and Sections 9.02(c) and (d) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified, except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Parent Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or (ii) in the case of any other Loan Document (other than any waiver, amendment or modification to effectuate any modification thereto expressly contemplated by the terms of such other Loan Document), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party that is party thereto, with the consent of the Required Lenders; provided that, notwithstanding the foregoing:

(A)            the consent of each Lender directly and adversely affected thereby (but not the consent of the Required Lenders) shall be required for any waiver, amendment or modification that:

(1)            increases the Commitment of such Lender; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender;

(2)            reduces the principal amount of any Loan owed to such Lender or reduces any amount due to such Lender on any Loan Installment Date; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Loans or other amounts shall constitute a reduction in the principal amount or any other amount due to any Lender;

(3)            (x) extends the scheduled final maturity of any Loan or (y) postpones any Loan Installment Date or any Interest Payment Date with respect to any Loan held by such Lender or the date of any scheduled payment of any fee or premium payable to such Lender hereunder (in each case, other than any extension for administrative reasons agreed by the Administrative Agent); it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Loans shall constitute such an extension or postponement;

(4)            reduces the rate of interest (other than to waive any Default or Event of Default or obligation of any Borrower to pay interest to such Lender at the default rate of interest under Section 2.13(c), which shall only require the consent of the Required Lenders) or the amount of any fee or premium owed to such Lender; it being understood that no change in the definition of “First Lien Leverage Ratio” or any other ratio used in the calculation of the Applicable Rate or the Commitment Fee Rate, or in the calculation of any other interest, fee or premium due hereunder (including any component definition thereof) shall constitute a reduction in any rate of interest or fee hereunder;

(5)            extends the expiry date of such Lender’s Commitment; it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitment shall constitute an extension of any Commitment of any Lender; and

(6)            waives, amends or modifies the provisions of (x) Sections 2.18(b) or 2.18(c) in a manner that would by its terms alter the pro rata sharing of payments required thereby or (y) Section 2.18(b) in a manner that alters the order in which payments are applied to repay the Secured Obligations, in each case except in connection with any transaction permitted under Sections 2.21, 2.22, 2.23, 9.02(c) and/or 9.05(g) or as otherwise provided in this Section 9.02;

(B)            no such agreement shall:

(1)            change (x) any of the provisions of Section 9.02(a) or Section 9.02(b) or the definition of “Required Lenders” to reduce any voting percentage required to waive, amend or modify any right thereunder or make any determination or grant any consent thereunder, without the prior written consent of each Lender, or (y) the definition of “Required Revolving Lenders” without the prior written consent of each Revolving Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required Revolving Lenders”);

(2)            release all or substantially all of the Collateral from the Lien granted pursuant to the Loan Documents (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8), without the prior written consent of each Lender;

(3)            release all or substantially all of the value of the Guarantees under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Article 8), without the prior written consent of each Lender; or

(4)            subordinate, or have the effect of subordinating, the Secured Obligations to any other Indebtedness or subordinate, or have the effect of subordinating, the Liens securing the Secured Obligations to any Lien securing any other Indebtedness, in each case without the prior written consent of each Lender;

(C)            solely with the consent of the Required Revolving Lenders (but without the consent of the Required Lenders or any other Lender), any such agreement may (x) waive, amend or modify Section 6.12 (or the definition of “First Lien Leverage Ratio” or any component definition thereof, in each case, as any such definition is used solely for purposes of Section 6.12) (other than, in the case of Section 6.12(a), for purposes of determining compliance with such Section as a condition to taking any action under this Agreement), (y) waive, amend or modify any condition precedent set forth in Section 4.02 as it pertains to any Revolving Loan or Letter of Credit and/or (z) waive any Default or Event of Default resulting from any failure to satisfy any condition precedent set forth in Section 4.02 as it pertains to any Revolving Loan or Letter of Credit; and

(D)            solely with the consent of each Issuing Bank and, in the case of clause (x), the Administrative Agent, any such agreement may (x) increase or decrease the Letter of Credit Sublimit or (y) waive, amend or modify any condition precedent set forth in Section 4.02 hereof as it pertains to the issuance of any Letter of Credit;

(E)            no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be.

(c)            Notwithstanding the foregoing, this Agreement may be amended:

(i)            with the written consent of the Parent Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing or replacement of all or any portion of the outstanding Term Loans under any Class (any such loans being refinanced or replaced, the “Replaced Term Loans”) with one or more replacement term loans hereunder (“Replacement Term Loans”) pursuant to a Refinancing Amendment; provided that:

(A)            the aggregate principal amount of any Class of Replacement Term Loans shall not exceed the aggregate principal amount of the relevant Replaced Term Loans (plus (1) any additional amount permitted to be incurred under Section 6.01 and, to the extent any such additional amount is secured, the related Lien is permitted under Section 6.02 and plus (2) the amount of accrued interest and premium (including tender premium) thereon and underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses associated therewith),

(B)            any Class of Replacement Term Loans must have a final maturity date that is equal to or later than the final maturity date of, and have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the applicable Replaced Term Loans at the time of the relevant refinancing,

(C)            any Class of Replacement Term Loans may be pari passu with or junior to any then-existing Class of Term Loans in right of payment and pari passu with or junior to such Class of Term Loans with respect to the Collateral or may be unsecured; provided that (x) any Class of Replacement Term Loans that is pari passu with, or junior to, any then-existing Class of Term Loan shall be subject to an Acceptable Intercreditor Agreement and may be, at the option of the Administrative Agent and the Parent Borrower, documented in a separate agreement or agreements,

(D)            any Class of Replacement Term Loans that is secured may not be secured by any asset other than the Collateral,

(E)            any Class of Replacement Term Loans that is guaranteed may not be guaranteed by any Person that is not a Loan Party,

(F)            any Class of Replacement Term Loans that is pari passu with the Initial Term Loans in right of payment and security may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any mandatory prepayment in respect of the Initial Term Loans (and any Additional Term Loans then subject to ratable repayment requirements), in each case as agreed by the Parent Borrower and the Lenders providing the relevant Class of Replacement Term Loans,

(G)            any Class of Replacement Term Loans may have pricing (including interest, fees, MFN terms, discounts, rate floors and premiums) and, subject to preceding clause (F), optional prepayment and redemption terms as the Parent Borrower and the lenders providing such Class of Replacement Term Loans may agree; and

(H)            the terms and conditions of any Class of Replacement Term Loans (excluding pricing, interest, fees, MFN terms, discounts, rate floors, premiums, optional prepayment or redemption terms, security and maturity, subject to preceding clauses (B) through (G)) must be substantially identical to, or (taken as a whole) not materially more restrictive (as reasonably determined in good faith by the Parent Borrower) on the Borrowers and their respective Restricted Subsidiaries than those applicable to the relevant Replaced Term Loans (other than covenants or other provisions applicable only to periods after the Latest Term Loan Maturity Date (in each case, as of the date of incurrence of such Class of Replacement Term Loans)) (it being understood that to the extent that any financial maintenance covenant or other term is added for the benefit of the Lenders providing the relevant Class of Replacement Term Loans, the terms and conditions of such Replacement Term Loans will be deemed not to be more restrictive than the terms and conditions of the relevant Replaced Term Loans if such financial maintenance covenant or other term is also added for the benefit of all Classes of Loans remaining outstanding);

(ii)            with the written consent of the Parent Borrower and the Lenders providing the relevant Replacement Revolving Facility to permit the refinancing or replacement of all or any portion of any Revolving Credit Commitment of any Class (any such Revolving Credit Commitment being refinanced or replaced, a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”) pursuant to a Refinancing Amendment; provided that:

(A)            the aggregate maximum amount of any Replacement Revolving Facility shall not exceed the aggregate maximum amount of the relevant Replaced Revolving Facility (plus (x) any additional amount permitted to be incurred under Section 6.01 and, to the extent any such additional amount is secured, the related Lien is permitted under Section 6.02 and plus (y) the amount of accrued interest and premium thereon, any committed but undrawn amounts and underwriting discounts, fees (including upfront fees and original issue discount), commissions and expenses associated therewith),

(B)            no Replacement Revolving Facility may have a final maturity date (or require commitment reductions) prior to the final maturity date of the relevant Replaced Revolving Facility at the time of such refinancing or require scheduled amortization or mandatory commitment reduction prior to the final maturity date of the Initial Revolving Facility,

(C)            any Replacement Revolving Facility may be pari passu with or junior to any then-existing Revolving Credit Commitment in right of payment and pari passu with or junior to any then-existing Revolving Credit Commitment with respect to the Collateral or may be unsecured; provided that any Replacement Revolving Facility that is pari passu with or junior to the Revolving Credit Commitment shall be subject to an Acceptable Intercreditor Agreement and may be, at the option of the Administrative Agent and the Parent Borrower, documented in a separate agreement or agreements,

(D)            any Replacement Revolving Facility that is secured may not be secured by any assets other than the Collateral,

(E)            any Replacement Revolving Facility that is guaranteed may not be guaranteed by any Person that is not a Loan Party,

(F)            any Replacement Revolving Facility shall be subject to the “ratability” provisions applicable to Extended Revolving Credit Commitments and Extended Revolving Loans set forth in the proviso to clause (i) of Section 2.23(a), mutatis mutandis, to the same extent as if fully set forth in this Section 9.02(c)(ii),

(G)            any Replacement Revolving Facility may have pricing (including interest, fees and premiums) and, subject to preceding clause (F), optional prepayment and redemption terms as the Parent Borrower and the lenders providing such Replacement Revolving Facility may agree,

(H)            the terms and conditions of any Replacement Revolving Facility (excluding pricing, interest, fees, rate floors, premiums, optional prepayment or redemption terms, security and maturity, subject to preceding clauses (B) through (G)) must be substantially identical to, or (taken as a whole) not materially more restrictive (as reasonably determined in good faith by the Parent Borrower) on the Borrowers and their respective Restricted Subsidiaries than those applicable to the Replaced Revolving Facility (other than covenants or other provisions applicable only to periods after the Latest Revolving Credit Maturity Date (in each case, as of the date of incurrence of the relevant Replacement Revolving Facility)) (it being understood that to the extent that any financial maintenance covenant or other term is added for the benefit of the Lenders providing the Replacement Revolving Facility, the terms and conditions of such Replacement Revolving Facility will be deemed not to be more restrictive than the terms and conditions of the Replaced Revolving Facility if such financial maintenance covenant or other term is also added for the benefit of any remaining Revolving Facility), and

(I)            the commitments in respect of the relevant Replaced Revolving Facility shall be terminated, and all loans outstanding thereunder and all fees then due and payable in connection therewith shall be paid in full, in each case on the date any Replacement Revolving Facility is implemented;

provided, further, that, in respect of each of sub-clauses (i) and (ii) of this clause (c), any Non-Debt Fund Affiliate shall be permitted without the consent of the Administrative Agent to provide any Class of Replacement Term Loans, it being understood that in connection therewith, the relevant Non-Debt Fund Affiliate shall be subject to the restrictions applicable to such Person under Section 9.05.

Each party hereto hereby agrees that this Agreement may be amended by the Parent Borrower, the Administrative Agent and the lenders providing the relevant Class of Replacement Term Loans or the Replacement Revolving Facility, as applicable, to the extent (but only to the extent) necessary to reflect the existence and terms of such Class of Replacement Term Loans or Replacement Revolving Facility, as applicable, incurred or implemented pursuant thereto (including any amendment necessary to treat the loans and commitments subject thereto as a separate “tranche” and “Class” of Loans and/or commitments hereunder). It is understood that any Lender approached to provide all or a portion of any Class of Replacement Term Loans or any Replacement Revolving Facility may elect or decline, in its sole discretion, to provide such Class of Replacement Term Loans or Replacement Revolving Facility.

(d)            Notwithstanding anything to the contrary contained in this Section 9.02 or any other provision of this Agreement or any provision of any other Loan Document:

(i)            the Parent Borrower and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (A) comply with any Requirement of Law or the advice of counsel or (B) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Loan Documents,

(ii)            the Parent Borrower and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders providing Loans under such Sections), effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Parent Borrower and the Administrative Agent to (1) effect the provisions of Sections 2.22, 2.23, 5.12, 5.17 and/or 9.02(c), or any other provision specifying that any waiver, amendment or modification may be made with the consent or approval of the Administrative Agent and/or (2) to add terms (including, without limitation, representations and warranties, conditions, prepayments, covenants or events of default), in connection with the addition of any Loan or Commitment hereunder, that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent,

(iii)            if the Administrative Agent and the Parent Borrower have jointly identified any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of any Loan Document, then the Administrative Agent and the Parent Borrower shall be permitted to amend such provision solely to address such matter as reasonably determined by them acting jointly,

(iv)            the Administrative Agent and the Parent Borrower may amend, restate, amend and restate or otherwise modify any Acceptable Intercreditor Agreement as provided therein,

(v)            the Administrative Agent may amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.05, Commitment reductions or terminations pursuant to Section 2.09, implementations of Additional Commitments or incurrences of Additional Loans pursuant to Sections 2.22, 2.23 and/or 9.02(c) and reductions or terminations of any such Additional Commitments or Additional Loans,

(vi)            no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except as permitted pursuant to Section 2.21(b) and except that the Commitment and any Additional Commitment of any Defaulting Lender may not be increased without the consent of such Defaulting Lender (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from any vote hereunder that requires the consent of any Lender, except as expressly provided in Section 2.21(b)),

(vii)          this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Parent Borrower (i) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion,

(viii)         [Reserved], and

(ix)            any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into solely by the Parent Borrower, the Administrative Agent and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

Section 9.03.          Expenses; Indemnity.

(a)            The Parent Borrower shall pay (i) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses incurred by each Arranger, the Administrative Agent and their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of counsel and, if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole, and, solely in the case of an actual or potential conflict of interest, one additional counsel to each similarly situated group of affected Persons, taken as a whole, and, if reasonably necessary, one additional local counsel to each similarly situated group of affected Persons, taken as a whole, in each relevant jurisdiction) in connection with the syndication and distribution (including via the Internet or through a service such as Intralinks) of the Credit Facilities, the preparation, execution, delivery and administration of the Loan Documents and any related documentation, including in connection with any amendment, modification or waiver of any provision of any Loan Document (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Parent Borrower and except as otherwise provided in a separate writing between the Parent Borrower, the relevant Arranger and/or the Administrative Agent) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers, the Issuing Banks or the Lenders or any of their respective Affiliates (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of counsel and, if necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole, and, solely in the case of an actual or potential conflict of interest, one additional counsel to each similarly situated group of affected Persons, taken as a whole, and, if reasonably necessary, one additional local counsel to each similarly situated group of affected Persons, taken as a whole, in each relevant jurisdiction) in connection with the enforcement, collection or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made and/or Letters of Credit issued hereunder. Except to the extent required to be paid on the Closing Date, all amounts due under this paragraph (a) shall be payable by the Parent Borrower within 30 days of receipt by the Parent Borrower of an invoice setting forth such expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request.

(b)            The Parent Borrower shall indemnify each Arranger, the Administrative Agent, each Co-Syndication Agent, the Documentation Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of counsel and, if necessary, of one local counsel in any relevant jurisdiction to all Indemnitees, taken as a whole, and, solely in the case of an actual or potential conflict of interest, one additional counsel to each similarly situated group of affected Persons, taken as a whole, and, if reasonably necessary, one additional local counsel to each similarly situated group of affected Persons, taken as a whole, in each relevant jurisdiction) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby and/or the enforcement of the Loan Documents, (ii) the use or the proposed use of the proceeds of the Loans or any Letter of Credit, (iii) any actual or alleged Release or presence of Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by any Borrower, any of its Restricted Subsidiaries or any other Loan Party or any other Environmental Liability to the extent related to any Borrower, any of its Restricted Subsidiaries or any other Loan Party and/or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by any Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that any such loss, claim, damage, or liability (i) is determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, or to the extent such judgment finds that any such loss, claim, damage, or liability has resulted from such Person’s material breach of the Loan Documents or (ii) arises out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding that is brought by or against the Administrative Agent or any Arranger, acting in its capacity as the Administrative Agent or as an Arranger) that does not arise out of any act or omission of Holdings, any Borrower or any of their respective subsidiaries. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return any and all amounts paid by the Parent Borrower pursuant to this Section 9.03(b) to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof. All amounts due under this paragraph (b) shall be payable by the Parent Borrower within 30 days (x) after receipt by the Parent Borrower of a written demand therefor, in the case of any indemnification obligations and (y) in the case of reimbursement of costs and expenses, after receipt by the Parent Borrower of an invoice setting forth such costs and expenses in reasonable detail, together with backup documentation supporting the relevant reimbursement request. This Section 9.03(b) shall not apply to Taxes other than any Taxes that represent losses, claims, damages or liabilities in respect of a non-Tax claim.

(c)            The Parent Borrower shall not be liable for any settlement of any proceeding effected without the written consent of the Parent Borrower (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that the withholding of consent due to non-satisfaction of either of the conditions described in clauses (i) and (ii) of the following sentence (with “Parent Borrower” being substituted for “Indemnitee” in each such clause) shall be deemed reasonable)), but if any proceeding is settled with the written consent of the Parent Borrower, or if there is a final judgment against any Indemnitee in any such proceeding, the Parent Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Parent Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability of the relevant Indemnitee.

Section 9.04.          Waiver of Claim. To the extent permitted by applicable Requirements of Law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto, any Loan Party and/or any Related Party of any thereof, on any theory of liability, for special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or any Letter of Credit or the use of the proceeds thereof, except, in the case of any claim by any Indemnitee against the Parent Borrower, to the extent such damages are included in any claim by a third party unaffiliated with any of parties hereto that would otherwise be subject to indemnification pursuant to the terms of Section 9.03.

Section 9.05.          Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (i) except in a transaction permitted under Section 6.07(a), the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with the terms of this Section 9.05 (any attempted assignment or transfer not complying with the terms of this Section 9.05 shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, to the extent provided in paragraph (c) of this Section 9.05, Participants and, to the extent expressly contemplated hereby, the Related Parties of each of the Arrangers, the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Additional Loan or Additional Commitment added pursuant to Sections 2.22, 2.23 and/or 9.02(c) at the time owing to it) with the prior written consent of:

(A)            the Parent Borrower (such consent not to be unreasonably withheld or delayed); provided, that (x) the Parent Borrower shall be deemed to have consented to any assignment of Term Loans unless it has objected thereto by written notice to the Administrative Agent within 15 Business Days after receipt of written notice thereof and (y) the consent of the Parent Borrower shall not be required for any assignment (1) of Term Loans or Term Commitments to any Term Lender, any Affiliate of any Term Lender or an Approved Fund, (2) of Term Loans or Term Commitments to Holdings or any of its Subsidiaries or (3) at any time when an Event of Default under Section 7.01(a) or Sections 7.01(f) or (g) (with respect to the Borrowers) exists;

(B)            the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided, that no consent of the Administrative Agent shall be required for any assignment to (1) another Lender, any Affiliate of a Lender or any Approved Fund or (2) Holdings or any of its Subsidiaries in accordance with the terms of this Agreement; and

(C)            in the case of any Revolving Credit Commitment, each Issuing Bank, not to be unreasonably withheld or delayed.

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of any assignment to another Lender, any Affiliate of any Lender or any Approved Fund or any assignment of the entire remaining amount of the relevant assigning Lender’s Loans or Commitments of any Class, the principal amount of Loans or Commitments of the assigning Lender subject to the relevant assignment (determined as of the date on which the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds or by Related Funds) shall not be less than (x) $1,000,000, in the case of Term Loans and Term Commitments and (y) $5,000,000, in the case of Revolving Loans and Revolving Credit Commitments, unless the Parent Borrower and the Administrative Agent otherwise consent;

(B)            any partial assignment shall be made as an assignment of a proportionate part of all the relevant assigning Lender’s rights and obligations under this Agreement;

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(D)            the relevant Eligible Assignee, if it is not a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) any Internal Revenue Service form required under Section 2.17; and

(E)            assignments of all or any portion of the Revolving Credit Commitment of a Lender that is also an Issuing Bank may be made; provided that, unless the Parent Borrower otherwise agrees, (1) the assignee (or any Lender with a Revolving Credit Commitment who agrees to act in such capacity) shall be or become an Issuing Bank and assume a ratable portion of such assignor’s L/C Commitment and its rights and obligations in its capacity as Issuing Bank or (2) the assignor agrees, in its discretion, to retain all of its rights with respect to, and obligations to make or issue, Letters of Credit hereunder in which case the L/C Exposure of such assignor may exceed such assignor’s Revolving Credit Commitment for purposes of Section 2.05(b) by an amount not to exceed the difference between the assignor’s Revolving Credit Commitment prior to such assignment and the assignor’s Revolving Credit Commitment following such assignment.

(iii)            Subject to the acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.05, from and after the effective date specified in any Assignment and Assumption, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned pursuant to such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (A) entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment and (B) subject to its obligations thereunder and under Section 9.13). If any assignment by any Lender holding any Promissory Note is made after the issuance of such Promissory Note, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender such Promissory Note to the Administrative Agent for cancellation, and, following such cancellation, if requested by either the assignee or the assigning Lender, the applicable Borrower shall issue and deliver a new Promissory Note to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(iv)            The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the commitment of, and principal amount and interest on the Loans and LC Disbursements owing to, each Lender or Issuing Bank pursuant to the terms hereof from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations in respect of such Loans and LC Disbursements. The entries in the Register shall be conclusive, absent manifest error, and the Parent Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Parent Borrower, each Issuing Bank and each Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice. This Section 9.05(b) and Section 2.10 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury Regulation (or any other relevant or successor provisions of the Code or of such Treasury Regulation).

(v)            Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire and any tax certification required by Section 9.05(b)(ii)(D)(2) (unless the assignee is already a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.05, if applicable, and any written consent to the relevant assignment required by paragraph (b) of this Section 9.05, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in paragraph (b) of this Section 9.05.

(vi)            By executing and delivering an Assignment and Assumption, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) the assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment and Assumption, (B) except as set forth in clause (A) above, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrowers or any Restricted Subsidiary or the performance or observance by the Borrowers or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, (C) the assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption and that it is not a Disqualified Institution or an Affiliate of a Disqualified Institution, (D) the assignee confirms that it has received a copy of this Agreement and any Acceptable Intercreditor Agreement, together with copies of the financial statements referred to in Section 4.01(c) or the most recent financial statements delivered pursuant to Section 5.01, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption, (E) the assignee will independently and without reliance upon the Administrative Agent, the Arrangers, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (F) if the assignee is a Foreign Lender, attached to such Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of this Agreement, duly completed and executed by the Assignee, (G) if the assignee is not already a Lender under this Agreement, attached to the Assignment and Assumption is a customary administrative questionnaire in the form provided by the Administrative Agent, (H) the assignee has attached to such Assignment and Assumption any tax documentation (including without limitation the IRS Forms, any FATCA documentation, and, if applicable, a U.S. Tax Compliance Certificate) required to be delivered by it pursuant to the terms of this Agreement, duly completed and executed by it, (I) the assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to or conferred upon the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (J) the assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)            (i) Any Lender may, without the consent of the Parent Borrower, the Administrative Agent, any Issuing Bank or any other Lender, sell participations to any bank or other entity (other than to any Disqualified Institution (provided that the list of Disqualified Institutions (other than any “reasonably identifiable affiliate” (on the basis of such Affiliate’s name) included in the definition of “Disqualified Institution”) is made available to any Lender who specifically requests a copy thereof), any natural Person or the Parent Borrower or any of its Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Parent Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in (x) clause (A) of the first proviso to Section 9.02(b) that directly and adversely affects the Loans or commitments in which such Participant has an interest or (y) any of clauses (B)(1), (2) or (3) of the first proviso to Section 9.02(b). Subject to paragraph (c)(ii) of this Section, the Parent Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of such Sections and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (it being understood that the documentation required under Section 2.17(e) is delivered to the participating Lender, and if additional amounts are required to be paid pursuant to Section 2.17(a) or Section 2.17(b), to the Parent Borrower and the Administrative Agent). To the extent permitted by applicable Requirements of Law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii)            No Participant shall be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent expressly acknowledging that such Participant’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the participating Lender would have been entitled to receive absent the participation and to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and its respective successors and registered assigns, and the principal and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of any Participant Register (including the identity of any Participant or any information relating to any Participant’s interest in any Commitment, Loan, Letter of Credit or any other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the US Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)            (i)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Disqualified Institution (provided that the list of Disqualified Institutions (other than any “reasonably identifiable affiliate” (on the basis of such Affiliate’s name) included in the definition of “Disqualified Institution”) is made available to any Lender who specifically requests a copy thereof) or any natural person) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section 9.05 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release any Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(ii)            [Reserved].

(e)            Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Parent Borrower, the option to provide to any Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) in no event may any Lender grant any option to provide to any Borrower all or any part of any Loan that such Granting Lender would have otherwise been obligated to make to such Borrower pursuant to this Agreement to any Disqualified Institution. The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of any Borrower under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17) and no SPC shall be entitled to any greater amount under Section 2.15, 2.16 or 2.17 or any other provision of this Agreement or any other Loan Document than the Granting Lender would have been entitled to receive, unless the grant to such SPC is made with the prior written consent of the Parent Borrower expressly acknowledging that such SPC’s entitlement to benefits under Sections 2.15, 2.16 and 2.17 is not limited to what the Granting Lender would have been entitled to receive absent the grant to the SPC, (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (C) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the Requirements of Law of the US or any State thereof; provided that (x) such SPC’s Granting Lender is in compliance in all material respects with its obligations to the Borrowers hereunder and (y) each Lender designating any SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.05, any SPC may (1) with notice to, but without the prior written consent of, the Parent Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC.

(f)            If any assignment or participation under this Section 9.05 is made to any Disqualified Institution (other than any Bona Fide Debt Fund) without the Parent Borrower’s prior written consent (any such person, a “Disqualified Person”), then the Parent Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and cause the Borrowers to repay all obligations of the Borrowers owing to such Disqualified Person, (B) in the case of any outstanding Term Loans held by such Disqualified Person, purchase such Term Loans by paying the lesser of (x) par and (y) the amount that such Disqualified Person paid to acquire such Term Loans, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder and/or (C) require such Disqualified Person to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.05), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that (I) in the case of clause (B), the applicable Disqualified Person has received payment of an amount equal to the lesser of (1) par and (2) the amount that such Disqualified Person paid for the applicable Loans and participations in Letters of Credit, plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder from any Borrower, (II) in the case of clauses (A) and (B), the Parent Borrower shall be liable to the relevant Disqualified Person under Section 2.16 if any Adjusted Term SOFR Loan owing to such Disqualified Person is repaid or purchased other than on the last day of the Interest Period relating thereto and (III) in the case of clause (C), the relevant assignment shall otherwise comply with this Section 9.05 (except that (x) no registration and processing fee required under this Section 9.05 shall be required with any assignment pursuant to this paragraph and (y) any Term Loan acquired by any Affiliated Lender pursuant to this paragraph will not be included in calculating compliance with the Affiliated Lender Cap for a period of 90 days following such transfer; provided that, to the extent the aggregate principal amount of Term Loans held by Affiliated Lenders exceeds the Affiliated Lender Cap on the 91st day following such transfer, then such excess amount shall either be (x) contributed to Holdings, the Parent Borrower or any of its subsidiaries and retired and cancelled immediately upon such contribution or (y) automatically cancelled)). Nothing in this Section 9.05(f) shall be deemed to prejudice any right or remedy that Holdings or the Borrowers may otherwise have at law or equity.

(g)            Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to any Affiliated Lender on a non-pro rata basis (A) through Dutch Auction open to all Lenders holding the relevant Term Loans on a pro rata basis or (B) through open market purchases, in each case with respect to clauses (A) and (B), without the consent of the Administrative Agent; provided that:

(i)            any Term Loans acquired by Holdings, the Borrowers or any of their respective Restricted Subsidiaries shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled immediately upon the acquisition thereof; provided that upon any such retirement and cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans so retired and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced on a pro rata basis by the full par value of the aggregate principal amount of Term Loans so cancelled;

(ii)            any Term Loans acquired by any Non-Debt Fund Affiliate may (but shall not be required to) be contributed to Holdings, the Parent Borrower or any of its subsidiaries (it being understood that any Term Loans so contributed shall, to the extent permitted by applicable Requirements of Law, be retired and cancelled promptly upon such contribution); provided that upon any such cancellation, the aggregate outstanding principal amount of the Term Loans shall be deemed reduced, as of the date of such contribution, by the full par value of the aggregate principal amount of the Term Loans so contributed and cancelled, and each principal repayment installment with respect to the Term Loans pursuant to Section 2.10(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Initial Term Loans so contributed and cancelled;

(iii)            the relevant Affiliated Lender and assigning Lender shall have executed an Affiliated Lender Assignment and Assumption;

(iv)            after giving effect to the relevant assignment and to all other assignments to all Affiliated Lenders, the aggregate principal amount of all Term Loans then held by all Affiliated Lenders shall not exceed 25% of the aggregate principal amount of the Term Loans then outstanding (after giving effect to any substantially simultaneous cancellations thereof) (the “Affiliated Lender Cap”); provided that each party hereto acknowledges and agrees that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (g)(iv) or any purported assignment exceeding the Affiliated Lender Cap (it being understood and agreed that the Affiliated Lender Cap is intended to apply to any Loan made available to Affiliated Lenders by means other than formal assignment (e.g., as a result of an acquisition of another Lender by any Affiliated Lender or the provision of Additional Term Loans by any Affiliated Lender); provided, further, that to the extent that any assignment to any Affiliated Lender would result in the aggregate principal amount of Term Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap (after giving effect to any substantially simultaneous cancellation thereof), the assignment of the relevant excess amount shall be null and void; provided, further, that in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender;

(v)            in connection with any assignment effected pursuant to a Dutch Auction and/or open market purchase conducted by Holdings, the Parent Borrower or any of its Restricted Subsidiaries, (A) the relevant Person may not use the proceeds of any Revolving Loans to fund such assignment, (B) no Default or Event of Default exists at the time of acceptance of bids for the Dutch Auction or the entry into a binding agreement with respect to the relevant open market purchase, as applicable, and (C) such offer shall have been made to all Term Lenders with respect to the Class of Term Loans subject to such Dutch Auction; and

(vi)            by its acquisition of Term Loans, each relevant Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A)            the Term Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Required Lender or other Lender vote (and the Term Loans held by such Affiliated Lender shall be deemed to be voted pro rata along with the other Lenders that are not Affiliated Lenders); provided that (x) such Affiliated Lender shall have the right to vote (and the Term Loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all Lenders directly and adversely affected thereby, as the case may be, and (y) no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders of the same Class that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case without the consent of such Affiliated Lender; and

(B)            such Affiliated Lender, solely in its capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) or participate in any meeting or discussion (or portion thereof) solely among the Administrative Agent and any Lender or solely among Lenders and, in each case, to which the Loan Parties and their representatives are not invited, or (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available by the Administrative Agent or any Lender to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Term Loans required to be delivered to Lenders pursuant to Article 2);

(vii)            no Affiliated Lender shall be required to represent or warrant that, as of the date of any such purchase or assignment, it is not in possession of material non-public information with respect to Holdings, the Parent Borrower and/or any subsidiary thereof and/or their respective securities in connection with any assignment permitted by this Section 9.05(g); and

(viii)            in any proceeding under any Debtor Relief Law, the interest of any Affiliated Lender in any Term Loan will be deemed to be voted in the same proportion as the vote of Lenders that are not Affiliated Lenders on the relevant matter and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the U.S. Bankruptcy Code is not deemed to have been so voted, then such vote will be (i) deemed not to be in good faith and (ii) “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the U.S. Bankruptcy Code; provided that each Affiliated Lender will be entitled to vote its interest in any Term Loan for any plan of reorganization or other arrangement with respect to which the relevant vote being sought proposes to treat the interest of such Affiliated Lender in such Term Loan in a manner that is less favorable to such Affiliated Lender than the proposed treatment of Term Loans held by other Term Lenders.

Notwithstanding anything herein to the contrary, Term Loans may only be assigned or repurchased pursuant to this Section 9.05(g) if (x) all holders of Term Loans are offered a bona fide opportunity to participate in such assignment or repurchase on a pro rata basis and on identical terms, including as to consideration, and (y) the consideration for such assignment or repurchase is cash and not, for the avoidance of doubt, Indebtedness to be held by (or the proceeds of Indebtedness concurrently issued to) the Term Lender whose Term Loans are so assigned or repurchased.

Section 9.06.          Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan and issuance of any Letter of Credit regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.16, 2.17, 9.03 and 9.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Credit Commitment, the occurrence of the Termination Date or the termination of this Agreement or any provision hereof but in each case, subject to the limitations set forth in this Agreement.

Section 9.07.          Counterparts; Integration; Effectiveness; Electronic Signatures. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letters and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it has been executed by Holdings, the Borrowers and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record (as defined below) and may be executed using Electronic Signatures (as defined below). Holdings and each Borrower agrees, on behalf of itself and each other Loan Party, that any Electronic Signature on or associated with any Communication shall be valid and binding on Holdings, such Borrower or such Loan Party, as applicable, to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature will constitute the legal, valid and binding obligation of Holdings, each Borrower and each other Loan Party, enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and each of the other Secured Parties of a manually signed paper Communication which has been converted into electronic form (such as scanned into “.pdf” format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the other Secured Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the other Secured Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Partywithout further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

Section 9.08.          Severability. To the extent permitted by applicable Requirements of Law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09.          Right of Setoff. At any time when an Event of Default exists, upon the written consent of the Administrative Agent and each Issuing Bank, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (in any currency) at any time owing by the Administrative Agent, such Issuing Bank or such Lender to or for the credit or the account of any Loan Party against any and all of the Secured Obligations then due and owing held by the Administrative Agent, such Issuing Bank, such Lender or their respective Affiliates, irrespective of whether or not the Administrative Agent, such Issuing Bank or such Lender shall have made any demand under the Loan Documents and although such obligations are owed to a branch or office of such Lender or Issuing Bank different than the branch or office holding such deposit or obligation on such Indebtedness. Any applicable Lender or Issuing Bank shall promptly notify the Parent Borrower and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender, each Issuing Bank, the Administrative Agent and each of their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, such Issuing Bank, the Administrative Agent or their respective Affiliates may have.

Section 9.10.          Governing Law; Jurisdiction; Consent to Service of Process.

(a)            THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN ANY OTHER LOAN DOCUMENT), WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, that (i) the interpretation of the definition of “closing date material adverse effect” and the determination of whether a closing date material adverse effect has occurred, (II) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF THE INITIAL Borrower OR ITS APPLICABLE AFFILIATE HAS A RIGHT TO TERMINATE ITS or their OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR DECLINE TO CONSUMMATE THE ACQUISITION and (III) THE DETERMINATION OF WHETHER THE ACQUISITION HAs BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT AND, IN ANY CASE, ANY CLAIM OR DISPUTE ARISING OUT OF ANY SUCH INTERPRETATION OR DETERMINATION OR ANY ASPECT THEREOF, SHALL IN EACH CASE BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

(b)            Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any US Federal or New York State court sitting in the Borough of Manhattan, in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to any Loan Document and agrees that all claims in respect of any such action or proceeding SHALL (EXCEPT AS PERMITTED BELOW) be heard and determined in such New York State or, to the extent permitted by APPLICABLE REQUIREMENTS OF LAW, federal court; provided that with respect to any suit, action or proceeding arising out of or relating to the Acquisition Agreement or the transactions contemplated thereby which does not involve any claims against the Administrative agent, the Arrangers, the Issuing Banks, the Lenders or any indemnified person, this sentence shall not override any jurisdiction provision in the Acquisition Agreement. EACH partY hereto agreeS that service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such Person for any suit, action or proceeding brought in any such court. Each partY hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by APPLICABLE REQUIREMENTS OF LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF its RIGHTS UNDER ANY COLLATERAL DOCUMENT.

(c)            Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each parTY hereto hereby irrevocably waives, to the fullest extent permitted by APPLICABLE REQUIREMENTS OF law, any claim or defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such court.

(d)            To the extent permitted by APPLICABLE REQUIREMENTS OF law, each party hereto hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by registered mail (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL) directed to it at its address for notices as provided for in Section 9.01. each Party hereto hereby waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any loan document that service of process was invalid and ineffective. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by APPLICABLE REQUIREMENTS OF law.

Section 9.11.          Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF law, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12.          Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.13.          Confidentiality. Each of the Administrative Agent, each Lender, each Issuing Bank and each Arranger agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its Affiliates and its and their respective directors, officers, managers, members, accountants, agents, employees, independent auditors, or other experts and advisors, including accountants, legal counsel and other advisors (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby or in connection with the administration, evaluation or monitoring of the Commitments and/or Loans of the relevant Person hereunder and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information of this type confidential; provided that such Person shall be responsible for its Affiliates’ and its and their respective Representatives’ compliance with this paragraph with respect to any information provided to the applicable Representative by the relevant disclosing Person; provided, further, that unless the Parent Borrower otherwise consents, no such disclosure shall be made by the Administrative Agent, any Issuing Bank, any Arranger, any Lender or any Affiliate or Representative thereof to any Affiliate or Representative of the Administrative Agent, any Issuing Bank, any Arranger, or any Lender that is a Disqualified Institution (other than, if applicable, any senior employee who is required, in accordance with industry regulations or the relevant Disqualified Institution’s internal policies and procedures, to act in a supervisory capacity and the internal legal, compliance, risk management, credit or investment committee members of the relevant Disqualified Institution), (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable Requirements of Law (in which case such Person shall, (i) to the extent permitted by applicable Requirements of Law, inform the Parent Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the demand or request of any regulatory or governmental authority (including any self-regulatory body and including the National Insurance Commissioners Association) purporting to have jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent permitted by applicable Requirements of Law, (i) inform the Parent Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment), (d) to any other party to this Agreement, (e) subject to an acknowledgment and agreement by the relevant recipient that the Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as otherwise reasonably acceptable to the Parent Borrower and the Administrative Agent, including as set forth in the Information Memorandum) in accordance with the standard syndication process of the Arrangers or market standards for dissemination of the relevant type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access the Confidential Information and acknowledge its confidentiality obligations in respect thereof (with the disclosing party, to the extent such recipient’s compliance is within its control, being responsible for such compliance), to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or prospective Participant in, any of its rights or obligations under this Agreement, including any SPC (in each case other than a Disqualified Institution), (ii) any pledgee referred to in Section 9.05, (iii) any actual or prospective, direct or indirect contractual counterparty (or its advisors) to any Derivative Transaction (including any credit default swap, total return swap or total rate of return swap) or similar derivative product to which any Loan Party is a party and (iv) subject to the Parent Borrower’s prior approval of the information to be disclosed (not to be unreasonably withheld or delayed), to Moody’s or S&P on a confidential basis in connection with obtaining or maintaining ratings as required under Section 5.13, (f) with the prior written consent of the Parent Borrower, (g) to the extent the Confidential Information becomes publicly available other than as a result of a breach of this Section by such Person, its Affiliates or their respective Representatives, (h) to any rating agency when required by it or the CUSIP Service Bureau or any similar agency in connection with the issuance or monitoring of CUSIP numbers or other market identifiers with respect to the Credit Facilities provided hereunder and (i) to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. For purposes of this Section, “Confidential Information” means all information relating to Holdings, the Borrowers and/or any of their subsidiaries and their respective businesses or the Transactions (including any information obtained by the Administrative Agent, any Issuing Bank, any Lender or any Arranger, or any of their respective Affiliates or Representatives, based on a review of any books and records relating to Holdings, the Borrowers and/or any of their subsidiaries and their respective Affiliates from time to time, including prior to the date hereof) other than any such information that is publicly available to the Administrative Agent or any Arranger, Issuing Bank, or Lender on a non-confidential basis prior to disclosure by Holdings, the Parent Borrower or any of its subsidiaries. For the avoidance of doubt, in no event shall any disclosure of any Confidential Information be made to Person that is a Disqualified Institution at the time of disclosure.

Section 9.14.          No Fiduciary Duty. Each of the Administrative Agent, the Arrangers, each Lender, each Issuing Bank and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their respective Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its respective stockholders or its respective affiliates, on the other. Each Loan Party acknowledges and agrees that: (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender, in its capacity as such, has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender, in its capacity as such, is acting solely as principal and not as the agent or fiduciary of such Loan Party, its respective management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that such Loan Party has consulted its own legal, tax and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

Section 9.15.          Several Obligations. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan, issue any Letter of Credit or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.

Section 9.16.          Anti-Money Laundering Legislation.

(a)            Each Lender that is subject to the requirements of the USA PATRIOT Act or any other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Requirement of Law (collectively, “AML Legislation”) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the AML Legislation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent to identify such Loan Party in accordance with the such AML Legislation. The Parent Borrower shall promptly provide and cause its subsidiaries that are Loan Parties to provide such information as may be reasonably requested by any Lender or the Administrative Agent (for itself and not on behalf of any Lender), or any prospective assignee of any Lender or the Administrative Agent, in order to comply with such AML Legislation, whether now or hereafter in existence. This notice is given in accordance with the requirements of the AML Legislation and is effective as to the Lenders and the Administrative Agent.

(b)            If, upon the written request of any Lender, the Administrative Agent has ascertained the identity of the Borrowers or any other Loan Party or any authorized signatory of such Person for the purposes of applicable AML Legislation on such Lender’s behalf, then the Administrative Agent:

(i)            shall be deemed to have done so as an agent for such Lender, and this Agreement shall constitute a “written agreement” in such regard between such Lender and the Administrative Agent within the meaning of applicable AML Legislation; and

(ii)            shall provide to such Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(c)            Notwithstanding anything to the contrary in this Section 9.16, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Borrowers or any other Loan Party or any authorized signatory of such Person, on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any such person or any such authorized signatory in doing so.

Section 9.17.          Disclosure of Agent Conflicts. Each Loan Party, each Issuing Bank and each Lender hereby acknowledge and agree that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 9.18.          Appointment for Perfection; Release of Liens and Guarantees.

(a)            Each Lender hereby appoints each other Lender and each Issuing Bank as its agent for the purpose of perfecting Liens for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, in assets which, in accordance with the Article 9 of the UCC or any other applicable Requirement of Law can be perfected only by possession. If any Lender or Issuing Bank (other than the Administrative Agent) obtains possession of any Collateral, such Lender, Issuing Bank shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

(b)            The Liens on any property granted to or held by the Administrative Agent under any Loan Document (x) shall be automatically released (i) upon the occurrence of the Termination Date, (ii) upon the sale or transfer of such property in connection with any Disposition permitted under the Loan Documents to a Person that is not a Loan Party, (iii) upon such property becoming an Excluded Asset, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its Loan Guaranty otherwise in accordance with the Loan Documents and (v) shall be released by the Administrative Agent as expressly set forth in Article 8 in connection with the approval, authorization or ratification in writing by the Required Lenders approving such release (or the release of a Subsidiary Guarantor owning such property) in accordance with Section 9.02.

(c)            Holdings, any Borrower and any Subsidiary Guarantor shall be automatically released from all its obligations under the Loan Documents (including its Loan Guaranty) (i) in the case of any Subsidiary Guarantor, upon the consummation of any permitted transaction or series of related transactions if as a result thereof such Subsidiary Guarantor ceases to be a Restricted Subsidiary or, upon request by the Parent Borrower, becomes an Excluded Subsidiary (including upon the effectiveness of any approval, authorization or ratification in writing by the Required Lenders approving such release in accordance with Section 9.02) and/or (ii) upon the occurrence of the Termination Date; provided that if such Subsidiary Guarantor becomes an Excluded Subsidiary as a result of clause (a) of the definition thereof, such Person shall only be released from its Loan Guaranty to the extent that (i) such Subsidiary Guarantor ceased to be a Restricted Subsidiary that is a Wholly-Owned Subsidiary of the Parent Borrower as a result of a joint venture or other strategic transaction permitted hereunder; provided that the primary purpose of such transaction was not to evade the obligation of such Person being a party to the Loan Guaranty as required hereunder, (ii) the transaction by which such Subsidiary Guarantor ceases to be a Restricted Subsidiary that is a Wholly-Owned Subsidiary of the Parent Borrower was consummated on an arm’s-length basis with an unaffiliated third-party or (iii) after giving effect to the transaction, the Subsidiary Guarantor being released from its Loan Guaranty is no longer a direct or indirect Restricted Subsidiary of the Parent Borrower.

Section 9.19.          Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Loan or Letter of Credit under applicable Requirements of Law (collectively the “Charged Amounts”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or Letter of Credit in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan or Letter of Credit hereunder, together with all Charged Amounts payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charged Amounts that would have been payable in respect of such Loan or Letter of Credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charged Amounts payable to such Lender or Issuing Bank in respect of other Loans or Letters of Credit shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, have been received by such Lender or Issuing Bank.

Section 9.20.          Acceptable Intercreditor Agreements. REFERENCE IS MADE TO EACH ACCEPTABLE INTERCREDITOR AGREEMENT (IF ANY). EACH LENDER AND ISSUING BANK HEREUNDER AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF ANY ACCEPTABLE INTERCREDITOR AGREEMENT AND AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO EACH ACCEPTABLE INTERCREDITOR AGREEMENT IN THE CAPACITY OTHERWISE PERMITTED HEREUNDER AND ON BEHALF OF SUCH LENDER OR ISSUING BANK. THE PROVISIONS OF THIS SECTION 9.20 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF ANY ACCEPTABLE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO EACH ACCEPTABLE INTERCREDITOR AGREEMENT TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER AND ISSUING BANK IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF EACH ACCEPTABLE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER OR ISSUING BANK AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN ANY ACCEPTABLE INTERCREDITOR AGREEMENT).

Section 9.21.          Conflicts. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event of any conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall govern and control.

Section 9.22.          Effectiveness of the Closing Date Assumption and Joint and Several Obligations.

(a)            Effective upon the consummation of the Acquisition, the Initial Borrower hereby assigns all rights and obligations (including the Obligations) of the Initial Borrower under this Agreement and the Fee Letters to each of the Target and Certara USA and each of the Target and Certara USA, effective upon the consummation of the Acquisition, hereby jointly and severally assume all the rights and obligations (including the Obligations) of the Initial Borrower under this Agreement and the Fee Letters and agrees that thereafter it shall be a “Borrower” under, and for all purposes of, this Agreement, the Fee Letters and the other Loan Documents and the Initial Borrower shall no longer be a “Borrower” under this Agreement, the Fee Letter or the other Loan Documents. From and after the Closing Date Assumption, the Initial Borrower is hereby released from all the Obligations of the “Initial Borrower” and a “Borrower” under this Agreement, the Fee Letters and the other Loan Documents (it being understood, for the avoidance of doubt, that the Initial Borrower shall become a Loan Guarantor effective upon the Closing Date Assumption).

(b)            The Borrowers (other than the Initial Borrower) shall have no rights or obligations hereunder until the consummation of the Acquisition and the Closing Date Assumption and any representations and warranties of the Borrowers (other than the Initial Borrower) hereunder shall not become effective until such time. Upon consummation of the Acquisition and the Closing Date Assumption, the Borrowers (other than the Initial Borrower) shall succeed to all the rights and obligations of the Initial Borrower under this Agreement and the other Loan Documents to which it is a party and all representations and warranties of the Borrowers (other than the Initial Borrower) shall become effective as of the date hereof, without any further action by any Person.

(c)            From and after the Closing Date Assumption, the Borrowers shall have joint and several liability in respect of all Obligations hereunder and under any other Loan Document to which any Borrower is a party, without regard to any defense (other than the defense that payment in full has been made), setoff or counterclaim which may at any time be available to or be asserted by any other Loan Party against the Lenders, or by any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers’ liability hereunder, in bankruptcy or in any other instance, and the Obligations of the Borrowers hereunder shall not be conditioned or contingent upon the pursuit by the Lenders or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Loan Obligations or against any Collateral or Guarantee therefor or right of offset with respect thereto. The Borrowers hereby acknowledge that this Agreement is the independent and several obligation of each Borrower (regardless of which Borrower shall have delivered a request for borrowings under Section 2.03) and may be enforced against each Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower. Each Borrower hereby expressly waives, with respect to any of the Loans made to any other Borrower hereunder and any of the amounts owing hereunder by such other Loan Parties in respect of such Loans, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against such other Loan Parties under this Agreement or any other agreement or instrument referred to herein or against any other person under any other guarantee of, or security for, any of such amounts owing hereunder.

Section 9.23.          Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)              a reduction in full or in part or cancellation of any such liability;

(ii)             a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.24.          Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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